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As filed with the Securities and Exchange Commission on May 27, 2016

Registration No. 333-211140

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Annaly Capital Management, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	22-3479661 (I.R.S. Employer Identification Number)

1211 Avenue of the Americas
New York, New York 10036
(212) 696-0100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

R. Nicholas Singh, Esq.
Chief Legal Officer
Annaly Capital Management, Inc.
1211 Avenue of the Americas
New York, New York 10036
(212) 696-0100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Adam O. Emmerich, Esq. Ronald C. Chen, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-2000	Kenneth A. Steele Chief Financial Officer Hatteras Financial Corp. 751 West Fourth St., Suite 400 Winston-Salem, North Carolina 27101 (336) 760-9391	Kerry E. Johnson, Esq. Robert W. Smith, Jr., Esq. Penny J. Minna, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020 (212) 335-4501	David W. Bonser, Esq. Bruce Gilchrist, Esq. Michael E. McTiernan, Esq. Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, D.C. 20004 (202) 637-5600

Approximate date of commencement of proposed sale of the securities to the public:

          May 5, 2016, the date on which the preliminary prospectus and tender offer materials were filed and sent to securityholders. The offer cannot, however, be completed prior to the time this Registration Statement becomes effective. Accordingly, any actual sale or purchase of securities pursuant to the offer will occur only after this Registration Statement is effective, subject to the conditions to the transactions described herein.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

          Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

          Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and the registrant is not soliciting an offer to buy these securities in any state or jurisdiction in which such offer is not permitted.

PRELIMINARY AND SUBJECT TO CHANGE, DATED MAY 27, 2016

Offer by

RIDGEBACK MERGER SUB CORPORATION,

a direct wholly owned subsidiary of

ANNALY CAPITAL MANAGEMENT, INC.

to Exchange Each Outstanding Share of Common Stock of

HATTERAS FINANCIAL CORP.

for

$5.55 in Cash and
0.9894 Shares of Common Stock of Annaly Capital Management, Inc.

or

$15.85 in Cash

or

1.5226 Shares of Common Stock of Annaly Capital Management, Inc.

(subject in each case to the election procedures and, in the case of an all-cash election or an all-stock election, to the proration procedures described in this document and related letter of election and transmittal)

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, AT THE END OF THE DAY ON JUNE 16, 2016, UNLESS EXTENDED.

           Annaly Capital Management, Inc., a Maryland corporation ("Annaly") through its direct wholly owned subsidiary Ridgeback Merger Sub Corporation, a Maryland corporation (the "Offeror"), is offering (the "offer"), upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of election and transmittal, to exchange for each outstanding share of common stock, par value $0.001 per share (the "Hatteras common stock"), of Hatteras Financial Corp., a Maryland corporation ("Hatteras"), validly tendered and not validly withdrawn in the offer:

  •
  $5.55 in cash; and

  •
  0.9894 shares of Annaly common stock, par value $0.01 per share (the "Annaly common stock"), together with cash in lieu of any fractional shares of Annaly common stock.

We refer to the above as the "mixed consideration."

           In lieu of receiving the mixed consideration, holders of shares of Hatteras common stock may elect to receive, for each share of Hatteras common stock that they hold, (1) $15.85 in cash (we refer to this election as the "all-cash election" and this amount as the "all-cash consideration") or (2) 1.5226 shares of Annaly common stock, together with cash in lieu of any fractional shares of Annaly common stock (we refer to this election as the "all-stock election" and this amount as the "all-stock consideration"). The mixed consideration, the all-cash consideration and the all-stock consideration (as applicable) will be paid without interest and less any applicable withholding taxes.

           Hatteras common stockholders who validly tender and do not validly withdraw their shares of Hatteras common stock in the offer but who do not make a valid election will receive the mixed consideration for their shares of Hatteras common stock. Hatteras common stockholders who make the all-cash election or the all-stock election will be subject to proration so that approximately 65.0% of the aggregate consideration in the offer will be paid in shares of Annaly common stock and approximately 35.0% of the aggregate consideration in the offer will be paid in cash. See "The Offer—Elections and Proration" for a description of the proration procedure.

           The purpose of the offer is for Annaly to acquire control of, and ultimately the entire equity interest in, Hatteras. The offer is the first step in Annaly's plan to acquire all of the outstanding shares of Hatteras common stock. If the offer is completed, promptly following the consummation of the offer, Annaly intends to consummate a merger of Hatteras with and into the Offeror, with the Offeror surviving the merger under the name "Hatteras Financial Corp." (which we refer to as the "merger"). The purpose of the merger is for Annaly to acquire all of the shares of Hatteras common stock that it did not acquire in the offer, as well as each issued and outstanding share of Hatteras' 7.625% Series A Cumulative Redeemable Preferred Stock, $0.001 par value per share (the "Hatteras Series A preferred stock"). In the merger, each outstanding share of Hatteras common stock that was not acquired by Annaly or the Offeror will be converted into the mixed consideration or, at the election of the holder of such shares, the all-cash consideration or all-stock consideration, subject to proration so that approximately 65.0% of the aggregate consideration in the merger will be paid in shares of Annaly common stock and approximately 35.0% of the aggregate consideration in the merger will be paid in cash. In addition, in the merger, each outstanding share of Hatteras Series A preferred stock will be automatically converted into the right to receive one newly issued share of Annaly's 7.625% Series E Cumulative Redeemable Preferred Stock, $0.01 par value per share, which will have rights, privileges and voting powers substantially the same as those of the Hatteras Series A preferred stock. After the merger, the Hatteras business will be held in a wholly owned subsidiary of Annaly, and the former Hatteras stockholders will no longer have any direct ownership interest in the surviving corporation.

NOTICE OF OFFER AND MERGER UNDER SECTION 3-106.1 OF THE MARYLAND GENERAL CORPORATION LAW

In accordance with Section 3-106.1(e) of the Maryland General Corporation Law (the "MGCL"), notice of the offer and the merger and the transactions contemplated thereby is hereby given by Annaly and the Offeror. The Articles of Merger, pursuant to which the Merger will become effective, will be filed with the State Department of Assessments and Taxation of Maryland not earlier than 30 days after the date of this preliminary prospectus/offer to exchange.

           The Offeror's obligation to accept for exchange, and to exchange, shares of Hatteras common stock for cash and shares of Annaly common stock in the offer is subject to a number of conditions, including that at least one share more than two-thirds of the outstanding shares of Hatteras common stock have been validly tendered (and not validly withdrawn) in the offer. See "The Offer—Conditions of the Offer" for a description of all of such conditions.

           Annaly common stock is listed on the New York Stock Exchange ("NYSE") under the symbol "NLY," and Hatteras common stock is listed on the NYSE under the symbol "HTS."

           The merger will not entitle Hatteras stockholders to dissenters' rights or rights of objecting stockholders under the MGCL.

           For a discussion of certain factors that Hatteras common stockholders should consider in connection with the offer, please read the section of this document entitled "Risk Factors" beginning on page 25.

           You are encouraged to read this entire document and the related letter of election and transmittal carefully, including the annexes and information referred to or incorporated by reference in this document.

           Neither Annaly nor the Offeror has authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this document, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Annaly or the Offeror.

           Neither the U.S. Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The date of this preliminary prospectus/offer to exchange is May 27, 2016.

i

        This document incorporates by reference important business and financial information about Annaly, Hatteras and their respective subsidiaries from documents filed with the SEC that have not been included in or delivered with this document. This information is available without charge at the SEC's website at www.sec.gov, as well as from other sources. See "Where To Obtain More Information."

        You can obtain the documents incorporated by reference in this document by requesting them in writing or by telephone at the following address and telephone number:

Annaly Capital Management, Inc.
1211 Avenue of the Americas
New York, New York 10036
Attention: Investor Relations
1-888-8ANNALY
http://www.annaly.com/investors

        In addition, if you have questions about the offer or the merger, or if you need to obtain copies of this document, the letter of election and transmittal or other documents incorporated by reference in this document, you may contact the information agent for this offer listed below. You will not be charged for any of the documents you request.

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

        If you would like to request documents, please do so by June 9, 2016, in order to receive them before the expiration of the offer.

        Information included in this document relating to Hatteras, including but not limited to the descriptions of Hatteras and its business and the information under the headings "Selected Historical Consolidated Financial Data of Hatteras," "The Offer—Background of the Offer and the Merger," "The Offer—Hatteras' Reasons for the Offer and the Merger; Recommendation of the Hatteras Board of Directors," "The Offer—Opinion of Hatteras' Financial Advisor," "The Offer—Prospective Financial Information of Hatteras" and "The Offer—Interests of Certain Persons in the Offer and the Merger" appears in the Solicitation/Recommendation Statement on Schedule 14D-9 dated May 5, 2016 and filed by Hatteras with the SEC (the "Schedule 14D-9"). The Schedule 14D-9 was mailed to holders shares of Hatteras common stock on or about May 5, 2016.

QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE MERGER

        Below are some of the questions that you as a Hatteras stockholder may have regarding the offer and the merger and answers to those questions. You are urged to carefully read the remainder of this document and the related letter of election and transmittal and the other documents to which we have referred because the information contained in this section and in the section entitled "Summary" is not complete. Additional important information is contained in the remainder of this document and the related letter of election and transmittal. See "Where To Obtain More Information." As used in this document, unless otherwise indicated or the context requires, "Annaly," "we" or "us" refers to Annaly Capital Management, Inc. and its consolidated subsidiaries; the "Offeror" refers to Ridgeback Merger Sub Corporation, a wholly owned subsidiary of Annaly; and "Hatteras" refers to Hatteras Financial Corp. and its consolidated subsidiaries. The "acceptance time" for purposes of this document and the merger agreement is the time that Annaly will accept for payment, subject to the terms and conditions of the merger agreement, all shares of Hatteras common stock, par value $0.001 per share (the "Hatteras common stock") that are validly tendered and not validly withdrawn in the offer.

Who is offering to buy my shares of Hatteras common stock and why I am receiving this document?

        Annaly Capital Management, Inc. and the Offeror are making this offer to exchange cash and shares of Annaly common stock, par value $0.01 per share (the "Annaly common stock") for shares of Hatteras common stock pursuant to the Agreement and Plan of Merger, which is referred to as the "merger agreement", entered into by Annaly, the Offeror and Hatteras on April 10, 2016. You are receiving this document because you own shares of Hatteras common stock.

        Annaly is a leading mortgage real estate investment trust ("REIT") listed on the New York Stock Exchange ("NYSE") and externally managed by Annaly Management Company LLC. Since its founding in 1997, Annaly has strived to generate net income for distribution to its stockholders and preserve capital through the prudent selection and management of its investments, and since its inception has paid $14 billion in dividends to stockholders. Annaly uses its capital coupled with borrowed funds to invest in real estate related investments earning the spread between the yield on its assets and the cost of its borrowings and hedges.

What are the classes and amounts of Hatteras securities that Annaly is seeking to acquire in the offer?

        Annaly is seeking to acquire all of the issued and outstanding shares of Hatteras common stock in the offer.

What will I receive for my shares of Hatteras common stock in the offer?

        Annaly and the Offeror are offering (the "offer") to exchange for each outstanding share of Hatteras common stock validly tendered and not validly withdrawn in the offer:

  •
  $5.55 in cash; and

  •
  0.9894 shares of Annaly common stock, par value $0.01 per share, together with cash in lieu of any fractional shares of Annaly common stock.

We refer to the above as the "mixed consideration."

        In lieu of receiving the mixed consideration, holders of shares of Hatteras common stock may elect to receive, for each share of Hatteras common stock that they hold, (1) $15.85 in cash (we refer to this election as the "all-cash election" and this amount as the "all-cash consideration") or (2) 1.5226 shares of Annaly common stock, together with cash in lieu of any fractional shares of Annaly common stock (we refer to this election as the "all-stock election" and this amount as the "all-stock consideration").

The mixed consideration, the all-cash consideration and the all-stock consideration (as applicable) will be paid without interest and less any applicable withholding taxes.

        Hatteras common stockholders who validly tender and do not validly withdraw their shares of Hatteras common stock in the offer but who do not make a valid election will receive the mixed consideration for their shares of Hatteras common stock. Hatteras common stockholders who make the all-cash election or the all-stock election will be subject to proration so that approximately 65.0% of the aggregate consideration in the offer will be paid in shares of Annaly common stock and approximately 35.0% of the aggregate consideration in the offer will be paid in cash. See "The Offer—Elections and Proration" for a description of the proration procedure.

        Hatteras common stockholders should consider the potential effects of proration and should obtain current market quotations for shares of Hatteras common stock and shares of Annaly common stock before deciding whether to tender pursuant to the offer and before electing the form of consideration they wish to receive. The market value of the stock portion of the common transaction consideration will change as the market value of Annaly common stock fluctuates during the offer period and thereafter. Please see "Risk Factors—Risk Factors Relating to the Offer and the Merger."

What will happen to my shares of Hatteras preferred stock?

        If you own shares of Hatteras' 7.625% Series A Cumulative Redeemable Preferred Stock, $0.001 par value per share (the "Hatteras Series A preferred stock"), you do not need to do anything in connection with the offer, as the offer is not applicable to the Hatteras Series A preferred stock. If the offer is completed, in connection with the completion of the merger, each outstanding share of Hatteras Series A preferred stock will be automatically converted into the right to receive one share of Annaly's 7.625% Series E Cumulative Redeemable Preferred Stock, $0.01 par value per share (the "Annaly Series E preferred stock").

Will I have to pay any fee or commission to exchange my shares of Hatteras common stock?

        If you are the record owner of your shares of Hatteras common stock and you tender these shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares of Hatteras common stock through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares of Hatteras common stock on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Why is Annaly making this offer and what is the purpose of the merger?

        The purpose of the offer is for Annaly to acquire control of, and ultimately own the entire equity interest in, Hatteras. The offer is the first step in Annaly's plan to acquire all of the outstanding shares of Hatteras common stock. Annaly intends to consummate the merger promptly following the completion of the offer. The purpose of the merger is for Annaly to acquire all of the shares of Hatteras common stock that it did not acquire in the offer, as well as each outstanding share of the Hatteras Series A preferred stock. After the merger, the Hatteras business will be held in a wholly owned subsidiary of Annaly, and the former Hatteras stockholders will no longer have any direct ownership interest in this entity.

What does the Hatteras board of directors recommend?

        The Hatteras board of directors, acting upon the recommendation of a special committee of the Hatteras board of directors comprised of three independent directors (the "Hatteras special committee"), has unanimously resolved to recommend that the Hatteras stockholders accept the offer and tender their shares of Hatteras common stock to Annaly in the offer. The Hatteras board of directors, upon the unanimous recommendation of the Hatteras special committee, also unanimously determined that the terms of the merger agreement and the transactions, including the offer, the merger and the issuance of shares of Annaly common stock in connection therewith, are fair to, and in the best interests of, Hatteras and its stockholders, and declared the offer, the merger and the other transactions contemplated by the merger agreement advisable.

        See "The Offer—Hatteras' Reasons for the Offer and the Merger; Recommendation of the Hatteras Board of Directors" for more information. A description of the reasons for this recommendation is also set forth in Hatteras' Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to you together with this document.

What are the most significant conditions of the offer?

        The offer is conditioned upon, among other things, the following:

  •
  Minimum Tender Condition—Hatteras common stockholders having validly tendered and not validly withdrawn in accordance with the terms of the offer and prior to the expiration of the offer a number of shares of Hatteras common stock that, together with any shares of Hatteras common stock then owned by Annaly and the Offeror, represents at least one share more than two-thirds of the then-outstanding shares of Hatteras common stock at any expiration of the offer (the "minimum tender condition");

  •
  Effectiveness of Form S-4—The registration statement on Form S-4, of which this document is a part, having become effective under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and must not be the subject of any stop order or proceeding seeking a stop order, at any expiration of the offer;

  •
  No Hatteras Material Adverse Effect—There not having occurred any change, effect, development, circumstance, condition, state of facts, event or occurrence after the date of the merger agreement that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Hatteras (with such term as defined in the merger agreement and described under "Merger Agreement—Material Adverse Effect");

  •
  No Annaly Material Adverse Effect—There not having occurred any change, effect, development, circumstance, condition, state of facts, event or occurrence after the date of the merger agreement that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Annaly (with such term as defined in the merger agreement and described under "Merger Agreement—Material Adverse Effect");

  •
  Accuracy of Hatteras' Representations and Warranties—The representations and warranties of Hatteras contained in the merger agreement being true and correct as of the expiration of the offer, subject to specified materiality standards;

  •
  Hatteras' Compliance with Covenants—Hatteras must have, in all material respects, performed or complied with its obligations, agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the expiration of the offer;

  •
  Accuracy of Annaly's and the Offeror's Representations and Warranties—The representations and warranties of Annaly and the Offeror contained in the merger agreement being true and correct as of the expiration of the offer, subject to specified materiality standards;

  •
  Annaly's and the Offeror's Compliance with Covenants—each of Annaly and the Offeror must have, in all material respects, performed or complied with their agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the expiration of the offer;

  •
  Listing of Annaly Common Stock and Annaly Preferred Stock—The shares of Annaly common stock to be issued in the offer and the merger and the shares of Annaly Series E preferred stock to be issued in the merger having been approved for listing on the NYSE, subject to official notice of issuance;

  •
  No Legal Prohibition—No law, order or injunction restraining or enjoining or otherwise prohibiting the consummation of the offer or the merger must have been enacted, issued, promulgated or granted by a governmental entity of competent jurisdiction;

  •
  Management Agreement Termination—The management agreement between Hatteras and Atlantic Capital Advisors LLC (the "Hatteras external manager"), dated as of February 23, 2012 (the "management agreement"), must have been terminated in accordance with the terms of the amendment to the management agreement entered into as of April 10, 2016;

  •
  Regulatory Approvals—The required approvals of certain governmental authorities and the Federal National Mortgage Association ("Fannie Mae") and the Government National Mortgage Association ("Ginnie Mae") must have been obtained at or prior to the expiration of the offer and the Federal Home Loan Mortgage Corporation ("Freddie Mac") has not notified Annaly and Hatteras of any objection to the change of control that would occur as a result of the completion of the offer;

  •
  Transaction Tax Opinions—The receipt of a written opinion by each of Annaly and Hatteras from its legal counsel, dated as of the date of the expiration of the offer, to the effect that the offer and the merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

  •
  REIT Tax Opinions—The receipt of a written opinion by each of Annaly and Hatteras from the other party's tax counsel, dated as of the date of the expiration of the offer, to the effect that at all times since the year of inception of the applicable company and through the date of the expiration of the offer, such company has been organized and operated in conformity with the requirements for qualification as a REIT under the Code and, and with respect to Annaly, that the proposed method of operation of Annaly will enable Annaly to continue to meet the requirements for qualification as a REIT under the Code.

        The offer is subject to certain other conditions set forth below in the section entitled "The Offer—Conditions of the Offer." The conditions to the offer are for the sole benefit of Annaly and the Offeror and may be asserted by Annaly or the Offeror regardless of the circumstances giving rise to any such condition (other than as a result of any action or inaction by Annaly or the Offeror that is completely within the control of Annaly or the Offeror), and may be waived by Annaly or the Offeror, by express and specific action to that effect, in whole or in part at any time and from time to time, in each case. However, certain specified conditions (including all the conditions noted above other than the conditions related to a material adverse effect on Hatteras, accuracy of Hatteras' representations, Hatteras' compliance with covenants, receipt by Annaly of the transaction and REIT tax opinions noted above, the termination of the management agreement and regulatory approvals) may only be waived by Annaly or the Offeror with the express written consent of Hatteras. Pursuant to the merger agreement, Hatteras has the right to require that Annaly and the Offeror waive the conditions set forth in the fourth, seventh, eighth, thirteenth and fourteenth bullets above (no material adverse effect on Annaly, accuracy of Annaly's and the Offeror's representations and warranties, Annaly's and the Offeror's compliance with covenants, Hatteras' receipt of the transaction tax opinion and Hatteras' receipt of the REIT tax opinion). There is no financing condition to the offer.

How long will it take to complete the offer and the merger?

        The offer and the merger are expected to be completed before the end of the third quarter of 2016, subject to the satisfaction or waiver of the conditions described in the sections entitled "The Offer—Conditions of the Offer" and "Merger Agreement—Conditions to the Merger."

How long do I have to decide whether to tender my shares of Hatteras common stock in the offer?

        The offer is scheduled to expire at 12:00 midnight, Eastern Time, at the end of the day on June 16, 2016, unless extended or terminated. Any extension, delay, termination, waiver or amendment of the offer will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date. During any such extension, all of the shares of Hatteras common stock previously tendered and not validly withdrawn will remain subject to the offer, subject to the rights of a tendering stockholder to withdraw such stockholder's shares. "Expiration date" means 12:00 midnight, Eastern Time, at the end of the day on June 16, 2016, unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term "expiration date" means the latest time and date at which the offer, as so extended by the Offeror, will expire.

        Subject to the provisions of the merger agreement and the applicable rules and regulations of the Securities and Exchange Commission ("SEC"), and unless Hatteras consents otherwise or the merger agreement is otherwise terminated, the Offeror must (1) extend the offer for one or more successive periods of up to 10 business days each in order to further seek to satisfy the conditions to the offer in the event that any of the offer conditions (other than the minimum tender condition) have not been satisfied or validly waived as of any then scheduled expiration of the offer, (2) extend the offer for up to two successive periods of up to 10 business days if each of the offer conditions (other than the minimum tender condition) has been satisfied or validly waived and the minimum tender condition has not been satisfied as of the scheduled expiration of the offer, and Hatteras requests that the Offeror so extend the offer, and (3) extend the offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or NYSE that is applicable to the offer or the merger or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer, the merger, the Schedule TO or the related offer documents. However, the Offeror is not required to extend the offer beyond January 10, 2017 (which is the "outside date").

        Any decision to extend the offer will be made public by an announcement regarding such extension as described under the section entitled "The Offer—Extension, Termination and Amendment."

How do I tender my shares of Hatteras common stock?

        To tender your shares of Hatteras common stock represented by physical certificates in the offer, you must deliver the certificates representing such shares, together with a completed letter of election and transmittal and any other documents required by the letter of election and transmittal, to Computershare Trust Company, N.A. ("Computershare"), the depositary and exchange agent for the offer, not later than the expiration date. The letter of election and transmittal is enclosed with this document.

        To tender your shares of Hatteras common stock in electronic book entry form, you must deliver an agent's message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this document and follow the other procedures for book-entry tender set forth herein, not later than the expiration date.

        If your shares of Hatteras common stock are held in "street name" (i.e., through a broker, dealer, commercial bank, trust company or other nominee), these shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company.

        We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company prior to the expiration date. Tenders received by the exchange agent after the expiration date will be disregarded and of no effect. In all cases, you will receive your consideration for your tendered shares of Hatteras common stock only after timely receipt by the exchange agent of certificates for such shares (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of election and transmittal and any other required documents.

        For a complete discussion on the procedures for tendering your shares of Hatteras common stock, see "The Offer—Procedure for Tendering."

Until what time can I withdraw tendered shares of Hatteras common stock?

        You may withdraw your previously tendered shares of Hatteras common stock at any time until the offer has expired and, if the Offeror has not accepted your shares of Hatteras common stock for payment by July 5, 2016, you may withdraw them at any time on or after that date until the Offeror accepts shares for payment. Once the Offeror accepts your tendered shares of Hatteras common stock for payment upon expiration of the offer, however, you will no longer be able to withdraw them. For a complete discussion of the procedures for withdrawing your shares of Hatteras common stock, see "The Offer—Withdrawal Rights."

How do I withdraw previously tendered shares of Hatteras common stock?

        To withdraw previously tendered shares of Hatteras common stock, you must deliver a written notice of withdrawal with the required information to the exchange agent at any time that you have the right to withdraw shares. If you tendered shares of Hatteras common stock by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares of Hatteras common stock and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such shares at any time that you have the right to withdraw shares. For a discussion on the procedures for withdrawing your shares of Hatteras common stock, including the applicable deadlines for effecting withdrawals, see "The Offer—Withdrawal Rights."

When and how can I expect to receive the offer consideration in exchange for my tendered shares of Hatteras common stock?

        The Offeror will exchange all validly tendered and not validly withdrawn shares of Hatteras common stock promptly after the expiration date of the offer, subject to the terms thereof and the satisfaction or waiver of the conditions to the offer, as set forth in "The Offer—Conditions of the Offer." The Offeror will deliver the consideration for your validly tendered and not validly withdrawn shares through the exchange agent, that will act as your agent for the purpose of receiving the common transaction consideration from the Offeror and transmitting such consideration to you. In all cases, you will receive the consideration for your tendered shares of Hatteras common stock only after timely receipt by the exchange agent of certificates representing such shares of Hatteras common stock (or a confirmation of a book-entry transfer of such shares as described in the section entitled "The Offer—Procedure for Tendering") and a properly completed and duly executed letter of election and transmittal and any other required documents for such shares.

Why does the cover page to this document state that this offer is preliminary and subject to change, and that the registration statement filed with the SEC is not yet effective? Does this mean that the offer has not commenced?

        No. Completion of this document and effectiveness of the registration statement are not necessary to commence this offer. The offer was commenced on May 5, 2016, the date of the initial filing of the registration statement on Form S-4 of which this document is a part. The Offeror cannot, however, accept for exchange any shares of Hatteras common stock tendered in the offer or exchange any shares until the registration statement is declared effective by the SEC and the other conditions to the offer have been satisfied or waived.

What happens if I do not tender my shares of Hatteras common stock?

        If, after consummation of the offer, Annaly and the Offeror own one share more than two-thirds of the outstanding shares of Hatteras common stock, Annaly and the Offeror intend to promptly complete the merger. Upon consummation of the merger, each issued and outstanding share of Hatteras common stock that has not been tendered and accepted for exchange in the offer will be converted in the merger into the right to receive, at the election of the holder, the all-cash consideration, the all-stock consideration or the mixed consideration, but the all-cash consideration and all-stock consideration will be subject to proration so that approximately 65.0% of the aggregate consideration in the merger will be paid in shares of Annaly common stock and approximately 35.0% of the aggregate consideration in the merger will be paid in cash. A letter of election and transmittal will be sent to you following the merger to make these elections. The election deadline to make these elections will be 5:00 p.m. Eastern Time, on the 20th calendar day following the date on which such forms of election and transmittal are mailed. If you do not make a valid election, you will be treated as if you had made an election to receive the mixed consideration.

If the offer is completed, will Hatteras continue as a public company?

        No. Annaly is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, to consummate the merger promptly following the purchase of shares of Hatteras common stock in the offer. If the merger takes place, Hatteras will no longer be publicly traded. If, for some reason, the merger does not take place, and Annaly (through the Offeror) purchases all of the shares of Hatteras common stock validly tendered and not validly withdrawn, there may be so few remaining stockholders and publicly held shares that Hatteras common stock will no longer be eligible to be traded through the NYSE or other securities exchanges, there may not be an active public trading market for Hatteras common stock, and Hatteras may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies.

Will the offer be followed by a merger if all of the shares of Hatteras common stock are not tendered in the offer?

        Yes, unless the conditions to the merger are not satisfied or waived. If the Offeror accepts for payment all of the shares of Hatteras common stock validly tendered and not validly withdrawn pursuant to the offer, and the other conditions to the merger are satisfied or waived, the merger will take place promptly after the consummation of the offer. If the merger takes place, Annaly will own 100% of the equity of Hatteras, and all of the remaining holders of Hatteras common stock, other than Annaly and the Offeror, will have the right to receive the mixed consideration, the all-cash consideration or the all-stock consideration, in each case without interest and less any applicable withholding taxes, with the form of such consideration to be subject to further election and proration as described in this document (such consideration, the "common transaction consideration").

        Because the merger will be governed by Section 3-106.1 of the Maryland General Corporation Law (the "MGCL"), no stockholder vote will be required to consummate the merger in the event that the offer is consummated. Annaly is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, to consummate the merger promptly following the consummation of the offer. As such, Annaly does not expect there to be a significant period of time between the consummation of the offer and the consummation of the merger.

Does Annaly have the financial resources to complete the offer and the merger?

        Yes. The common transaction consideration will consist of Annaly common stock and cash. The offer and the merger are not conditioned upon any financing arrangements or contingencies.

What are the U.S. federal income tax consequences of receiving shares of Annaly common stock and/or cash in exchange for my shares of Hatteras common stock in the offer and/or the merger?

        The offer and the merger, taken together, are intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. If the offer and the merger, taken together, qualify as a "reorganization" within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to Hatteras stockholders who are U.S. persons and receive shares of Annaly common stock and/or cash in exchange for their shares pursuant to the offer and/or the merger generally will be as follows:

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  if a Hatteras stockholder receives solely shares of Annaly common stock in exchange for such stockholder's shares, such stockholder generally will not recognize any gain or loss, except with respect to cash received in lieu of any fractional shares of Annaly common stock;

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  if a Hatteras stockholder receives solely cash in exchange for such stockholder's shares, such stockholder generally will recognize gain or loss equal to the difference between the amount of cash received and the stockholder's tax basis in its Hatteras common stock; and

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  if a Hatteras stockholder receives a combination of Annaly common stock and cash in exchange for such stockholder's shares, such stockholder generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the sum of the cash and the fair market value of the Annaly common stock received, minus the stockholder's tax basis in its Hatteras common stock surrendered, and (2) the amount of cash received.

Non-U.S. holders (as described under "Material U.S. Federal Income Tax Consequences") of Hatteras common stock that receive the common transaction consideration pursuant to the offer and/or the merger may be subject to U.S. withholding tax with respect to cash received.

        Each Hatteras stockholder should read the discussion under "Material U.S. Federal Income Tax Consequences" and should consult its own tax advisor for a full understanding of the tax consequences of the offer and the merger to such stockholder.

Will I have the right to have my shares of Hatteras common stock appraised?

        No. Appraisal rights, rights of objecting stockholders or dissenters' rights are not available in connection with the offer or the merger. See "The Offer—Purpose of the Offer and the Merger; Dissenters' Rights."

Who should I call if I have questions about the offer?

        You may call Innisfree M&A Incorporated, the information agent, toll free at (888) 750-5834.

Where can I find more information about Annaly and Hatteras?

        You can find more information about Annaly and Hatteras from various sources described in the section entitled "Where To Obtain More Information."

SUMMARY

        This section summarizes certain information presented in greater detail elsewhere in this document. However, this summary does not contain all of the information that may be important to Hatteras stockholders. You are urged to carefully read the remainder of this document and the related letter of election and transmittal and the other documents to which we have referred because the information in this section and in the "Questions and Answers About the Offer and the Merger" section is not complete. See "Where To Obtain More Information."

The Offer (Page 32)

        Annaly and the Offeror are offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of election and transmittal, to exchange for each outstanding share of Hatteras common stock validly tendered and not validly withdrawn in the offer:

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  $5.55 in cash; and

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  0.9894 shares of Annaly common stock, together with cash in lieu of any fractional shares of Annaly common stock.

We refer to the above as the "mixed consideration."

        In lieu of receiving the mixed consideration, holders of shares of Hatteras common stock may elect to receive, for each share of Hatteras common stock that they hold, either (1) $15.85 in cash (we refer to this election as the "all-cash election" and this amount as the "all-cash consideration") or (2) 1.5226 shares of Annaly common stock, together with cash in lieu of any fractional shares of Annaly common stock (we refer to this election as the "all-stock election" and this amount as the "all-stock consideration"). The mixed consideration, the all-cash consideration and the all-stock consideration (as applicable) will be paid without interest and less any applicable withholding taxes.

        Hatteras common stockholders who tender their shares of Hatteras common stock in the offer but who do not make a valid election will receive the mixed consideration for their shares of Hatteras common stock. Hatteras common stockholders who make the all-cash election or the all-stock election will be subject to proration so that approximately 65.0% of the aggregate consideration in the offer will be paid in shares of Annaly common stock and approximately 35.0% of the aggregate consideration in the offer will be paid in cash. See "The Offer—Elections and Proration" for a description of the proration procedure.

        Hatteras common stockholders will not receive any fractional shares of Annaly common stock in the offer or the merger. No fractional shares of Annaly common stock will be issuable in the offer or the merger and each Hatteras stockholder who otherwise would be entitled to receive a fraction of a share of Annaly common stock pursuant to the offer or the merger will be paid an amount in cash (without interest) equal to such fractional part of a share of Annaly common stock multiplied by the volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on and including the trading day prior to the time Annaly accepts for payment shares of Hatteras common stock validly tendered and not validly withdrawn pursuant to the offer. See "The Merger Agreement—Fractional Shares."

Purpose of the Offer; The Merger; The Merger Consideration (Pages 70 and 83)

        The purpose of the offer is for Annaly to acquire control of, and ultimately the entire equity interest in, Hatteras. The offer is the first step in Annaly's plan to acquire all of the outstanding shares of Hatteras common stock. Annaly intends to consummate the merger promptly after the consummation of the offer. The purpose of the merger is for Annaly to acquire all the issued and outstanding shares of Hatteras common stock that it did not acquire in the offer, as well as each issued and outstanding share of Hatteras Series A preferred stock.

        In the merger, each outstanding share of Hatteras common stock that was not acquired by Annaly or the Offeror will be converted into the mixed consideration or, at the election of the holder of such shares, the all-cash consideration or all-stock consideration, subject to proration so that approximately 65.0% of the aggregate consideration in the merger will be paid in shares of Annaly common stock and approximately 35.0% of the aggregate consideration in the merger will be paid in cash. Following the merger, a letter of election and transmittal will be mailed to such non-tendering stockholders to make these elections. The election deadline to make these elections will be 5:00 p.m. Eastern Time on the 20th calendar day following the date on which the forms of election and transmittal are mailed. If you do not make an election, you will be treated as if you had made an election to receive the mixed consideration.

        In addition, in the merger, each outstanding share of Hatteras Series A preferred stock will be automatically converted into the right to receive one newly issued share of Annaly Series E preferred stock, which will have rights, privileges and voting powers substantially the same as those of the Hatteras Series A preferred stock.

        After the merger, the Hatteras business will be held by the Offeror, and the former Hatteras common stockholders will no longer have any direct ownership interest in such entity.

        Annaly expects to consummate the merger promptly after the consummation of the offer in accordance with Section 3-106.1 of the MGCL, and no stockholder vote to approve the offer or the merger, adopt the merger agreement or approve any other action by the Hatteras stockholders will be required in connection with the merger. See "The Offer—Purpose of the Offer and the Merger; Dissenters' Rights."

Treatment of Hatteras Restricted Stock Awards (Page 88)

        At the effective time of the merger, each Hatteras restricted stock award, other than restricted stock awards held by Hatteras executives Michael R. Hough, Benjamin M. Hough, Kenneth A. Steele and Frederick J. Boos, II, will automatically be cancelled, with the holder of such restricted stock award becoming entitled to receive (a) the mixed consideration in respect of each Hatteras share subject to the restricted stock award immediately prior to the effective time, and (b) a cash payment in lieu of any fractional share of Annaly common stock that such holder would otherwise be entitled to receive, in each case, less applicable tax withholdings. At the effective time of the merger, each restricted stock award held by Hatteras executives Michael R. Hough, Benjamin M. Hough, Kenneth A. Steele and Frederick J. Boos, II, will be assumed and converted automatically into an Annaly restricted stock award in accordance with the terms of the merger agreement.

The Companies (Page 31)

  Annaly

    Annaly Capital Management, Inc.
    1211 Avenue of the Americas
    New York, New York 10036

        Annaly is a leading mortgage REIT listed on the NYSE and externally managed by Annaly Capital Management Company LLC. Since its founding in 1997, Annaly has strived to generate net income for distribution to its stockholders and preserve capital through the prudent selection and management of its investments, and since its inception has paid $14 billion in dividends to stockholders. Annaly uses its capital coupled with borrowed funds to invest in real estate related investments earning the spread between the yield on its assets and the cost of its borrowings.

        Annaly common stock trades under the ticker symbol "NLY" on the NYSE.

  Offeror

    Ridgeback Merger Sub Corporation
    c/o Annaly Capital Management, Inc.
    1211 Avenue of the Americas
    New York, New York 10036

        The Offeror, a Maryland corporation, is a wholly owned subsidiary of Annaly. The Offeror is newly formed and was organized for the purpose of making the offer and consummating the merger. The Offeror has engaged in no business activities to date, and it has no material assets or liabilities of any kind, other than those incidental to its formation and those incurred in connection with the offer and the merger.

  Hatteras

    Hatteras Financial Corp.
    751 W. Fourth St., Suite 400
    Winston-Salem, North Carolina 27101

        Hatteras is an externally managed mortgage REIT that invests primarily in single-family residential mortgage real estate assets, such as mortgage-backed securities, mortgage servicing rights, residential mortgage loans and other financial assets. The majority of Hatteras' investments have been mortgage-backed securities issued by a U.S. government agency, such as Ginnie Mae, or by a U.S. government-sponsored enterprise, such as Fannie Mae or Freddie Mac. Hatteras was incorporated in Maryland in September 2007. Hatteras' common stock trades under the ticker symbol "HTS" on the NYSE.

Annaly's Reasons for the Offer and the Merger (Page 42)

        The purpose of the offer is for Annaly to acquire control of, and ultimately the entire equity interest in, Hatteras. Annaly and the Offeror are making the offer and Annaly plans to complete the merger because it believes that the acquisition of Hatteras by Annaly will expand and diversify Annaly's investment portfolio, supporting the continued growth of Annaly's businesses.

Expiration of the Offer (Page 64)

        The offer is scheduled to expire at 12:00 midnight, Eastern Time, at the end of the day on June 16, 2016, unless extended or terminated. "Expiration date" means 12:00 midnight, Eastern Time, at the end of the day on June 16, 2016, unless and until the Offeror has extended or terminated the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term "expiration date" means the latest time and date at which the offer, as so extended by the Offeror, will expire.

Extension, Termination and Amendment (Page 65)

        Subject to the provisions of the merger agreement and the applicable rules and regulations of the SEC, and unless Hatteras consents otherwise or the merger agreement is otherwise terminated, the Offeror must (1) extend the offer for one or more successive periods of up to 10 business days each in order to further seek to satisfy the conditions to the offer in the event that any of the offer conditions (other than the minimum tender condition) have not been satisfied or validly waived as of any then scheduled expiration of the offer, (2) extend the offer for up to two successive periods of up to 10 business days if each of the offer conditions (other than the minimum tender condition) has been satisfied or validly waived and the minimum tender condition has not been satisfied as of the scheduled expiration of the offer, and Hatteras requests that the Offeror so extend the offer, and (3) extend the offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or NYSE which is applicable to the offer or the merger or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer, the merger, the Schedule TO or the related offer documents. However, the Offeror is not required to extend the offer beyond the outside date.

        The Offeror will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter as described under "The Offer—Extension, Termination and Amendment."

        In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release. During any extension, shares of Hatteras common stock previously tendered and not validly withdrawn will remain subject to the offer, subject to the right of each Hatteras stockholder to withdraw previously tendered shares of Hatteras common stock.

        The merger agreement provides that the merger agreement may be terminated if the offer has not been consummated on or before 11:59 p.m., Eastern Time, on January 10, 2017, and the Offeror may not extend the offer beyond such date without the prior written consent of Hatteras.

        No subsequent offering period will be available following the expiration of the offer.

Conditions of the Offer (Page 73)

        The offer is subject to certain conditions, including:

  •
  that Hatteras stockholders have validly tendered and not validly withdrawn in accordance with the terms of the offer and prior to the expiration of the offer a number of shares of Hatteras common stock that, together with any shares of Hatteras common stock then owned by Annaly and the Offeror, represents at least one share more than two-thirds of the then-outstanding shares of Hatteras common stock at any expiration of the offer;

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  the effectiveness of the registration statement on Form S-4 of which document is a part;

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  no material adverse effect on Hatteras and its subsidiaries (as defined in the merger agreement and described under "The Merger Agreement—Material Adverse Effect") having occurred;

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  no material adverse effect on Annaly and its subsidiaries (as defined in the merger agreement and described under "The Merger Agreement—Material Adverse Effect") having occurred;

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  the truth and accuracy of Hatteras' representations and warranties made in the merger agreement, subject to specified materiality standards;

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  Hatteras being in material compliance with their covenants under the merger agreement;

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  the truth and accuracy of Annaly's representations and warranties made in the merger agreement, subject to specified materiality standards;

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  Annaly and the Offeror being in material compliance with their covenants under the merger agreement;

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  the listing on the NYSE of the shares of Annaly common stock to be issued in the offer and the merger and the shares of Annaly Series E preferred stock to be issued in the merger;

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  lack of legal prohibitions;

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  the termination of the Hatteras management agreement;

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  receipt of required approvals of certain governmental authorities and Fannie Mae, Freddie Mac and Ginnie Mae;

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  the receipt of opinions by each of Annaly and Hatteras from their respective legal counsel regarding the tax treatment of the offer and the merger; and

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  the receipt of opinions by each of Annaly and Hatteras from their respective legal counsel regarding each of Annaly's and Hatteras' qualification as a REIT.

        Subject to applicable SEC rules and regulations, the Offeror also reserves the right, in its sole discretion, at any time or from time to time to waive any condition identified as subject to waiver in "The Offer—Conditions of the Offer" by giving oral or written notice of such waiver to the exchange agent. However, certain specified conditions (including all conditions noted in the immediately preceding list other than third, fifth, sixth, eleventh and twelfth conditions listed above and other than the receipt by Annaly of the opinions noted above) may only be waived by Annaly or the Offeror with the express written consent of Hatteras. Pursuant to the merger agreement, Hatteras has the right to require that Annaly and the Offeror waive the fourth, seventh and eighth conditions listed above and the conditions related to receipt by Hatteras of the opinions listed above.

Withdrawal Rights (Page 67)

        Tendered shares of Hatteras common stock may be withdrawn at any time prior to the expiration date. Additionally, if the Offeror has not agreed to accept the shares for exchange on or prior to July 5, 2016, Hatteras common stockholders may thereafter withdraw their shares from tender at any time after such date until the Offeror accepts the shares for exchange. Once the Offeror accepts shares for exchange pursuant to the offer, all tenders not previously withdrawn become irrevocable.

Procedure for Tendering (Page 67)

        To validly tender shares of Hatteras common stock pursuant to the offer, Hatteras common stockholders must:

  •
  deliver a properly completed and duly executed letter of election and transmittal, along with any required signature guarantees and any other required documents, and certificates for tendered shares of Hatteras common stock to the exchange agent at its address set forth elsewhere in this document, all of which must be received by the exchange agent prior to the expiration date; or

  •
  deliver an agent's message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this document, and shares must be tendered pursuant to the procedures for book entry tender set forth herein (and a confirmation of receipt of that tender received), and in each case be received by the exchange agent prior to the expiration date.

        Hatteras common stockholders who hold shares of Hatteras common stock in "street name" through a bank, broker or other nominee holder, and desire to tender their shares of Hatteras common stock pursuant to the offer, should instruct the nominee holder to do so prior to the expiration date.

Exchange of Shares; Delivery of Cash and Annaly Shares (Page 66)

        Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), promptly following the expiration date, the Offeror will accept for exchange, and will exchange, all shares of Hatteras common stock validly tendered and not validly withdrawn prior to the expiration date.

Elections and Proration (Page 61)

        Hatteras common stockholders may elect to receive the mixed consideration, the all-cash consideration or the all-stock consideration in exchange for each share of Hatteras common stock validly tendered and not validly withdrawn pursuant to the offer, subject in each case, to the election procedures and, in the case of elections of the all-cash consideration or the all-stock consideration, to the proration procedures described in this document and the related letter of election and transmittal, by indicating their elections in the applicable section of the letter of election and transmittal. If a Hatteras common stockholder decides to change its election after tendering its shares of Hatteras common stock, it must first validly withdraw the tendered shares of Hatteras common stock and then re-tender the shares prior to the expiration date, with a new letter of election and transmittal that indicates the revised election. Hatteras common stockholders who tender their shares of Hatteras common stock in the offer but who do not make a valid election will receive the mixed consideration for their shares of Hatteras common stock.

Certain Legal Matters; Regulatory Approvals (Page 76)

        Annaly and Hatteras conduct operations in a number of jurisdictions where regulatory filings or approvals may be required or advisable in connection with the completion of the offer and the merger. In particular, Annaly's acquisition of Hatteras' mortgage conduit and mortgage servicing platforms as a result of the offer and merger will require approval from Fannie Mae and Ginnie Mae, as well as approximately 12 state licensing regulators. In addition, Annaly and Hatteras must provide notice to Freddie Mac, and Freddie Mac must not object to the change of control that would occur as a result of the completion of the offer. It is a condition to the closing of the offer that these regulatory approvals are obtained, which condition may be waived by Annaly in its sole discretion. Annaly and Hatteras have submitted applications or made notice filings, as applicable, for these approvals.

        Annaly has been advised that the offer and the merger are exempt from the pre-notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). Therefore, we are not attempting to comply with those requirements. The fact that a transaction is exempt from the requirements of the HSR Act does not preclude the Department of Justice or the Federal Trade Commission from seeking to prevent the transaction on the ground that it violates the United States antitrust laws. However, we have no reason to believe that the offer or the merger will be viewed as violating the antitrust laws.

Interests of Certain Persons in the Offer and the Merger (Page 77)

        In considering the recommendation of the Hatteras board of directors that you accept the offer and tender your shares of Hatteras common stock to the Offeror pursuant to the offer, you should be aware that the Hatteras directors and executive officers may have interests that are different from, or in addition to, the interests of Hatteras stockholders generally, including, among others, interests in the Hatteras external manager that will receive a termination fee of $45,411,000 upon the occurrence of the acceptance time, the treatment of outstanding restricted stock awards held by certain directors and executive officers pursuant to the merger agreement, and the consulting agreements that certain directors and executive officers have entered into with Annaly, effective as of the closing of the transactions contemplated by the merger agreement.

Management Agreement Termination (Page 79)

        In connection with the execution of the merger agreement, Hatteras and the Hatteras external manager entered into an amendment to the Hatteras management agreement, to which Annaly is a third-party beneficiary, which provides that as of and subject to the acceptance time, the Hatteras management agreement will terminate, and that Hatteras will pay the Hatteras external manager a termination fee of $45,411,000 prior to, and conditioned on, such termination. The amendment provides that in addition to the termination fee, Hatteras will pay the Hatteras external manager for management fees that accrue up to the acceptance time, including for the prorated portion of the month in which the acceptance time occurs. Hatteras will reimburse the Hatteras external manager for expenses it incurs prior to the acceptance time in the ordinary course of business and consistent with past practice to the extent reimbursable pursuant to the Hatteras management agreement. Such expense reimbursement has an aggregate cap of $1.2 million for each calendar quarter beginning April 1, 2016.

        The amendment to the Hatteras management agreement also provides that the Hatteras external manager may not take any action, directly or indirectly, that is inconsistent with, or that if taken by Hatteras would be in breach of, Hatteras' non-solicitation obligations under the merger agreement. However, to the extent that Hatteras is permitted to, and in fact does, engage in discussions or negotiations regarding an acquisition proposal in accordance with the merger agreement, the Hatteras external manager may assist Hatteras in such discussions or negotiations. The Hatteras external manager further agreed that, other than those actions that Hatteras is permitted to take under the merger agreement or as required by applicable law, it will not intentionally take any action that would reasonably be expected to cause any of the conditions to the offer or the merger to fail to be satisfied.

Source and Amount of Funds (Page 80)

        The offer and the merger are not conditioned upon any financing arrangements or contingencies.

        Annaly estimates the aggregate amount of cash consideration required to purchase the outstanding shares of Hatteras common stock and consummate the merger will be approximately $521 million, plus related fees and expenses. Annaly anticipates that the funds needed to complete the transactions will be derived from available cash on hand. Neither Annaly nor the Offeror have any specific alternative financing arrangements or alternative financing plans in connection with the Offer or the Merger. See "The Offer—Source and Amount of Funds."

Dissenters' Rights (Page 70)

        No appraisal rights, rights of objecting stockholders or dissenters' rights are available in connection with the offer or the merger. See "The Offer—Purpose of the Offer and the Merger—Dissenters' Rights."

Comparative Market Price and Dividend Matters (Page 105)

        Annaly common stock is listed on the NYSE under the symbol "NLY" and Hatteras common stock is listed on the NYSE under the symbol "HTS." On April 8, 2016, the trading day prior to public announcement of the merger agreement, the closing price per share of Hatteras common stock on the NYSE was $14.26, and the closing price per share of Annaly common stock on the NYSE was $10.41. On May 4, 2016, the most recent trading date prior to the mailing of this document, the closing price per share of Hatteras common stock on the NYSE was $15.95, and the closing price per share of Annaly common stock on the NYSE was $10.45.

        The market value of the stock portion of the common transaction consideration will change as the market value of Annaly common stock fluctuates during the offer period and thereafter. Hatteras common stockholders should obtain current market quotations for Hatteras common stock and Annaly common stock before deciding whether to tender their shares of Hatteras common stock in the offer and before electing the form of common transaction consideration they wish to receive. See "Comparative Market Price and Dividend Matters."

Ownership of Annaly Common Stock After the Offer and the Merger (Page 70)

        Annaly estimates that former Hatteras common stockholders would own, in the aggregate, approximately 9.13% of the shares of Annaly common stock outstanding after the merger. For a detailed discussion of the assumptions on which this estimate is based, see "The Offer—Ownership of Annaly Common Stock After the Offer and the Merger."

Comparison of Stockholders' Rights (Page 165)

        The rights of Annaly common stockholders are different in some respects from the rights of Hatteras common stockholders. Therefore, Hatteras common stockholders who become Annaly common stockholders as a result of the offer and/or the merger will have different rights once they become Annaly common stockholders. The differences are described in more detail under "Comparison of Stockholders' Rights."

Material U.S. Federal Income Tax Consequences (Page 118)

        The offer and the merger, taken together, are intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. If the offer and the merger, taken together, qualify as a "reorganization" within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to Hatteras stockholders who receive shares of Annaly common stock and/or cash in exchange for their shares pursuant to the offer and/or the merger generally will be as follows:

  •
  if a Hatteras stockholder receives solely shares of Annaly common stock in exchange for such stockholder's shares, such stockholder generally will not recognize any gain or loss, except with respect to cash received in lieu of a fractional share of Annaly common stock;

  •
  if a Hatteras stockholder receives solely cash in exchange for such stockholder's shares, such stockholder generally will recognize gain or loss equal to the difference between the amount of cash received and the stockholder's tax basis in its shares; and

  •
  if a Hatteras stockholder receives a combination of Annaly common stock and cash in exchange for such stockholder's shares, such stockholder generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the sum of the cash and the fair market value of the Annaly common stock received, minus the stockholder's tax basis in its shares surrendered, and (2) the amount of cash received.

        Non-U.S. holders (as described under "Material U.S. Federal Income Tax Consequences") of Hatteras common stock that receive the common transaction consideration pursuant to the offer and/or the merger may be subject to U.S. withholding tax with respect to cash received.

        Each Hatteras stockholder should read the discussion under "Material U.S. Federal Income Tax Consequences" and should consult its own tax advisor for a full understanding of the tax consequences of the offer and the merger to such stockholder.

Accounting Treatment (Page 81)

        In accordance with accounting principles generally accepted in the United States ("GAAP"), Annaly will account for the acquisition of shares through the offer and the merger under the acquisition method of accounting for business combinations.

Questions about the Offer and the Merger

        Questions or requests for assistance or additional copies of this document may be directed to the information agent at the telephone number and addresses set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

The information agent for the offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ANNALY

        The following table sets forth summary consolidated financial data for Annaly as of and for each of the five years ended December 31, 2015, 2014, 2013, 2012 and 2011 and as of and for each of the three months ended March 31, 2016 and 2015. All references to "fiscal years," unless otherwise noted, refer to the twelve-month fiscal year.

        The summary consolidated financial data as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, were derived from Annaly's audited consolidated financial statements included in its Annual Report on Form 10-K for the period ended December 31, 2015, previously filed with the SEC on February 26, 2016 and incorporated by reference into this document. The summary consolidated financial data as of December 31, 2013, 2012 and 2011, and for the years ended December 31, 2012 and 2011, were derived from Annaly's audited consolidated financial statements not included or incorporated by reference into this document. The summary consolidated financial data as of and for the three months ended March 31, 2016 was derived from Annaly's unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the period ended March 31, 2016, previously filed with the SEC on May 5, 2016 and incorporated by reference into this document. The summary consolidated financial data as of and for the three months ended March 31, 2015 was derived from Annaly's unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the period ended March 31, 2015, previously filed with the SEC on May 8, 2015 and which is not included or incorporated by reference into this document.

        Such financial data should be read together with, and is qualified in its entirety by reference to, Annaly's historical consolidated financial statements and the accompanying notes and the "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are set forth in the above-referenced Annual Report on Form 10-K.

	For the Quarters Ended March 31,		For the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
			(dollars in thousands, except per share data)
Statement of Operations Data:
Interest income	$388,143	$519,114	$2,170,697	$2,632,398	$2,918,127	$3,259,145	$3,579,618
Interest expense	147,447	129,420	471,596	512,659	624,714	667,172	480,326

Net interest income	240,696	389,694	1,699,101	2,119,739	2,293,413	2,591,973	3,099,292

Realized and unrealized gains (losses)	(1,055,553)	(828,999)	(1,021,351)	(2,791,399)	1,598,445	(695,601)	(2,575,915)
Other income (loss)	(6,115)	13,758	(13,717)	44,044	78,134	110,999	116,339
General and administrative expenses	47,945	50,938	200,240	209,338	232,081	235,559	237,344

Income (loss) before income taxes and income from equity method investment in affiliate	(868,917)	(476,485)	463,793	(836,954)	3,737,911	1,771,812	402,372
Income (loss) from equity method investment in affiliate	—	—	—	—	—	—	1,140
Income taxes	(837)	14	(1,954)	5,325	8,213	35,912	59,051

Net income (loss)	(868,080)	(476,499)	465,747	(842,279)	3,729,698	1,735,900	344,461
Net income (loss) attributable to noncontrolling interest	(162)	(90)	(809)	(196)	—	—	—

Net income (loss) attributable to Annaly	(867,918)	(476,409)	466,556	(842,083)	3,729,698	1,735,900	344,461
Dividends on preferred stock	17,992	17,992	71,968	71,968	71,968	39,530	16,854

Net income (loss) available (related) to common stockholders	$(885,910)	$(494,401)	$394,588	$(914,051)	$3,657,730	$1,696,370	$327,607

Net income (loss) per share available (related) to common stockholders:
Basic	$(0.96)	$(0.52)	$0.42	$(0.96)	$3.86	$1.74	$0.37

Diluted	$(0.96)	$(0.52)	$0.42	$(0.96)	$3.74	$1.71	$0.37

	For the Quarters Ended March 31,		For the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
			(dollars in thousands, except per share data)
Weighted average number of common shares outstanding:
Basic	926,813,588	947,669,831	947,062,099	947,539,294	947,337,915	972,902,459	874,212,039

Diluted	926,813,588	947,669,831	947,276,742	947,539,294	995,557,026	1,005,755,057	874,518,938

Statement of Financial Condition Data:
Cash and cash equivalents	$2,416,136	$1,920,326	$1,769,258	$1,741,244	$552,436	$615,789	$994,198
Agency mortgage-backed securities	65,439,824	69,388,001	65,718,224	81,565,256	70,388,949	123,963,207	104,251,055
Other investments	8,840,769	4,794,339	7,078,969	3,506,056	8,671,928	8,031,745	3,875,659
Other assets	747,236	2,573,011	624,442	1,542,811	2,309,147	841,554	509,090

Total assets	77,443,965	78,675,677	75,190,893	88,355,367	81,922,460	133,452,295	109,630,002

Repurchase agreements	54,448,141	60,477,378	56,230,860	71,361,926	61,781,001	102,785,697	84,097,885
Other secured financing	3,588,326	90,000	1,845,048	—	—	—	—
Other Liabilities	7,749,491	4,983,709	5,209,063	3,659,660	7,736,404	14,742,154	9,739,203

Total liabilities	65,785,958	65,551,087	63,284,971	75,021,586	69,517,405	117,527,851	93,837,088

Stockholders' equity	11,648,452	13,119,505	11,895,974	13,328,491	12,405,055	15,924,444	15,760,642

6.00% Series B Cumulative Convertible Preferred Stock	—	—	—	—	—	—	32,272

Total equity	11,658,007	13,124,590	11,905,922	13,333,781	12,405,055	15,924,444	15,760,642

Other Financial Data
Dividends declared per common share	$0.30	$0.30	$1.20	$1.20	$1.50	$2.05	$2.44
Ratio of earnings to fixed charges(1)(2)	(2.01)x	(0.72)x	1.36x	0.32x	3.39x	2.11x	1.28x
Ratio of earnings to combined fixed charges and preferred stock dividends(1)(2)	(1.83)x	(0.62)x	1.34x	0.36x	3.28x	2.08x	1.28x

(1)
Includes unrealized gains (losses) on Financial Instruments and/or derivatives

(2)
Fixed charges include realized gains (losses) on interest rate swaps

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HATTERAS

        The following table sets forth summary consolidated financial data for Hatteras as of and for each of the five years ended December 31, 2015, 2014, 2013, 2012 and 2011 and as of and for each of the three months ended March 31, 2016 and 2015. All references to "fiscal years," unless otherwise noted, refer to the twelve-month fiscal year.

        The summary consolidated financial data as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013 was derived from Hatteras' audited consolidated financial statements included in its Annual Report on Form 10-K for the period ended December 31, 2015, previously filed with the SEC on February 24, 2016 and incorporated by reference into this document. The summary consolidated financial data as of December 31, 2013, 2012 and 2011, and for the years ended December 31, 2012 and 2011, were derived from Hatteras' audited consolidated financial statements not included or incorporated by reference into this document. The summary consolidated financial data as of and for the three months ended March 31, 2016 was derived from Hatteras' unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the period ended March 31, 2016, previously filed with the SEC on May 3, 2016 and incorporated by reference into this document. The summary consolidated financial data as of and for the three months ended March 31, 2015 was derived from Hatteras' unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the period ended March 31, 2015, previously filed with the SEC on April 30, 2015 and which is not included or incorporated by reference into this document.

        Such financial data should be read together with, and is qualified in its entirety by reference to, Hatteras' historical consolidated financial statements and the accompanying notes and the "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are set forth in the above-referenced Annual Report on Form 10-K.

	For the Quarter Ended March 31,		For the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(dollars in thousands, except per share data)
Statement of Operations Data:
Interest income	$71,137	$87,117	$313,039	$355,754	$452,268	$506,308	$426,120
Interest expense	22,746	27,314	91,438	132,495	197,709	197,064	144,662

Net interest income	48,391	59,803	221,601	223,259	254,559	309,244	281,458

Realized and unrealized gains (losses)	(123,711)	(86,088)	(145,234)	(136,229)	(352,727)	64,347	20,576
Other income (loss)	21,597	—	22,912	—	(8,102)	—	—
General and administrative expenses	17,442	8,250	46,885	30,669	27,866	24,346	17,661

Income (loss) before income taxes and income from equity method investment in affiliate	(71,165)	(34,535)	51,620	56,361	(134,136)	349,245	284,373
Income (loss) from equity method investment in affiliate	—	—	—	—	—	—	—
Income taxes	—	—	—	—	—	—	—

Net income (loss)	(71,165)	(34,535)	51,620	56,361	(134,136)	349,245	284,373
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—	—

Net income (loss) attributable to Hatteras	(71,165)	(34,535)	51,620	56,361	(134,136)	349,245	284,373
Dividends on preferred stock	5,480	5,481	21,922	21,922	21,922	7,551	—

Net income (loss) available (related) to common stockholders	$(76,645)	$(40,016)	$29,698	$34,439	$(156,058)	$341,694	$284,373

Net income (loss) per share available (related) to common stockholders:
Basic	$(0.81)	$(0.41)	$0.31	$0.36	$(1.59)	$3.67	$3.97

Diluted	$(0.81)	$(0.41)	$0.31	$0.36	$(1.59)	$3.67	$3.97

	For the Quarter Ended March 31,		For the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(dollars in thousands, except per share data)
Weighted average number of common shares outstanding:
Basic	94,850,791	96,783,199	96,665,489	96,603,634	98,337,362	93,185,520	71,708,058

Diluted	94,850,791	96,783,199	96,665,489	96,603,634	98,337,362	93,185,520	71,708,058

Statement of Financial Condition Data:
Cash and cash equivalents	$705,920	$627,673	$816,715	$627,595	$763,326	$168,424	$347,045
Agency mortgage-backed securities	12,045,571	16,925,004	14,302,230	17,587,010	17,642,532	23,919,251	17,741,873
Other investments	866,195	164,739	792,550	72,712	15,000	15,000	15,000
Other assets	476,819	318,852	226,031	229,483	656,502	2,301,443	482,801

Total assets	14,094,505	18,036,268	16,137,526	18,516,800	19,077,360	26,404,118	18,586,719

Repurchase agreements	11,419,354	15,108,538	13,443,883	15,759,831	16,129,683	22,866,429	16,162,375
Other secured financing	63,615	—	74,228	—	—	—	—
Other liabilities	566,165	505,588	476,058	336,173	583,576	464,825	344,156

Total liabilities	12,049,134	15,614,126	13,994,169	16,096,004	16,713,259	23,331,254	16,506,531

Stockholders' equity	2,045,371	2,422,142	2,143,357	2,420,796	2,364,101	3,072,864	2,080,188

Other Financial Data
Dividends declared per common share	$0.45	$0.50	$1.90	$2.00	$2.45	$3.30	$3.90
Ratio of earnings to fixed charges(1)(2)(3)	(0.57)x	0.19x	1.31x	1.34x	0.34x	2.77x	2.97x
Ratio of earnings to combined fixed charges and preferred stock dividends(1)(2)(3)	(0.40)x	0.28x	1.28x	1.30x	0.41x	2.71x	2.97x

(1)
Fixed charges consist of interest expense on all indebtedness, including interest rate swaps and maturities of Eurodollar Futures Contracts.

(2)
No preferred stock was outstanding during 2011.

(3)
Earnings for the quarters ended March 31, 2016 and 2015 and for the year ended December 31, 2013 were inadequate to cover fixed charges and preferred stock dividends by $71,165, $34,535 and $134,136, respectively.

 SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The following selected unaudited pro forma condensed combined financial data has been prepared to reflect the acquisition of Hatteras by Annaly. On April 11, 2016, Annaly and Hatteras announced that they entered into the merger agreement on April 10, 2016 under which Annaly has agreed to acquire Hatteras. The transaction has not yet closed.

        The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Annaly and Hatteras as of March 31, 2016, giving effect to the completion of the offer and the merger as if they had occurred on March 31, 2016. The unaudited pro forma condensed combined statement of operations combines the historical consolidated statements of operations of Annaly and Hatteras for the three months ended March 31, 2016 and year ended December 31, 2015, in each case giving effect to the completion of the offer and the merger as if they had occurred on January 1, 2015. The pro forma financial information does not give effect to the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the offer and the merger and changes in interest rates and stock prices.

        The summary selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Annaly would have been had the transactions occurred on the dates noted above, nor is this information necessarily indicative of future consolidated results of operations or financial position. The following information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the related notes included in this document.

Selected Unaudited Pro Forma Condensed Combined Statement of Operations

Pro Forma Condensed Consolidated Combined Statement of Income Data	Three Months ended March 31, 2016	Year ended December 31, 2015
(Dollars in thousands)
Pro Forma Condensed Consolidated Combined Statement of Income Data
Net Interest income	$290,463	$1,951,417
Realized and unrealized gains and losses	(1,180,640)	(1,198,074)
Other Income	$12,745	$4,700
General and administrative expenses	61,952	239,531
Net income before taxes	(939,384)	518,512
Net income available to common stockholders	(961,857)	427,385
Pro Forma Condensed Consolidated Combined Per Share Data
Net income per share—basic	$(0.94)	$0.41
Net income per share—diluted	(0.94)	0.41

 Selected Unaudited Pro Forma Condensed Combined Balance Sheet

Pro Forma Condensed Consolidated Combined Statement of Financial Condition Data	As of March 31, 2016
(Dollars in thousands)
Cash and cash equivalents	$2,600,846
Agency mortgage-backed securities	77,582,407
Other investments	9,706,964
Other assets	1,123,375

Total assets	91,013,592

Repurchase agreements	65,867,495
Other secured financing	7,863,120
Other liabilities	4,188,177

Total liabilities	77,918,792

Stockholders' equity	13,085,245

Pro Forma Ratio of Earnings to Fixed Charges (at period end)

	For the quarter ended March 31, 2016	For the year ended December 31, 2015
		(dollars in thousands)
Ratio of earnings to fixed charges:
Fixed charges (interest expense)(1)	$340,333	$1,259,998
Net income (loss) available (attributable) to common shareholders before income taxes and noncontrolling interest(2)	(962,856)	424,622

Earnings as adjusted	$(622,523)	$1,684,620

Ratio of earnings to fixed charges	(1.83)	1.34

Ratio of earnings to combined fixed charges and preferred stock dividends:
Fixed charges (interest expense)(1)	$340,333	$1,259,998
Preferred stock dividend	23,472	93,890

Combined fixed charges and preferred stock dividends	363,805	1,353,888
Net income (loss) available (attributable) to common shareholders before income taxes and noncontrolling interest(2)	(962,856)	424,622

Earnings as adjusted	$(599,051)	$1,778,510

Ratio of earnings to combined fixed charges and preferred stock dividends	(1.65)	1.31

(1)
Fixed charges include realized gains (losses) on interest rate swaps

(2)
Includes unrealized gains (losses) on Financial Instruments and/or derivatives

 COMPARATIVE PER SHARE DATA
(UNAUDITED)

        The following table reflects historical information about basic and diluted earnings per share, cash dividends per share of preferred stock, and cash dividends per share of common stock for the three months ended March 31, 2016 and the fiscal year ended December 31, 2015, on a historical basis, and for Annaly and Hatteras on an unaudited pro forma combined basis after giving effect to the offer and the merger. In addition, the following table reflects historical information about book value per share for the three months ended March 31, 2016, on a historical basis, and for Annaly and Hatteras on an unaudited pro forma combined basis after giving effect to the offer and the merger. The pro forma data of the combined company assumes the acquisition of 100% of the issued and outstanding shares of Hatteras common stock by Annaly (through the Offeror) and was derived by combining the historical consolidated financial information of Annaly and Hatteras as described elsewhere in this document. For a discussion of the assumptions and adjustments made in preparing the pro forma financial information presented in this document, see "Unaudited Pro Forma Condensed Combined Financial Statements."

        Hatteras stockholders should read the information presented in the following table together with the historical financial statements of Annaly and Hatteras and the related notes which are incorporated herein by reference, and the "Unaudited Pro Forma Condensed Combined Financial Statements" appearing elsewhere in this document. The pro forma data is unaudited and for illustrative purposes only. Hatteras stockholders should not rely on this information as being indicative of the historical results that would have been achieved during the periods presented had the companies always been combined or the future results that the combined company will achieve after the consummation of the offer and the merger. This pro forma information is subject to risks and uncertainties, including those discussed in "Risk Factors."

	Annaly Historical	Hatteras Historical	Pro Forma Combined	Pro Forma Equivalent Hatteras Share(1)
Net income per share attributable to common stockholders for the three months ended March 31, 2016:
Basic earnings per share	$(0.96)	$(0.81)	$(0.94)	$(0.93)
Diluted earnings per share	$(0.96)	$(0.81)	$(0.94)	$(0.93)
Cash dividends declared per share common stock for the three months ended March 31, 2016	$0.30	$0.45	$0.31	$0.31
Book value per share as of March 31, 2016	$11.61	$18.60	$11.68	$11.55
Net income per share attributable to common stockholders for the year ended December 31, 2015:
Basic earnings per share	$0.42	$0.31	$0.41	$0.41
Diluted earnings per share	$0.42	$0.31	$0.41	$0.41
Cash dividends declared per share of common stock for the year ended December 31, 2015	$1.20	$1.90	$1.29	$1.28

(1)
The Hatteras pro forma equivalent per share amounts were calculated by multiplying the pro forma combined amounts by the exchange ratio of 0.9894, based on the aggregate stock consideration in the offer and the merger of approximately 65%.

RISK FACTORS

        Hatteras stockholders should carefully read this document and the other documents referred to or incorporated by reference into this document, including in particular the following risk factors, in deciding whether to tender shares pursuant to the offer. Additional risks and uncertainties not presently known to Annaly or Hatteras or that are not currently believed to be important may have adverse effects on the offer, the merger and the combined company.

Risk Factors Relating to the Offer and the Merger

The stock portion of the common transaction consideration is fixed and will not be adjusted. Because the market price of Annaly common stock may fluctuate, Hatteras common stockholders cannot be certain of the market value of the common transaction consideration they will receive in exchange for their shares of Hatteras common stock in connection with the transactions.

        In connection with the offer and the merger, Hatteras common stockholders will receive, at their election, the mixed consideration, the all-cash consideration or the all-stock consideration. The mixed consideration and all-stock consideration provide for a fixed number of shares of Annaly common stock for each share of Hatteras common stock. In addition, Hatteras common stockholders who make the all-cash election or the all-stock election will be subject to proration so that approximately 65.0% of the aggregate consideration in the offer and merger will be paid in shares of Annaly common stock and approximately 35.0% of the aggregate consideration in the offer will be paid in cash. As a result, a portion of the consideration that Hatteras common stockholders who make the all-cash election will receive in the offer and the merger may be a fixed number of shares of Annaly common stock. Because the number of shares of Annaly common stock being offered as part of the portion of the common transaction consideration will not vary based on the market value of Annaly common stock, the market value of the common transaction consideration that you will receive in the offer or the merger that is based on the value of Annaly common stock will vary based on the price of such stock at the time you receive the common transaction consideration. The market price of Annaly common stock may decline after the date of this document, after you tender your shares and/or after the offer and the merger are completed.

        A decline in the market price of Annaly common stock could result from a variety of factors, some of which are beyond Annaly's control, including, among other things, an increase in interest rates, the possibility that Annaly may not achieve the expected benefits of the acquisition of Hatteras as rapidly or to the extent anticipated, Hatteras' portfolio and businesses may not perform as anticipated following the transactions, the effect of Annaly's acquisition of Hatteras on Annaly's financial results may not meet the expectations of Annaly, financial analysts or investors, or the addition and integration of Hatteras' business may be unsuccessful, take longer or be more disruptive than anticipated, as well as numerous factors affecting Annaly and its businesses that are unrelated to Hatteras, including the price of the securities and loans in Annaly's existing portfolio.

        Because the offer will not be completed until certain conditions have been satisfied or waived, a significant period of time may pass between the commencement of the offer, the time you tender your shares and the time that the Offeror accepts your shares for payment. See "The Offer—Conditions of the Offer." Therefore, at the time you tender your shares of Hatteras common stock pursuant to the offer, you will not know the exact market value of the stock portion of the common transaction consideration that will be issued if the Offeror accepts such shares for payment.

        See "Comparative Market Price and Dividend Matters" of this document. You are urged to obtain current market quotations for Hatteras common stock and Annaly common stock.

Hatteras common stockholders may not receive all consideration in the form elected.

        Hatteras common stockholders electing to receive either the all-cash consideration or the all-stock consideration in the offer will be subject to proration so that approximately 65.0% of the aggregate consideration in the offer will be paid in shares of Annaly common stock, and approximately 35.0% of the aggregate consideration in the offer will be paid in cash. Similarly, Hatteras common stockholders electing to receive either the all-cash consideration or the all-stock consideration in the merger will be subject to proration so that approximately 65.0% of the aggregate consideration in the merger will be paid in shares of Annaly common stock, and approximately 35.0% of the aggregate consideration in the merger will be paid in cash. Accordingly, some of the consideration a Hatteras common stockholder receives in the offer or the merger may differ from the type of consideration selected and such difference may be significant. This may result in, among other things, tax consequences that differ from those that would have resulted if the Hatteras common stockholder had received solely the form of consideration elected. A discussion of the proration mechanism can be found under the heading "The Offer—Elections and Proration" and a discussion of the material U.S. federal income tax consequences of the offer and the merger can be found under "Material U.S. Federal Income Tax Consequences."

The offer remains subject to conditions that Annaly cannot control.

        The offer is subject to conditions, including that at least one more share than two thirds of the outstanding shares of Hatteras common stock have been validly tendered in the offer (and not validly withdrawn), receipt of required regulatory approvals, lack of legal prohibitions, no material adverse effect (with such term as defined in the merger agreement and described under the section entitled "Merger Agreement—Material Adverse Effect") having occurred with respect to Hatteras, Annaly and their respective subsidiaries, the truth and accuracy of Hatteras' and Annaly's representations and warranties made in the merger agreement, subject to specified materiality standards, Hatteras, Annaly and the Offeror being in material compliance with their covenants under the merger agreement, the listing of the shares of the Annaly common and preferred stock to be issued in the offer and the merger being authorized for listing on the NYSE, the receipt of opinions by each of Annaly and Hatteras from their respective legal counsel to the effect that the offer and the merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and that each of Annaly and Hatteras (as applicable) meet and, in the case of Annaly, will continue to meet after closing of the merger, the requirements for qualification as a REIT under the Code, that the management agreement is terminated, and the registration statement on Form S-4 of which this document is a part, becoming effective. There are no assurances that all of the conditions to the offer will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the offer are not met, then Annaly may, subject to the terms and conditions of the merger agreement, allow the offer to expire, or amend or extend the offer. See "The Offer—Conditions of the Offer" for a discussion of the conditions to the offer.

Hatteras common stockholders who receive Annaly common stock in the offer will become Annaly common stockholders. Annaly common stock may be affected by different factors and Annaly common stockholders will have different rights than Hatteras common stockholders.

        Upon consummation of the offer, Hatteras common stockholders receiving shares of Annaly common stock will become common stockholders of Annaly. Annaly's business differs from that of Hatteras, and Annaly's results of operations and the trading price of Annaly common stock may be adversely affected by factors different from those that would affect Hatteras' results of operations and stock price.

        In addition, holders of shares of Annaly common stock will have rights as Annaly common stockholders that differ from the rights they had as Hatteras common stockholders before the offer or the merger. For a detailed comparison of the rights of Annaly common stockholders to the rights of Hatteras common stockholders, see "Comparison of Stockholders' Rights."

The receipt of shares of Annaly common stock in the offer and/or the merger may be taxable to Hatteras common stockholders.

        The offer is contingent upon the receipt of an opinion by each of Annaly and Hatteras from their respective legal counsel to the effect that the offer and the merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. However, if the offer and the merger are not treated as component parts of an integrated transaction for U.S. federal income tax purposes, if the merger is not completed or if the transaction otherwise fails to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, the exchange of shares of Hatteras common stock for shares of Annaly common stock in the offer and/or the merger will be taxable to such Hatteras common stockholders for U.S. federal income tax purposes.

        Hatteras common stockholders should consult their tax advisors to determine the specific tax consequences to them of the offer and the merger, including any federal, state, local, foreign or other tax consequences, and any tax return filing or other reporting requirements.

Risk Factors Relating to Annaly as the Combined Company

Annaly, as the combined company, may fail to realize all of the anticipated benefits of the merger or those benefits may take longer to realize than expected.

        The full benefits of the transactions may not be realized as expected or may not be achieved within the anticipated time-frame, or at all. Failure to achieve the anticipated benefits of the transactions could adversely affect Annaly's results of operations or cash flows, cause dilution to the earnings per share or book value per share of Annaly, decrease or delay the expected accretive effect of the transactions, and negatively impact the price of Annaly common stock.

        In addition, Annaly and Hatteras will be required to devote significant attention and resources prior to closing to prepare for the post-closing operation of Annaly, as the combined company, and Annaly will be required post-closing to devote significant attention and resources to successfully integrate the Hatteras portfolio and operating businesses into the existing Annaly structure. In particular, prior to the acquisition, Annaly will have limited experience operating Hatteras' mortgage conduit and servicing platforms and managing Hatteras' mortgage servicing rights portfolio. These businesses present additional regulatory constraints and pose operational risks different from those that Annaly has successfully managed in the past. This integration process, coupled with managing new business lines, may disrupt Annaly's businesses and, if ineffective, would limit the anticipated benefits of the merger and could adversely affect Annaly's results of operations or cash flows, cause dilution to the earnings per share or book value per share of Annaly, decrease or delay the expected accretive effect of the transactions, and negatively impact the price of Annaly common stock.

Annaly and Hatteras will incur direct and indirect costs as a result of the offer and the merger.

        Annaly and Hatteras will incur substantial expenses in connection with and as a result of completing the offer and the merger and, following the completion of the merger, Annaly expects to incur additional expenses in connection with combining the businesses, operations, policies and procedures of Annaly and Hatteras. Factors beyond Annaly's control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately.

Annaly's and Hatteras' actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this document.

        The pro forma financial information contained in this document is presented for illustrative purposes only and may differ materially from what Annaly's actual financial position or results of operations would have been had the transactions been completed on the dates indicated. The pro forma financial information has been derived from the audited and unaudited historical financial statements of Annaly and Hatteras and certain adjustments and assumptions have been made regarding Annaly, as the combined company, after giving effect to the transactions. Annaly and Hatteras use different methodologies to measure the value of assets carried at fair value on their respective balance sheets. These differing methodologies may produce different valuation results for the same or similar assets. The assets and liabilities of Hatteras that are not carried at fair value have been valued based on various preliminary estimates using assumptions that Annaly management believes are reasonable, utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed, and Annaly has no obligation to use the same methodologies, estimates or assumptions as those currently used by Hatteras. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the financial position and future results of operations of Annaly, as the combined company.

        In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect Annaly's financial condition or results of operations following the closing. Any potential decline in Annaly's financial condition or results of operations may cause significant variations in the share price of Annaly. See "Unaudited Pro Forma Condensed Combined Financial Data."

REITs are subject to a range of complex organizational and operational requirements.

        To qualify as a REIT, each of Annaly and Hatteras must distribute with respect to each taxable year at least 90% of its net income (excluding capital gains) to its stockholders. A REIT must also meet certain other requirements, including with respect to the nature of its income and assets, and the ownership of its stock. For any taxable year that Annaly or Hatteras fails to qualify as a REIT, it will not be allowed a deduction for dividends paid to its stockholders in computing its net taxable income and thus would become subject to U.S. federal, state and local income tax as if it were a regular taxable corporation. In such an event, Annaly or Hatteras, as the case may be, could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, Annaly or Hatteras, as the case may be, would also be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification. If Annaly or Hatteras failed to qualify as a REIT, the market price of its common stock may decline, and Annaly or Hatteras, as the case may be, may need to reduce substantially the amount of distributions to its stockholders because of its increased tax liability.

Risks Related to Annaly's Business

        You should read and consider the risk factors specific to Annaly's business that will also affect Annaly, as the combined company, after the merger. These risks are described in Part I, Item 1A of Annaly's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in other documents that are incorporated by reference into this document. See "Where To Obtain More Information" for more detail on the information incorporated by reference in this document.

Risks Related to Hatteras' Business

        You should read and consider the risk factors specific to Hatteras' business that will also affect Annaly, as the combined company, after the merger. These risks are described in Part I, Item 1A of Hatteras' Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in other documents that are incorporated by reference into this document. See "Where To Obtain More Information" for more detail on the information incorporated by reference in this document.

 FORWARD-LOOKING STATEMENTS

        Information both included and incorporated by reference in this document may contain forward-looking statements, concerning, among other things, Annaly's and Hatteras' outlook, financial projections and business strategies, all of which are subject to risks, uncertainties and assumptions. These forward-looking statements are identified by their use of terms such as "intend," "plan," "may," "should," "will," "anticipate," "believe," "could," "estimate," "forecast," "expect," "continue," "potential," "opportunity," "project" and similar terms. These statements are based on certain assumptions and analyses that we believe are appropriate under the circumstances. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Management believes that these forward-looking statements are reasonable. However, we cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the offer and the merger on the terms summarized in this document. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise. Factors that could have a material adverse effect on Annaly's operations and future prospects or the consummation of the offer and the merger include, but are not limited to:

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  failure to satisfy the conditions to consummate the offer and the merger;

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  the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

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  the failure of the offer or the merger to close in a timely manner or at all for any other reason;

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  the amount of the costs, fees, expenses and charges related to the offer and the merger (collectively, the "transactions");

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  the ability to successfully integrate Annaly and Hatteras following completion of the transactions;

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  failure to realize the expected benefits of the transactions in a timely manner or at all;

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  effects of the pendency of the transactions on relationships with employees and business partners;

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  general economic and business conditions;

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  global economic growth and activity;

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  industry conditions;

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  changes in interest rates, interest rate spreads and the yield curve;

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  changes in prepayment rates;

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  the availability of mortgage-backed securities and other securities for purchase;

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  the availability of financing, and, if available, the terms of any financing;

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  the ability to maintain qualification as a REIT for federal income tax purposes;

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  the ability to maintain an exemption from registration under the Investment Company Act of 1940, as amended;

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  changes in program requirements of Fannie Mae, Freddie Mac or Ginnie Mae;

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  the loss of governmental approvals to purchase or service mortgage loans; and

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  changes in laws or regulations.

        These risks and uncertainties, along with the risk factors discussed under "Risk Factors" in this document, should be considered in evaluating any forward-looking statements contained in this document. All forward-looking statements speak only as of the date of this document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

 THE COMPANIES

Annaly

        Annaly is a leading mortgage REIT listed on the NYSE and externally managed by Annaly Management Company LLC. Since its founding in 1997, Annaly has strived to generate net income for distribution to its stockholders and preserve capital through the prudent selection and management of its investments, and since its inception has paid $14 billion in dividends to stockholders. Annaly uses its capital coupled with borrowed funds to invest in real estate related investments earning the spread between the yield on its assets and the cost of its borrowings.

        Annaly's common stock trades under the ticker symbol "NLY" on the NYSE.

        The address of Annaly's principal executive offices is 1211 Avenue of the Americas, New York, New York 10036. Annaly's telephone number is (212) 696-0100.

        Annaly also maintains an Internet site at www.annaly.com. Annaly's website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

Offeror

        Ridgeback Merger Sub Corporation, a Maryland corporation, is a wholly owned subsidiary of Annaly. The Offeror is newly formed, and was organized for the purpose of making the offer and consummating the merger. The Offeror has engaged in no material business activities to date and it has no material assets or liabilities of any kind, other than those incidental to its formation and those incurred in connection with the offer and the merger. The Offeror's address is c/o Annaly Capital Management, Inc., 1211 Avenue of the Americas, New York, New York 10036.

Hatteras

        Hatteras is an externally managed mortgage REIT that invests primarily in single-family residential mortgage real estate assets, such as mortgage-backed securities, mortgage servicing rights, residential mortgage loans and other financial assets. The majority of Hatteras' investments have been mortgage-backed securities issued by a U.S. government agency, such as Ginnie Mae, or by a U.S. government-sponsored enterprise, such as Fannie Mae or Freddie Mac. Hatteras was incorporated in Maryland in September 2007. Hatteras' common stock trades under the ticker symbol "HTS" on the NYSE.

        The address of Hatteras' principal executive offices is 751 West Fourth Street, Suite 400, Winston-Salem, North Carolina 27101. Hatteras' telephone number is (336) 760-9391.

        Hatteras also maintains an Internet site at www.hatfin.com. Hatteras' website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

THE OFFER

General

        Annaly and the Offeror are offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of election and transmittal, to exchange for each outstanding share of Hatteras common stock validly tendered and not validly withdrawn in the offer:

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  $5.55 in cash; and

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  0.9894 shares of Annaly common stock, together with cash in lieu of any fractional shares of Annaly common stock.

We refer to the above as the "mixed consideration."

        In lieu of receiving the mixed consideration, each holder of shares of Hatteras common stock may elect to receive, for each share of Hatteras common stock that it holds, (1) $15.85 in cash (we refer to this election as the "all-cash election" and this amount as the "all-cash consideration") or (2) 1.5226 shares of Annaly common stock, together with cash in lieu of any fractional shares of Annaly common stock (we refer to this election as the "all-stock election" and this amount as the "all-stock consideration"). The mixed consideration, the all-cash consideration and the all-stock consideration (as applicable) will be paid without interest and less any applicable withholding taxes.

        Each Hatteras common stockholder who validly tenders and does not validly withdraw its shares of Hatteras common stock in the offer that does not make a valid election will receive the mixed consideration for their shares of Hatteras common stock. Hatteras common stockholders who make the all-cash election or the all-stock election will be subject to proration so that approximately 65.0% of the aggregate consideration in the offer will be paid in shares of Annaly common stock and approximately 35.0% of the aggregate consideration in the offer will be paid in cash. See "The Offer—Elections and Proration" for a description of the proration procedure.

        The purpose of the offer is for Annaly to acquire control of, and ultimately the entire equity interest in, Hatteras. The offer is the first step in Annaly's plan to acquire all of the outstanding shares of Hatteras common stock. If the offer is completed, Annaly intends to consummate promptly following the consummation of the offer a merger of Hatteras with and into the Offeror, with the Offeror surviving the merger under the name "Hatteras Financial Corp." (which we refer to as the "merger"). The purpose of the merger is for Annaly to acquire all of the issued and outstanding shares of Hatteras common stock that it did not acquire in the offer, as well as each issued and outstanding share of Hatteras Series A preferred stock. In the merger, each outstanding share of Hatteras common stock that was not acquired by Annaly or the Offeror will be converted into the mixed consideration or, at the election of the holder of such shares, the all-cash consideration or all-stock consideration, subject to proration so that approximately 65.0% of the aggregate consideration in the merger will be paid in shares of Annaly common stock and approximately 35.0% of the aggregate consideration in the merger will be paid in cash.

        In addition, in the merger, each outstanding share of Hatteras Series A preferred stock will be automatically converted into the right to receive one newly issued share of the Annaly Series E preferred stock, which will have rights, privileges and voting powers substantially the same as those of the Hatteras Series A preferred stock.

        After the merger, the Hatteras business will be held by the Offeror, and the former Hatteras stockholders will no longer have any direct ownership interest in the surviving corporation.

Background of the Offer and the Merger

        The Hatteras board of directors regularly evaluates Hatteras' strategic direction and ongoing business plans and reviews possible ways of increasing long-term stockholder value. Since 2013, the residential mortgage REIT sector has faced significant headwinds for a variety of reasons, including uncertainty regarding the outlook for interest rates and the financial markets generally. As a result, in recent years, the price per share of Hatteras common stock has traded at a substantial discount to Hatteras' book value per share, which makes raising equity capital to fund new investments dilutive to stockholders. Because of these circumstances, Hatteras has been and continues to be unable to raise equity capital on acceptable terms, and accordingly, has been unable to significantly increase its size and scale through capital market transactions.

        In response to these market conditions, the Hatteras board of directors and the Hatteras external manager have considered various approaches to addressing these challenges to better position Hatteras to continue to deliver appropriate risk-adjusted returns throughout all parts of the interest rate cycle.

        In 2013, Hatteras began an initiative to acquire and aggregate individual prime jumbo whole mortgage loans with a goal of securitizing them into non-agency securities. In addition, on August 31, 2015, Hatteras closed its acquisition of Pingora Asset Management, LLC and Pingora Loan Servicing, LLC (collectively, "Pingora"), a specialized asset manager focused on investing in new-production performing mortgage servicing rights and master-servicing residential mortgage loans sourced primarily from direct, ongoing relationships with loan originators. Because Hatteras has been unable to raise equity on acceptable terms, in order to allocate capital to these new investments and diversify its portfolio, Hatteras has been repositioning its asset base over time by redeploying capital from agency securities into residential whole loans and mortgage servicing rights.

        In August 2015, Michael R. Hough, the Chairman of the Hatteras board of directors and Chief Executive Officer of Hatteras, was approached by the representatives of another mortgage REIT having a market capitalization of comparable size to Hatteras ("Company A") with an interest in exploring a potential merger between the two companies. Mr. Michael Hough subsequently briefed the Hatteras board of directors regarding these discussions and in early-September 2015, the Hatteras board of directors authorized the execution of a non-disclosure agreement with Company A, which was executed on September 17, 2015. Following the execution of the non-disclosure agreement, Hatteras and Company A held very preliminary discussions regarding a potential transaction, but no terms were proposed and no confidential information was exchanged.

        On November 4, 2015, the Hatteras board of directors held a telephonic meeting with a representative of DLA Piper LLP (US), counsel to Hatteras ("DLA Piper"), and discussed the relative strategic merits of a potential transaction with Company A. After discussion, Mr. Michael Hough and Mr. Benjamin M. Hough, Director, President and Chief Operating Officer of Hatteras, excused themselves from the meeting and the independent members of the Hatteras board of directors continued to meet in executive session. Due to potential conflicts of interest with (a) the Hatteras external manager as a result of the possible termination of the management agreement in connection with any potential transaction, and (b) Messrs. Michael R. and Benjamin M. Hough as a result of their ownership interests in the Hatteras external manager, the independent members of the Hatteras board of directors formed the Hatteras special committee during this meeting, consisting of independent directors Vicki McElreath, Jeffrey D. Miller (who was later designated as the chairman), and Thomas D. Wren. The independent members of the Hatteras board of directors determined, among other things, not to approve any potential transaction without the affirmative recommendation of the Hatteras special committee. In addition, the Hatteras special committee was delegated complete and final authority for dealing with any matters relating to payments under or in respect of Hatteras' management agreement with the Hatteras external manager, or any other transactions connected with or related to a potential transaction involving the Hatteras external manager. The Hatteras special committee was authorized (i) to hire independent legal and financial advisors, (ii) to consider, evaluate and respond to any proposal that might be received from Company A regarding a potential transaction, (iii) to consider potential strategic alternatives that might maximize long-term stockholder value, and (iv) to make recommendations, if any, to the Hatteras board of directors concerning these matters. From its formation on November 4, 2015 to January 20, 2016, the Hatteras special committee held a number of meetings and other discussions to analyze and consider a potential transaction with Company A and related matters delegated to it by the Hatteras board of directors.

        On or around November 4, 2015, the Hatteras special committee initiated a search for its own legal and financial advisors to assist the Hatteras special committee in its consideration of a potential transaction with Company A and other strategic alternatives available to Hatteras. Shortly thereafter, the Hatteras special committee engaged Hogan Lovells US LLP ("Hogan Lovells") to represent it in connection with the potential transaction.

        On December 8, 2015, at the regular quarterly board meeting, the Hatteras board of directors met with a representative of DLA Piper, who was present for a portion of the meeting, and representatives of Hogan Lovells, who were present for the entire meeting, and discussed, among other things, the Hatteras board of directors' fiduciary duties in the context of any potential transaction with Company A and the appropriate roles of management and the Hatteras special committee in negotiating and evaluating any strategic alternatives. Messrs. Michael and Benjamin Hough and the representative of DLA Piper excused themselves from the portion of the board meeting involving discussion of the Hatteras management agreement and related matters.

        During December 2015, the Hatteras special committee, together with representatives of DLA Piper and Hogan Lovells, considered the qualifications of several investment banks with significant experience advising mortgage REITs to potentially serve as the financial advisor to the Hatteras special committee. The Hatteras special committee's criteria for selecting an investment bank to act as the Hatteras special committee's financial advisor included, among other things, the absence of material conflicts of interest between the investment bank and Company A, the Hatteras external manager and its affiliates and Hatteras, including with respect to Hatteras' financing arrangements, its institutional knowledge of the commercial and residential mortgage REIT industries, its capacity to provide the functions of a full-service investment bank, including its knowledge of the trading market for mortgage-backed securities, and the investment banking team's past experience advising other companies in connection with similar transactions. Based on this criteria, the Hatteras special committee selected Goldman, Sachs & Co. ("Goldman Sachs") to be interviewed at the upcoming meeting of the Hatteras special committee on January 5, 2016. During the interview, the Hatteras special committee assessed Goldman Sachs' experience in the mortgage REIT industry, its views on the current state of the financial markets, as well as potential strategic alternatives that might be available to Hatteras to enhance Hatteras' long-term stockholder value, including remaining independent and the advantages and disadvantages of a potential transaction with Company A. After this interview and after careful consideration of other information, on January 5, 2016, the Hatteras special committee determined to engage Goldman Sachs to act as its financial advisor in connection with a potential transaction with Company A or other strategic alternatives.

        During January 2016, there was a significant deterioration in market conditions for mortgage REITs and stock trading prices across the industry fell to depressed levels, including the Hatteras common stock, which decreased 17% from its high closing price to its low closing price during the month. At a special committee meeting in mid-January 2016, the Hatteras special committee discussed with Mr. Michael Hough current market conditions and concluded that a strategic transaction with Company A would not be attractive at such valuations.

        On or around January 20, 2016, the Hatteras special committee held a telephonic meeting with Mr. Michael Hough and a representative of DLA Piper. Mr. Michael Hough updated the Hatteras special committee on his discussions with the managing director of Company A and reported that he and the managing director of Company A had acknowledged that a possible strategic business combination would be difficult to accomplish in light of current market conditions and the depressed common stock trading levels and would not be in the best interests of their respective stockholders. The Hatteras special committee, therefore, determined to terminate discussions with Company A and instructed Mr. Michael Hough to confirm the termination of discussions with Company A, which Mr. Michael Hough did with the managing director of Company A on January 20, 2016. Hatteras and Company A never discussed pricing or valuations, and no due diligence materials were exchanged between Hatteras and Company A.

        On January 27, 2016, Kevin G. Keyes, the Chief Executive Officer and President of Annaly, called Mr. Michael Hough to arrange for an in-person meeting, the purpose of which was not discussed. On February 11, 2016, Mr. Michael Hough and Mr. Keyes met, and Mr. Keyes raised the possibility of exploring a potential merger between the two companies. No specific terms were discussed or negotiated. After the meeting on February 11, 2016, Mr. Michael Hough reported to Mr. Miller, chairman of the Hatteras special committee, on his meeting with Mr. Keyes.

        On February 18, 2016, Annaly sent a presentation to Hatteras for the Hatteras board of directors, which was distributed by Mr. Michael Hough to the Hatteras special committee. The presentation outlined the strategic considerations for a proposed transaction, including that the transaction consideration may be composed of cash and Annaly common stock, but did not propose any specific financial terms.

        On February 19, 2016, the Hatteras special committee held a telephonic meeting with Mr. Michael Hough and a representative of DLA Piper. The Hatteras special committee discussed the potential opportunity for a transaction with Annaly and asked Mr. Michael Hough to call a special meeting of the Hatteras board of directors to discuss the opportunity with the full board. The Hatteras special committee distributed the Annaly presentation to the other members of the Hatteras board of directors on February 22, 2016. On February 22, 2016, the Hatteras board of directors held a telephonic meeting with representatives of DLA Piper, who were present for a portion of the meeting. After discussion, Messrs. Michael and Benjamin Hough and the representatives of DLA Piper excused themselves from the meeting and the independent members of the Hatteras board of directors continued to meet in executive session. During the discussion, the independent members of the Hatteras board of directors reauthorized the Hatteras special committee (a) to consider, evaluate and respond to any proposal that might be received from Annaly regarding the transaction, (b) to explore potential strategic alternatives that might maximize long-term stockholder value, (c) to evaluate and negotiate the terms of a potential transaction with Annaly or any alternative transaction, and (d) to make recommendations, if any, to the Hatteras board of directors regarding such matters. The independent members of the Hatteras board of directors also determined not to approve a transaction without the affirmative recommendation of the Hatteras special committee and to delegate to the Hatteras special committee complete, and final authority for dealing with any matters relating to payments under or in respect of Hatteras management agreement with the Hatteras external manager, or any other transactions connected with or related to a potential transaction involving the Hatteras external manager. The independent members of the Hatteras board of directors also authorized the negotiation of an appropriate mutual non-disclosure agreement to permit the exchange of confidential information in connection with each party's respective evaluation of a potential transaction.

        On February 22, 2016, Annaly's legal advisor, Wachtell, Lipton, Rosen & Katz ("Wachtell Lipton") sent an initial draft of a non-disclosure agreement to DLA Piper, which DLA Piper shared with Hogan Lovells, and DLA Piper, in consultation with Hogan Lovells, reviewed and negotiated the agreement. On February 26, 2016, Annaly and Hatteras entered into a mutual non-disclosure agreement. Shortly thereafter, Annaly, Wachtell Lipton and Wells Fargo Securities, LLC ("Wells Fargo") and Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), Annaly's financial advisors, were granted access to an electronic data room containing certain non-public information concerning Hatteras' business and operations in order to facilitate their respective due diligence investigation of Hatteras.

        On February 29, 2016, Hatteras, Goldman Sachs and DLA Piper were provided access to an electronic data room containing certain non-public information concerning Annaly's business and operations in order to facilitate the Hatteras board of directors' reverse due diligence investigation of Annaly. Hogan Lovells was provided access to the same electronic data room concerning Annaly's business and operations on March 5, 2016. In early March 2016, Weiner Brodsky Kider PC ("Weiner Brodsky"), was retained by Hatteras as its mortgage regulatory legal counsel to assist with its reverse due diligence investigation of Annaly with respect to mortgage regulatory matters and mortgage regulatory matters related to the proposed transaction.

        During the period from February 26, 2016 through the signing of the merger agreement, representatives of Annaly and Hatteras, and their respective legal and financial advisors, engaged in their due diligence investigations of one another.

        On March 7, 2016, a proposed merger agreement prepared by Wachtell Lipton was provided to DLA Piper and Hogan Lovells that reflected a potential transaction structured as an exchange offer in which the Hatteras common stockholders would have the right to receive a fixed amount of cash and shares of Annaly common stock. The draft merger agreement did not contain the amount of cash or stock that would be payable in a potential transaction. The draft merger agreement proposed a termination fee payable by Hatteras in specified circumstances, including if the merger agreement was terminated in order to accept a superior proposal, was in an amount equal to 4% of the transaction equity value. The draft merger agreement also included a no-shop covenant, with a fiduciary out for a superior proposal and an ability for the Hatteras board of directors to change its recommendation for an intervening event, as well the ability for Annaly to make a matching offer each time a third party submits a superior proposal or in the case of an intervening event. In addition, the draft merger agreement contemplated that the shares of Hatteras Series A preferred stock would be exchanged for shares of a newly designated Annaly Series E preferred stock with substantially the same terms as the existing terms of the Hatteras Series A preferred stock. The draft merger agreement included a provision that the Hatteras external manager agree to terminate the management agreement in connection with the consummation of the offer and the merger.

        On March 10, 2016, the Hatteras special committee met with certain members of the Hatteras management team and representatives of DLA Piper, who were present for a portion of the meeting, and representatives of Goldman Sachs and Hogan Lovells, who were present for the entire meeting, to discuss the possible transaction. The representatives of Goldman Sachs made a presentation regarding Annaly, its current management, strategy and portfolio, and the strategic considerations with respect to a transaction with Annaly. The members of the Hatteras management team and the representatives of DLA Piper excused themselves from the portion of the board meeting involving discussion of the management agreement and related matters.

        On March 17, 2016, Annaly's financial advisors hosted a due diligence call to discuss the methodology and process used by each of Annaly and Hatteras for valuing their respective assets, including fixed-rate and adjustable rate agency securities, and Hatteras' methodology and process for valuing mortgage servicing rights.

        On March 18, 2016, Annaly delivered to Hatteras' financial and legal advisors and Mr. Michael Hough a preliminary non-binding indicative proposal for a strategic transaction with Hatteras in which Hatteras common stockholders would receive $15.25 per share of Hatteras common stock comprised of $3.81 in cash and 1.09894 shares of Annaly common stock, such that the total consideration would be comprised of 25% cash and 75% Annaly common stock. The proposal indicated that Annaly would assume the existing notional amount of $287,500,000 of the Hatteras Series A preferred stock. In addition, the proposal stated that Annaly would be willing to pay the Hatteras external manager, in consideration for the termination of the Hatteras management agreement, the termination fee provided for under the existing terms of the management agreement between Hatteras and the Hatteras external manager, subject to additional commercial arrangements in respect of the Hatteras external manager and its executives. Under the existing terms of the Hatteras management agreement, Hatteras was obligated to pay to the Hatteras external manager a termination fee in cash equal to four times the average annual management fee earned by the Hatteras external manager during the two-year period immediately preceding the date of termination in the event of a termination for any reason other than for cause.

        On March 21, 2016, at the quarterly board dinner, the Hatteras board of directors met to discuss the transaction and the proposal received from Annaly. Also, on March 21, 2016, Hogan Lovells provided the Hatteras special committee, at its request, a summary of the vesting provisions of the equity awards held by the Hatteras external manager and its executives. On March 22, 2016, at its regular quarterly meeting, the Hatteras board of directors met with representatives of Goldman Sachs, DLA Piper and Hogan Lovells and discussed the proposal received from Annaly. Specifically, at the March 22, 2016 meeting, the Hatteras board of directors, including the members of the Hatteras special committee, and its advisors, discussed whether such proposal (i) proposed a sufficient amount of consideration for each outstanding share of Hatteras common stock, (ii) provided the optimal mix of stock and cash consideration, (iii) included an appropriate termination fee in the case of a termination of the merger agreement under specified circumstances, and (iv) adequately addressed the treatment of ordinary quarterly dividends. Also at the March 22, 2016 meeting, the Hatteras board of directors, including the members of the Hatteras special committee, and its advisors, discussed the state of the mortgage REIT industry, Hatteras' earnings and book value projections and other potential strategic alternatives available to Hatteras, including remaining independent.

        Upon completion of the Hatteras board of directors meeting on March 22, 2016, the Hatteras special committee met with the other independent members of the Hatteras board of directors and representatives of Hogan Lovells and continued to discuss the proposal received from Annaly. During the discussion, a representative of Hogan Lovells provided the Hatteras special committee an overview of the payments and other benefits that would be provided to the Hatteras external manager and its executives pursuant to the Annaly proposal, including a termination payment provided to the Hatteras external manager in consideration for the termination of the management agreement, vesting of Hatteras equity awards, and certain post-closing transition services arrangements. Hogan Lovells also discussed retention payments to employees of the Hatteras external manager upon closing of the transaction and severance payments to employees of Hatteras. The Hatteras special committee discussed whether negotiating reductions in such payments might increase the consideration that Annaly would be willing to pay to the Hatteras stockholders. At the conclusion of the March 22, 2016 meetings, the Hatteras special committee instructed representatives of Goldman Sachs to (i) communicate to Annaly that the Hatteras special committee considered the proposal from Annaly to be financially inadequate and (ii) suggest that the advisors of Hatteras, the Hatteras special committee and Annaly engage in further diligence and negotiations. Shortly after the March 22, 2016 meetings, representatives of Goldman Sachs communicated these messages to representatives of Wells Fargo and Sandler O'Neill. Thereafter, representatives of Goldman Sachs, Wells Fargo and Sandler O'Neill engaged in multiple discussions regarding Annaly's financial valuation of Hatteras' assets and explored possible improvements in the proposed transaction terms.

        On March 24, 2016, representatives of Annaly and Hatteras, and their respective advisors, including Wells Fargo, Sandler O'Neill, Goldman Sachs, Wachtell Lipton, DLA Piper and Weiner Brodsky, met to discuss the due diligence investigations, including questions arising from the due diligence investigation of Hatteras and reverse due diligence investigation of Annaly. The representatives also discussed the methodology for valuing Hatteras' assets, including agency securities and mortgage servicing rights.

        On March 28, 2016, DLA Piper and Hogan Lovells held a conference call to discuss the terms of the draft merger agreement. On March 29, 2016, DLA Piper submitted a revised draft of the merger agreement to Wachtell Lipton. At the specific request of the Hatteras special committee, the revised draft provided for an exchange offer that permitted Hatteras common stockholders to elect to receive either a mix of cash and Annaly common stock or all Annaly common stock as consideration in the transaction, provided that the total amount of cash consideration to be paid out could not exceed 25% of the total consideration. The termination fee payable by Hatteras in specified circumstances, including if the agreement was terminated in order to accept a superior proposal, was proposed to be 2.5% of the transaction equity value, except in order to accept a superior proposal with a party that submitted a superior proposal during a 30-day "go-shop period" following signing (during which time Hatteras would have been permitted to solicit alternative proposals), in which case the termination fee payable by Hatteras would be 1% of the transaction value.

        Following receipt of the revised merger agreement, Wachtell Lipton, Wells Fargo and Sandler O'Neill communicated issues raised in the revised merger agreement to DLA Piper, Hogan Lovells and Goldman Sachs. On March 30, 2016, representatives of Wachtell Lipton, DLA Piper and Hogan Lovells held a conference call to discuss the open legal issues on the merger agreement.

        On March 31, 2016, Wachtell Lipton delivered to Goldman Sachs, DLA Piper and Hogan Lovells a revised draft merger agreement, which reflected a transaction structured as an exchange offer in which the Hatteras stockholders would have the right to elect to receive a fixed amount of cash, a fixed number of shares of Annaly common stock or a mix of a fixed amount of cash and shares of Annaly common stock. Elections for either all cash or all shares of Annaly common stock would be subject to proration so that total consideration would not exceed 25% cash and 75% stock. The termination fee payable by Hatteras in specified circumstances, including if the agreement was terminated in order to accept a superior proposal, was proposed to be 4% of the transaction value. The revised merger agreement removed the ability of Hatteras to solicit alternative proposals after the signing of the merger agreement, but retained a fiduciary out for a superior proposal subject to payment of a termination fee.

        Also on March 31, 2016, Wachtell Lipton delivered to Goldman Sachs, DLA Piper, Hogan Lovells and Rogers & Hardin LLP ("Rogers & Hardin"), counsel for the Hatteras external manager, a proposal from Annaly regarding the treatment of the Hatteras management agreement and related matters, in which Annaly proposed to pay to the Hatteras external manager a termination fee of approximately $74 million for the termination of the Hatteras management agreement, a payment of approximately $3 million for retention and severance costs for employees of the Hatteras external manager and a transition services agreement that the Annaly external manager would enter into with the Hatteras external manager, with a minimum payment of $3 million for actual transition services to be performed.

        From the last two weeks of March 2016 until the signing of the merger agreement on April 10, 2016, representatives of Rogers & Hardin engaged in discussions with representatives of Wachtell Lipton with respect to the proposed termination of the management agreement and related matters. This included discussion regarding the continued provision of services by the executive officers of the Hatteras external manager following the closing of the transaction as well as the potential implications of such agreements and the possibility of Annaly or its affiliates acquiring the Hatteras external manager. Annaly advised that it was not interested in acquiring the Hatteras external manager and would require that the Hatteras external manager agree to terminate the management agreement as a condition to the transaction and that the Hatteras external manager and its executive officers agree to other covenants for the benefit of Annaly.

        On April 3, 2016, the Hatteras special committee held a telephonic meeting with Mr. Michael Hough and representatives of DLA Piper, who were present for a portion of the meeting, and representatives of Goldman Sachs and Hogan Lovells, who were present for the entire meeting, to discuss the revised provisions of the merger agreement, including the ability for Hatteras common stockholders to elect the form of consideration received and the termination fee, and to discuss certain diligence items. After discussion, Mr. Michael Hough and the representatives of DLA Piper excused themselves from the meeting and the Hatteras special committee met in executive session with its advisors. During the discussion, the Hatteras special committee directed the representatives from Goldman Sachs to communicate to Annaly's representatives their views on a number of transaction terms, including that the current financial terms of the proposal were still not adequate and that the proposed termination fee payable if the merger agreement was terminated in specified circumstances was too high. The Hatteras special committee also directed its chairman, Mr. Miller, to engage in negotiations with Mr. Michael Hough regarding a possible reduction in the termination fee and other benefits that would be received by the Hatteras external manager and its executives, to the extent such reductions could result in an increase in the consideration offered by Annaly to the holders of Hatteras common stock. In addition, to ensure continuity in Hatteras operations, the Hatteras special committee approved in principle the payment of reasonable retention payments by Hatteras to employees of Hatteras and the Hatteras external manager, with respect to services that would be provided prior to closing, if the transaction were approved. The Hatteras special committee delegated to its chairman, Mr. Miller, the authority to negotiate the details of such retention payments with Mr. Michael Hough.

        On April 3, 2016, representatives from Goldman Sachs as directed by the Hatteras special committee engaged in discussions with Annaly and its advisors regarding the open business issues, including the amount of consideration, the cash/equity split of the consideration, the amount of the termination fee payable if the merger agreement was terminated in specified circumstances, and the terms of the termination of the Hatteras management agreement and related matters.

        On April 4, 2016, after discussions with Mr. Michael Hough regarding employee retention payments, Mr. Miller communicated to Mr. Michael Hough that the Hatteras special committee would only approve retention payments for certain employees of Hatteras and the Hatteras external manager (excluding the executive officers of Hatteras, Michael R. Hough, Benjamin M. Hough, Kenneth A. Steele and Frederick J. Boos, II) of up to one times each such employee's base salary. In addition, Mr. Miller communicated to Mr. Michael Hough that given the current level of consideration being proposed to be paid to the Hatteras stockholders in the proposed transaction, it would be likely that the Hatteras special committee would not recommend the transaction unless the consideration was increased, including as a result of agreed upon reductions in payments to the Hatteras external manager and its executives.

        On April 4, 2016, the Hatteras special committee also formally confirmed the engagement of Goldman Sachs to act as its financial advisor in connection with the transaction and its consideration of other strategic alternatives. Goldman Sachs provided a disclosure letter to the Hatteras special committee relating to certain investment banking and team member relationships with Annaly and Hatteras, and after deliberation with representatives of Hogan Lovells, the Hatteras special committee determined that such relationships would not impact Goldman Sachs' ability to provide financial advice to the Hatteras special committee in connection with the proposed transaction or the Hatteras special committee's review of other strategic alternatives. On April 5, 2016, the Hatteras special committee executed an engagement letter to formally engage Goldman Sachs as financial advisor to the Hatteras special committee in connection with the transaction and the Hatteras special committee's consideration of other strategic alternatives.

        On April 6, 2016, the Hatteras special committee held a telephonic meeting with Messrs. Michael and Benjamin Hough and representatives from Goldman Sachs, DLA Piper and Hogan Lovells to discuss the status of pricing discussions among Goldman Sachs, Wells Fargo and Sandler O'Neill, including the asset valuation metrics impacting the pricing determination. A representative of Goldman Sachs informed the Hatteras special committee that based on his discussions with Annaly's financial advisors he believed that Annaly would consider increasing its offer to between $15.40 and $15.50 per share, but would not increase beyond that. The Hatteras special committee directed Goldman Sachs to inform Annaly's representatives that the offer was financially inadequate and that the Hatteras special committee intended to discontinue any further negotiations until at least after Hatteras had released its quarterly financial results.

        On the morning of April 7, 2016, Mr. Keyes requested a telephonic meeting with the Hatteras special committee. The Hatteras special committee agreed and later that afternoon Mr. Keyes made a presentation to the Hatteras special committee and a representative from Hogan Lovells at which he described Annaly's business and diversification strategy. He also outlined a best and final offer from Annaly valued at $15.85 per share, with 40% of the total consideration in the form of cash and 60% of the total consideration in the form of Annaly common stock. The Hatteras common stockholders would continue to have the right to elect to receive a fixed amount of cash, a fixed number of shares of Annaly common stock or a mix of a fixed amount of cash and shares of Annaly common stock. Elections for either all cash or all shares of Annaly common stock would be subject to proration so that total consideration would not exceed 40% cash and 60% shares of Annaly common stock. The offer assumed that the Hatteras external manager would agree to reduce the termination fee from the level provided for in the management agreement to approximately three times the average annual management fee. In addition, Annaly would enter into post-closing consulting arrangements with the Hatteras executive officers, pursuant to which they perform various services for Annaly post-closing, and Annaly would provide certain severance protections to employees of Hatteras that would join Annaly in connection with the proposed transaction. Mr. Keyes outlined for the Hatteras special committee his views on the strategic advantages of the combination for Hatteras stockholders, including portfolio and business line diversification, improved liquidity, improved access to capital and the possibility of growing Hatteras' operating businesses, and responded to questions from the Hatteras special committee on Annaly's risk and diversification strategy. The Hatteras special committee discussed the revised proposal after Mr. Keyes departed the meeting.

        A telephonic meeting of the Hatteras board of directors was held on April 7, 2016 following the meeting between Mr. Keyes and the Hatteras special committee in order to update the entire Hatteras board of directors on the revised offer and the meeting with Mr. Keyes. Representatives from DLA Piper, who were present for a portion of the meeting, Goldman Sachs and Hogan Lovells attended. A representative from Goldman Sachs provided a presentation on the financial terms of the revised offer. After discussion, Messrs. Michael and Benjamin Hough and the representatives of DLA Piper excused themselves from the meeting, and a telephonic meeting of the Hatteras special committee was convened. The other independent members of the Hatteras board of directors and representatives of Goldman Sachs and Hogan Lovells attended the meeting. The Hatteras special committee discussed the updated proposal and solicited the input of Goldman Sachs and Hogan Lovells, including with respect to the relative advantages and disadvantages of the transaction over continuing as an independent company, outstanding diligence issues and open issues in the draft merger agreement. The Hatteras special committee also reviewed the state of negotiations relating to the termination of the management agreement, severance arrangements for Hatteras employees, retention bonuses for employees of the Hatteras external manager, and consulting arrangements between Annaly and certain executives of the Hatteras external manager. After deliberating, the Hatteras special committee directed its chair, Mr. Miller, to inform Mr. Keyes that the Hatteras special committee could support the revised proposal subject to the percentage of stock consideration being increased to 65%, the termination fee payable if the merger agreement was terminated in specified circumstances being reduced to 3%, and satisfaction of certain outstanding financial diligence items.

        On April 8, 2016, Mr. Miller had individual telephone conferences with each independent member of the Hatteras board of directors to review the current terms of the transaction and to confirm support for the proposed transaction subject to the changes discussed at the April 7, 2016 meeting.

After these discussions, on April 8, 2016, Mr. Miller informed Mr. Keyes by telephone that the Hatteras special committee could support the revised proposal subject to the conditions noted above, and Mr. Keyes subsequently called Mr. Miller to inform him that the transaction based on the terms discussed, including an increase in the stock percentage to 65% of total consideration and a reduction in the termination fee to 3%, was acceptable to Annaly. Mr. Keyes also indicated that Annaly would address the open financial diligence items. Mr. Miller communicated these updates to Messrs. Michael and Benjamin Hough and the other members of the Hatteras board of directors.

        Annaly's revised proposal was conditioned on the Hatteras external manager agreeing to amend the terms of the Hatteras management agreement to provide for, among other things, the termination of the management agreement in connection with the closing of the transaction for a reduced termination fee and the Hatteras external manager's release of all claims that it may have under the management agreement against Hatteras and its subsidiaries and Annaly and its affiliates. On April 9 and 10, 2016, representatives of Rogers & Hardin and Wachtell Lipton engaged in negotiations regarding the terms of such amendment to the management agreement. In addition, representatives of Rogers & Hardin and Wachtell Lipton negotiated the economic and other terms of consulting agreements pursuant to which each of the Hatteras executive officers, Michael R. Hough, Benjamin M. Hough, Kenneth A. Steele and Frederick J. Boos II, would provide certain consulting services to Annaly during a consulting period ending 30 months following the closing of the merger, during which term each of them also agreed to certain non-competition and other covenants.

        On the morning of April 10, 2016, the Hatteras special committee and Hatteras board of directors convened to consider the best and final offer from Annaly, as modified by the conversations between Mr. Miller and Mr. Keyes. All members of the Hatteras board of directors were present at the meeting. Also participating were representatives of Goldman Sachs, DLA Piper and Hogan Lovells. Representatives of Hogan Lovells reviewed with the Hatteras board of directors its fiduciary duties in considering a merger of Hatteras with Annaly. Representatives of DLA Piper then provided a detailed review of the terms of the proposed merger agreement with Annaly. Representatives of Goldman Sachs reviewed its financial analysis of the proposed transaction. Following this presentation, Goldman Sachs delivered its oral opinion, subsequently to be confirmed in writing, that, as of April 10, 2016 and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its written opinion, the (i) $15.85 in cash, (ii) 1.5226 shares of Annaly common stock or (iii) $5.55 in cash and 0.9894 shares of Annaly common stock, collectively referred to as the "Aggregate Consideration", to be paid to the holders (other than Annaly and its affiliates) of shares of Hatteras common stock, taken in the aggregate, pursuant to the merger agreement, was fair from a financial point of view to such holders. For more information about Goldman Sachs' opinion, see below under the heading "—Opinion of Hatteras' Financial Advisor."

        After discussion, the Hatteras board of directors meeting was then temporarily adjourned, Messrs. Michael and Benjamin Hough and the representatives of DLA Piper were excused and the Hatteras special committee convened a meeting to consider whether to recommend that the Hatteras board of directors approve the transaction and to approve any payments under or in respect of the Hatteras management agreement with the Hatteras external manager, or any other transactions connected with or related to the transaction involving the Hatteras external manager. Each independent member of the Hatteras board of directors and representatives of Goldman Sachs and Hogan Lovells attended the meeting. After careful deliberation, the Hatteras special committee (i) unanimously recommended that the offer and merger and the other transactions contemplated by the merger agreement, on the terms set forth therein, be submitted to and approved by the Hatteras board of directors, (ii) approved and authorized Hatteras to enter into the agreement terminating the Hatteras management agreement at the closing of the proposed transaction and to comply with the terms thereof, including the payment of the reduced management agreement termination fee from the amount provided for in the management agreement of the four times the average annual management fee to approximately three times the average annual management fee, and (iii) approved the provisions of the merger agreement providing for or relating to payments to the Hatteras external manager and its employees.

        The Hatteras board of directors meeting reconvened immediately after the Hatteras special committee meeting was adjourned. All members of the Hatteras board of directors and representatives of Goldman Sachs, DLA Piper and Hogan Lovells were present when the meeting reconvened. After discussing the relative merits of the transaction (see below under the heading "—Hatteras' Reasons for the Offer and the Merger and Recommendation of the Hatteras Board"), the Hatteras board of directors unanimously (a) determined that the terms of the merger agreement and the transaction, including the offer the merger and the issuance of Annaly common stock in connection therewith, were fair to and in the best interests of Hatteras and its stockholders, (b) declared the offer, the merger, and the other transactions contemplated by the merger agreement advisable, (c) approved the execution and delivery by Hatteras of the merger agreement, the performance by Hatteras of its covenants and agreements contained in the merger agreement and the consummation of the offer, the merger and the other transactions contemplated by the merger agreement on the terms and subject to the conditions contained therein, and (iv) resolved to recommend that Hatteras' stockholders accept the offer and tender their shares of Hatteras common stock to Annaly in the offer. The Hatteras board of directors also adopted a resolution authorizing an amendment to Hatteras' bylaws to provide that the Circuit Court of Baltimore City, Maryland would be the exclusive forum for derivative claims brought on behalf of Hatteras, claims asserting breaches of fiduciary duties or arising from the MGCL or Hatteras' charter or bylaws, and certain other types of claims. The Hatteras board of directors also approved as part of its approval of the offer and the merger and the merger agreement the proposed retention and severance plans for employees of Hatteras and the Hatteras external manager described above.

        On April 10, 2016, following the Hatteras board of directors meetings, Mr. Miller informed Mr. Keyes by telephone that the Hatteras board of directors, acting on the unanimous recommendation of the special committee, approved the proposed merger of Hatteras and Annaly

        Following the telephone call between Mr. Miller and Mr. Keyes, Annaly, Hatteras and the Hatteras external manager and their respective advisors finalized the merger agreement and related schedules and agreements, including the articles supplementary designating the Annaly Series E preferred stock, and the merger agreement, the amendment to the management agreement and the consulting agreements were executed.

        Prior to the opening of markets in the United States on April 11, 2016, Annaly and Hatteras jointly announced the transaction.

Annaly's Reasons for the Offer and the Merger

        In reaching its decision to approve the offer, the merger, the merger agreement and the other transactions contemplated by the merger agreement, Annaly's board of directors consulted with Annaly's senior management team and external manager, as well as Annaly's outside advisors, and considered a number of factors, including the following material factors (not in any relative order of importance), which it viewed as supporting its decision to approve the offer, the merger, the merger agreement and the other transactions contemplated by the merger agreement:

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  the fact that Hatteras' portfolio consists primarily of agency adjustable rate mortgage-backed securities and the expectation that these assets will be complementary to Annaly's existing portfolio, which is comprised primarily of fixed rate mortgage-backed securities;

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  the expectation that the combined company's enhanced capital base will support the continued growth of all businesses;

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  the expectation that the acquisition would create incremental efficiency and growth opportunities;

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  the fact that the offer and merger are expected to be accretive to Annaly's common equity book value per share and core earnings;

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  the expectation that the merger and offer would further enhance Annaly's leadership position in the fragmented mortgage REIT market;

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  the amount and form of consideration to be paid in the offer and merger, including the fact that the exchange ratio and aggregate mix of consideration to be paid are fixed;

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  the view that the terms and conditions of the merger agreement and the transactions contemplated therein, including the representations, warranties, covenants, closing conditions and termination provisions, are comprehensive and favorable to completing the proposed transaction;

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  the anticipated short time period from announcement to completion achievable through the exchange offer structure and the expectation that the satisfaction of the conditions to consummation of the offer and the merger will be satisfied on a timely basis;

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  the fact that the merger agreement places limitations on Hatteras' ability to seek a superior proposal and requires Hatteras to pay Annaly a termination fee of approximately $44.95 million if Annaly or Hatteras terminates the merger agreement under certain circumstances and Hatteras consummates or enters into an agreement with respect to a competing acquisition proposal within a specified time period after termination of the merger agreement;

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  that former Hatteras common stockholders will own in the aggregate approximately 9.13% of the outstanding shares of Annaly common stock after completion of the offer and the merger;

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  the scope and results of the due diligence investigation of Hatteras conducted by Annaly management and outside advisors, and the results of that investigation;

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  current financial market conditions and forecast and the current and historical market prices, and trading information with respect to, shares of Annaly and Hatteras common stock; and

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  the recommendation of Annaly's management and external manager in favor of the offer and the merger.

        The Annaly board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the transactions, including the following (not in any relative order of importance):

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  the risk that the acquisition of Hatteras might not be completed in a timely manner or at all and the attendant adverse consequences for Annaly's and Hatteras' businesses as a result of the pendency of the acquisition and operational disruption;

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  costs associated with the offer and the merger;

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  the risk that the offer and merger may not be consummated despite the parties' efforts or that the closing of the transactions may be unduly delayed due to regulatory processes or other factors outside of the parties' control;

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  the risks associated with the occurrence of events which may materially and adversely affect the operations or financial condition of Hatteras and its subsidiaries, which may not entitle Annaly to terminate the merger agreement;

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  the risk that the potential benefits of the acquisition may not be fully or partially achieved, or may not be achieved within the expected time frame;

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  the challenges and difficulties relating to combining the portfolios and operations of Annaly and Hatteras;

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  the risk of diverting Annaly's management's focus and resources from other strategic opportunities and from operational matters while working to implement the transaction with Hatteras, and other potential disruption associated with combining the companies, and the potential effects of such diversion and disruption on the businesses of Annaly and Hatteras;

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  the effects of general competitive, economic, political and market conditions and fluctuations on Annaly, Hatteras or the combined company; and

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  various other risks associated with the acquisition and the businesses of Annaly, Hatteras and the combined company, some of which are described under "Risk Factors."

        The Annaly board of directors concluded that the potential negative factors associated with the acquisition were outweighed by the potential benefits that it expected Annaly to achieve as a result of the offer and the merger. Accordingly, the Annaly board of directors approved the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement.

        The foregoing discussion of the information and factors considered by the Annaly board of directors is not intended to be exhaustive, but includes the material factors considered by the Annaly board of directors. In view of the variety of factors considered in connection with its evaluation of the acquisition, the Annaly board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors may have given different weights to different factors. The Annaly board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Annaly board of directors based its determination on the totality of the information presented.

Hatteras' Reasons for the Offer and the Merger; Recommendation of the Hatteras Board of Directors

        The Hatteras board of directors, acting upon the unanimous recommendation of the Hatteras special committee, has unanimously (i) determined that the terms of the merger agreement and the transactions, including the offer, the merger and the issuance of shares of Annaly common stock in connection therewith, are fair to, and in the best interests of, Hatteras and its stockholders, (ii) declared the offer, the merger and the other transactions contemplated by the merger agreement advisable, (iii) approved the execution and delivery by Hatteras of the merger agreement, the performance by Hatteras of its covenants and agreements contained in the merger agreement and the consummation of the offer, the merger and the other transactions contemplated by the merger agreement on the terms and subject to the conditions contained therein, and (iv) resolved to recommend that Hatteras stockholders accept the offer and tender their shares of Hatteras common stock to Annaly in the offer.

        In evaluating the merger agreement and the transactions contemplated by the merger agreement, including the offer, the merger and the issuance of shares of Annaly common stock in connection therewith, the Hatteras special committee and the Hatteras board of directors consulted with their financial and legal advisors, including Goldman Sachs, as financial advisor to the Hatteras special committee, DLA Piper, as counsel to Hatteras, and Hogan Lovells, as counsel to the Hatteras special committee, as well as members of Hatteras' senior management.

        In the course of reaching a determination that the offer and the merger are fair to, and in the best interests of, Hatteras and its stockholders, and a recommendation that the holders of Hatteras common stock accept the offer and tender their shares of Hatteras common stock to Annaly in the offer, the Hatteras special committee and the Hatteras board of directors considered numerous factors, including the following material factors and benefits of the offer and the merger, each of which the Hatteras special committee and the Hatteras board of directors believed supported its unanimous determination and recommendation:

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  Recommendation of the Hatteras Special Committee.  The Hatteras board of directors considered the unanimous recommendation of the Hatteras special committee that the Hatteras board of directors determine that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer, the merger and the issuance of shares of Annaly common stock in connection therewith, are fair to, and in the best interests of, Hatteras and its stockholders and declare the offer, the merger and the other transactions contemplated by the merger agreement advisable, as well as the independence of the members of the Hatteras special committee making such recommendation and the independence, experience and expertise of Goldman Sachs as the financial advisor to the Hatteras special committee.

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  Industry and Business Considerations.  The Hatteras special committee and the Hatteras board of directors considered the current and historical industry conditions and the financial condition, results of operations, business, and financing prospects of Hatteras, including the following:

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  the challenges facing the residential mortgage REIT sector in general, including significant uncertainty regarding the outlook for interest rates as well as uncertainty regarding the outlook for the financial markets generally;

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  the challenges facing Hatteras in particular, including that, since 2013, the price per share of Hatteras common stock has traded at a substantial discount to Hatteras' book value per share, which makes raising equity capital to fund new investments dilutive to shareholders and has made it difficult for Hatteras to significantly increase its size and scale through capital market transactions; and

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  the general views of the members of the Hatteras special committee and the Hatteras board of directors with respect to the business, financial condition, current business strategy and prospects of Hatteras, including the potential challenges for Hatteras to continue to access financing resources on acceptable terms.

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  Offer Price and Right to Participate in Annaly's Future Growth.  The Hatteras special committee and the Hatteras board of directors considered:

  •
  the fact that the value of the consideration represents a premium of approximately 24% to the 60-day volume-weighted average price of Hatteras common stock ending on April 8, 2016, the last trading day before Hatteras entered into the merger agreement;

  •
  the fact that for each outstanding share of Hatteras common stock accepted for payment in the offer or converted and exchanged in the merger the holder thereof will be entitled to receive at least 65% of the consideration in Annaly common stock and, therefore, participate in benefits of the combined company;

  •
  the fact that in lieu of receiving the mixed consideration, holders of shares of Hatteras common stock may elect to receive, for each share of Hatteras common stock that they hold, the all-cash consideration or the all-stock consideration, in each case, subject to proration;

  •
  the belief of the Hatteras special committee that as a result of negotiations between the parties it had obtained Annaly's best and final offer for the Hatteras common stock, which was $0.60 per share higher than Annaly's initial proposal; and

  •
  the offer and the merger are expected to be immediately accretive to Annaly's earnings per share and will not be dilutive to Annaly's book value.

  •
  Benefits of Combining with Annaly of Increased Scale, Portfolio Diversity and other Operating Considerations. The Hatteras special committee and the Hatteras board of directors considered the following benefits and operating considerations in combining with Annaly:

  •
  the increased portfolio diversification of the combined company, taking into account Annaly's diversified portfolio of agency and non-agency mortgage-backed securities, commercial real estate debt and equity and commercial credit and Hatteras' portfolio of adjustable-rate agency and non-agency mortgage-backed securities, residential whole loans and mortgage servicing rights;

  •
  the potential access to capital and asset acquisition opportunities resulting from the scale and resources of the combined company, the fact that Annaly's average expenses have historically been a lower percentage of assets and equity than other residential mortgage REITs, and the potential for increased capital allocation alternatives for the combined company;

  •
  the potential access to additional financing resources that would not be available to Hatteras as a stand-alone company; and

  •
  the continuing access to an external manager with broad expertise and resources to invest across a range of asset classes at a cost that has historically been a lower percentage of assets and equity than other residential mortgage REITs.

  •
  Opinion of Goldman Sachs and Related Analysis.  The Hatteras special committee and the Hatteras board of directors considered the oral opinion of Goldman Sachs, subsequently confirmed in writing, dated April 10, 2016, that, as of such date, based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Goldman Sachs in preparing its written opinion, as set forth in such written opinion, the Aggregate Consideration to be paid to the holders (other than Annaly or its affiliates) of the shares of Hatteras common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described below in "—Opinion of Hatteras' Financial Advisor." The Hatteras special committee and Hatteras board of directors were aware that Goldman Sachs will become entitled to certain fees upon consummation of the offer and merger, as more fully described below in "—Opinion of Hatteras' Financial Advisor."

  •
  Other Terms of the Merger Agreement.  The Hatteras special committee and the Hatteras board of directors considered certain other terms of the merger agreement, which are more fully described in the section entitled "Merger Agreement." Certain provisions of the merger agreement that the Hatteras special committee and Hatteras board of directors considered important included:

  •
  the merger agreement provides for the prompt commencement of the offer, which may enable holders of Hatteras common stock who tender their shares into the offer to receive their consideration more quickly than in a transaction structured as a one-step merger;

  •
  the ability to respond to unsolicited acquisition proposals by the Hatteras board of directors, upon the recommendation of the Hatteras special committee and determination that the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable law, and to engage in negotiations or discussions with third parties regarding alternative transactions under certain circumstances (see "Merger Agreement—No Solicitation of Other Offers by Hatteras");

  •
  the right of the Hatteras board of directors to change or withdraw its recommendation to holders of Hatteras common stock, following receipt of an unsolicited superior proposal or upon the occurrence of certain other intervening events and upon the recommendation of the Hatteras special committee and determination that the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable law (see "Merger Agreement—No Solicitation of Other Offers by Hatteras");

    •
    the right of the Hatteras board of directors to terminate the merger agreement and to accept a superior proposal, if certain conditions are met, subject to the payment of the termination fee to Annaly (see "Merger Agreement—Termination of the Merger Agreement—Termination by Hatteras");

    •
    the fact that Offeror's obligations to purchase (and Annaly's obligation to cause the Offeror to purchase) the shares of Hatteras common stock tendered in the offer and to close the merger are subject to limited conditions, and that the offer and the merger are reasonably likely to be consummated; and

    •
    the fact that the Offeror must generally extend the offer for one or more periods until the offer conditions have been satisfied.

        The Hatteras special committee in making its recommendation to the Hatteras board of directors and the Hatteras board of directors in making its determination also identified and considered the following potentially negative factors in its deliberations:

  •
  Fluctuations in the Price of Annaly Common Stock.  The Hatteras special committee and the Hatteras board of directors considered the fact that holders of shares of Hatteras common stock who receive shares of Annaly common stock in the offer or the merger will receive a fixed number of shares of Annaly common stock, which is based on the Hatteras common stock being valued at $15.85 per share based upon the closing price of Annaly common stock on April 8, 2016, and such number of shares will not be adjusted for any decrease in the trading price of shares of Annaly common stock between the date of the merger agreement and the completion of the offer or the merger, and the fact that Hatteras is not permitted to terminate the merger agreement solely because of changes in the market price of shares of Annaly common stock;

  •
  Non-Solicitation Covenant.  The Hatteras special committee and the Hatteras board of directors considered the fact that the merger agreement imposes restrictions on soliciting and responding to competing acquisition proposals from third parties;

  •
  Termination Fee.  The Hatteras special committee and the Hatteras board of directors considered that the termination fee of $44,948,637.45 payable in cash to Annaly if the merger agreement is terminated under certain circumstances, including if the merger agreement is terminated in order for the Hatteras board of directors to accept a superior proposal, may discourage third parties that may otherwise have an interest in a business combination with, or an acquisition of, Hatteras from pursuing such a transaction;

  •
  Interim Operating Covenants.  The Hatteras special committee and the Hatteras board of directors considered that the merger agreement imposes restrictions on the conduct of the business of Hatteras and its subsidiaries prior to the consummation of the merger (see "Merger Agreement—Conduct of Business Before Completion of the Merger—Restrictions on Hatteras' Operations");

  •
  Risks the Offer and Merger May Not Be Completed.  The Hatteras special committee and the Hatteras board of directors considered the following factors in connection with the risk that the offer and the merger not be completed:

  •
  the risk that the conditions to the offer may not be satisfied and that, therefore, shares of Hatteras common stock may not be purchased pursuant to the offer and the merger may not be consummated; and

    •
    the risks and costs to Hatteras of the adverse effect of the resulting public announcement of any termination of the merger agreement on the market price of shares of Hatteras common stock, and operating results of Hatteras, particularly in light of the diversion of management resources from operational matters and other strategic opportunities and the costs incurred in connection with the transaction;

  •
  Potential Conflict of Interest Relating to Termination of Management Agreement.  The Hatteras special committee and the Hatteras board of directors considered the potential conflict of interest created as a result of the termination of the management agreement in connection with the transaction and the resulting payment of a termination fee to the Hatteras external manager.

  •
  Interests of Directors and Executive Officers.  The Hatteras special committee and the Hatteras board of directors considered the interests of certain directors and executive officers in the merger, including the proposed consulting agreements between Annaly and each of Hatteras' executive officers, Michael R. Hough, Benjamin M. Hough, Kenneth A. Steele and Frederick J. Boos, II, each as more fully described in "The Offer—Interests of Certain Persons in the Offer and the Merger;"

  •
  Regulatory Approvals.  The Hatteras special committee and the Hatteras board of directors considered the period of time necessary to obtain the regulatory approvals that would be required to consummate the offer; and

  •
  Cash Component of Consideration.  The Hatteras special committee and the Hatteras board of directors considered that the holders of Hatteras common stock who receive cash consideration, either because of an affirmative election or because of subsequent proration, will have that portion of their investment in Hatteras liquidated at a discount to Hatteras' book value per share and, with respect to that portion of their investment, will not be able to participate in the future benefits of the combined company and the fact that the receipt of cash will be a taxable transaction for U.S. federal income tax purposes.

  •
  Other Risks of the Offer and the Merger.  The Hatteras special committee and the Hatteras board of directors also considered the following additional risks:

  •
  the substantial costs to be incurred in connection with the transaction;

  •
  the absence of appraisal rights for holders of Hatteras common stock under Maryland law; and

  •
  the risks described in the section entitled "Risk Factors".

        Although the foregoing discussion sets forth the material factors considered by the Hatteras special committee in making its recommendation to the Hatteras board of directors and the Hatteras board of directors in reaching its determination, it does not include all of the factors considered by either the Hatteras special committee or the Hatteras board of directors, and each director may have considered different factors or given different weights to different factors. In view of the variety of factors and the amount of information considered, neither the Hatteras special committee nor the Hatteras board of directors found it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. Both the Hatteras special committee and the Hatteras board of directors realized that there can be no assurance about future results, including results expected or considered in the factors above. However, both the Hatteras special committee and the Hatteras board of directors concluded that the potential positive factors described above significantly outweighed the negative factors described above. The recommendations were made after consideration of all of the factors as a whole.

        THE HATTERAS BOARD OF DIRECTORS, ACTING UPON THE UNANIMOUS RECOMMENDATION OF THE HATTERAS SPECIAL COMMITTEE, HAS UNANIMOUSLY

DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTION, INCLUDING THE OFFER, THE MERGER AND THE ISSUANCE OF SHARES OF ANNALY COMMON STOCK IN CONNECTION THEREWITH, WERE FAIR TO, AND IN THE BEST INTERESTS OF, HATTERAS AND ITS STOCKHOLDERS, DECLARED THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ADVISABLE, APPROVED THE EXECUTION AND DELIVERY BY HATTERAS OF THE MERGER AGREEMENT, THE PERFORMANCE BY HATTERAS OF ITS COVENANTS AND AGREEMENTS CONTAINED IN THE MERGER AGREEMENT AND THE CONSUMMATION OF THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ON THE TERMS AND SUBJECT TO THE CONDITIONS CONTAINED THEREIN, AND RECOMMENDS THAT HATTERAS STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES OF HATTERAS COMMON STOCK TO ANNALY IN THE OFFER.

        In considering the Hatteras special committee's recommendation and the Hatteras board of directors' determination with respect to the offer and the merger, you should be aware that the Hatteras external manager and certain executive officers of Hatteras and the Hatteras external manager have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of Hatteras stockholders generally. See "The Offer—Interests of Certain Persons in the Offer and the Merger."

Opinion of Hatteras' Financial Advisor

        At a meeting of the Hatteras special committee and the Hatteras board of directors held on April 10, 2016, Goldman Sachs rendered its oral opinion to the Hatteras special committee and Hatteras board of directors, subsequently confirmed in writing dated April 10, 2016, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing Goldman Sachs' written opinion as set forth in such written opinion, the Aggregate Consideration (as defined in the section entitled "—Background of the Offer and the Merger") to be paid to the holders (other than Annaly and its affiliates) of the shares of Hatteras common stock, taken in the aggregate, pursuant to the merger agreement, was fair from a financial point of view to such holders. The merger agreement provides that the Aggregate Consideration is subject to proration and certain other procedures and limitations, as to which Goldman Sachs expressed no opinion.

        The full text of the written opinion of Goldman Sachs, dated April 10, 2016, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex B. The summary of Goldman Sachs' opinion contained in this document is qualified in its entirety by reference to the full text of Goldman Sachs' written opinion. Goldman Sachs' advisory services and opinion were provided for the information and assistance of the Hatteras special committee and Hatteras board of directors in connection with their consideration of the offer and the merger (the "transaction") and the opinion does not constitute a recommendation as to whether or not any holder of shares of Hatteras common stock should tender such shares in connection with the offer or how any holder of shares of Hatteras common stock should make any election with respect to the offer or the merger or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

  •
  annual reports to stockholders and Annual Reports on Form 10-K of Hatteras and Annaly for the five years ended December 31, 2015;

  •
  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Hatteras and Annaly;

  •
  certain other communications from Hatteras and Annaly to their respective stockholders;

  •
  certain publicly available research analyst reports for Hatteras and Annaly; and

  •
  certain internal financial analyses for Hatteras prepared by its management, certain Wall Street analyst forecasts for Annaly, certain internal financial analyses and forecasts for Annaly prepared by the management of Annaly, and certain financial analyses and forecasts for Annaly, pro forma for consummation of the transaction, prepared by the management of Hatteras, in each case, as approved for Goldman Sachs' use by Hatteras, which are referred to as the "Forecasts", including certain cost synergies expected by the management of Hatteras to result from the transaction and as approved for Goldman Sachs' use by Hatteras, which are referred to as the "Synergies".

        Goldman Sachs also held discussions with members of the senior managements of Hatteras and Annaly regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition and future prospects of Annaly and with members of the senior management of Hatteras regarding their assessment of the past and current business operations, financial condition and future prospects of Hatteras; reviewed the reported price and trading activity for the shares of Hatteras common stock and shares of Annaly common stock; compared certain financial and stock market information for Hatteras and Annaly with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the residential mortgage REIT industry; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

        For purposes of rendering the opinion described above, Goldman Sachs, with the consent of Hatteras, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with the consent of Hatteras, that the Forecasts, including the Synergies, had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Hatteras. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Hatteras or Annaly or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Hatteras or Annaly or any of their respective subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on Hatteras or Annaly or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs also assumed that the transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion did not address the underlying business decision of Hatteras to engage in the transaction, or the relative merits of the transaction as compared to any strategic alternatives that may be available to Hatteras; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs' opinion addressed only the fairness from a financial point of view to the holders (other than Annaly and its affiliates) of shares of Hatteras common stock, as of the date of its opinion, of the Aggregate Consideration to be paid to such holders pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transaction, including, the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Hatteras; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Hatteras or Annaly, or class of such persons, in connection with the transaction, whether relative to the Aggregate Consideration to be paid to the holders (other than Annaly and its affiliates) of shares of Hatteras common stock pursuant to the Agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of Annaly common stock will trade at any time or as to the impact of the transaction on the solvency or viability of Hatteras or Annaly or the ability of Hatteras or Annaly to pay their respective obligations when they come due. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs' advisory services and its opinion were provided for the information and assistance of the Hatteras special committee and Hatteras board of directors in connection with their consideration of the transaction and its opinion does not constitute a recommendation as to whether or not any holder of shares of Hatteras common stock should tender such shares in connection with the offer or how any holder of shares of Hatteras common stock should make any election with respect to the offer or the merger or any other matter. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analyses

        The following is a summary of the material financial analyses presented by Goldman Sachs to the Hatteras special committee and Hatteras board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 8, 2016 (the last trading day prior to the announcement of the transaction) and is not necessarily indicative of current market conditions.

        For purposes of its analyses, Goldman Sachs calculated an implied consideration per share to be paid to the holders of shares of Hatteras common stock pursuant to the merger agreement based on the closing price for the Annaly common stock of $10.41 on April 8, 2016 by adding the $5.55 in cash to the implied value for 0.9894 shares of Annaly common stock (determined by multiplying 0.9894 by the April 8, 2015 closing price for the Annaly common stock) to derive an implied consideration per Share in the transaction of $15.85.

Historical Stock Trading Analysis

        Goldman Sachs compared the Aggregate Consideration to (i) the closing price of the shares of Hatteras common stock as of April 8, 2016, (ii) the volume weighted average trading price of the shares of Hatteras common stock for the 30-trading day period ended April 8, 2016 and (iii) the volume weighted average trading price of the shares of Hatteras common stock for the 52-week period ended April 8, 2016.

        This analysis indicated that the Aggregate Consideration represented:

  •
  a premium of 11.2% to the closing price of $14.26 per Share as of April 8, 2016;

  •
  a premium of 10.5% to the volume weighted average trading price of $14.35 per Share for the 30-trading day period ended April 8, 2016; and

  •
  a premium of 6.5% to the volume weighted average trading price of $14.88 per Share for the 52-week period ended April 8, 2016.

Selected Companies Analysis

        Goldman Sachs reviewed and compared certain financial information for Hatteras and Annaly to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the residential mortgage REIT industry with a market capitalization greater than $750 million as of April 8, 2016 (which we collectively refer to as the selected companies):

  •
  American Capital Agency Corp.

  •
  Two Harbors Investment Corp.

  •
  New Residential Investment

  •
  MFA Financial Inc.

  •
  Chimera Investment Corp.

  •
  Invesco Mortgage Capital Inc.

  •
  CYS Investments

  •
  Redwood Trust Inc.

  •
  PennyMac Mortgage Investment

  •
  Capstead Mortgage Corp.

  •
  Armour Residential REIT

        Although none of the selected companies is directly comparable to Hatteras, the companies included were chosen because they are publicly traded companies with operations and scale that for purposes of analysis may be considered similar to certain operations of Hatteras.

        Goldman Sachs reviewed and compared various financial multiples and ratios. The multiples and ratios of Hatteras were based on information regarding shares outstanding provided by Hatteras' management as of April 7, 2016, Hatteras' SEC filings and Bloomberg market data as of April 8, 2016. The multiples and ratios of Annaly were based on information regarding shares of Annaly common stock outstanding provided by Hatteras' management as of April 3, 2016, Annaly's SEC filings and Bloomberg market data as of April 8, 2016. The multiples and ratios of the selected companies were based on SEC filings and Bloomberg market data as of April 8, 2016. With respect to Hatteras and each of the selected companies, Goldman Sachs calculated:

  •
  price per share as of April 8, 2016 as a multiple of book value per share as of December 31, 2015, which we refer to as "P/BV"; and

  •
  the implied dividend yield by annualizing the dividends paid in the most recent quarter.1

(1)
American Capital Agency Corp. and Armour Residential REIT pay dividends monthly; dividends in the most recent quarter were calculated based on dividends per share over the course of the quarter.

        The following table presents the results of these analyses:

	Selected Companies
	Range	Median	Hatteras	Annaly
P/BV	0.64x - 0.96x	0.86x	0.74x	0.89x
Annualized Dividend Yield	8.8% - 18.2%	12.8%	12.6%	11.5%

        Goldman Sachs, using its professional judgment, applied the range of P/BV multiples to Hatteras' book value per share as of February 29, 2016 of $18.72, as provided by the management of Hatteras, to derive a range of implied values per share of Hatteras' common stock of $12.06 to $17.91. Goldman Sachs, using its professional judgment, applied the range of annualized dividend yields to the annualized dividend paid by Hatteras in the most recent quarter of $0.45, as provided by the management of Hatteras, to derive a range of implied values per share of Hatteras' common stock of $9.87 to $20.38.

Selected Precedent Transactions Analysis

        Goldman Sachs analyzed certain publicly available information relating to the acquisition transactions listed below involving target companies in the residential and commercial mortgage REIT industry:

Date Announced	Acquiror	Target
03-02-2016	Armour Residential REIT ("ARR")	Javelin Mortgage Investment Corp. ("JMI")
02-26-2016	Apollo Commercial Real Estate Finance ("ARI")	Apollo Residential Mortgage, Inc. ("AMTG")

        Although none of the selected transactions is directly comparable to the transaction, the target companies in the selected transactions were companies that, for purposes of analysis, may be considered similar to Hatteras.

        For the above selected transactions, based on information obtained from SEC filings and Capital IQ, Goldman Sachs calculated and reviewed the final announced transaction price as a multiple of the target company's last reported book value as of, in the case of the transaction between ARR and JMI, ten business days before the expiration of the applicable tender offer, and in the case of the transaction between ARI and AMTG, December 31, 2015, which we refer to as "Target P/BV".

        The following table presents the results of this analysis:

	Low	Mean	High
Target P/BV	0.87x	0.88x	0.89x

        From the transactions above, Goldman Sachs, using its professional judgment, applied the range of multiples to Hatteras' book value per share as of February 29, 2016 of $18.72, as provided by the management of Hatteras, to derive a range of implied values per share of Hatteras' common stock of $16.28 to $16.66.

Illustrative Discounted Dividend Analysis of Hatteras

        Goldman Sachs performed an illustrative dividend discount model analysis on Hatteras using the Forecasts and certain publicly available information. Goldman Sachs calculated estimates of the net present value of estimated dividend streams for the period beginning with the second quarter of 2016 through 2017, as set forth in the Forecasts, and a range of illustrative terminal values, and applied discount rates ranging from 5.3% to 12.6%, reflecting estimates of Hatteras' cost of equity. The terminal values were calculated using two methodologies: (i) the required dividend yields methodology and (ii) the P/BV ratio methodology. Using a range of implied terminal values calculated by applying a 3-year dividend yield range of 9.8% to 16.1% to the projected dividends per share for calendar year 2017 according to the Forecasts, this analysis resulted in a range of implied present values per share of Hatteras' common stock of $10.92 to $18.12. Using a range of implied terminal P/BV values calculated by applying a range of 0.57x to 0.99x to Hatteras' projected book value per share of Hatteras' common stock as of December 31, 2017 as set forth in the Forecasts, this analysis resulted in a range of implied present values per share of Hatteras' common stock of $11.39 to $19.89.

Illustrative Pro Forma Combined Company Discounted Dividend Analysis

        Goldman Sachs performed an illustrative dividend discount model analysis on Hatteras and Annaly on a pro forma basis, which we refer to as the combined company, using the Forecasts and certain public information. Goldman Sachs calculated estimates of the net present value of the estimated dividend streams of the combined company for the period beginning with the second quarter of 2016 through 2017, as set forth in the Forecasts, and assuming a dividend payout ratio of 100% per Hatteras management, and a range of illustrative terminal values for the combined company, and applied discount rates ranging from 3.9% to 11.6%, reflecting estimates of the combined company's cost of equity. The terminal values were calculated using two methodologies: (i) the required dividend yields methodology and (ii) the P/BV ratio methodology. Using a range of implied terminal values calculated by applying a 3-year dividend yield range of 10.0% to 15.1% to the combined company's estimated dividends per share for calendar year 2017, this analysis resulted in range of implied present values per share of Hatteras' common stock of $13.71 to $18.36. Using a range of implied terminal P/BV values calculated by applying a range of 0.70x to 1.01x to the combined company's estimated book value per share as of December 31, 2017, this analysis resulted in a range of implied present values per share of Hatteras' common stock of $14.14 to $18.60.

General

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion of Goldman Sachs. In arriving at its fairness determination, Goldman Sachs considered the results of all of the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Hatteras or Annaly or the contemplated transaction.

        Goldman Sachs prepared these analyses for purposes of providing its opinion to the Hatteras special committee and the Hatteras board of directors as to the fairness from a financial point of view to the holders of shares of Hatteras common stock, as of the date of its opinion, of the Aggregate Consideration to be paid to the holders (other than Annaly and its affiliates) of shares of Hatteras common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Hatteras, Annaly, the Offeror, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The Aggregate Consideration payable to holders of shares of Hatteras common stock was determined through arm's-length negotiations between Hatteras and Annaly and was approved by the Hatteras board of directors upon the recommendation of the Hatteras special committee. Goldman Sachs provided advice to the Hatteras special committee and the Hatteras board of directors during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Hatteras special committee or the Hatteras board of directors or that any specific amount of consideration constituted the only appropriate consideration for the proposed transaction. As described above, Goldman Sachs' opinion to the Hatteras special committee and Hatteras board of directors was one of many factors taken into consideration by the Hatteras special committee and the Hatteras board of directors in making their determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the Hatteras special committee and the Hatteras board of directors and is qualified in its entirety by reference to its written opinion attached as Annex B to this document.

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Hatteras, Annaly, any of their respective affiliates and third parties, including Atlantic Capital Advisors LLC and Annaly Management Company LLC or any currency or commodity that may be involved in the transaction. Goldman Sachs has acted as financial advisor to the Hatteras special committee in connection with, and has participated in certain of the negotiations leading to, the transaction. Goldman Sachs has provided certain financial advisory and/or underwriting services to Hatteras and/or its affiliates from time to time. During the two year period ended April 10, 2016, no financial advisory and/or underwriting services were provided to Hatteras and/or its affiliates by Goldman Sachs' Investment Banking Division for which Goldman Sachs received compensation. Goldman Sachs has also provided certain financial advisory and/or underwriting services to Annaly and/or its affiliates from time to time. During the two year period ended April 10, 2016, no financial advisory and/or underwriting services were provided to Annaly and/or its affiliates by Goldman Sachs' Investment Banking Division for which Goldman Sachs received compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Hatteras, Annaly, Atlantic Capital Advisors LLC and Annaly Management Company LLC for which Goldman Sachs' Investment Banking Division may receive compensation.

        The Hatteras special committee selected Goldman Sachs as its financial advisor due to its familiarity with Hatteras, as well as its reputation, capabilities and substantial experience in transactions of this nature. Pursuant to a letter agreement, dated April 5, 2016, the Hatteras special committee engaged Goldman Sachs to act as its financial advisor in connection with the exploration of Hatteras' strategic alternatives including a possible sale of all or a portion of Hatteras. Pursuant to the terms of this engagement letter, Hatteras has agreed to pay Goldman Sachs a transaction fee based on the total consideration paid in the transaction. Based on information available as of the date of announcement of the transaction, the transaction fee, all of which is contingent upon consummation of the transaction, is estimated to be approximately $11 million. In addition, Hatteras has agreed to reimburse Goldman Sachs for its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Hatteras Unaudited Prospective Financial Information

        Hatteras does not publicly disclose projections as to future interest income, performance, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates as well as the high likelihood that actual results will vary from any such estimates. As a result, Hatteras does not endorse the unaudited prospective financial information included in this document as a reliable indication of future results.

        The Hatteras limited unaudited prospective financial information is being included in this document solely because it was among the financial information made available to Hatteras' financial advisor for its use in connection with its financial analyses and opinion. The limited unaudited prospective financial information was also made available to Annaly and its financial advisors. While the limited unaudited prospective financial information presented below was reviewed by the chairperson of the Hatteras special committee, such information was not reviewed or approved by the Hatteras board of directors, and is not the result of any formal internal review or process. As such, the unaudited prospective financial information may vary significantly from subsequent forecasts, financial plans, guidance and/or actual results due to a number of factors, including (but not limited to) changes in the Hatteras investment portfolio and changes in interest rates, trading activity, market valuations, general market and economic conditions, capital commitments, other unexpected changes that cannot be predicted with any certainty, or at all, and the other factors described below. Although presented with numerical specificity, the limited unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the management of Hatteras.

        Additionally, Hatteras' future financial results may also materially differ from those expressed in the unaudited prospective financial information due to numerous factors that are beyond Hatteras', Annaly's or anyone else's ability to control or predict, including with respect to the interest rate environment, industry performance, competitive factors, industry consolidation, general business, economic, regulatory, market and financial conditions, as well as matters specific to Hatteras' business, including with respect to Hatteras' investment and capital allocation strategy and future business initiatives. The assumptions underlying the unaudited prospective financial information may not prove to have been, or may no longer be, accurate.

        Hatteras' management estimated the unaudited prospective financial information in the context of the business, economic, regulatory, market and financial conditions that existed at that time, and the unaudited prospective financial information has not been updated to reflect revised prospects for Hatteras' business and investment portfolio, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such unaudited prospective financial information was prepared.

        Specifically, the unaudited prospective financial information is based on the Hatteras audited balance sheet and investment portfolio as of December 31, 2015 and does not take into account any circumstances or events occurring after January 1, 2016, and specifically does not include any financial consequences resulting from the April 11, 2016 announcement of the offer and the merger or subsequent integration planning activities to follow. Additionally, the unaudited prospective financial information does not give effect to any other changes that may result from the offer, the merger or the other transactions contemplated by the merger agreement.

        Moreover, the unaudited prospective financial information was based upon several assumptions, and the realization of any or all of these assumptions is less than certain. As such, stockholders are cautioned not to place undue, if any, reliance on the unaudited prospective financial information included in this document, including in making a decision as to whether to tender their shares of

Hatteras common stock in the offer. The following are among the assumptions used for preparing the unaudited prospective financial information:

  •
  interest rate changes through the prospective periods based on Hatteras' expectations for future increases in the overall level of interest rates and the shape of the yield curve;

  •
  changes in principal repayment rates based on the overall level of interest rates assumptions above and the resulting yield and reinvestment rates;

  •
  the repositioning of the Hatteras investment portfolio through sales of adjustable-rate agency securities and the redeployment of capital from such sales into mortgage servicing rights;

  •
  a reduction in leverage and Eurodollar futures contracts in connection with the repositioning of the Hatteras investment portfolio, resulting in a decrease in the overall size of the investment portfolio;

  •
  changes in portfolio net interest margins or net interest spreads as a result of the expected changes in the overall level of interest rates referenced above; and

  •
  no material changes in net duration measures.

        Given the uncertainty of the aforementioned assumptions, actual results are likely to differ from the unaudited prospective financial information, and such differences may be material.

        THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION PRESENTED IN THIS DOCUMENT HAS NOT BEEN AND WILL NOT BE UPDATED SINCE THE DATE OF ITS PREPARATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE OF ITS PREPARATION OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

        The inclusion of this information should not be regarded as an indication that Hatteras, the Hatteras board of directors, Goldman Sachs, the Offeror, Annaly, the Annaly board of directors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

        Since the unaudited prospective financial information included in this document covers multiple quarterly periods, such information by its nature becomes less predictive with each successive quarterly period. Holders of shares of Hatteras common stock are urged to review the section of this document titled "Risk Factors" and SEC filings of Hatteras for a description of risk factors with respect to the business of Hatteras. See "Forward-Looking Statements," "Risk Factors" and "Where to Obtain More Information."

        The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

        Ernst & Young LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information (or unaudited prospective financial information presented under the heading "Annaly Unaudited Prospective Financial Information") for the purpose of its inclusion herein, and accordingly, Ernst & Young LLP does not express an opinion or provide any form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the unaudited prospective financial information. The Ernst & Young LLP report incorporated by reference into this document relates to

Hatteras' historical financial information. It does not extend to the unaudited prospective financial information of Hatteras and should not be read to do so.

        The inclusion of the unaudited prospective financial information below should not be deemed an admission or representation by Hatteras, the Offeror, Annaly, Goldman Sachs, or any of their affiliates with respect to such information or that such information is or was viewed by any such person as material information regarding Hatteras, and in fact Hatteras views such information as non-material because such information is based on preliminary assessments of future performance and involves inherent risks and uncertainties.

        The unaudited prospective financial information is not being included in this document to influence your decision whether to tender your shares of Hatteras common stock in the offer, but because such information was provided to Goldman Sachs and Annaly.

        The unaudited prospective financial information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Hatteras contained in Hatteras' public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, stockholders are cautioned not to place undue, if any, reliance on the unaudited prospective financial information included in this document, including in making a decision as to whether to tender their shares of Hatteras common stock in the offer.

        The following table presents limited unaudited prospective financial data with respect to Hatteras that was made available to Goldman Sachs and Annaly in connection with their evaluation of the offer and the merger.

	Quarterly
	2016				2017
In Thousands	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Total Interest Income	$82,970	$77,204	$75,644	$76,855	$80,930	$81,301	$81,728	$82,602
MSR Net Income	$12,778	$18,320	$21,193	$19,821	$21,851	$22,114	$22,610	$19,577
Core Earnings Per Share of Common Stock(1)	$0.45	$0.47	$0.49	$0.43	$0.40	$0.39	$0.41	$0.40

(1)
Core earnings per share of common stock represents a non-GAAP measure. Hatteras defines core earnings as effective net interest margin (as defined below) plus MSR income net of amortization, management fee income and gain from mortgage loans held for sale, less adjusted operating expenses (which exclude transaction costs, amortization of intangible assets and change in representation and warranty reserve) and dividends on preferred stock. Hatteras defines effective net interest margin as net interest margin determined in accordance with GAAP, adjusted to exclude reclassification of deferred swap losses included in interest expense, to include interest rate swap monthly net settlements, to include swap equivalent gains and losses related to futures contracts, and to include TBA dollar roll income. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures used in the above unaudited prospective financial information may not be comparable to similarly titled amounts used by other companies or persons.

Annaly Unaudited Prospective Financial Information

        Annaly does not publicly disclose projections as to future interest income, performance, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates as well as the high likelihood that actual results will vary from any such estimates. As a result, Annaly does not endorse the unaudited prospective financial information included in this document as a reliable indication of future results.

        Annaly is including the limited unaudited prospective financial information in this document solely because it was among the financial information made available to Goldman Sachs and the Hatteras board of directors in connection with their evaluation of the offer and the merger. The limited unaudited prospective financial information presented below was not reviewed or approved by the Annaly board of directors, and is not the result of any formal internal review or process. As such, the unaudited prospective financial information may vary significantly from subsequent forecasts, financial plans, guidance and/or actual results due to a number of factors, including (but not limited to) changes in interest rates, trading activity, market valuations, general market and economic conditions, capital commitments, other unexpected changes that cannot be predicted with any certainty or at all, and the other factors described below. Although presented with numerical specificity, the limited unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the management of Annaly.

        Additionally, Annaly's future financial results may also materially differ from those expressed in the unaudited prospective financial information due to numerous factors that are beyond Annaly's, the combined company's or anyone else's ability to control or predict, including with respect to the interest rate environment, industry performance, competitive factors, industry consolidation, general business, economic, regulatory, market and financial conditions, as well as matters specific to Annaly's business, including with respect to future business initiatives. The assumptions underlying the unaudited prospective financial information may not prove to have been, or may no longer be, accurate.

        Annaly's management estimated the unaudited prospective financial information in the context of the business, economic, regulatory, market and financial conditions that existed at that time, and the unaudited prospective financial information has not been updated to reflect revised prospects for Annaly's business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such unaudited prospective financial information was prepared.

        Specifically, the unaudited prospective financial information does not take into account any circumstances or events occurring after April 8, 2016, the date it was prepared, and specifically does not include any financial consequences resulting from the April 11, 2016 announcement of the offer and the merger or subsequent integration planning activities to follow. Additionally, the unaudited prospective financial information does not give effect to any other changes that may result from the offer, the merger or the other transactions contemplated by the merger agreement.

        Moreover, the unaudited prospective financial information was based upon several assumptions, and the realization of any or all of these assumptions is less than certain. As such, stockholders are cautioned not to place undue, if any, reliance on the unaudited prospective financial information included in this document, including in making a decision as to whether to tender their shares of Hatteras common stock in the offer. The following are among the assumptions used for preparing the unaudited prospective financial information:

  •
  static interest rates through the prospective periods with no change in overall level of interest rates or shape of the yield curve;

  •
  no material changes in overall size of portfolio assets;

  •
  no material changes in leverage;

  •
  no material changes in portfolio net interest margins or net interest spreads; and

  •
  no material changes in hedge ratio or net duration measures.

        Given the relatively static nature of the aforementioned assumptions, actual results are likely to differ from the unaudited prospective financial information, and such differences may be material.

        THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION PRESENTED IN THIS DOCUMENT HAS NOT BEEN AND WILL NOT BE UPDATED SINCE THE DATE OF ITS PREPARATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE OF ITS PREPARATION OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

        The inclusion of this information should not be regarded as an indication that the Offeror, Annaly, its board of directors, Goldman Sachs, Hatteras, its board of directors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

        Since the unaudited prospective financial information included in this document covers multiple quarterly periods, such information by its nature becomes less predictive with each successive quarterly period. Holders of shares of Hatteras common stock are urged to review the section of this document titled "Risk Factors" and SEC filings of Annaly for a description of risk factors with respect to the business of Annaly. See "Forward-Looking Statements," "Risk Factors" and "Where to Obtain More Information".

        The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

        Ernst & Young LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information (or unaudited prospective financial information presented under the heading "Hatteras Unaudited Prospective Financial Information") for the purpose of its inclusion herein, and accordingly, Ernst & Young LLP does not express an opinion or provide any form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the unaudited prospective financial information. The Ernst & Young LLP report incorporated by reference into this document relates to Annaly's historical financial information. It does not extend to the prospective financial information of Annaly and should not be read to do so.

        The inclusion of the unaudited prospective financial information below should not be deemed an admission or representation by Annaly, the Offeror, Hatteras, Goldman Sachs, or any of their affiliates with respect to such information or that such information is or was viewed by any such person as material information regarding Annaly, and in fact Annaly views such information as non-material because such information is based on preliminary assessments of future performance and involves inherent risks and uncertainties.

        The unaudited prospective financial information is not being included in this document to influence your decision whether to tender your shares of Hatteras common stock in the offer, but because such information was provided to Hatteras' board of directors and Hatteras' financial advisor.

        The unaudited prospective financial information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Annaly contained in Annaly's public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, stockholders are cautioned not to place undue, if any, reliance on the unaudited prospective financial information included in this document, including in making a decision as to whether to tender their shares of Hatteras common stock in the offer.

        The following table presents the limited unaudited prospective financial data with respect to Annaly that were made available to Goldman Sachs and Hatteras in connection with their evaluation of the offer and the merger:

	For the quarter ending
In Thousands	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
Interest Income	$471,912	$481,248	$489,660	$486,495	$484,878	$481,652
Normalized Core Income(1)	$258,127	$264,205	$273,674	$264,242	$262,988	$257,508

(1)
Normalized Core Income represents a non-GAAP measure and is defined as net income (loss) excluding gains or losses on disposals of investments and termination of interest rate swaps, unrealized gains or losses on interest rate swaps and agency interest-only mortgage-backed securities, net gains and losses on trading assets, impairment losses, net income (loss) attributable to noncontrolling interest and certain other non-recurring gains or losses and inclusive of dollar role income (a component of net gains and losses on trading assets), excluding a component of premium amortization representing the change in estimated long-term constant prepayment rates.

        In addition to the information provided in the table above, in connection with Hatteras' and Goldman Sachs' evaluation of the offer and the merger, Annaly informed Goldman Sachs that, under current market conditions and subject to the assumptions and factors described herein, the consensus estimate of research analysts for Annaly's Normalized Core Income per share of $1.15 was a reasonable approximation for Annaly's prospective results for the year ended December 31, 2016.

        Normalized Core Income, as referenced above, may be considered a non-GAAP financial measure. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures used in the above unaudited prospective financial information may not be comparable to similarly titled amounts used by other companies or persons.

Elections and Proration

        Hatteras common stockholders electing the mixed consideration will not be subject to proration; however, holders electing the all-cash consideration or the all-stock consideration may receive a different form of consideration than selected. Hatteras common stockholders who make the all-cash election or the all-stock election will be subject to proration so that approximately 35.0% of the aggregate consideration in the offer will be paid in cash and approximately 65.0% of the aggregate consideration in the offer will be paid in shares of Annaly common stock. Hatteras common stockholders who validly tender and do not validly withdraw their shares of Hatteras common stock in the offer but who do not make a valid election will receive the mixed consideration for their shares of Hatteras common stock. See "Consequences of Tendering with No Election" for more information.

        The number of shares of Hatteras common stock eligible to receive the all-cash consideration in the offer will be equal to 35.0% multiplied by the sum of the total number of shares making an all-cash election in the offer and the total number of shares making an all-stock election in the offer (such product is referred to as the "maximum all-cash shares in offer").

        The number of shares of Hatteras common stock eligible to receive the all-stock consideration in the offer will be equal to 65.0% multiplied by the sum of the total number of shares making an all-cash election in the offer and the total number of shares making an all-stock election in the offer (such product is referred to as the "maximum all-stock shares in offer").

  Over-Election of Cash

        If the aggregate number of shares attributable to holders of Hatteras common stock making an all-cash election in the offer is greater than the maximum all-cash shares in offer, such shares will be subject to proration. To determine the amount of proration, an "offer cash proration factor" will apply. The "offer cash proration factor" will be equal to:

  •
  the maximum all-cash shares in offer

  divided by

  •
  the aggregate number of shares of Hatteras common stock for which an all-cash election in the offer has been made.

        Proration will be calculated so that for each Hatteras common stockholder making an all-cash election, the number of shares of Hatteras common stock entitled to the all-cash consideration will be equal to the number of shares of Hatteras common stock for which such stockholder has made an all-cash election, multiplied by the offer cash proration factor (as calculated above), rounded down to the nearest share. The shares of Hatteras common stock that do not receive the all-cash consideration as a result of such proration will instead receive the all-stock consideration.

        If following proration a Hatteras common stockholder would be entitled to receive a fractional share of Annaly common stock, such stockholder will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on and including the trading day prior to the acceptance time.

  Over-Election of Cash Example

        For purposes of this example, assume the following:

  •
  there are 100,000,000 outstanding shares of Hatteras common stock;

  •
  Hatteras stockholders make a mixed election with respect to 50,000,000 (or 50%) shares of Hatteras common stock;

  •
  Hatteras stockholders make the all-cash election with respect to 30,000,000 (or 30%) shares of Hatteras common stock;

  •
  Hatteras stockholders make the all-stock election with respect to 20,000,000 (or 20%) shares of Hatteras common stock; and

  •
  The 10-day volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on and including the trading day prior to the acceptance time is $10.41 per share.

        In this example, without proration, there would be an over-election of cash because the number of shares of Hatteras common stock making the all-cash election is 30,000,000, which is greater than 17,500,000, which is the maximum all-cash shares in offer (calculated as follows: 0.35 × (30,000,000 + 20,000,000)). To adjust for the over-election, the number of shares of Hatteras common stock making the all-cash election will be multiplied by the offer cash proration factor of 0.5833, with the resulting number of shares rounded down to the nearest share. The offer cash proration factor is calculated by dividing 17,500,000 (which is the maximum all-cash shares in offer) by

30,000,000 (which is the aggregate number of shares of Hatteras common stock making an all-cash election in the offer).

        In this example, a Hatteras stockholder who makes an all-cash election for 100 shares of Hatteras common stock would be entitled to receive the all-cash consideration for 58 of those shares (calculated as follows: 100 shares × 0.5833 offer cash proration factor, rounded down to the nearest share), and the all-stock consideration for the remaining 42 of those shares. This equates to $919.30 in cash (calculated as follows: 58 shares × $15.85 all-cash consideration per share) plus 63.9492 shares of Annaly common stock (calculated as follows: 42 shares × 1.5226 shares of Annaly common stock, the all-stock consideration per share). Because fractional shares of Annaly common stock will be converted to cash, the number of actual shares of Annaly common stock such holder would be entitled to receive would be 63, with the additional 0.9492 shares of Annaly common stock converted into $9.88 in cash (calculated as follows: 0.9492 × $10.41).

        See "Risk Factors—Risk Factors Relating to the Offer and the Merger—Hatteras common stockholders may not receive all consideration in the form elected."

  Over-Election of Stock

        If the aggregate number of shares attributable to holders of Hatteras common stock making an all-stock election in the offer is greater than the maximum all-stock shares in offer, such shares will be subject to proration. To determine the amount of proration, an "offer stock proration factor" will apply. The "offer stock proration factor" will be equal to:

  •
  the maximum all-stock shares in offer

  divided by

  •
  the aggregate number of shares of Hatteras common stock for which an all-stock election in the offer has been made.

        Proration will be calculated so that for each Hatteras common stockholder making an all-stock election, the number of shares of Hatteras common stock entitled to the all-stock consideration will be equal to the number of shares of Hatteras common stock for which such stockholder has made an all-stock election, multiplied by the offer stock proration factor (as calculated above), rounded down to the nearest share. The shares of Hatteras common stock that do not receive the all-stock consideration as a result of proration will instead receive the all-cash consideration.

        If following proration a Hatteras common stockholder would be entitled to receive a fractional share of Annaly common stock, such stockholder will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on and including the trading day prior to the acceptance time.

  Over-Election of Stock Example

        For purposes of this example, assume the following:

  •
  there are 100,000,000 outstanding shares of Hatteras common stock;

  •
  Hatteras stockholders make the mixed election with respect to 20,000,000 (or 20%) shares of Hatteras common stock;

  •
  Hatteras stockholders make the all-cash election with respect to 10,000,000 (or 10%) shares of Hatteras common stock;

  •
  Hatteras stockholders make the all-stock election with respect to 70,000,000 (or 70%) shares of Hatteras common stock; and

  •
  The 10-day volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on and including the trading day prior to the acceptance time is $10.41 per share.

        In this example, without proration, there would be an over-election of stock because the number of shares of Hatteras common stock making the all-stock election is 70,000,000, which is greater than 52,000,000, which is the maximum all-stock shares in offer (calculated as follows: 0.65 × (10,000,000 + 70,000,000)). To adjust for the over-election, the number of shares of Hatteras common stock making the all-stock election will be multiplied by the offer stock proration factor of 0.7429, with the resulting number of shares rounded down to the nearest share. The offer stock proration factor is calculated by dividing 52,000,000 (which is the maximum all-stock shares in offer) by 70,000,000 (which is the aggregate number of shares of Hatteras common stock making an all-stock election in the offer).

        In this example, a Hatteras stockholder who makes an all-stock election for 100 shares of Hatteras common stock would be entitled to receive the all-stock consideration for 74 of those shares (calculated as follows: 100 shares × 0.7429 offer stock proration factor, rounded down to the nearest share), and the all-cash consideration for the remaining 26 of those shares. This equates to $412.10 in cash (calculated as follows: 26 shares × $15.85 all-cash consideration per share) plus 112.6724 shares of Annaly common stock (calculated as follows: 74 shares × 1.5226 shares of Annaly common stock, the all-stock consideration per share). Because fractional shares of Annaly common stock will be converted to cash, the number of actual shares of Annaly common stock such holder would be entitled to receive would be 112, with the additional 0.6724 shares converted into $7.00 in cash (calculated as follows: 0.6724 × $10.41).

        See "Risk Factors—Risk Factors Relating to the Offer and Merger—Hatteras common stockholders may not receive all consideration in the form elected."

Consequences of Tendering with No Election

        Hatteras common stockholders who validly tender and do not validly withdraw their shares of Hatteras common stock in the offer that do not make an election will be deemed to have elected to receive the mixed consideration.

Distribution of Offering Materials

        This document, the related letter of election and transmittal and other relevant materials will be delivered to record holders of shares of Hatteras common stock and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Hatteras' stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, so that they can in turn send these materials to beneficial owners of shares of Hatteras common stock.

Expiration of the Offer

        The offer is scheduled to expire at 12:00 midnight, Eastern Time, at the end of the day on June 16, 2016, unless further extended or terminated. "Expiration date" means 12:00 midnight, Eastern Time, at the end of the day on June 16, 2016, unless and until the Offeror has extended or terminated the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term "expiration date" means the latest time and date at which the offer, as so extended by the Offeror, will expire.

Extension, Termination and Amendment

        Subject to the provisions of the merger agreement and the applicable rules and regulations of the SEC, and unless Hatteras consents otherwise or the merger agreement is otherwise terminated, the Offeror must (1) extend the offer for one or more successive periods of up to 10 business days each in order to further seek to satisfy the conditions to the offer in the event that any of the conditions to the offer (other than the minimum tender condition) have not been satisfied or validly waived as of any then-scheduled expiration of the offer, (2) extend the offer for up to two successive periods of up to 10 business days if each of the offer conditions (other than the minimum tender condition) has been satisfied or validly waived and the minimum tender condition has not been satisfied as of the scheduled expiration of the offer, and Hatteras requests that the Offeror so extend the offer, and (3) extend the offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or NYSE which is applicable to the offer or the merger or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer, the merger, the Schedule TO or the related offer documents. However, the Offeror is not required to extend the offer beyond the outside date.

        The merger agreement prohibits the Offeror and Annaly from making certain changes to the offer or waiving certain conditions to the offer without the express written consent of Hatteras. Changes to the offer that require the express written consent of Hatteras include changes (i) to the terms or conditions to the offer that change the form of consideration to be paid in the offer, (ii) that decrease the consideration in the offer or the number of shares sought in the offer, (iii) that extend the offer (other than extensions required by law or SEC or NYSE regulation, extensions of up to 10 business days each if either any of the conditions to the offer (other than the minimum tender condition) have not been satisfied or validly waived as of the then-scheduled expiration date of the offer in order to seek the satisfaction of such conditions, or all of the conditions (other than the minimum tender condition) have been satisfied or validly waived as of the then-scheduled expiration date of the offer in order to seek the satisfaction of the minimum tender condition, and extensions for any period necessary to meet the notice requirements for a short form merger pursuant to Section 3-106.1(e)(1) of the MGCL), (iv) that impose conditions in the offer not included in the merger agreement, or (v) that amend or modify any other terms or conditions of the offer in a manner adverse to Hatteras common stockholders. Conditions to the offer that the Offeror and Annaly may not waive without the express written consent of Hatteras include (i) the minimum tender condition, (ii) effectiveness of the registration statement on Form S-4 of which this document is a part, (iii) there not having occurred a material adverse effect (with such term as defined in the merger agreement and described under "Merger Agreement—Material Adverse Effect") with respect to Annaly, (iv) the accuracy of Annaly's representations and warranties, (v) Annaly and the Offeror's compliance with covenants under the merger agreement, (vi) the approval for listing on the NYSE of the shares of Annaly common and preferred stock to be issued in the offer and the merger, (vii) lack of legal prohibitions, (viii) the receipt of an opinion by Hatteras from its legal counsel to the effect that the offer and the merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and (ix) the receipt of a written opinion by Hatteras from Annaly's legal counsel to the effect that Annaly since inception has and through the expiration date of the offer meets the requirements for REIT qualification under the Code, and that the proposed method of operation of Annaly will enable Annaly to continue to meet the requirements for qualification as a REIT under the Code.

        The Offeror will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release.

        If the Offeror materially changes the terms of the offer or the information concerning the offer, or if the Offeror waives a material condition of the offer, the Offeror will extend the offer to the extent legally required under the Exchange Act. If, prior to the expiration date, the Offeror changes the percentage of shares being sought or the consideration offered, that change will apply to all Hatteras common stockholders whose shares are accepted for exchange pursuant to the offer. If, at the time notice of that change is first published, sent or given to Hatteras common stockholders, the offer is scheduled to expire at any time earlier than the 10th business day from and including the date that such notice is first so published, sent or given, the Offeror will extend the offer until the expiration of that 10 business day period. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

        No subsequent offering period will be available after the offer.

Exchange of Shares; Delivery of Cash and Annaly Shares

        Annaly has retained Computershare as the depositary and exchange agent for the offer and the merger (the "exchange agent") to handle the exchange of shares for the common transaction consideration in each of the offer and the merger. In addition, the exchange agent will handle the exchange of shares of Hatteras Series A preferred stock for the shares of Annaly Series E preferred stock.

        Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for exchange, and will exchange, shares validly tendered and not validly withdrawn promptly after the expiration date. In all cases, a Hatteras stockholder will receive consideration for tendered shares of Hatteras common stock only after timely receipt by the exchange agent of certificates for those shares, or a confirmation of a book-entry transfer of those shares into the exchange agent's account at The Depository Trust Company ("DTC"), a properly completed and duly executed letter of election and transmittal, or an agent's message in connection with a book-entry transfer, and any other required documents.

        For purposes of the offer, the Offeror will be deemed to have accepted for exchange shares validly tendered and not validly withdrawn if and when it notifies the exchange agent of its acceptance of those shares pursuant to the offer. The exchange agent will deliver to the applicable Hatteras common stockholders any cash and shares of Annaly common stock issuable in exchange for shares validly tendered and accepted pursuant to the offer promptly after receipt of such notice. The exchange agent will act as the agent for tendering Hatteras common stockholders for the purpose of receiving cash and shares of Annaly common stock from the Offeror and transmitting such cash and stock to the tendering Hatteras common stockholders. Hatteras common stockholders will not receive any interest on any cash that the Offeror pays in the offer, even if there is a delay in making the exchange.

        If the Offeror does not accept any tendered shares of Hatteras common stock for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted representing more shares than are tendered for, the Offeror will return certificates for such unexchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the procedures set forth below in "—Procedure for Tendering," the shares to be returned will be credited to an account maintained with DTC as soon as practicable following expiration or termination of the offer.

Withdrawal Rights

        Hatteras common stockholders can withdraw tendered shares of Hatteras common stock at any time until the expiration date and, if the Offeror has not agreed to accept the shares for exchange on or prior to July 5, 2016, Hatteras common stockholders can thereafter withdraw their shares from tender at any time after such date until the Offeror accepts shares for exchange.

        For the withdrawal of shares to be effective, the exchange agent must receive a written notice of withdrawal from the Hatteras stockholder at one of the addresses set forth elsewhere in this document, prior to the expiration date. The notice must include the Hatteras stockholder's name, address, social security number, the certificate number(s), the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the offer or the procedures of DTC, if applicable.

        A financial institution must guarantee all signatures on the notice of withdrawal, unless the shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An "eligible institution" is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.

        If shares have been tendered pursuant to the procedures for book-entry transfer discussed under the section entitled "—Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates.

        The Offeror will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision will be final and binding to the fullest extent permitted by law, subject to the rights of holders of shares of Hatteras common stock to challenge such decision in a court of competent jurisdiction. None of the Offeror, Annaly, Hatteras, the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any shares validly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, a Hatteras stockholder may re-tender withdrawn shares by following the applicable procedures discussed under the section "—Procedure for Tendering" at any time prior to the expiration date.

Procedure for Tendering

        For a Hatteras common stockholder to validly tender shares of Hatteras common stock held of record pursuant to the offer, a Hatteras common stockholder must:

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  if such shares are in certificated form, deliver to the exchange agent a properly completed and duly executed letter of election and transmittal, along with any required signature guarantees and any other documents required by the letter of election and transmittal, and certificates for tendered shares of Hatteras common stock held in certificate form, at one of its addresses set forth elsewhere in this document before the expiration date; or

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  if such shares are in electronic book-entry form, deliver an agent's message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this document and follow the other procedures for book-entry tender set forth herein, all of which must be received by the exchange agent prior to the expiration date.

        If shares of Hatteras common stock are held in "street name" (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares may be tendered by the nominee holding such shares by book-entry transfer through DTC. To validly tender such shares held in street name, Hatteras common stockholders should instruct such nominee to do so prior to the expiration date.

        The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of election and transmittal and that the Offeror may enforce that agreement against such participant.

        The exchange agent has established an account with respect to the shares at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares by causing DTC to transfer such shares prior to the expiration date into the exchange agent's account in accordance with DTC's procedure for such transfer. However, although delivery of shares may be effected through book-entry transfer at DTC, the letter of election and transmittal with any required signature guarantees, or an agent's message, along with any other required documents, must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this document prior to the expiration date. The Offeror cannot assure Hatteras common stockholders that book-entry delivery of shares will be available. If book-entry delivery is not available, Hatteras common stockholders must tender shares by means of delivery of Hatteras share certificates. We are not providing for guaranteed delivery procedures and, therefore, you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tenders received by the exchange agent after the expiration date will be disregarded and of no effect.

        Signatures on all letters of election and transmittal must be guaranteed by an eligible institution, except in cases in which shares are tendered either by a registered holder of shares who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of election and transmittal or for the account of an eligible institution.

        If the certificates for shares are registered in the name of a person other than the person who signs the letter of election and transmittal, or if certificates for unexchanged shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

        The method of delivery of Hatteras share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering Hatteras stockholder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, the Offeror recommends registered mail with return receipt requested and properly insured. In all cases, Hatteras stockholders should allow sufficient time to ensure timely delivery.

        To prevent U.S. federal backup withholding, each Hatteras stockholder that is a U.S. person (as defined in the Code), other than a stockholder exempt from backup withholding, must provide the exchange agent with its correct taxpayer identification number and certify that it is not subject to backup withholding of U.S. federal income tax by completing the Internal Revenue Service ("IRS") Form W-9 included in the letter of election and transmittal. Certain stockholders (including, among others, certain foreign persons) are not subject to these backup withholding requirements. In order for a Hatteras stockholder that is a foreign person to qualify as an exempt recipient for purposes of U.S. federal backup withholding, the stockholder must submit an IRS Form W-8BEN or IRS

Form W-8BEN-E, as applicable, or other applicable IRS Form W-8, signed under penalties of perjury, attesting to such person's exempt status. In addition, Hatteras stockholders that are foreign persons may be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to cash received pursuant to the offer and/or the merger. See the discussion under "Material U.S. Federal Income Tax Consequences."

        The tender of shares pursuant to any of the procedures described above will constitute a binding agreement between the Offeror and the tendering Hatteras stockholder upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment).

No Guaranteed Delivery

        We are not providing for guaranteed delivery procedures and, therefore, Hatteras common stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Hatteras common stockholders must tender their shares of Hatteras common stock in accordance with the procedures set forth in this document. In all cases, the Offeror will exchange shares tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of certificates for shares (or timely confirmation of a book-entry transfer of such shares into the exchange agent's account at DTC as described above), a properly completed and duly executed letter of election and transmittal (or an agent's message in connection with a book-entry transfer) and any other required documents.

Grant of Proxy

        By executing a letter of election and transmittal as set forth above, a Hatteras stockholder irrevocably appoints the Offeror's designees as such Hatteras stockholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to its shares tendered and accepted for exchange by the Offeror and with respect to any and all other shares and other securities issued or issuable in respect of those shares on or after the expiration date. That appointment is effective, and voting rights will be affected, when and only to the extent that the Offeror accepts tendered shares of Hatteras common stock for exchange pursuant to the offer and deposits with the exchange agent the cash consideration or the shares of Annaly common stock consideration for such shares. All such proxies will be considered coupled with an interest in the tendered shares of Hatteras common stock and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that the Hatteras stockholder has given will be revoked, and such stockholder may not give any subsequent proxies (and, if given, they will not be deemed effective). The Offeror's designees will, with respect to the shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder's voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of the Hatteras' stockholders or otherwise.

        The Offeror reserves the right to require that, in order for shares to be deemed validly tendered, immediately upon the exchange of such shares, the Offeror must be able to exercise full voting rights with respect to such shares. However, prior to acceptance for exchange by the Offeror in accordance with terms of the offer, the appointment will not be effective, and the Offeror will have no voting rights as a result of the tender of shares.

Fees and Commissions

        Tendering registered Hatteras stockholders who tender shares directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Tendering Hatteras stockholders who hold Hatteras shares through a broker or bank should consult that institution as to whether or not such institution will charge the stockholder any service fees in connection with tendering shares pursuant to the offer. Except as set forth in the instructions to the letter of election and transmittal, transfer taxes on the exchange of shares pursuant to the offer will be paid by the Offeror.

Matters Concerning Validity and Eligibility

        The Offeror will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares, in its sole discretion, and its determination will be final and binding to the fullest extent permitted by law, subject to the rights of holders of shares of Hatteras common stock to challenge such determination in a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders of shares that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities in tenders of such shares have been cured or waived. None of the Offeror, Annaly, Hatteras the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification. The Offeror's interpretation of the terms and conditions of the offer (including the letter of election and transmittal and instructions thereto) will be final and binding to the fullest extent permitted by law.

        Hatteras common stockholders who have any questions about the procedure for tendering shares in the offer should contact the information agent at the address and telephone number set forth elsewhere in this document.

Announcement of Results of the Offer

        Annaly will announce the final results of the offer, including whether all of the conditions to the offer have been satisfied or waived and whether the Offeror will accept the tendered shares of Hatteras common stock for exchange, as promptly as practicable following the expiration date. The announcement will be made by a press release in accordance with applicable securities laws and stock exchange requirements.

Ownership of Annaly Common Stock After the Offer and the Merger

        It is estimated that former common stockholders of Hatteras will own in the aggregate approximately 9.13% of the outstanding shares of common stock of Annaly immediately following the consummation of the offer and the merger, assuming that:

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  Annaly acquires through the offer and the merger 100% of the outstanding shares of Hatteras common stock;

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  Annaly issues 92,916,338 shares of Annaly common stock as part of the consideration in the offer and the merger; and

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  immediately following completion of the offer and the merger, there are 1,017,769,471 shares of Annaly common stock outstanding (calculated by adding 924,853,133, the number of shares of Annaly common stock outstanding as of April 10, 2016, plus 92,916,338, the number of shares of Annaly common stock estimated to be issued as part of the offer and merger consideration).

Purpose of the Offer and the Merger; Dissenters' Rights

  Purpose of the Offer and the Merger

        The purpose of the offer is for Annaly to acquire control of, and ultimately the entire equity interest in, Hatteras. The offer, as the first step in the acquisition of Hatteras, is intended to facilitate the acquisition of Hatteras. The purpose of the merger is for Annaly to acquire all outstanding shares of Hatteras common stock not tendered pursuant to the offer, as well as to acquire each issued and outstanding share of Hatteras Series A preferred stock. If the offer is successful, Annaly intends to consummate the merger promptly after the consummation of the offer. After the merger, the Hatteras business will be held in a wholly owned subsidiary of Annaly, and the former Hatteras stockholders will no longer have any direct ownership interest in the surviving corporation.

  No Stockholder Approval

        If the offer is consummated, Annaly is not required to and will not seek the approval of Hatteras' remaining public stockholders before effecting the merger. Section 3-106.1 of the MGCL provides that following consummation of a successful tender offer for any and all of the outstanding shares of the target corporation, and subject to certain other statutory requirements, if the acquiring corporation owns at least the percentage of the shares, and of each class or series of the shares, of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if Annaly consummates the offer, it intends to effect the closing of the merger without a vote of the Hatteras stockholders in accordance with Section 3-106.1 of the MGCL.

  No Rights of Objecting Stockholders

        Pursuant to Hatteras' charter, no appraisal rights, rights of objecting stockholders or dissenters' rights are available to Hatteras stockholders in connection with the offer or the merger.

  "Going Private" Transactions

        The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions, and which may under certain circumstances be applicable to the merger or another business combination following the purchase of shares pursuant to the offer in which the Offeror seeks to acquire the remaining shares not held by it. The Offeror believes that Rule 13e-3 will not be applicable to the merger because it is anticipated that the merger will be effected within one year following the consummation of the offer and, in the merger, stockholders will receive the same consideration as that paid in the offer.

Plans for Hatteras

        In connection with the offer, Annaly has reviewed and will continue to review various possible business strategies that it might consider in the event that the Offeror acquires control of Hatteras, whether pursuant to the offer, the merger or otherwise. Following a review of additional information regarding Hatteras, these changes could include, among other things, changes in Hatteras' business, operations, personnel, employee benefit plans, corporate structure, capitalization and management.

  Delisting and Termination of Registration

        If Hatteras qualifies for termination of registration under the Exchange Act after the offer is consummated, Annaly intends to seek to have Hatteras withdraw the Hatteras common stock and preferred stock from listing on the NYSE and to terminate the registration of Hatteras common stock and preferred stock under the Exchange Act. See "—Effect of the Offer on the Market for Hatteras Shares; NYSE Listing; Registration Under the Exchange Act; Margin Regulations."

  Board of Directors and Management

        Upon consummation of the merger, the directors and officers of the Offeror immediately prior to the merger will be the directors and officers of the surviving corporation from and after the effective time of the merger.

Effect of the Offer on the Market for the Hatteras Shares; NYSE Listing; Registration Under the Exchange Act; Margin Regulations

  Effect of the Offer on the Market for Hatteras Shares

        If the offer is successful, there will be no market for the Hatteras common stock because the Offeror intends to consummate the merger promptly following the consummation of the offer.

  NYSE Listing

        The Hatteras common stock and the Hatteras Series A preferred stock are currently listed on the NYSE. Immediately following the consummation of the merger (which is expected to occur promptly following the consummation of the offer), the Hatteras common stock and the Hatteras Series A preferred stock will no longer meet the requirements for continued listing on the NYSE because the only stockholder of the surviving corporation will be Annaly. The NYSE requires, among other things, that any listed shares have at least 400 total stockholders. Immediately following the consummation of the merger, Annaly expects to cause the delisting of the Hatteras common stock and preferred stock from the NYSE.

  Margin Regulations

        The shares of Hatteras common stock are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of shares of Hatteras common stock. Depending upon factors similar to those described above regarding the market for Hatteras common stock and stock listing, it is possible that, following the offer, the shares of Hatteras common stock would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

  Registration under the Exchange Act

        The Hatteras common stock and preferred stock are currently registered under the Exchange Act. Such registration may be terminated upon application by Hatteras to the SEC if Hatteras shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of Hatteras shares under the Exchange Act would substantially reduce the information required to be furnished by Hatteras to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Hatteras, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with meetings of stockholders and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Hatteras and persons holding "restricted securities" of Hatteras to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired. If registration of Hatteras shares under the Exchange Act were terminated, Hatteras shares would no longer be "margin securities" or be eligible for listing on the NYSE as described above. After consummation of the offer and the merger, Annaly and the Offeror currently intend to cause Hatteras to terminate the registration of Hatteras shares under the Exchange Act as soon as the requirements for termination of registration are met.

Conditions of the Offer

        Notwithstanding any other provisions of the offer and in addition to the Offeror's rights to extend, amend or terminate the offer in accordance with the terms and conditions of the merger agreement, the Offeror and Annaly are not required to accept for exchange or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), exchange the common transaction consideration for any tendered shares of Hatteras common stock, if at any expiration of the offer any of the following conditions have not been satisfied or waived:

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  Minimum Tender Condition—Hatteras stockholders having validly tendered and not validly withdrawn in accordance with the terms of the offer and prior to the expiration of the offer a number of shares of Hatteras common stock that, together with any shares of Hatteras common stock then owned by Annaly and the Offeror, represents at least one share more than two-thirds of the then-outstanding shares of Hatteras common stock at any expiration of the offer.

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  Effectiveness of Form S-4—The registration statement on Form S-4, of which this document is a part, having become effective under the Securities Act, and must not be the subject of any stop order or proceeding seeking a stop order, at any expiration of the offer;

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  No Hatteras Material Adverse Effect—There not having occurred any change, effect, development, circumstance, condition, state of facts, event or occurrence after the date of the merger agreement that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Hatteras (with such term as defined in the merger agreement and described under "Merger Agreement—Material Adverse Effect");

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  No Annaly Material Adverse Effect—There not having occurred change, effect, development, circumstance, condition, state of facts, event or occurrence after the date of the merger agreement that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Annaly (with such term as defined in the merger agreement and described under "Merger Agreement—Material Adverse Effect");

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  Accuracy of Hatteras' Representations and Warranties—The representations and warranties of Hatteras contained in the merger agreement must be true and correct as of the expiration of the offer as though made on and as of the expiration of the offer (except for representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Hatteras (with such term as defined in the merger agreement and described under "Merger Agreement—Material Adverse Effect"); provided that (1) Hatteras' representations and warranties related to its organization, qualification and existence, that no dissenters' or appraisal rights will be available to holders of shares of Hatteras common or preferred stock in the merger, Hatteras' authority to enter into the merger agreement, that no approval of the merger is required by Hatteras common or preferred stockholders, enforceability of the merger agreement, undisclosed liabilities, that no material adverse effect on Hatteras (with such term as defined in the merger agreement and described under "Merger Agreement—Material Adverse Effect") having occurred from December 31, 2015 through April 10, 2016 (the date of the merger agreement), its qualification as a REIT under the Code, state takeover statutes, its exemption under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and brokers must be true and correct in all respects, (2) Hatteras' representations and warranties related to its subsidiaries, equity awards schedule, voting debt or other agreements, and the opinion of its financial advisor must be true and correct in all material respects, and (3) Hatteras' representations and warranties related to its capitalization must be true and correct in all respects, except for any de minimis exceptions;

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  Hatteras' Compliance with Covenants—Hatteras must have in all material respects performed or complied with the obligations, agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the expiration of the offer;

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  Accuracy of Annaly's and the Offeror's Representations and Warranties—The representations and warranties of Annaly and the Offeror contained in the merger agreement must be true and correct as of the expiration of the offer as though made on and as of the expiration of the offer (except for representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Annaly (with such term as defined in the merger agreement and described under "Merger Agreement—Material Adverse Effect"); provided that (1) Annaly's representations and warranties related to existence, authority to enter into the merger agreement, enforceability of the merger agreement, undisclosed liabilities, that no material adverse effect on Annaly (with such term as defined in the merger agreement and described under "Merger Agreement—Material Adverse Effect") having occurred from December 31, 2015 through April 10, 2016 (the date of the merger agreement), its qualification as a REIT under the Code, and its exemption under the Investment Company Act must be true and correct in all respects, (2) Annaly's representations and warranties related to the ownership of subsidiary shares, certain outstanding securities and voting agreements must be true and correct in all material respects, and (3) Annaly's representations related to its capitalization and voting debt must be true and correct in all respects, except for any di minimis exceptions;

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  Annaly's and Offeror's Compliance with Covenants—Annaly and the Offeror must have in all material respects performed or complied with the agreements or covenants required to be performed or complied with by them under the merger agreement on or prior to the expiration of the offer;

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  Listing of Annaly Common Stock and Annaly Preferred Stock—The shares of Annaly common stock to be issued in the offer and the merger and the shares of Annaly Series E preferred stock to be issued in the merger having been approved for listing on the NYSE, subject to official notice of issuance;

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  No Legal Prohibition—No law, order or injunction restraining or enjoining or otherwise prohibiting the consummation of the offer or the merger must have been enacted, issued, promulgated or granted by a governmental entity of competent jurisdiction;

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  Management Agreement Termination—The Hatteras management agreement must have been terminated in accordance with the terms of the amendment to the Hatteras management agreement entered into on April 10, 2016;

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  Regulatory Approvals—The required approvals of certain governmental authorities and Fannie Mae and Ginnie Mae must have been obtained at or prior to the expiration of the offer and Freddie Mac must not have notified Annaly and Hatteras of any objection to the change of control that would occur as a result of the completion of the offer;

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  Hatteras Transaction Tax Opinion—Hatteras must have received an opinion of DLA Piper LLP (US), counsel to Hatteras, in form and substance reasonably satisfactory to Hatteras, dated as of the date of the expiration of the offer, to the effect that, based on facts, representations and assumptions described or referred to in such opinion, the offer and the merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code;

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  REIT Tax Opinion with Respect to Annaly—Hatteras shall have received a written opinion of K&L Gates LLP, tax counsel to Annaly, in form and substance reasonably satisfactory to Hatteras, dated as of the date of the expiration of the offer, to the effect that, based on facts, representations and assumptions described or referred to in such opinion, at all times since the taxable year ended December 31, 1997 and through the date of the expiration of the offer, Annaly has been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and the proposed method of operation of Annaly will enable Annaly to continue to meet the requirements for qualification as a REIT under the Code;

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  Annaly Transaction Tax Opinion—Annaly must have received an opinion of Wachtell, Lipton, Rosen & Katz, counsel to Annaly, in form and substance reasonably satisfactory to Annaly, dated as of the date of the expiration of the offer, to the effect that, based on facts, representations and assumptions described or referred to in such opinion, the offer and the merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code;

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  REIT Tax Opinion with Respect to Hatteras—Annaly shall have received a written opinion of Hunton & Williams LLP, tax counsel to Hatteras, in form and substance reasonably satisfactory to Hatteras, dated as of the date of the expiration of the offer, to the effect that, based on facts, representations and assumptions described or referred to in such opinion, at all times since the taxable year ended December 31, 2007 and through the date of the expiration of the offer, Hatteras has been organized and operated in conformity with the requirements for qualification as a REIT under the Code;

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  Officer's Certificate—Annaly must have received from Hatteras, a certificate dated as of the expiration date of the offer and signed by Hatteras' Chief Executive Officer or Chief Financial Officer certifying as to the satisfaction of the conditions related to the accuracy of Hatteras' representations and warranties, Hatteras' compliance with covenants and the absence of a Hatteras material adverse effect; and

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  No Termination of the Merger Agreement—the merger agreement will not have been terminated in accordance with its terms.

        The foregoing conditions are in addition to, and not a limitation of, the rights of Annaly and the Offeror to extend, terminate or modify the offer in accordance with the terms and conditions of the merger agreement. The conditions to the offer are for the sole benefit of Annaly and the Offeror and may be asserted by Annaly or the Offeror regardless of the circumstances giving rise to any such condition (other than as a result of any action or inaction by Annaly or the Offeror that is completely within the control of Annaly or the Offeror), or may be waived by Annaly or the Offeror, by express and specific action to that effect, in whole or in part, at any time and from time to time, in each case. However, certain specified conditions may only be waived by Annaly or the Offeror with the express written consent of Hatteras. These conditions include the minimum tender condition, the effectiveness of the registration statement on Form S-4 of which this document is a part, the absence of an Annaly material adverse effect, the accuracy of Annaly's and the Offeror's representations and warranties, Annaly's and Offeror's compliance with covenants, the shares of Annaly common and preferred stock to be issued in the offer and the merger having been approved for listing on the NYSE, lack of legal prohibitions, the receipt of an opinion by Hatteras from its legal counsel to the effect that the offer and the merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and the receipt of a written opinion by Hatteras from Annaly's tax counsel, dated as of the date of the expiration of the offer, to the effect that at all times since the year of inception of

Annaly through the date of the expiration of the offer, Annaly has been organized and operated in conformity with the requirements for qualification as a REIT under the Code and that the proposed method of operation of Annaly will enable Annaly to continue to meet the requirements for qualification as a REIT under the Code. Pursuant to the merger agreement, Hatteras has the right to require that Annaly and the Offeror waive the conditions relating to the absence of an Annaly material adverse effect, the accuracy of Annaly's and the Offeror's representations and warranties, Annaly's and Offeror's compliance with covenants, the receipt of an opinion by Hatteras from its legal counsel to the effect that the offer and the merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and the receipt of a written opinion by Hatteras from Annaly's tax counsel, dated as of the date of the expiration of the offer, to the effect that at all times since the year of inception of Annaly through the date of the expiration of the offer, Annaly has been organized and operated in conformity with the requirements for qualification as a REIT under the Code and that the proposed method of operation of Annaly will enable Annaly to continue to meet the requirements for qualification as a REIT under the Code. There is no financing condition to the offer.

Certain Legal Matters; Regulatory Approvals

Regulatory Approvals

        Annaly and Hatteras conduct operations in a number of jurisdictions where regulatory filings or approvals may be required or advisable in connection with the completion of the offer and the merger. In particular, Annaly's acquisition of Hatteras' mortgage conduit and mortgage servicing platforms as a result of the offer and merger will require approval from Fannie Mae and Ginnie Mae, as well as approval of licensing regulators in approximately 12 states. In addition, Annaly and Hatteras must provide notice to Freddie Mac, and Freddie Mac must not object to the change of control that would occur as a result of the completion of the offer. It is a condition to the closing of the offer that these regulatory approvals are obtained, which condition may be waived by Annaly in its sole discretion. The merger agreement provides that the parties must use their reasonable best efforts to obtain the approvals that are necessary, proper or advisable to consummate the offer and the merger. Annaly and Hatteras have submitted applications or made notice filings, as applicable, for these approvals.

        Although we do not expect regulatory authorities to raise any significant objections in connection with their review of the offer and merger, we cannot assure you that we will obtain all required regulatory approvals or that these regulatory approvals will not contain terms, conditions or restrictions that would be detrimental to the combined company after the completion of the offer and the merger.

        Annaly has been advised that the offer and the merger are exempt from the pre-notification and waiting period requirements of the HSR Act. Therefore, we are not attempting to comply with those requirements. The fact that a transaction is exempt from the requirements of the HSR Act does not preclude the Department of Justice or the Federal Trade Commission from seeking to prevent the transaction on the ground that it violates the United States antitrust laws. However, we have no reason to believe that the offer or the merger will be viewed as violating the antitrust laws.

Litigation

        Subsequent to the public announcement of the proposed acquisition of Hatteras by Annaly, four civil actions have been filed challenging the proposed transaction. On May 11, 2016, James Wilson, who alleges he is a stockholder of Hatteras, commenced an action in the United States District Court for the Middle District of North Carolina against Hatteras and its directors. The plaintiff alleges that the defendants are violating various provisions of the Exchange Act because the public disclosures they have made concerning the proposed transaction allegedly are false and misleading. The plaintiff purports to sue directly on behalf of a class consisting of all of Hatteras' common stockholders except for the defendants and their affiliates. The plaintiff seeks an injunction preventing consummation of the proposed transaction, rescission of the proposed transaction in the event it is consummated, the award of damages in an unspecified amount, and the award of litigation expenses in an unspecified amount. On May 12, 2016, Stephen Twiss, who alleges he is a stockholder of Hatteras, commenced an action in the Circuit Court for Baltimore City, Maryland against Hatteras, its directors, Annaly and Offeror. The plaintiff alleges that Hatteras' directors have breached their fiduciary duties by approving the proposed transaction and making public disclosures concerning the proposed transaction that allegedly are false and misleading. The plaintiff alleges that the other defendants are aiding and abetting those breaches of fiduciary duty. The plaintiff purports to sue directly on behalf of a class consisting of all of Hatteras' common stockholders except for the defendants and their affiliates. The plaintiff also purports to sue derivatively on behalf of Hatteras. The plaintiff seeks rescission of the proposed transaction in the event it is consummated, the award of damages in an unspecified amount, and the award of litigation expenses in an unspecified amount. On May 24, 2016, Stephen Bushansky, who alleges he is a stockholder of Hatteras, commenced an action in the United States District Court for the District of Maryland against Hatteras, its directors, Annaly and Offeror. The plaintiff alleges that the defendants are violating various provisions of the Exchange Act because the public disclosures Hatteras has made concerning the proposed transaction allegedly are false and misleading. The plaintiff purports to sue on behalf of a class consisting of all of Hatteras' common stockholders except for the defendants and their affiliates. The plaintiff seeks an injunction preventing consummation of the proposed transaction, rescission of the proposed transaction in the event it is consummated, the award of damages in an unspecified amount, and the award of litigation expenses in an unspecified amount. On May 26, 2016, William Friedman, who alleges he is a stockholder of Hatteras, commenced an action in the United States District Court for the Middle District of North Carolina against Hatteras, its directors, Annaly and Offeror. The plaintiff alleges that the defendants are violating various provisions of the Exchange Act because the public disclosures Hatteras has made concerning the proposed transaction allegedly are false and misleading. The plaintiff purports to sue on behalf of a class consisting of all of Hatteras' common stockholders except for the defendants and their affiliates. The plaintiff seeks an injunction preventing consummation of the proposed transaction, rescission of the proposed transaction in the event it is consummated, the award of damages in an unspecified amount, and the award of litigation expenses in an unspecified amount. The defendants believe the actions are without merit.

Interests of Certain Persons in the Offer and the Merger

        Hatteras' directors and executive officers may have interests in the offer, the merger, and the other transactions contemplated by the merger agreement that are different from, or in addition to, the interests of the Hatteras stockholders generally. These interests may create actual or potential conflicts of interest. The Hatteras board of directors was aware of these interests during its deliberations and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement, as more fully discussed below in "The Offer—Hatteras' Reasons for the Offer and the Merger; Recommendation of the Hatteras Board of Directors." Since Hatteras' named executive officers are its only executive officers, the disclosure set forth below relates to Hatteras' directors and named executive officers. Two of Hatteras' named executive officers, Michael R. Hough and Benjamin M. Hough, are also directors.

  Consideration for Hatteras Restricted Stock Awards in the Merger

        As of May 4, 2016, Hatteras' directors and executive officers held outstanding Hatteras restricted stock awards under the Hatteras equity incentive plans covering a total of 678,806 shares of Hatteras common stock. Pursuant to, and as further described in, the merger agreement, at the effective time of the merger, each Hatteras restricted stock award held by a Hatteras non-executive director that is outstanding and unvested immediately prior to the effective time of the merger will automatically be cancelled, with the holder of such restricted stock award becoming entitled to receive the mixed consideration in respect of each share of Hatteras common stock subject to the restricted stock award immediately prior to the effective time. Hatteras non-executive directors who otherwise would be entitled to receive a fractional share of Annaly common stock in respect of their restricted stock awards will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on and including the trading day prior to the acceptance time.

        At the effective time of the merger, each restricted stock award held by Hatteras executive officers Michael R. Hough, Benjamin M. Hough, Kenneth A. Steele and Frederick J. Boos, II that is outstanding and unvested immediately prior to the effective time of the merger will be assumed and converted automatically into a restricted stock award with respect to the number of shares of Annaly common stock equal to the product obtained by multiplying the total number of shares of Hatteras common stock subject to such restricted stock award immediately prior to the effective time of the merger by 1.5226, with any fractional shares rounded to the nearest whole share. Each such assumed restricted stock award will vest in accordance with the terms of the consulting agreement between the holder of such restricted stock award and Annaly entered into on the date of the merger agreement, and will otherwise have the same terms and conditions as such restricted stock award had immediately prior to the effective time of the merger.

        The estimated aggregate value, based on a price per share of Hatteras common stock of $15.87, which is the average closing price per share of Hatteras common stock on the NYSE over the first five business days following the first public announcement of the merger on April 11, 2016, of (i) the unvested restricted stock awards held by the Hatteras executive officers as of May 4, 2016 is $9,798,186, and (ii) the unvested restricted stock awards held by the Hatteras non-employee directors as of May 4, 2016 is $974,466.

  Consulting Agreements

        Concurrently with the execution of the merger agreement, Annaly entered into consulting agreements with each of Michael R. Hough, the Chief Executive Officer of Hatteras and the Hatteras external manager, Benjamin M. Hough, the President and Chief Operating Officer of Hatteras and the Hatteras external manager, Kenneth A. Steele, Chief Financial Officer, Secretary and Treasurer of Hatteras and the Hatteras external manager, and Frederick J. Boos, II, Executive Vice President and Chief Investment Officer of Hatteras and the Hatteras external manager, providing for monthly consulting fees in the amount of $250,000, $234,000, $105,500, and $73,500, respectively, in consideration for consulting services to be rendered to Annaly during a consulting period ending 30 months following the date of the closing of the transactions contemplated by the merger agreement (or such earlier termination date as is permitted under the terms of the agreements). During the consulting period, each consultant will be available to render services for at least 20 hours per week. Pursuant to their respective consulting agreements, each of Michael R. Hough, Benjamin M. Hough, Kenneth A. Steele and Frederick J. Boos, II agreed not to own, manage, control, be employed by or consult with a publicly-traded mortgage REIT during such consulting period, subject to specified exceptions. The consulting agreements are conditioned on, and will be effective upon, the closing of the transactions contemplated by the merger agreement.

  Hatteras Management Agreement

        In connection with the execution of the merger agreement, Hatteras and the Hatteras external manager entered into an amendment to the Hatteras management agreement, to which Annaly is a third-party beneficiary, which provides that as of and subject to the acceptance time, the Hatteras management agreement will terminate, and that Hatteras will pay the Hatteras external manager a termination fee of $45,411,000 prior to, and conditioned on, such termination. The Hatteras executive officers also serve as executive officers of the Hatteras external manager and own all of the equity interest in the Hatteras external manager. For more information, see "—Management Agreement Termination" below.

  Hatteras Special Committee Fees

        Each member of the Hatteras special committee earns cash committee fees in connection with their service on the Hatteras special committee. Each member of the Hatteras special committee receives $2,500 per telephonic meeting and $5,000 per in-person meeting. In addition, the chairman of the Hatteras special committee was paid an additional fee of $10,000.

  Indemnification of Directors and Officers

        The merger agreement provides that Annaly will cause the ultimate surviving company of the merger to indemnify and hold harmless, to the fullest extent permitted under applicable law and provided pursuant to organizational documents of Hatteras or its subsidiaries, or any indemnification agreements in existence as of the time of the merger agreement that were provided to Annaly (including the Hatteras management agreement), each current and former director, officer and agent of Hatteras and its subsidiaries against costs and expenses in connection with claims asserted or claimed prior to, at or after the effective time of the merger, in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger, based on or arising out of the fact that such person is or was serving as an officer, director, employee or agent of Hatteras or its subsidiaries or any other entity if such service was at the request or for the benefit of Hatteras or any of its subsidiaries. In addition, for a period of six years following the effective time of the merger, Annaly and Offeror are required to maintain in effect the provisions in any organizational documents of Hatteras and its subsidiaries and contracts (including the Hatteras management agreement) of Hatteras and its subsidiaries regarding elimination of liability, indemnification, and advancement of expenses in favor of the current and former directors, officers, and agents of Hatteras and its subsidiaries that are in existence as of the time of the merger agreement and were provided to Annaly prior to the date of the merger agreement, except to the extent that any such contract provides for an earlier termination. For a more complete description of the indemnification of the officers and directors of Hatteras and its subsidiaries, see "The Merger Agreement—Directors' and Officers' Indemnification."

Certain Relationships With Hatteras

        As of the date of this document, Annaly does not own any shares of Hatteras common stock. Neither Annaly nor the Offeror have effected any transaction in securities of Hatteras in the past 60 days. To the best of Annaly's and the Offeror's knowledge, after reasonable inquiry, none of the persons listed on Annex C hereto, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of Hatteras or has effected any transaction in securities of Hatteras during the past 60 days.

Management Agreement Termination

        In connection with the execution of the merger agreement, Hatteras and the Hatteras external manager entered into an amendment to the Hatteras management agreement, to which Annaly is a third-party beneficiary, which provides that as of and subject to the acceptance time, the Hatteras management agreement will terminate, and that Hatteras will pay the Hatteras external manager a termination fee of $45,411,000 prior to, and conditioned on, such termination. The amendment provides that in addition to the termination fee, Hatteras will pay the Hatteras external manager for management fees that accrue up to the acceptance time, including for the prorated portion of the month in which the acceptance time occurs. Hatteras will reimburse the Hatteras external manager for expenses it incurs prior to the acceptance time in the ordinary course of business and consistent with past practice to the extent reimbursable pursuant to the Hatteras management agreement. Such expense reimbursement has an aggregate cap of $1.2 million for each calendar quarter beginning April 1, 2016.

        The amendment to the Hatteras management agreement also provides that the Hatteras external manager may not take any action, directly or indirectly, that is inconsistent with, or that if taken by Hatteras would be in breach of, Hatteras' non-solicitation obligations under the merger agreement. However, to the extent that Hatteras is permitted to, and in fact does, engage in discussions or negotiations regarding an acquisition proposal in accordance with the merger agreement, the Hatteras external manager may assist Hatteras in such discussions or negotiations. The Hatteras external manager further agreed that, other than those actions that Hatteras is permitted to take under the merger agreement or as required by law, it will not intentionally take any action that would reasonably be expected to cause any of the conditions to the offer or the merger to fail to be satisfied.

        The amendment to the Hatteras management agreement also provides that the Hatteras external manager will not take any action with respect to its employees or agents whose compensation is reimbursed by Hatteras, that if taken by Hatteras with respect to its own employees, would be in violation of Hatteras' covenants under the merger agreement with respect to compensation, granting or vesting of equity awards, employee benefit plans, employment or severance arrangements, termination of employees or funding for rabbi trusts or similar arrangements. The Hatteras external manager agreed to comply with its obligations under the merger agreement with respect to retention payments for certain of the Hatteras external manager's employees.

        Except for those rights that pursuant to the express terms of the amendment to the Hatteras management agreement survive the termination, including the payment of certain accrued management fees and expenses, the amendment to the Hatteras management agreement provides that the Hatteras external manager and its affiliates fully and unconditionally release any claims or liabilities whatsoever that they may have against Hatteras and its subsidiaries and Annaly and its subsidiaries and affiliates arising under, or pursuant to, the Hatteras management agreement.

Source and Amount of Funds

        The offer and the merger are not conditioned upon any financing arrangements or contingencies.

        Annaly estimates the aggregate amount of cash consideration required to purchase the outstanding shares of Hatteras common stock and consummate the merger will be approximately $521 million, plus related fees and expenses. Annaly anticipates that the funds needed to complete the transactions will be derived from available cash on hand. Neither Annaly nor the Offeror have any specific alternative financing arrangements or alternative financing plans in connection with the Offer or the Merger.

Fees and Expenses

        Annaly has retained Innisfree M&A Incorporated as information agent in connection with the offer and the merger. The information agent may contact holders of shares by mail, email, telephone, facsimile and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer and the merger to beneficial owners of shares. Annaly will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Annaly agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.

        In addition, Annaly has retained Computershare as exchange agent in connection with the offer and the merger. Annaly will pay the exchange agent reasonable and customary compensation for its services in connection with the offer and the merger, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

        Annaly will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, neither Annaly nor the Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer.

Accounting Treatment

        In accordance with accounting principles generally accepted in the United States, Annaly will account for the acquisition of shares through the offer and the merger under the acquisition method of accounting for business combinations.

Stock Exchange Listing

        Shares of Annaly common stock and preferred stock are listed on the NYSE. Annaly intends to submit a supplemental listing application to list on the NYSE the shares of Annaly common stock and Annaly Series E preferred stock that Annaly will issue in the offer and the merger. Such listing is a condition to completion of the offer.

Resale of Annaly Common Stock

        All shares of Annaly common stock and/or Annaly Series E preferred stock (as applicable) received by Hatteras stockholders as consideration in the offer and/or the merger will be freely tradable for purposes of the Securities Act, except for Annaly common stock and/or preferred stock received by any person who is deemed an "affiliate" of Annaly at the time of the closing of the merger. Annaly common stock and/or preferred stock held by an affiliate of Annaly may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 or as otherwise permitted under the Securities Act. This document does not cover resales of Annaly common stock and/or preferred stock received upon completion of the merger by any person, and no person is authorized to make any use of this document in connection with any resale.

Exchange Agent Contact Information

        The contact information for the exchange agent for the offer and the merger is:

By First Class, Registered or Certified Mail:	By Express or Overnight Delivery:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
PO Box 43011	250 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

MERGER AGREEMENT

        The following summary describes certain material provisions of the merger agreement entered into by Annaly, the Offeror, and Hatteras, a copy of which is attached hereto as Annex A. This summary may not contain all of the information about the merger agreement that is important to Hatteras common stockholders, and Hatteras common stockholders are encouraged to read the merger agreement carefully in its entirety. The legal rights and obligations of the parties are governed by the specific language of the merger agreement and not this summary.

The Offer

        Pursuant to the terms of the merger agreement, the Offeror is offering to exchange for each outstanding share of Hatteras common stock validly tendered and not validly withdrawn in the offer:

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  $5.55 in cash; and

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  0.9894 shares of Annaly common stock.

We refer to the above as the "mixed consideration."

        In lieu of receiving the mixed consideration, holders of shares of Hatteras common stock may elect to receive, for each share of Hatteras common stock that they hold, (1) $15.85 in cash (we refer to this election as the "all-cash election" and this amount as the "all-cash consideration") or (2) 1.5226 shares of Annaly common stock (we refer to this election as the "all-stock election" and this amount as the "all-stock consideration"). The mixed consideration, the all-cash consideration and the all-stock consideration (as applicable) will be paid without interest and less any applicable withholding taxes.

        See "The Offer—Elections and Proration" for a detailed description of the proration procedures applicable to the offer.

        The Offeror's obligation to accept for exchange and to exchange shares of Hatteras common stock validly tendered and not validly withdrawn in the offer is subject to the satisfaction or waiver by the Offeror of certain conditions, including the valid tender of at least one share more than two-thirds of the shares of Hatteras common stock outstanding as of the expiration of the offer, including any shares of Hatteras common stock then owned by Annaly and the Offeror (the "minimum tender condition"), as more fully described under "The Offer—Conditions of the Offer."

        Under the merger agreement, unless Hatteras consents otherwise or the merger agreement is otherwise terminated, the Offeror must extend the offer:

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  for any period required by law, or by any rule, regulation, interpretation or position of the SEC, the SEC's staff or NYSE applicable to the offer or merger, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer, the Schedule TO, the registration statement of which this document is a part, or any other related document;

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  for one or more successive periods of up to 10 business days each (or such longer period as may be agreed by Hatteras) if any of the conditions to the offer (other than the minimum tender condition) have not been satisfied or validly waived as of any then-scheduled expiration of the offer in order to permit satisfaction of such condition or conditions; and

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  for up to two successive periods of up to 10 business days each if each condition to the offer (other than the minimum tender condition) has been satisfied or validly waived and the minimum tender condition has not been satisfied as of any then-scheduled expiration of the offer, and Hatteras requests that the Offeror so extend the offer.

        No extension will impair, limit or otherwise restrict the right of the parties to terminate the merger agreement pursuant to its terms.

        The merger agreement may be terminated by either Annaly or Hatteras if the acceptance time has not occurred by 11:59 p.m., Eastern Time, on January 10, 2017, which is referred to as the "outside date" (as described below under "—Termination"). The Offeror will not be required to extend the offer beyond the outside date.

        The "acceptance time" for purposes of the merger agreement is the time that the Offeror accepts for payment all shares of Hatteras common stock that are validly tendered and not validly withdrawn in the offer.

        For a more complete description of the offer, see "The Offer."

The Merger

        The merger agreement provides that, promptly following the acceptance time, the parties will effect the merger of Hatteras with and into the Offeror, with the Offeror continuing as the surviving corporation in the merger, under the name "Hatteras Financial Corp." After the merger, the surviving corporation will be a wholly owned subsidiary of Annaly, and the former Hatteras stockholders will not have any direct equity ownership interest in the surviving corporation.

Completion and Effectiveness of the Merger

        Under the merger agreement, the closing of the merger must occur as promptly as practicable after the acceptance time, and in any case no later than the third business day after satisfaction or permitted waiver of the conditions to closing of the merger, unless Annaly or Hatteras agrees otherwise in writing (see "—Conditions to the Merger"). The merger will become effective at the time the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland unless a later date (not to exceed 30 days after the acceptance for record of the articles of merger) is specified therein.

Merger Consideration for Common Stock

  General

        In the merger, Hatteras common stockholders will have the opportunity to elect to receive the mixed consideration, the all-cash consideration or the all-stock consideration, subject to proration of the all-cash consideration or the all-stock consideration, in each case without interest and less any applicable withholding taxes (such consideration, the "common transaction consideration").

  Election Procedures

        Each Hatteras common stockholder as of immediately prior to the consummation of the merger will be entitled to elect to receive the mixed consideration, the all-cash consideration or the all-stock consideration. The election will be made on a form of election and transmittal that will be mailed promptly after the effective time of the merger to record holders of shares of Hatteras common stock and to brokers, dealers, commercial banks, trust companies and similar persons who names, or the names of whose nominees, appear on Hatteras' stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, so that they can complete the forms of election and transmittal on behalf of beneficial owners of shares of Hatteras common stock. To make such election, Hatteras common stockholders must submit an effective, properly completed form of election and transmittal to the exchange agent before 5:00 p.m. Eastern Time, on the 20th calendar day following the date on which the forms of election are mailed (the "merger election deadline"). Holders of record of shares of Hatteras common stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple forms of election on behalf of their respective beneficial holders.

        Any form of election and transmittal may be revoked or changed by the person who submitted such form of election by written notice received by the exchange agent prior to the merger election deadline. If a form of election and transmittal is revoked prior to the merger election deadline, the shares of Hatteras common stock represented by such form of election and transmittal will be deemed to have elected to receive the mixed consideration, unless a subsequent form of election and transmittal is properly submitted prior to the merger election deadline.

        The exchange agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any form of election and transmittal, and any good-faith decisions of the exchange agent regarding such matters will be binding and conclusive. The exchange agent will have no obligation to notify any person of a defect in such person's form of election.

  Consequences of Failing to Make an Election in the Merger

        Hatteras common stockholders with shares to be converted into the common transaction consideration in the merger who do not make an election will be deemed to have elected to receive the mixed consideration.

  Proration

        Hatteras common stockholders electing the mixed consideration will not be subject to proration; however, holders electing the all-cash consideration or the all-stock consideration may receive a different form of consideration than selected. Hatteras common stockholders who make the all-cash election or the all-stock election will be subject to proration so that approximately 35.0% of the aggregate consideration in the merger will be paid in cash and approximately 65.0% of the aggregate consideration in the merger will be paid in shares of Annaly common stock.

        The number of shares of Hatteras common stock eligible to receive the all-cash consideration in the merger will be equal to 35.0% multiplied by the sum of the total number of shares making an all-cash election in the merger and the total number of shares making an all-stock election in the merger (such product is referred to as the "maximum all-cash shares in merger").

        The number of shares of Hatteras common stock eligible to receive the all-stock consideration in the merger will be equal to 65.0% multiplied by the sum of the total number of shares making an all-cash election in the merger and the total number of shares making an all-stock election in the merger (such product is referred to as the "maximum all-stock shares in merger").

  Over-Election of Cash

        If the aggregate number of shares attributable to holders of Hatteras common stock making an all-cash election in the merger is greater than the maximum all-cash shares in merger, such shares will be subject to proration. To determine the amount of proration, a "merger cash proration factor" will apply. The "merger cash proration factor" will be equal to:

  •
  the maximum all-cash shares in merger

    divided by

  •
  the aggregate number of shares of Hatteras common stock for which an all-cash election in the merger has been made.

        Proration will be calculated so that for each Hatteras common stockholder making an all-cash election, the number of shares of Hatteras common stock entitled to the all-cash consideration will be equal to the number of shares of Hatteras common stock for which such stockholder has made an all-cash election, multiplied by the merger cash proration factor (as calculated above), rounded down to the nearest share. The shares of Hatteras common stock that do not receive the all-cash consideration as a result of such proration will instead receive the all-stock consideration.

        If following proration a Hatteras common stockholder would be entitled to receive a fractional share of Annaly common stock, such stockholder will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on and including the trading day prior to the acceptance time.

  Over-Election of Cash Example

  For purposes of this example, assume the following:

  •
  there are 20,000,000 outstanding shares of Hatteras common stock;

  •
  Hatteras stockholders make a mixed election with respect to 10,000,000 (or 50%) shares of Hatteras common stock;

  •
  Hatteras stockholders make the all-cash election with respect to 6,000,000 (or 30%) shares of Hatteras common stock;

  •
  Hatteras stockholders make the all-stock election with respect to 4,000,000 (or 20%) shares of Hatteras common stock; and

  •
  The 10-day volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on and including the trading day prior to the acceptance time is $10.41 per share.

        In this example, without proration, there would be an over-election of cash because the number of shares of Hatteras common stock making the all-cash election is 6,000,000, which is greater than 3,500,000, which is the maximum all-cash shares in merger (calculated as follows: 0.35 × (6,000,000 + 4,000,000)). To adjust for the over-election, the number of shares of Hatteras common stock making the all-cash election will be multiplied by the merger cash proration factor of 0.5833, with the resulting number of shares rounded down to the nearest share. The merger cash proration factor is calculated by dividing 3,500,000 (which is the maximum all-cash shares in merger) by 6,000,000 (which is the aggregate number of shares of Hatteras common stock making an all-cash election in the merger).

        In this example, a Hatteras stockholder who makes an all-cash election for 100 shares of Hatteras common stock would be entitled to receive the all-cash consideration for 58 of those shares (calculated as follows: 100 shares × 0.5833 merger cash proration factor, rounded down to the nearest share), and the all-stock consideration for the remaining 42 of those shares. This equates to $919.30 in cash (calculated as follows: 58 shares × $15.85 all-cash consideration per share) plus 63.9492 shares of Annaly common stock (calculated as follows: 42 shares × 1.5226 shares of Annaly common stock, the all-stock consideration per share). Because fractional shares of Annaly common stock will be converted to cash, the number of actual shares of Annaly common stock such holder would be entitled to receive would be 63, with the additional 0.9492 shares of Annaly common stock converted into $9.88 in cash (calculated as follows: 0.9492 × $10.41).

        See "Risk Factors—Risk Factors Relating to the Offer and the Merger—Hatteras common stockholders may not receive all consideration in the form elected."

  Over-Election of Stock

        If the aggregate number of shares attributable to holders of Hatteras common stock making an all-stock election in the merger is greater than the maximum all-stock shares in merger, such shares will be subject to proration. To determine the amount of proration, a "merger stock proration factor" will apply. The "merger stock proration factor" will be equal to:

  •
  the maximum all-stock shares in merger

    divided by

  •
  the aggregate number of shares of Hatteras common stock for which an all-stock election in the merger has been made.

        Proration will be calculated so that for each Hatteras common stockholder making an all-stock election, the number of shares of Hatteras common stock entitled to the all-stock consideration will be equal to the number of shares of Hatteras common stock for which such stockholder has made an all-stock election, multiplied by the merger stock proration factor (as calculated above), rounded down to the nearest share. The shares of Hatteras common stock that do not receive the all-stock consideration as a result of proration will instead receive the all-cash consideration.

        If following proration a Hatteras common stockholder would be entitled to receive a fractional share of Annaly common stock, such stockholder will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on and including the trading day prior to the acceptance time.

  Over-Election of Stock Example

  For purposes of this example, assume the following:

  •
  there are 20,000,000 outstanding shares of Hatteras common stock;

  •
  Hatteras stockholders make the mixed election with respect to 4,000,000 (or 20%) shares of Hatteras common stock;

  •
  Hatteras stockholders make the all-cash election with respect to 2,000,000 (or 10%) shares of Hatteras common stock;

  •
  Hatteras stockholders make the all-stock election with respect to 14,000,000 (or 70%) shares of Hatteras common stock; and

  •
  The 10-day volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on and including the trading day prior to the acceptance time is $10.41 per share.

        In this example, without proration, there would be an over-election of stock because the number of shares of Hatteras common stock making the all-stock election is 14,000,000, which is greater than 10,400,000, which is the maximum all-stock shares in merger (calculated as follows: 0.65 × (2,000,000 + 14,000,000)). To adjust for the over-election, the number of shares of Hatteras common stock making the all-stock election will be multiplied by the merger stock proration factor of 0.7429, with the resulting number of shares rounded down to the nearest share. The merger stock proration factor is calculated by dividing 10,400,000 (which is the maximum all-stock shares in merger) by 14,000,000 (which is the aggregate number of shares of Hatteras common stock making an all-stock election in the merger).

        In this example, a Hatteras stockholder who makes an all-stock election for 100 shares of Hatteras common stock would be entitled to receive the all-stock consideration for 74 of those shares (calculated as follows: 100 shares × 0.7429 merger stock proration factor, rounded down to the nearest share), and the all-cash consideration for the remaining 26 of those shares. This equates to $412.10 in cash (calculated as follows: 26 shares × $15.85 all-cash consideration per share) plus 112.6724 shares of

Annaly common stock (calculated as follows: 74 shares × 1.5226 shares of Annaly common stock, the all-stock consideration per share). Because fractional shares of Annaly common stock will be converted to cash, the number of actual shares of Annaly common stock such holder would be entitled to receive would be 112, with the additional 0.6724 shares covered into $7.00 in cash (calculated as follows: 0.6724 × $10.41).

        See "Risk Factors—Hatteras common stockholders may not receive all consideration in the form elected."

No Rights of Objecting Stockholders

        Pursuant to Hatteras' charter, Hatteras stockholders will not be entitled to rights of objecting stockholders as a result of the offer or merger.

Treatment of Shares of Hatteras Preferred Stock

        The merger agreement provides that each issued and outstanding share of Hatteras Series A preferred stock issued and outstanding as of immediately prior to the effective time of the merger, will be automatically converted into the right to receive one newly issued share of Annaly Series E preferred stock, which will have rights, privileges and voting powers substantially the same as those of the Hatteras Series A preferred stock.

Exchange of Hatteras Stock Certificates or Book-Entry Shares for the Merger Consideration

        Annaly has retained Computershare as the depositary and exchange agent for the offer and the merger to handle the exchange of shares of Hatteras common stock for the common transaction consideration, and to handle the exchange of shares of Hatteras Series A preferred stock for the shares of Annaly Series E preferred stock, as applicable.

        To effect the exchange of shares of Hatteras common stock, promptly after the effective time of the merger, Annaly will cause the exchange agent to mail to each record holder of shares of Hatteras common stock a form of election and letter of transmittal and instructions for surrendering the book-entry shares and/or the stock certificates that formerly represented shares for the common transaction consideration. See "—Merger Consideration for Common Stock—Election Procedures." After surrender to the exchange agent of book-entry shares and/or certificates that formerly represented shares of Hatteras common stock for cancellation, together with an executed form of election and transmittal, the record holder of the surrendered book-entry shares and/or certificates will be entitled to receive the applicable common transaction consideration. To effect the exchange of shares of Hatteras Series A preferred stock, promptly after the effective time of the merger, the exchange agent will mail to each record holder of Hatteras Series A preferred stock a form of letter of transmittal and instructions for surrendering the book-entry shares and/or stock certificates that formerly represented shares for the shares of Annaly Series E preferred stock. After surrender to the exchange agent of book-entry shares and/or certificates that formerly represented Hatteras Series A preferred stock for cancellation, together with an executed form of letter of transmittal, the record holder of the surrendered book-entry shares and/or certificates will be entitled to receive shares of Annaly Series E preferred stock.

        After the effective time of the merger, each book-entry share and stock certificate formerly representing shares of Hatteras common stock and Hatteras Series A preferred stock that has not been surrendered will represent only the right to receive upon such surrender the applicable common transaction consideration and shares of Annaly Series E preferred stock to which such applicable holder is entitled by virtue of the merger and any dividends or other distributions payable to such holder upon such surrender.

Fractional Shares

        Annaly will not issue fractional shares of Annaly common stock in the offer or the merger. Instead, each holder of shares of Hatteras common stock who otherwise would be entitled to receive a fractional share of Annaly common stock will be entitled to receive an amount of cash (without interest) equal to such fractional part of a share of Annaly common stock multiplied by the volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on and including the trading day prior to the acceptance time.

Treatment of Hatteras Restricted Stock Awards

        At the effective time of the merger, each Hatteras restricted stock award, other than restricted stock awards held by Hatteras executives Michael R. Hough, Benjamin M. Hough, Kenneth A. Steele and Frederick J. Boos, II, will automatically be cancelled, with the holder of such restricted stock award becoming entitled to receive the mixed consideration in respect of each shares of Hatteras common stock subject to the restricted stock award immediately prior to the effective time, less applicable tax withholdings. The applicable taxes required to be withheld will first reduce the cash portion of the aggregate mixed consideration to be received by the holder in respect of such restricted stock awards, and if the cash portion is insufficient, any shortfall will be satisfied by reducing the stock portion of the aggregate mixed consideration to be received by the holder in respect of such restricted stock award, with the value of the stock portion for purposes of such deduction determined based on the volume weighted average closing sale price of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on and including the trading day prior to the acceptance time. Holders of Hatteras restricted stock awards who otherwise would be entitled to receive a fractional share of Annaly common stock will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on and including the trading day prior to the acceptance time, less any applicable tax withholding.

        At the effective time of the merger, each restricted stock award held by Hatteras executives Michael R. Hough, Benjamin M. Hough, Kenneth A. Steele and Frederick J. Boos, II will be assumed and converted automatically into a restricted stock award with respect to the number of shares of Annaly common stock equal to the product obtained by multiplying the total number of shares of Hatteras common stock subject to such restricted stock award immediately prior to the effective time of the merger by 1.5226, with any fractional shares rounded to the nearest whole share. Each such restricted stock award will vest in accordance with the terms of the consulting agreement between the holder of such restricted stock award and Annaly entered into on the date of the merger agreement, and will otherwise have the same terms and conditions as such restricted stock award had immediately prior to the effective time of the merger.

Representations and Warranties

        The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of Hatteras with respect to:

  •
  organization and qualification;

  •
  subsidiaries;

  •
  capitalization;

  •
  corporate authority relative to the merger agreement and the transactions;

  •
  due execution, delivery and enforceability of the merger agreement and transactions, including the merger;

  •
  required consents and approvals;

  •
  no violations;

  •
  SEC filings;

  •
  financial statements;

  •
  internal controls and procedures;

  •
  the absence of undisclosed liabilities;

  •
  absence of certain changes or events;

  •
  compliance with applicable laws;

  •
  permits;

  •
  employee benefit plans;

  •
  tax matters;

  •
  labor matters;

  •
  investigations;

  •
  litigation;

  •
  intellectual property;

  •
  real property;

  •
  material contracts;

  •
  mortgage backed securities;

  •
  mortgage loans;

  •
  insurance;

  •
  information supplied;

  •
  opinion of financial advisor to the Hatteras special committee;

  •
  state takeover statutes;

  •
  the Investment Company Act;

  •
  finders and brokers; and

  •
  Pingora MSR Opportunity Fund I.

        The merger agreement also contains customary representations and warranties of Annaly and the Offeror, including among other things:

  •
  organization and qualification;

  •
  subsidiaries;

  •
  capitalization;

  •
  corporate authority relative to the merger agreement and transactions;

  •
  due execution and delivery and enforceability of the merger agreement and the transactions, including the merger,

  •
  required consents and approvals;

  •
  no violations;

  •
  SEC filings;

  •
  financial statements;

  •
  internal controls and procedures;

  •
  the absence of undisclosed liabilities;

  •
  absence of certain changes or events;

  •
  compliance with applicable laws;

  •
  permits;

  •
  investigations;

  •
  litigation;

  •
  information supplied;

  •
  availability of sufficient funds to consummate the offer and merger;

  •
  tax matters;

  •
  Annaly's lack of ownership of shares of Hatteras common stock; and

  •
  the Investment Company Act.

        The representations and warranties contained in the merger agreement are generally qualified by "material adverse effect," as defined in the merger agreement and described below under "—Material Adverse Effect." The representations and warranties contained in the merger agreement will expire at the effective time of the merger. The representations, warranties and covenants made by Hatteras in the merger agreement are qualified by information contained in the confidential disclosure schedules delivered to Annaly and the Offeror in connection with the execution of the merger agreement and by filings that Hatteras has made with the SEC prior to the date of the merger agreement. The representations, warranties and covenants made by Annaly and the Offeror in the merger agreement are qualified by information contained in the confidential disclosure schedules delivered to Hatteras in connection with the execution of the merger agreement and by filings that Annaly has made with the SEC prior to the date of the merger agreement. Stockholders are not third-party beneficiaries of these representations and warranties under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Hatteras or any of its affiliates or of Annaly or any of its affiliates.

Material Adverse Effect

        A "material adverse effect" with respect to Annaly or Hatteras, means (1) any material adverse effect on the ability of such party to consummate the transactions contemplated by the merger agreement by the outside date, or (2) any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or operations of such party and its subsidiaries, taken as a whole; provided, however, with respect to clause (2), no such change, effect, development, circumstance, condition, state of facts, event or occurrence resulting or arising from any of the following will be deemed to constitute a material adverse effect or will be taken into account when determining whether a material adverse effect exists or has occurred or is reasonably expected to exist or occur:

  (a)
  any changes in general U.S. or global economic conditions;

  (b)
  conditions (or changes therein) in any industry or industries in which such party operates;

  (c)
  general legal, tax, economic, political and/or regulatory conditions, or changes therein, including any changes affecting financial, credit, foreign exchange or capital market conditions;

  (d)
  any changes in U.S. GAAP or interpretation thereof;

  (e)
  any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable law of or by any governmental entity;

  (f)
  any failure by such party to meet internal or published projections or internal budgets, plans or forecasts, in and of itself (provided that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "material adverse effect" may be taken into account);

  (g)
  any change, effect, development, circumstance, condition, state of facts, event or occurrence arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war, armed hostility, weather or other force majeure events, including a material worsening of conditions threatened or existing as of the date of the merger agreement;

  (h)
  with respect to Annaly only, any change in the trading price of Annaly common stock (provided that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a "material adverse effect" may be taken into account);

  (i)
  the execution and delivery of the merger agreement or the consummation of the offer and the merger, or the public announcement of the merger agreement, including any litigation arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement; and

  (j)
  any action or failure to take any action that is consented to or requested by the other party, in each case, in writing;

provided that with respect to the exceptions in clauses (a), (b), (c), (d), (e) and (g), if the change, effect, development, circumstance, condition, state of facts, event or occurrence has had a disproportionate adverse impact on such party relative to other companies of comparable size operating in the same industry, then the incremental impact of such event shall be taken into account for the purpose of determining whether a "material adverse effect" has occurred.

No Solicitation of Other Offers by Hatteras

        Under the terms of the merger agreement, subject to certain exceptions described below, Hatteras has agreed that, from the date of the merger agreement until the earlier of the acceptance time or the date the merger agreement is validly terminated, Hatteras will not, and will cause its subsidiaries, directors, officers, employees and other representatives not to, directly or indirectly:

  •
  solicit, initiate, encourage or facilitate (including by way of providing non-public information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, in each case which constitutes or would be reasonably expected to lead to an "acquisition proposal" (as defined in the merger agreement and as described below);

  •
  participate in any negotiations regarding, or furnish to any person any non-public information relating to Hatteras or any of its subsidiaries in connection with, an actual or potential acquisition proposal; or

  •
  approve or recommend, or propose publicly to approve or recommend, any acquisition proposal.

        In addition, under the merger agreement, Hatteras has agreed that it will:

  •
  immediately cease, and will cause its subsidiaries and its and their respective directors, officers, employees and other representatives to cease, any and all existing discussions or negotiations, or provision of any non-public information to any party, with respect to any acquisition proposal or potential acquisition proposal;

  •
  promptly request that each person that previously executed a confidentiality agreement with Hatteras relating to an acquisition proposal or a potential acquisition proposal promptly destroy or return to Hatteras all non-public information relating to such acquisition proposal, Hatteras, or Hatteras' businesses or assets; and

  •
  take no action to exempt any person (other than Annaly or the Offeror) from the restrictions on business combinations in any applicable state takeover statute or, with respect to a person who has made or is considering making an acquisition proposal, the stock ownership limitations contained in Hatteras' charter and bylaws or otherwise cause such restrictions or limitations not to apply.

        Under the merger agreement, Hatteras is obligated to notify Annaly within 24 hours after receiving any acquisition proposal, any proposals or inquiries that would reasonably be expected to lead to an acquisition proposal, or any inquiry or request for non-public information relating to Hatteras or any subsidiary by any person who has made or would reasonably be expected to make any acquisition proposal. The notice must indicate the identity of the person making the proposal, inquiry or request and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to any such inquiry or request, including copies of all written requests, proposals, correspondence or offers (including any proposed agreements received by Hatteras). Hatteras also must keep Annaly informed, on a prompt and timely basis, of the status and material terms of any such acquisition proposal or potential proposal (including any amendments or proposed amendments), and as to the nature of any information requested and must provide to Annaly copies of all written materials received or sent by Hatteras related to such proposal, inquiry or request. Hatteras also must promptly provide Annaly with any material non-public information concerning Hatteras provided to any other person in connection with any acquisition proposal that was not previously provided to Annaly.

        Notwithstanding the prohibitions described above, if Hatteras receives prior to the acceptance time an unsolicited, written acquisition proposal that did not result from a breach of Hatteras' non-solicitation obligations, Hatteras is permitted to furnish non-public information to such person and engage in discussions or negotiations with such person with respect to the acquisition proposal, as long as:

  •
  the Hatteras board of directors, upon the recommendation of the Hatteras special committee, determines in good faith, after consulting with Hatteras' outside legal and financial advisors, that such proposal constitutes, or would reasonably be expected to result in, a "superior proposal" (as defined in the merger agreement and described below);

  •
  the Hatteras board of directors determines in good faith, after consulting with Hatteras' outside legal and financial advisors, that the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable law; and

  •
  prior to providing any such information, the person making the acquisition proposal enters into a confidentiality agreement containing terms that are no less favorable in the aggregate to Hatteras than those contained in the confidentiality agreement between Annaly and Hatteras (provided that the confidentiality agreement is not required to include a standstill provision) and that does not in any way restrict Hatteras or its representatives from complying with its disclosure obligations under the merger agreement.

If Hatteras decides to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal, it must notify Annaly in writing within 24 hours after making such decision.

        An "acquisition proposal" for purposes of the merger agreement means any offer, proposal or indication of interest from any person or group (other than Annaly or a subsidiary of Annaly) at any time relating to any transaction or series of related transactions involving:

  •
  any acquisition or purchase of more than 20% of any class of Hatteras voting or equity securities;

  •
  any tender offer (including a self-tender offer) or exchange offer that would result in any person or group beneficially owning more than 20% of any class of Hatteras voting or equity securities if consummated;

  •
  any merger, consolidation, share exchange, business combination, joint venture, recapitalization or reorganization, or any similar transaction, in each case involving Hatteras and any other person, if it would result in the Hatteras stockholders prior to such transaction holding less than 80% of the equity interests in the surviving or resulting entity of such transaction; or

  •
  any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to any person or group of more than 20% of the consolidated assets of Hatteras and its subsidiaries (measured by their fair market value).

        A "superior proposal" for purposes of the merger agreement means a bona fide acquisition proposal which the Hatteras board of directors determines in good faith (after consultation with Hatteras' outside legal and financial advisors) to be more favorable to the Hatteras stockholders from a financial point of view than the offer and the merger, taking into account all relevant factors (including all the terms and conditions of such proposal (including the transaction consideration, conditionality, timing, certainty of financing and likelihood of consummation of such proposals) and the merger agreement (and any changes to the terms of the merger agreement proposed by Annaly in response to any acquisition proposal). When determining whether an offer constitutes a superior proposal, references in the definition of the term "acquisition proposal" to "20%" will be changed to be references to "66 2/3%" and references to "80%" will be changed to be references to "33 1/3%."

Change of Recommendation

        The merger agreement requires the Hatteras board of directors to recommend that Hatteras common stockholders accept the offer and tender their shares of Hatteras common stock in the offer. The Hatteras board of directors (including any committee) may not, and may not resolve or agree to (any of the following being a "change of recommendation"):

  •
  approve or recommend, or propose publicly to approve or recommend, any acquisition proposal;

  •
  withdraw, change, amend, modify or qualify, in a manner adverse to Annaly, the recommendation of the Hatteras board of directors in favor of the offer and the merger, or propose publicly to do any of the foregoing;

  •
  fail to publicly recommend against an acquisition proposal within 10 business days of being requested to do so by Annaly, if such acquisition proposal is an exchange or tender offer that has been commenced;

  •
  fail to reaffirm the recommendation of the Hatteras board of directors in favor of the offer and the merger within 10 business days of being requested to do so by Annaly if an acquisition proposal has been publicly disclosed; or

  •
  enter into any merger agreement, acquisition agreement, reorganization agreement, letter of intent or similar agreement or document relating to, or any other agreement or commitment providing for, any acquisition proposal.

        Notwithstanding the foregoing, the Hatteras board of directors may take such actions if, prior to the acceptance time:

  •
  an intervening event (as defined in the merger agreement and described below) has occurred, and the Hatteras board of directors, upon the recommendation of the Hatteras special committee, has determined in good faith (after consultation with Hatteras' outside financial advisors and outside legal counsel) that failure to make such change of recommendation would be inconsistent with the directors' fiduciary duties under applicable law; or

  •
  Hatteras has received an unsolicited acquisition proposal which the Hatteras board of directors, upon recommendation of the Hatteras special committee, has determined in good faith (after consultation with Hatteras' outside financial and legal advisors) both (a) that such unsolicited acquisition proposal is a superior proposal, and (b) that failure to make a change of recommendation and terminate the merger agreement would be inconsistent with the Hatteras directors' fiduciary duties under applicable law, and in such case the Hatteras board of directors must also cause Hatteras to terminate the merger agreement in order to enter into a definitive agreement providing for such unsolicited acquisition proposal.

        Prior to making a change of recommendation for any reason set forth above, Hatteras must give Annaly three business days' prior written notice of its intent to make a change of recommendation. The notice must specify in reasonable detail the reasons for any change in recommendation due to an intervening event or the material terms and conditions of the acquisition proposal for any change in recommendation due to a superior proposal. In each case, Hatteras must negotiate in good faith, and cause its representatives (including its executive officers) to negotiate in good faith (and to the extent Annaly desires to negotiate, and does negotiate, Annaly must cause its representatives (including its executive officers) to negotiate in good faith), any proposal from Annaly to amend the merger agreement in a way that would eliminate the need to make a change of recommendation, and the Hatteras board of directors must make the required determination regarding its fiduciary duties again at the end of such three business day negotiation period after in good faith taking into account any amendments proposed by Annaly. With respect to any change of recommendation due to a superior proposal, each time there is any material amendment, revision or change to the terms of the then-existing superior proposal (including any revision to the amount, form or mix of consideration proposed to be received by Hatteras' stockholders as a result of such superior proposal, whether or not material), Hatteras must give notice to Annaly of such amendment, revision or change and the three business day period described above will be extended until at least two business days after the time Annaly receives such notice, and Hatteras must not make a change of recommendation prior to the end of each such extended period.

        An "intervening event" for purposes of the merger agreement is any event, change in circumstance or development first occurring or arising after the date of the merger agreement that is material to Hatteras and its subsidiaries (taken as a whole) and was not known or reasonably foreseeable by the Hatteras board of directors as of or prior to the date of the merger agreement. However, the following may not be an intervening event for purposes of the merger agreement: (a) the receipt, existence or terms of an acquisition proposal or any matter relating thereto or a consequence thereof, or (b) changes in the market price or trading volume of Hatteras common stock or Annaly common stock or the fact that Hatteras meets or exceeds (or that Annaly fails to meet or exceed) internal or published projections, forecasts or revenue or earnings predictions for any period.

        Nothing in the merger agreement prohibits the Hatteras board of directors from taking and disclosing to the Hatteras stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or

Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable law, or from making any "stop, look and listen" communication to Hatteras' stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (except if such disclosure is a change of recommendation, the disclosure may only be made to the extent otherwise permitted under the merger agreement, as described above).

Conduct of Business Before Completion of the Merger

  Restrictions on Hatteras' Operations

        The merger agreement provides for certain restrictions on Hatteras' and its subsidiaries' activities until either the completion of the merger or the termination of the merger agreement. In general, unless required by law, specifically permitted or required by the merger agreement, otherwise approved in writing by Annaly (which approval may not be unreasonably withheld, conditioned or delayed), or reasonably necessary (as determined in the reasonable judgment of Hatteras upon advice of counsel) for Hatteras to maintain its qualification as a REIT under the Code for any period or portion of a period ending on or prior to the effective time of the merger or to avoid incurring entity level income or excise taxes under the Code, Hatteras is required to:

  •
  maintain its status as a REIT;

  •
  conduct, and cause its subsidiaries to conduct, its and their respective businesses in all material respects in the ordinary course consistent with past practice, and use commercially reasonable efforts to preserve intact its and their respective present business organizations, goodwill and ongoing businesses and its and their respective present relationships with customers, suppliers, vendors governmental entities, program lenders and other people with which it and they have material business relationships; and

  •
  maintain compliance with a liquidity ratio test measuring the ratio of aggregate fair value of unencumbered mortgage-backed securities issued or guaranteed by a U.S. government agency, unencumbered factor payment receivables due from a U.S. government agency and unrestricted cash and cash equivalents to the aggregate amount of outstanding indebtedness of Hatteras and its subsidiaries in respect of repurchase agreements, warehouse facilities, "to be announced" contracts and similar financing arrangements.

        In addition, unless required by law, specifically permitted or required by the merger agreement, otherwise approved in writing by Annaly (which approval may not be unreasonably withheld, conditioned or delayed), or reasonably necessary (as determined in the reasonable judgment of Hatteras upon advice of counsel) for Hatteras to maintain its qualification as a REIT under the Code for any period or portion of a period ending on or prior to the effective time of the merger or to avoid incurring entity level income or excise taxes under the Code, none of Hatteras nor any Hatteras subsidiary may, among other things, directly or indirectly (subject to specified exceptions):

  •
  amend, waive, rescind or otherwise change its organizational documents or those of any of the entities comprising Pingora MSR Opportunity Fund I (together, "Fund I"), or with respect to any person who has made or is considering making an acquisition proposal, waive the stock ownership limitation contained in Hatteras' charter;

  •
  authorize, declare or pay any dividends or distributions on its outstanding capital stock, other than, among other exceptions, (a) regular quarterly cash dividends on its outstanding shares of common stock with declaration, record and payment dates consistent with past practice and at a rate not to exceed a quarterly rate of $0.45 per share, (b) dividends expressly provided in the merger agreement, as described below under "—Additional Dividends," and (c) dividends on the outstanding shares of the Hatteras Series A preferred stock, with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate as specified by the terms of the Hatteras Series A preferred stock;

  •
  enter into any agreement with respect to voting or registration of its capital stock or other equity interests;

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  split, combine, subdivide, reduce or reclassify any shares of its capital stock or other equity interests, or redeem, purchase, or otherwise acquire any of its capital stock or other equity interests;

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  issue or authorize the issuance of any securities in substitution of its capital stock or other equity interests;

  •
  (a) increase the compensation or benefits payable to any of its directors, executive officers or employees, (b) grant any severance pay or termination pay to any director, executive officer or employee, (c) pay or award, or commit to pay or award, any bonuses or incentive compensation to any director, executive officer or employee, (d) enter into any employment, severance or retention agreement, (e) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Hatteras benefit plan or arrangement that would be a Hatteras benefit plan if in existence on the date of the merger agreement, (f) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Hatteras benefit plan, (g) terminate the employment of any employee other than for cause, (h) hire any new employees or (i) provide any funding for any "rabbi trust," or similar arrangement;

  •
  take any action that would increase the absolute size of the asset base of Hatteras and its subsidiaries or Fund I by more than 10% over the absolute size of the asset base of Hatteras and its subsidiaries or Fund I as of the date of the merger agreement, excluding any increases in the size of the asset base resulting from mark to market valuation adjustments;

  •
  acquire, authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any assets or equity interests in any person, entity or business or division thereof, or otherwise engage in any mergers, consolidations, acquisitions or business combinations, other than (a) acquisitions of agency mortgage-backed securities in the ordinary course of business consistent with past practice, (b) acquisitions of mortgage loans and non-agency mortgage-backed securities, provided that at no time is the aggregate notional value of Hatteras and its subsidiaries' portfolio of such mortgage loans and non-agency mortgage-backed securities more than $500 million in the aggregate, or (c) acquisitions of mortgage servicing rights for an aggregate purchase price of more than $45 million in any calendar month;

  •
  restructure, reorganize, dissolve or liquidate;

  •
  make loans, advances or capital contributions to, or investments in, any other person or entity, other than advances for reimbursable employee expenses in the ordinary course of business consistent with past practices;

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  sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to a lien (other than a permitted lien), any properties, rights or assets (including shares of Hatteras or its subsidiaries), other than sales of assets in the ordinary course of business, not for speculative purposes and consistent with the capital allocation plans with respect to mortgage servicing rights publicly disclosed by Hatteras prior to the date of the merger agreement, so long as such dispositions do not exceed a cumulative aggregate of $300 million in notional value in any 30-day period based on trade dates, and excluding the monthly sale of agency flow new production mortgage-backed securities;

  •
  enter into specified "material contracts" (as defined in the merger agreement) or modify, amend or terminate any material contract or waive, release or assign any rights or claims thereunder;

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  make or commit to make any capital expenditure, other than in accordance with Hatteras' budget previously disclosed to Annaly;

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  waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding;

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  change any financial accounting policies, practices, principles or procedures, or any method of reporting income, deductions or other material items for financial accounting purposes;

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  (a) make or change any material tax election, (b) adopt or change any tax accounting period or material method of tax accounting, (c) file any amended tax return if the filing of such amended tax return would result in a material increase in the taxes payable by Hatteras or any of its subsidiaries, (d) settle or compromise any material liability for taxes or any tax audit or other proceeding relating to a material amount of taxes, (e) enter into any closing or similar agreement with any tax authority, (f) surrender any right to claim a material refund of taxes, or (g) except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes;

  •
  take any action, or fail to take any action, which action or failure would reasonably be expected to cause (a) Hatteras to fail to qualify as a REIT or (b) any Hatteras subsidiary to cease being treated as a partnership or disregarded entity for U.S. federal income tax purposes or a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, or if such subsidiary was not treated as a taxable REIT subsidiary as of the date of the merger agreement, to be so treated;

  •
  redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for, or modify in any material respect, the terms of any indebtedness, derivatives or hedging arrangements, or issue or sell any debt securities or rights to acquire any debt securities;

  •
  fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof);

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  fail to duly and timely file all material reports and other material documents required to be filed with the NYSE, SEC or any governmental entity or program lender, subject to extensions permitted by law or applicable rules and regulations;

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  enter into any transactions or contracts with any affiliates or other person that would be required to be disclosed by Hatteras under Item 404 of Regulation S-K of the SEC, or with the Hatteras external manager or its affiliates;

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  enter into any transactions or contracts that would restrict the ability of Annaly and the Offeror to engage after the acceptance time or the effective time of the merger in all activities in which Hatteras was engaged as of the date of the merger agreement;

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  take any action, or fail to take any action, which action or failure would reasonably be expected to cause Hatteras or any of its subsidiaries to be required to be registered as an investment company under the Investment Company Act;

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  take any action or fail to take any action, which action or failure would reasonably be expected to cause Hatteras or any of its subsidiaries to fail to be eligible for relief from certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 related to the use of swaps as hedging instruments;

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  enter into any new line of business;

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  fail to pay the premiums on or cancel Hatteras' insurance policies;

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  amend in any material respect the investment policy of Hatteras or any of its subsidiaries in effect as of the date of the merger agreement, or fail to comply with such investment policy;

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  enter into any contract providing for the engagement by Pingora Loan Servicing, LLC of one or more sub-servicers to service existing or new mortgage servicing rights held by Pingora Loan Servicing, LLC;

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  conduct the business of Fund I other than in accordance with its governing documents and in the ordinary course of business consistent with past practice, or take any action or fail to take any action which action or failure could reasonably be expected to result in Hatteras or any subsidiary incurring more than $10,000 of cost or liability;

  •
  enter into any partnership agreement, limited liability company agreement or other similar agreement with any entity that is not a wholly owned subsidiary, or distribute or otherwise make available any offering document for purposes of, or make any commitments with respect to, obtaining equity capital; or

  •
  agree or authorize, in writing or otherwise, to take any of the foregoing actions.

  Restrictions on Annaly's Operations

        The merger agreement provides for certain restrictions on Annaly's and its subsidiaries' activities until either the completion of the merger or the termination of the merger agreement. In general, unless required by law, specifically permitted or required by the merger agreement, otherwise approved in writing by Hatteras (which approval may not be unreasonably withheld, conditioned or delayed), or reasonably necessary (as determined in the reasonable judgment of Annaly upon advice of counsel) for Annaly to maintain its qualification as a REIT under the Code for any period or portion of a period ending on or prior to the effective time of the merger or to avoid incurring entity level income or excise taxes under the Code, Annaly is required to maintain its status as a REIT and conduct, and cause its subsidiaries to conduct, its and their respective businesses in all material respects in the ordinary course consistent with past practice, and use commercially reasonable efforts to preserve intact its and their respective present business organizations, goodwill and ongoing businesses and its and their respective present relationships with customers, suppliers, vendors, governmental entities and other people with which it and they have material business relations.

        In addition, unless required by law, specifically permitted or required by the merger agreement, otherwise approved in writing by Hatteras (which approval may not be unreasonably withheld, conditioned or delayed), or reasonably necessary (as determined in the reasonable judgment of Annaly upon advice of counsel) for Annaly to maintain its qualification as a REIT under the Code for any period or portion of a period ending on or prior to the effective time of the merger or to avoid incurring entity level income or excise taxes under the Code, none of Annaly nor any Annaly subsidiary may, among other things, directly or indirectly (subject to specified exceptions):

  •
  authorize, declare or pay any dividends or distributions on its outstanding capital stock, other than (a) regular quarterly cash dividends on its outstanding shares of common stock with declaration, record and payment dates consistent with past practice, (b) dividends expressly provided in the merger agreement, as described below in "—Additional Dividends," and (c) dividends on the outstanding shares of its Series A, Series C and Series D cumulative redeemable preferred stock, with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate as specified by the terms of its Series A, Series C and Series D cumulative redeemable preferred stock, respectively;

  •
  split, combine, reduce or reclassify any shares of its capital stock;

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  amend Annaly's charter or bylaws in a way that would be material and adverse to the holders of Hatteras common stock relative to the treatment of existing holders of Annaly common stock;

  •
  fail to duly and timely file all material reports and other material documents required to be filed with the NYSE, SEC or any program lender, subject to extensions permitted by law or applicable rules and regulations;

  •
  take any action, or fail to take any action, which action or failure would reasonably be expected to cause Annaly to fail to qualify as a REIT; or

  •
  agree or authorize, in writing or otherwise to take any of the foregoing actions.

Additional Dividends

        The merger agreement provides that Hatteras will declare a dividend to its stockholders, with a record and payment date as of the close of business on the last business day prior to the acceptance time. The per share dividend amount will be the per share amount of Hatteras' then-most recent quarterly dividend, prorated for the number of days between the record date of Hatteras' last dividend, plus any additional amount required to satisfy the requirements for REIT distributions under the Code and to avoid the imposition of income tax and excise tax under the Code. It is expected that Annaly will pay a comparable stub-period dividend as of the close of business on the last business day prior to the acceptance time.

Access

        The merger agreement provides that during the period prior to the effective time of the merger, Hatteras and Annaly will give each other and each other's representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, contracts, personnel, books and records, and will furnish promptly to the other party all information concerning their business, properties and personnel as the other party reasonably requests, including with respect to Hatteras, information about its financing, hedging activities, portfolio risk and portfolio activities. However, neither party is required to disclose information that may not be disclosed pursuant to contractual or legal restrictions or to avoid loss of legal privileges, provided that the disclosing party will use commercially reasonable efforts to make alternative arrangements for disclosure that do not violate such restrictions or to the maximum extent possible that does not result in loss of a privilege.

Existing Financing Cooperation

        The merger agreement provides that Hatteras and its subsidiaries are required to, and are required to use their reasonable best efforts to cause their representatives to, (a) cooperate with Annaly and the Offeror in connection with the replacement, backstopping or amendment, as of the effective time of the merger, of outstanding financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments and obligations of Hatteras and its subsidiaries, including granting any waivers in respect thereof and facilitating the migration of such financial products to the facilities of Annaly or its affiliates and the satisfaction or amendment, as of the effective time of the merger, of derivative financial instruments or arrangements (including any swaps, caps, floors, futures, forward contracts and option agreements), and (b) obtain and deliver to Annaly, no later than three business days prior to the effective time of the merger, customary payoff letters for any indebtedness of Hatteras or any of its subsidiaries.

Other Agreements

        Under the merger agreement, Annaly and Hatteras are required to use reasonable best efforts to prepare and file or otherwise provide all documentation to effect all necessary applications, notices, petitions, filings, and other documents in order to consummate the offer or the merger; and obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity and/or program lender in order to consummate the offer or the merger.

Employee Matters

        For at least six months following the effective time of the merger, the Offeror will provide or cause to be provided to all employees of Hatteras or its subsidiaries as of immediately prior to the effective time of the merger (other than certain excluded employees), who remain or become employed by the surviving corporation or its affiliates (each, a "continuing employee") after the closing of the merger (a) compensation at a rate of base salary or wages, as applicable, not less favorable than the rate of base salary or wages paid by Hatteras or its affiliates immediately prior to the effective time of the merger and (b) other benefits that are either substantially similar in the aggregate to the benefits provided by Hatteras or its affiliates immediately prior to the effective time of the merger, or substantially similar in the aggregate to the benefits provided by Annaly and its affiliates to their employees who are similarly situated, as determined in Annaly's sole discretion. Annaly has agreed to make a lump sum cash severance payment to each continuing employee who is terminated without cause within six months following the effective time of the merger, and to pay a lump sum cash bonus to each continuing employee who remains employed with Annaly or its subsidiaries through the date that is six months following the effective time of the merger, in each case calculated as described in the merger agreement, provided that the aggregate value of such lump sum cash severance payments and cash bonuses shall not exceed $3,532,007.

        In connection with the transactions contemplated by the merger agreement, the Hatteras external manager has agreed to make certain retention payments to its employees, subject to such employees' continued employment with the Hatteras external manager through the effective time of the merger. Annaly will pay to the Hatteras external manager the aggregate amount of all such retention payments as of the effective time of the merger, and the Hatteras external manager shall make such payments to the designated individuals.

        Annaly has agreed to (a) ensure that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any continuing employees or their dependents or beneficiaries under any welfare benefit plans in which such continuing employees or their dependents or beneficiaries may be eligible to participate following the effective time of the merger, except to the extent that such exclusions, limitations or restrictions would apply under the analogous benefit plan in which a continuing employee was a participant or was eligible to participate immediately prior to the effective time, and (b) provide that any costs or expenses incurred by continuing employees (and their dependents or beneficiaries) up to (and including) the effective time of the merger shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans, except to the extent such exclusions, limitations or restrictions would apply or costs or expenses would not be taken into account for such purposes under the analogous benefit plan in which any such continuing employee was a participant or was eligible to participate immediately prior to the effective time of the merger.

        For purposes of eligibility to participate, vesting credit, eligibility to commence benefits and benefit accrual under all employee benefit plans, policies and practices that Annaly and its affiliates maintain or sponsor, Annaly will give credit to continuing employees for their service with Hatteras, its affiliates and their predecessors prior to the effective time of the merger, except for benefit accrual under any defined benefit pension plan and any credit that would result in the duplication of benefits.

Directors' and Officers' Indemnification

        Under the merger agreement, for a period of no less than six years after the effective time of the merger, Annaly and the Offeror must indemnify and hold harmless, to the fullest extent permitted under applicable law and provided pursuant to organizational documents of Hatteras or its subsidiaries, or any indemnification agreements in existence as of the time of the merger agreement that were provided to Annaly (including the Hatteras management agreement), each current and former director, officer and agent of Hatteras and its subsidiaries against costs and expenses in connection with claims asserted or claimed prior to, at or after the effective time of the merger, in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger, based on or arising out of the fact that such person is or was serving as an officer, director, employee or agent of Hatteras or its subsidiaries or any other entity if such service was at the request or for the benefit of Hatteras or any of its subsidiaries. In addition, for a period of six years following the effective time of the merger, Annaly and Offeror are required to maintain in effect the provisions in any organizational documents of Hatteras and its subsidiaries and contracts (including the Hatteras management agreement) of Hatteras and its subsidiaries regarding elimination of liability, indemnification, and advancement of expenses in favor of the current and former directors, officers, and agents of Hatteras and its subsidiaries that are in existence as of the time of the merger agreement and were provided to Annaly prior to the date of the merger agreement, except to the extent that any such contract provides for an earlier termination.

        At or prior to the acceptance time, Hatteras is required to purchase a directors' and officers' liability insurance "tail" insurance program for a period of six years after the effective time of the merger with respect to acts or omissions committed at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement, with a one-time cost not in excess of 300% of the last aggregate annual premium paid by Hatteras for its directors' and officers' liability insurance prior to the date of the merger agreement. If the cost of such "tail" policy would be in excess of such 300% threshold, Hatteras will be permitted to purchase as much coverage as reasonably practicable for such amount. Following the effective time of the merger, Annaly will cause such "tail" policy to be maintained in full force and effect for its full term, and cause all obligations thereunder to be honored by the Offeror.

Conditions to the Merger

        The respective obligations of Hatteras, Annaly and the Offeror to complete the merger under the merger agreement are subject to the satisfaction or waiver of the following conditions:

  •
  the Offeror having accepted for payment all shares of Hatteras common stock validly tendered in the offer and validly withdrawn;

  •
  no governmental entity with jurisdiction over the matter having issued or granted any order or injunction that is in effect as of immediately prior to the effective time of the merger which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the merger; and

  •
  no governmental entity with jurisdiction over the matter having enacted, issued or promulgated any law that is in effect as of immediately prior to the effective time of the merger that has the effect of restraining, enjoining or otherwise prohibiting the consummation of the merger.

Termination of the Merger Agreement

  Termination by Annaly or Hatteras

        The merger agreement may be terminated at any time before the acceptance time:

  •
  by mutual written consent of Annaly and Hatteras;

  •
  by either Annaly or Hatteras, if:

  •
  any governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the offer and/or the merger;

  •
  the acceptance time has not occurred on or before 11:59 p.m., Eastern Time, on January 10, 2017 (the "outside date"); provided that such termination right is not available to any party whose action or failure to fulfill any obligation under the merger agreement has proximately caused any of the conditions to the closing of the offer to fail to be satisfied and such action or failure to act constitutes a material breach of the merger agreement; or

  •
  the offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Annaly to extend the offer) without Offeror having accepted for payment any shares of Hatteras common stock tendered pursuant to the offer; provided that such termination right is not available to any party whose action or failure to fulfill any obligation under the merger agreement has proximately caused any of the conditions to the closing of the offer to fail to be satisfied and such action or failure to act constitutes a material breach of the merger agreement.

  Termination by Hatteras

        The merger agreement may be terminated at any time before the acceptance time by Hatteras:

  •
  in order for Hatteras to effect a change of recommendation in accordance with the merger agreement and enter into a definitive agreement providing for a superior proposal, as long as (a) Hatteras has complied with its obligations to provide notice to, and negotiate with, Annaly regarding amendments to the merger agreement, as described under "—Change of Recommendation" and (b) immediately prior (and as a condition) to such termination, Hatteras pays to Annaly the termination fee of $44,948,637.45; or

  •
  if (a) Annaly and/or the Offeror has breached, failed to perform or violated their respective covenants or agreements under the merger agreement or any of the representations and warranties of Annaly and the Offeror have become inaccurate, in each case in a manner that would give rise to the failure of any of the conditions to the consummation of the offer related to Annaly's and/or the Offeror's compliance with their covenants and agreements or the accuracy of Annaly's and/or the Offeror's representations and warranties to be satisfied, (b) such breach, failure to perform, violation or inaccuracy is not capable of being cured by the outside date, or, if capable of being cured by the outside date, is not cured by Annaly and/or the Offeror within 30 calendar days following receipt of written notice from Hatteras, and (c) Hatteras is not then in material breach of the merger agreement.

  Termination by Annaly and the Offeror

        The merger agreement may be terminated at any time before the acceptance time by Annaly if:

  •
  Hatteras or the Hatteras board of directors (or any committee thereof) has made a change of recommendation or breached its non-solicitation/no change of recommendation obligations under the merger agreement in any material respect; or

  •
  (a) Hatteras has breached, failed to perform or violated its covenants or agreements under the merger agreement or any of the representations and warranties of Hatteras have become inaccurate, in each case in a manner that would give rise to the failure of any of the conditions to the consummation of the offer related to Hatteras' compliance with its covenants and agreements or the accuracy of Hatteras' representations and warranties to be satisfied, (b) such breach, failure to perform, violation or inaccuracy is incapable of being cured by the outside date or, if capable of being cured by the outside date, is not cured by Hatteras within 30 calendar days following receipt of written notice from Annaly, and (c) Annaly and the Offeror are not then in material breach of the merger agreement.

Termination Fee and Expenses

        Except as set forth below, all fees and expenses incurred in connection with the merger agreement, the offer, and the merger will be paid by the party incurring such fee or expense.

  Termination Fee

        The merger agreement provides that Hatteras will pay Annaly a termination fee of $44,948,637.45 (the "termination fee") if:

  •
  Annaly terminates the merger agreement because of a change of recommendation by Hatteras or the Hatteras board of directors (or any committee thereof);

  •
  Annaly terminates the merger agreement because Hatteras or the Hatteras board of directors (or any committee thereof) has breached its non-solicitation/no change of recommendation obligations under the merger agreement in any material respect;

  •
  Hatteras terminates the merger agreement in order to effect a change of recommendation and enter into a definitive agreement providing for a superior proposal; or

  •
  (a) either Annaly or Hatteras terminates the merger agreement as a result of having reached the outside date or Annaly terminates the merger agreement as a result of a breach, failure to perform or violation by Hatteras of its covenants or agreements under the merger agreement that gives rise to the failure of any of the conditions to the consummation of the offer related to Hatteras' compliance with its covenants and agreements to be satisfied (and such breach, failure, or violation is incapable of being cured by the outside date or, if capable of being cured by such time, is not cured within 30 days after receiving written notice from Annaly), (b) an acquisition proposal has been publicly disclosed after the date of the merger agreement and prior to the date of such termination, and (c) within 12 months of such termination any acquisition proposal is consummated or a definitive agreement with respect to any acquisition proposal is entered into and such acquisition proposal is thereafter consummated (with references to "20%" and "80%" in the definition of acquisition proposal being replaced with references to "50%" for this purpose).

        In no event will Hatteras be obligated to pay the termination fee on more than one occasion.

Effect of Termination

        In the event of the valid termination of the merger agreement prior to the acceptance time for the offer in accordance with the terms of the merger agreement, the merger agreement will become null and void, and there will be no liability or further obligation on the part of Annaly, the Offeror or Hatteras, except that the confidentiality agreement and certain miscellaneous provisions of the merger agreement shall survive and provided that no party will be relieved of liability for fraud or any willful breach of the merger agreement prior to such termination or any requirement to pay the termination fee.

Amendments; Enforcement and Remedies; Extensions and Waivers

  Amendments

        The merger agreement may be amended, modified, or supplemented by written agreement of the parties at any time.

  Enforcement and Remedies

        Under the merger agreement, the parties have agreed that, prior to the valid termination of the merger agreement, each party will be entitled to:

  •
  an injunction or injunctions to prevent or remedy any breaches or threatened breaches of the merger agreement by any other party;

  •
  a decree or order of specific performance specifically enforcing the terms and provisions of the merger agreement; and

  •
  any further equitable relief.

  Extensions and Waivers

        Under the merger agreement, at any time prior to the effective time of the merger, any party may:

  •
  extend the time for the performance of any of the obligations or other acts of the other parties;

  •
  waive any inaccuracies in the representations and warranties of the other parties; and

  •
  waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement.

COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS

Market Price History

        Annaly common stock is listed on the NYSE under the symbol "NLY," and Hatteras common stock is listed on the NYSE under the symbol "HTS." The following table sets forth, for the periods indicated, as reported by the NYSE, the per share high and low sales prices of each company's common stock.

	Annaly Common Stock			Hatteras Common Stock
	High	Low	Dividend	High	Low	Dividend
2013
First Calendar Quarter	$16.18	$14.12	$0.45	$28.14	$25.56	$0.70
Second Calendar Quarter	$16.00	$12.16	$0.40	$27.79	$24.57	$0.70
Third Calendar Quarter	$12.69	$10.63	$0.35	$24.78	$17.73	$0.55
Fourth Calendar Quarter	$12.22	$9.66	$0.30	$19.77	$16.26	$0.50
2014
First Calendar Quarter	$11.51	$9.92	$0.30	$19.85	$16.82	$0.50
Second Calendar Quarter	$11.87	$10.78	$0.30	$20.40	$18.74	$0.50
Third Calendar Quarter	$11.95	$10.66	$0.30	$19.90	$17.96	$0.50
Fourth Calendar Quarter	$11.65	$10.68	$0.30	$19.29	$18.14	$0.50
2015
First Calendar Quarter	$11.09	$10.29	$0.30	$18.82	$17.58	$0.50
Second Calendar Quarter	$10.55	$9.19	$0.30	$18.79	$16.30	$0.50
Third Calendar Quarter	$10.59	$9.17	$0.30	$17.17	$15.07	$0.45
Fourth Calendar Quarter	$10.35	$8.98	$0.30	$15.95	$13.15	$0.45
2016
First Calendar Quarter	$10.48	$8.25	$0.30	$14.74	$10.54	$0.45
Second Calendar Quarter (through May 26, 2016)	$11.13	$10.16	—	$16.65	$14.08	—

        On April 8, 2016, the last trading day prior to public announcement of the merger agreement, the closing price per share of Hatteras common stock on the NYSE was $14.26, and the closing price per share of Annaly common stock on the NYSE was $10.41. On May 4, 2016, the most recent trading date prior to the mailing of this document, the closing price per share of Hatteras common stock on the NYSE was $15.95, and the closing price per share of Annaly common stock on the NYSE was $10.45. The market value of the stock portion of the common transaction consideration will change as the market value of Annaly common stock fluctuates during the offer period and thereafter. Hatteras common stockholders should obtain current market quotations for shares of Hatteras common stock and shares of Annaly common stock before deciding whether to tender their shares of Hatteras common stock in the offer and before electing the form of common transaction consideration they wish to receive.

Dividends

        In accordance with our requirement for maintaining REIT status, Annaly will distribute to stockholders aggregate dividends equaling at least 90% of our REIT taxable income for each taxable year and will endeavor to distribute at least 100% of our REIT taxable income so as not to be subject to tax. Distributions of economic profits from our enterprise could be classified as return of capital due to differences between book and tax accounting rules. Annaly may make additional returns of capital when the potential risk-adjusted returns from new investments fail to exceed our cost of capital. Subject to the limitations of applicable securities and state corporation laws, Annaly can return capital by making purchases of its own stock or through payment of dividends.

        Annaly has not established a minimum dividend payment level and its ability to pay dividends may be adversely affected. In addition, unrealized changes in the estimated fair value of available-for-sale investments may have a direct effect on dividends. All distributions will be made at the discretion of Annaly's board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as Annaly's board of directors may deem relevant from time to time.

        The merger agreement provides that Hatteras will declare a dividend to its stockholders, with a record and payment date as of the close of business on the last business day prior to the acceptance time. The per share dividend amount will be the per share amount of Hatteras' then-most recent quarterly dividend, prorated for the number of days between the record date of Hatteras' last dividend and the last business day prior to the acceptance time, plus any additional amount required to satisfy the requirements for REIT distributions under the Code and to avoid the imposition of income tax and excise tax under the Code. It is expected that Annaly will pay a comparable stub-period dividend as of the close of business on the last business day prior to the acceptance time.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements have been prepared to reflect the acquisition of Hatteras by Annaly (through the Offeror) using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. The purchase price is allocated to the underlying acquired assets and liabilities assumed by Annaly based on their respective estimated fair values. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Annaly and Hatteras as of March 31, 2016, giving effect to the completion of the offer and the merger as if they had occurred on March 31, 2016. The unaudited pro forma condensed combined statement of operations combines the historical consolidated statements of operations of Annaly and Hatteras for the three months ended March 31, 2016 and year ended December 31, 2015, in each case, giving effect to the completion of the offer and the merger as if they had occurred on January 1, 2015. The pro forma condensed combined financial information should be read in conjunction with the audited financial statements and the sections entitled "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Annaly's Annual Report on Form 10-K for the year ended December 31, 2015 and the unaudited financial statements for the quarter ended March 31, 2016 contained in Annaly's Quarterly Report on Form 10-Q, and audited financial statements in Hatteras' Annual Report on Form 10-K for the year ended December 31, 2015 and the unaudited financial statements for the quarter ended March 31, 2016 contained in Hatteras' Quarterly Report on Form 10-Q, which are incorporated by reference herein. See "Where to Obtain More Information".

        The unaudited pro forma financial statements have been prepared under GAAP. The Offeror has been determined to be the accounting acquirer, and will establish a new basis of accounting for all identifiable assets acquired and liabilities assumed at fair value as of the date of the consummation of the transaction. Accordingly, the consideration paid to acquire Hatteras will be allocated to the underlying net assets in proportion to their respective fair values. Any excess of the estimated fair value of the net assets acquired over the purchase price will be recorded as a bargain purchase gain. The values of assets carried at fair value by Annaly and Hatteras respectively are based upon each of Annaly's and Hatteras' specific valuation methodologies. These differing methodologies may produce different valuation results for the same or similar assets. Accordingly, the unaudited pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial statements, and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma financial statements and Annaly's future results of operations and financial position.

        The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined statement of earnings to give effect to pro forma events that are (1) directly attributable to the acquisition of Hatteras by Annaly, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations. The unaudited pro forma condensed combined balance sheet includes adjustments which give effect to events directly attributable to the transaction and factually supportable regardless of whether they have a continuing impact or are nonrecurring.

        The pro forma condensed combined financial statements have been prepared to give effect to the following:

  •
  the acquisition of Hatteras by Annaly;

  •
  the offer and merger consideration in respect of each outstanding share of Hatteras common stock being 35.0% cash and 65.0% shares of Annaly common stock; and

  •
  conversion of each share of Hatteras Series A preferred stock into the right to receive a share of Annaly Series E preferred stock.

        The pro forma condensed combined statements of earnings do not include certain non-recurring transaction costs that Annaly expects to incur in connection with the acquisition. These costs, estimated at $83.7 million, include a termination fee paid to Hatteras' external manager, transaction advisory services and other expenses related to employee costs, costs to consolidate certain operations, costs to merge information technology systems, and other one-time transaction related costs. Annaly expects to fund these costs through cash from operations. Due to the scope and complexity of these activities, the amount of these costs could increase or decrease materially and the timing of incurrence could change. Pro forma effect has been given to the incurrence of all acquisition-related transaction costs in the unaudited pro forma condensed combined balance sheet as of March 31, 2016.

        The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to represent what the results of operations or financial position of Annaly would actually have been had the acquisition occurred on the dates noted above, or the impact of potential business model changes, or to project the results of operations or financial position of Annaly for any future periods. The pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger. The pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Annaly, as the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

        The pro forma financial information does not give effect to the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the offer and the merger and changes in interest rates and stock prices.

Annaly Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2016

(in thousands)

	At March 31, 2016
	Annaly (as reported)	Hatteras (as reported)	Reclassification Adjustments	Notes	Transaction Adjustments	Notes	Combined Pro Forma
ASSETS
Cash and cash equivalents	$2,416,136	$705,920	$—		$(521,210)	(a)	$2,600,846
Investments:
Agency mortgage-backed securities	65,439,824	12,045,571	97,012	(a)	—		77,582,407
Other investments	8,840,769	866,195	—		—		9,706,964
Derivatives at fair value	170,761	20,207	—		—		190,968
Receivables and other assets	576,475	456,612	(97,012)	(a)	(3,668)	(b)	932,407

Total assets	$77,443,965	$14,094,505	$—		$(524,878)		$91,013,592

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Repurchase agreements	$54,448,141	$11,419,354	$—		$—		$65,867,495
Other secured financing	7,738,955	124,165	—		—		7,863,120
Derivatives at fair value	2,852,132	419,282	—		—		3,271,414
Payables and other liabilities	746,730	86,333	—		83,700	(c)	916,763

Total liabilities	65,785,958	12,049,134	—		83,700		77,918,792

Stockholders' Equity:
7.875% Series A Cumulative Redeemable Preferred Stock	177,088	—	—		—		177,088
7.625% Series A Cumulative Redeemable Preferred Stock	—	278,252	—		(278,252)	(d)	—
7.625% Series C Cumulative Redeemable Preferred Stock	290,514	—	—		—		290,514
7.50% Series D Cumulative Redeemable Preferred Stock	445,457	—	—		—		445,457
7.625% Series E Cumulative Redeemable Preferred Stock					287,500	(d)	287,500
Common stock	9,249	95	—		834	(e)	10,178
Additional paid-in capital	14,573,760	2,424,741	—		(1,462,135)	(f)	15,536,366
Accumulated other comprehensive income (loss)	640,366	133,338	—		(133,338)	(g)	640,366
Accumulated deficit	(4,487,982)	(791,055)	—		976,813	(h)	(4,302,224)

Total stockholders' equity	11,648,452	2,045,371	—		(608,578)		13,085,245
Noncontrolling interest	9,555	—	—		—		9,555

Total equity	11,658,007	2,045,371	—		(608,578)		13,094,800

Total liabilities and equity	$77,443,965	$14,094,505	$—		$(524,878)		$91,013,592

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

Annaly Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Three Months Ended March 31, 2016

(in thousands, except share information)

	For the quarter ended March 31, 2016
	Annaly (as reported)	Hatteras (as reported)	Reclassification Adjustments	Notes	Transaction Adjustments	Notes	Combined Pro Forma
Net interest income:
Interest income	$388,143	$71,137	$—		$—		$459,280
Interest expense	147,447	22,746	(1,376)	(a)	—		168,817

Net interest income	240,696	48,391	1,376		—		290,463

Realized and unrealized gains (losses)	(1,055,553)	(123,711)	(1,376)	(a)	—		(1,180,640)
Other income (loss)	(6,115)	21,597	(2,737)	(b)	—		12,745
General and administrative expenses	47,945	17,442	(2,737)	(b)	(698)	(a)	61,952

Income (loss) before income taxes	(868,917)	(71,165)	—		698		(939,384)
Income taxes	(837)	—	—		—		(837)

Net income (loss)	(868,080)	(71,165)	—		698		(939,547)
Net income (loss) attributable to noncontrolling interest	(162)	—	—		—		(162)

Net income (loss) attributable to stockholders	(867,918)	(71,165)	—		698		(938,385)
Dividends on preferred stock	17,992	5,480	—		—		23,472

Net income (loss) available (related) to common stockholders	$(885,910)	$(76,645)	$—		$698		$(961,857)

Net income (loss) per share available (related) to common stockholders:
Basic	$(0.96)	$(0.81)					$(0.94)

Diluted	$(0.96)	$(0.81)					$(0.94)

Weighted average number of common shares outstanding:
Basic	926,813,588	94,850,791			(1,934,453)	(b)	1,019,729,926

Diluted	926,813,588	94,850,791			(1,934,453)	(b)	1,019,729,926

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

Annaly Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Year Ended December 31, 2015

(in thousands, except share information)

	For the year ended December 31, 2015
	Annaly (as reported)	Hatteras (as reported)	Reclassification Adjustments	Notes	Transaction Adjustments	Notes	Combined Pro Forma
Net interest income:
Interest income	$2,170,697	$313,039	$—		$—		$2,483,736
Interest expense	471,596	91,438	(30,715)	(a)			532,319

Net interest income	1,699,101	221,601	30,715		—		1,951,417

Realized and unrealized gains and (losses)	(1,021,351)	(146,008)	(30,715)	(a)	—		(1,198,074)
Other income (loss)	(13,717)	22,912	(4,495)	(b)	—		4,700
General and Administrative expenses	200,240	46,885	(4,495)	(b)	(3,099)	(a)	239,531

Income (loss) before income taxes	463,793	51,620	—		3,099		518,512

Income taxes	(1,954)	—	—		—		(1,954)

Net income (loss)	465,747	51,620	—		3,099		520,466
Net income (loss) attributable to noncontrolling interest	(809)	—	—		—		(809)

Net income (loss) attributable to stockholders	466,556	51,620	—		3,099		521,275
Dividends on preferred stock	71,968	21,922	—		—		93,890

Net income (loss) available (related) to common stockholders	$394,588	$29,698	$—		$3,099		$427,385

Net income (loss) per share available (related) to common stockholders:
Basic	$0.42	$0.31					$0.41

Diluted	$0.42	$0.31					$0.41

Weighted average number of common shares outstanding:
Basic	947,062,099	96,665,489			(3,749,151)	(b)	1,039,978,437

Diluted	947,276,742	96,665,489			(3,749,151)	(b)	1,040,193,080

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to Annaly Unaudited Pro Forma Condensed Combined Financial Information

Note 1—Basis of presentation

        The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of Annaly's acquisition of Hatteras under the acquisition method of accounting with the Offeror, a directly wholly owned subsidiary of Annaly, treated as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the acquired assets and liabilities of Hatteras, as of the effective date of the acquisition, will be recorded by Annaly at their respective fair values and the fair value of Hatteras' net assets over the purchase consideration will be recognized as a bargain purchase.

        Annaly's acquisition of Hatteras will be effected through an exchange offer for all of the outstanding shares of Hatteras common stock, followed by a merger in which Annaly will acquire the remaining outstanding shares of Hatteras common stock not tendered in the offer. In each of the offer and merger, Hatteras common stockholders may elect to receive consideration with respect to each share of Hatteras common stock that they own in three different forms: (a) 65.0% Annaly common stock and 35.0% cash; (b) all cash or (c) all Annaly common stock. Hatteras common stockholders who make an all-cash election or an all-stock election will be subject to proration so that approximately 65.0% of the aggregate consideration in each of the offer and merger will be paid in Annaly common stock, and 35.0% of the aggregate consideration in each of the offer and the merger will be paid in cash. In the merger, each outstanding share of Hatteras Series A preferred stock will be automatically converted into the right to receive one newly issued share of Annaly Series E preferred stock, which will have rights, privileges and voting powers substantially the same as those of the Hatteras Series A preferred stock.

Note 2—Accounting Policies

        The accounting policies of both Annaly and Hatteras are in the process of being reviewed in detail. Upon completion of such review, additional conforming adjustments or financial statement reclassification may be determined.

Note 3—Preliminary purchase price allocation

        On April 10, 2016, Annaly entered into the merger agreement to acquire Hatteras through the offer and the merger in which the aggregate consideration paid will be $521.2 million in cash, $963.5 million in shares of Annaly common stock, assuming that the price per share of Annaly common stock is $10.37, and $287.5 million in shares of Annaly Series E preferred stock. The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of Hatteras based on Annaly management's best estimates of fair value. For financial assets and financial liabilities carried at fair value in Hatteras' historical financial instruments, the best information available to Annaly management was the historical fair value information reported by Hatteras and thus no adjustments were made to these balances. The final purchase price allocation may be adjusted to factor in differences in valuation methodologies or Annaly management's assumptions. Further, the final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes. The excess of the fair value of net assets acquired over the purchase price is recognized as a bargain purchase gain. Estimated fair value adjustments included

Notes to Annaly Unaudited Pro Forma Condensed Combined Financial Information (Continued)

Note 3—Preliminary purchase price allocation (Continued)

in the pro forma financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

        The purchase price is contingent on Annaly's common stock price per share at the closing dates of each of the offer and the merger, which have not yet occurred. Based on the closing trading price of shares of Annaly common stock on the NYSE on April 8, 2016, the last trading day before the public announcement of the signing of the acquisition agreement, the value of the acquisition consideration per share of Hatteras common stock was $15.85. Based on the closing trading price of shares of Annaly common stock on the NYSE on April 28, 2016, the value of the acquisition consideration per share of Hatteras common stock was $15.81.

        A 10% increase or decrease in the price per share of Annaly common stock based on the closing trading price of shares of Annaly common stock on April 28, 2016 would result in the value of the acquisition consideration per share of Hatteras common stock ranging from $16.84 to $14.78. Further, a 10% increase or decrease in the price per share of Annaly common stock would result in a corresponding bargain purchase adjustment of approximately $97 million.

Notes to Annaly Unaudited Pro Forma Condensed Combined Financial Information (Continued)

Note 3—Preliminary purchase price allocation (Continued)

        The following table shows the preliminary allocation of the purchase price for Hatteras to the acquired identifiable assets, liabilities assumed and the preliminary bargain purchase:

Pro Forma Purchase Price(1)
Estimated Hatteras shares outstanding (includes performance shares and restricted stock awards)	93,911,803
Cash consideration (per Hatteras share)	$5.55
Estimated cash portion of purchase price		$521,210
Estimated Hatteras shares outstanding	93,911,803
Exchange ratio	0.9894
Total Annaly common shares issued	92,916,338
Annaly's share price	$10.37
Equity portion of purchase price (based upon April 28, 2016 Annaly closing share price)		963,535
Exchange of Hatteras preferred stock for Annaly preferred stock		278,252
Preferred stock fair value adjustment		9,248

Total estimated consideration to be paid		$1,772,245
Hatteras Net Assets at Fair Value
Assets acquired:
Cash and short-term investments		$705,920
Agency mortgage-backed securities and credit risk transfer securities		12,253,604
Loans		387,534
Mortgage servicing rights		316,176
Other intangibles		17,067
Other assets		410,536

Total assets acquired		$14,090,837
Liabilities assumed:
Repurchase agreements		$11,419,354
Other borrowings		124,165
Other liabilities		505,615

Total liabilities assumed		$12,049,134

Net assets acquired		$2,041,703

Preliminary bargain purchase		$269,458

(1)
Totals may not add up due to rounding

        The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the acquisition is completed. Adjustments may include, but not be limited to, changes in (i) Hatteras' balance sheet through the effective time of the acquisition; (ii) the aggregate value of acquisition consideration paid if the price of shares of Annaly common stock varies from the assumed $10.37 per share, which represents the closing share price of Annaly common stock on April 28, 2016; (iii) total acquisition-related expenses if consummation and/or implementation costs

Notes to Annaly Unaudited Pro Forma Condensed Combined Financial Information (Continued)

Note 3—Preliminary purchase price allocation (Continued)

vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions and differences in valuation methodologies or Annaly management's assumptions.

Note 4—Pro forma adjustments

        This note should be read in conjunction with "Note 1—Basis of presentation" and "Note 3—Preliminary purchase price allocation." The pro forma adjustments are based on Annaly management's preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

Adjustments to the pro forma condensed combined balance sheet as of March 31, 2016

        Reclassification adjustments:

  (a)
  Unsettled purchased mortgage-backed securities and Principal payments receivable of Hatteras have been reclassified to Agency mortgage-backed securities to conform to Annaly's presentation.

        Transaction adjustments:

  (a)
  Adjustment represents cash consideration paid of $521.2 million.

  (b)
  Adjustment to eliminate goodwill of Hatteras.

  (c)
  Adjustment includes estimated transaction-related costs totaling $83.7 million, which includes the termination fee for the management contract, transaction advisory services, cost of equity awards, and other miscellaneous costs.

  (d)
  Adjustment to reflect the exchange of Annaly preferred stock for Hatteras preferred stock.

  (e)
  Adjustments to eliminate the historical common stock of Hatteras at par value of $95 thousand and to record the issuance of Annaly common stock to Hatteras stockholders at par value of $0.9 million, computed as the estimated number of Annaly common shares issued in connection with the transaction of 92,916,338 multiplied by Annaly's par value per share of $0.01.

  (f)
  Adjustments to eliminate the historical additional paid-in capital of Hatteras of $2.4 billion and to record the issuance of Annaly common stock to Hatteras stockholders in excess of par value of $962.6 million, computed as the estimated equity portion of the purchase price, as reported in Note 3-Preliminary purchase price allocation, totaling $963.5 million less the par value of Annaly common shares issued of $0.9 million.

  (g)
  Adjustment to eliminate the accumulated other comprehensive income (loss) for Hatteras' Agency Mortgage Backed Securities.

  (h)
  Adjustment to reflect the recognition of a preliminary bargain purchase gain totaling $269.5 million and the elimination of Hatteras' historical accumulated deficit of $791.1 million, reduced by transaction-related costs totaling $83.7 million.

Notes to Annaly Unaudited Pro Forma Condensed Combined Financial Information (Continued)

Note 4—Pro forma adjustments (Continued)

Adjustments to the pro forma condensed combined statements of earnings for the quarter ended March 31, 2016

        Reclassification adjustments:

  (a)
  Deferred swap net loss of Hatteras has been reclassified to Unrealized gains (losses) on interest rate swaps to conform to Annaly's presentation.

  (b)
  Servicing expense and securitization deal costs have been reclassified to other income (loss) to conform to Annaly's presentation.

        Transaction adjustments:

  (a)
  Represents an adjustment to the management fee based upon pro forma adjustments to stockholders' equity and Annaly's management fee rate, computed as follows:

Equity portion of purchase price	963,535
Plus: 7.625% Series E Cumulative Redeemable Preferred Stock	287,500

Total Annaly equity issued in connection with the transaction	1,251,035
Multiplied by: quarterly management fee paid to Annaly manager (1.05% × 1/4)	0.2625%

Estimated incremental quarterly management fee paid to Annaly manager	3,284
Less: historical Hatteras management fee for the quarter ended March 31, 2016	3,982

Pro forma adjustment to management fee for the quarter ended March 31, 2016	(698)

  (b)
  Represents an adjustment to weighted average number of basic and diluted common shares outstanding to eliminate the Hatteras weighted average number of basic and diluted common shares outstanding of 94,850,791 shares and to record the issuance of Annaly common stock to Hatteras stockholders of 92,916,338.

Adjustments to the pro forma condensed combined statements of earnings for the year ended December 31, 2015

        Reclassification adjustments:

  (a)
  Reclassification of deferred swap net loss of Hatteras has been reclassified to Unrealized gains (losses) on interest rate swaps to conform to Annaly's presentation.

  (b)
  Servicing income and securitization deal costs of Hatteras have been reclassified to Other income (loss) to conform to Annaly's presentation.

Notes to Annaly Unaudited Pro Forma Condensed Combined Financial Information (Continued)

Note 4—Pro forma adjustments (Continued)

        Transaction adjustments:

  (a)
  Represents an adjustment to the management fee based upon pro forma adjustments to stockholders' equity and Annaly's management fee rate, computed as follows:

Equity portion of purchase price	963,535
Plus: 7.625% Series E Cumulative Redeemable Preferred Stock	287,500

Total Annaly equity issued in connection with the transaction	1,251,035
Multiplied by: annual management fee paid to Annaly manager	1.05%

Estimated incremental annual management fee paid to Annaly manager	13,136
Less: historical Hatteras management fee for the year ended December 31, 2015	16,235

Pro forma adjustment to management fee for the year ended December 31, 2015	(3,099)

  (b)
  Represents an adjustment to weighted average number of basic and diluted common shares outstanding to eliminate the Hatteras weighted average number of basic and diluted common shares outstanding of 96,665,489 shares and to record the issuance of Annaly common stock to Hatteras stockholders of 92,916,338.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of the material U.S. federal income tax consequences of the offer and the merger, taken together, to holders of Hatteras common stock and the material U.S. federal income tax consequences generally relating to Annaly's qualification and taxation as a REIT and to the ownership and disposition of Annaly common stock. This summary is based on provisions of the Code, final, temporary or proposed Treasury Regulations promulgated thereunder, judicial opinions, published positions of the IRS and all other applicable authorities, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this document.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Hatteras common stock or Annaly common stock, as applicable, that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of Hatteras common stock or Annaly common stock, as applicable, that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

        If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Hatteras common stock or Annaly common stock, as applicable, the tax treatment of a partner in such entity generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding Hatteras common stock or Annaly common stock, as applicable, please consult your tax advisor.

        This discussion only addresses holders of Hatteras common stock or Annaly common stock, as applicable, that hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of the holder's particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, mutual funds, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders liable for the alternative minimum tax or the tax on net investment income, holders whose functional currency is not the U.S. dollar, persons holding a 10% or more (by vote or value) beneficial interest in Annaly, holders who hold their Hatteras common stock (or, following the offer and the merger, Annaly common stock) as part of a hedge, straddle, constructive sale or conversion transaction, holders who acquired their Hatteras common stock (or, in connection with the offer and/or the merger, Annaly common stock) through the exercise of employee stock options or other compensation arrangements and, except to the extent discussed below, tax-exempt organizations and non-U.S. holders).

        This summary is for general information only, is not tax advice and is not intended to constitute a complete description of all tax consequences relating to the offer and the merger or all tax considerations applicable to holders of Annaly common stock. The U.S. federal income tax treatment of

Annaly as a REIT and holders of Annaly common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of the offer and the merger and of holding and disposing of Annaly common stock to any particular holder will depend on the holder's particular tax circumstances. Hatteras stockholders are urged to consult their tax advisors regarding the particular tax consequences (including the application and effect of any state, local or non-U.S. income and other tax laws) of the offer and the merger and of acquiring, holding and disposing of Annaly common stock.

Material U.S. Federal Income Tax Consequences of the Offer and the Merger

        The following is a summary of the material U.S. federal income tax consequences of the offer and the merger to holders of Hatteras common stock. Except to the extent specifically discussed below, this summary does not address the tax consequences of any transaction other than the offer and the merger. In addition, no information is provided herein with respect to the tax consequences of the offer and the merger under applicable state, local or non-U.S. laws or federal laws other than those pertaining to the U.S. federal income tax.

Treatment of the Offer and the Merger as a "Reorganization"

        It is a condition to the consummation of the offer that each of Annaly and Hatteras receive an opinion from their respective legal counsel to the effect that the offer and the merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Such opinions will be based on factual representations contained in letters provided by Annaly and Hatteras, and on certain customary factual assumptions, all of which must continue to be true and accurate as of the consummation of the offer. However, no ruling has been or will be sought from the IRS as to the U.S. federal income tax consequences of the offer and the merger. Consequently, there can be no assurance that the offer and the merger, taken together, will qualify as a reorganization for U.S. federal income tax purposes. There also can be no assurance that the IRS will not disagree with, or challenge, any of the conclusions described below.

Consequences of the Offer and the Merger to U.S. Holders

        If the offer and the merger, taken together, qualify as a "reorganization" within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. holders who receive shares of Annaly common stock and/or cash in exchange for shares pursuant to the offer and/or the merger generally will be as follows:

  U.S. Holders Who Receive Solely Annaly Common Stock

        A U.S. holder of Hatteras common stock who exchanges all of its Hatteras common stock solely for shares of Annaly common stock will not recognize gain or loss for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of Annaly common stock. The aggregate tax basis of the shares of Annaly common stock received (including any fractional shares deemed received and exchanged for cash) will be equal to the U.S. holder's aggregate tax basis in the Hatteras common stock surrendered. The holding period of the Annaly common stock received (including any fractional shares deemed received and exchanged for cash) will include the U.S. holder's holding period of the Hatteras common stock surrendered (see "—Cash in Lieu of a Fractional Share"). If a U.S. holder acquired different blocks of Hatteras common stock at different times and different prices, such U.S. holder should consult its tax advisor as to the determination of the tax bases and holding periods of the shares of Annaly common stock received in the merger.

        U.S. holders electing to receive the all-stock consideration in the offer may be subject to proration (see "The Offer—Elections and Proration"), which may result in the receipt of a portion of the merger consideration in cash, in addition to Annaly common stock. See "—U.S. Holders Who Receive a Combination of Shares of Annaly Common Stock and Cash" for a general description of the U.S. tax consequences to U.S. holders of the receipt of Annaly common stock and cash.

  U.S. Holders Who Receive Solely Cash

        The exchange of Hatteras common stock solely for cash generally will result in recognition of gain or loss by the U.S. holder in an amount equal to the difference between the amount of cash received and the U.S. holder's tax basis in the Hatteras common stock surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the date of the exchange, the U.S. holder's holding period for the Hatteras common stock surrendered exceeds one year. The deductibility of capital losses is subject to limitations. In some cases, if a U.S. holder actually or constructively owns Annaly common stock after the merger, the cash received could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder may have dividend income up to the amount of the cash received. In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the "extraordinary dividend" provisions of the Code.

        U.S. holders electing to receive the all-cash consideration in the offer may be subject to proration (see "The Offer—Elections and Proration"), which may result in the receipt of a portion of the merger consideration in Annaly common stock, in addition to cash. See "—U.S. Holders Who Receive a Combination of Shares of Annaly Common Stock and Cash" for a general description of the U.S. tax consequences to U.S. holders of the receipt of Annaly common stock and cash.

  U.S. Holders Who Receive a Combination of Shares of Annaly Common Stock and Cash

        A U.S. holder who receives a combination of Annaly common stock and cash (other than cash in lieu of a fractional share of Annaly common stock) pursuant to the offer and/or the merger will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the sum of the amount of cash (other than cash received in lieu of a fractional share of Annaly common stock) and the fair market value of the Annaly common stock received, minus the adjusted tax basis of the Hatteras common stock surrendered in exchange therefor, and (2) the amount of cash received by the U.S. holder.

        If a U.S. holder of Hatteras common stock acquired different blocks of shares at different times or at different prices, any gain or loss will be determined separately with respect to each block of Hatteras common stock, and such U.S. holder's basis and holding period in its Annaly common stock received in the offer and/or the merger may be determined with reference to each identifiable block of Hatteras common stock. Any such U.S. holder should consult its tax advisor regarding the manner in which cash and shares of Annaly common stock received in the offer and/or the merger should be allocated among different blocks of Hatteras common stock and with respect to identifying the bases or holding periods of particular shares of Annaly common stock received. Any recognized gain generally will be long-term capital gain if, as of the date of the exchange, the U.S. holder's holding period with respect to the Hatteras common stock surrendered exceeds one year. In some cases, if the U.S. holder actually or constructively owns Annaly common stock other than Annaly common stock received in the transaction, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests described in Section 302 of the Code, in which case such gain would be treated as dividend income. In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the "extraordinary dividend" provisions of the Code. The aggregate tax basis of the Annaly common stock received (including any fractional shares deemed received and exchanged for cash) by a U.S. holder that exchanges its Hatteras common stock for a combination of Annaly common stock and cash will be equal to the U.S. holder's aggregate adjusted tax basis of the shares surrendered, reduced by the amount of cash received by the U.S. holder (excluding any cash received instead of fractional shares of Annaly common stock) and increased by the amount of gain, if any, recognized by the U.S. holder (excluding any gain recognized with respect to cash received in lieu of fractional shares of Annaly common stock) on the exchange.

        The holding period of the Annaly common stock received (including any fractional shares deemed received and exchanged for cash) will include the holding period of the Hatteras common stock surrendered. U.S. holders receiving a combination of Annaly common stock and cash should consult their tax advisors regarding the manner in which cash and Annaly common stock should be allocated among the U.S. holder's shares and the manner in which the above rules would apply in the U.S. holder's particular circumstances.

  Cash in Lieu of a Fractional Share

        A U.S. holder that receives cash in lieu of a fractional share of Annaly common stock generally will be treated as having received such fractional share in the offer and/or the merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share of Annaly common stock. Such gain or loss generally will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year.

Consequences of the Offer and the Merger to Non-U.S. Holders

        If the offer and the merger, taken together, qualify as a "reorganization" within the meaning of Section 368(a) of the Code, a non-U.S. holder's gain or loss from offer and/or the merger will be determined in the same manner as that of a U.S. holder. A non-U.S. holder will not be subject to U.S. federal income taxation on any gain recognized from the receipt of the exchange consideration, unless (1) the gain is effectively connected with a U.S. trade or business of the non-U.S. holder, (2) the non-U.S. holder is an individual who has been present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, or (3) the non-U.S. holder's Hatteras common stock constitutes a "U.S. real property interest," (a "USRPI"), within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA").

        A non-U.S. holder whose gain is effectively connected with the conduct of trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable) will be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on the after-tax amount of such effectively connected gain.

        If the non-U.S. holder is an individual who has been present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, that holder will be subject to a 30% tax on the holder's net capital gains.

        If the non-U.S. holder's Hatteras common stock constitutes a USRPI under FIRPTA, such non-U.S. holder will be subject to U.S. federal income tax on the gain recognized in the exchange on a net basis in the same manner as a U.S. holder. The Hatteras common stock will not be treated as a USRPI to a non-U.S. holder under FIRPTA if (1) Hatteras is treated as a "domestically controlled REIT" on the effective date of the exchange, (2) the non-U.S. holder owned (after application of certain constructive ownership rules) not more than 10% of the Hatteras common stock at any time during the five years preceding the effective date of the exchange, or (3) Hatteras is not and has not been at any time during the shorter of (i) the five years preceding the effective date of the exchange and (ii) the non-U.S. holder's holding period for its Hatteras common stock, a United States real property holding corporation (a "USRPHC"). Hatteras believes that it is and, at the effective time of the exchange, will be a "domestically controlled REIT," although there can be no assurances to such effect.

        A non-U.S. holder that receives cash in lieu of a fractional share of Annaly common stock generally will be treated as having received such fractional share in the offer and/or the merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share of Annaly common stock and will be subject to U.S. federal income taxation in a manner described below in "—Material U.S. Federal Income Tax Considerations Applicable to Our Treatment as a REIT and to Holders of Our Common Stock—Taxation of Non-U.S. Stockholders—Dispositions of Our Common Stock."

Information Reporting and Backup Withholding

        Information reporting and backup withholding may apply to payments made in connection with the offer and/or the merger. Backup withholding will not apply, however, to a holder who (a) in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or successor form, (b) in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or substitute or successor form, or (c) is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis.

Material U.S. Federal Income Tax Considerations Applicable to Our Treatment as a REIT and to Holders of Our Common Stock

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our short taxable year ended on December 31, 1997. We believe that we were organized and have operated and will continue to operate in such a manner as to qualify for taxation as a REIT under the U.S. federal income tax laws, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and the owners of REIT stock. These laws are highly technical and complex.

        If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our taxable income that we currently distribute to our stockholders, but taxable income generated by our domestic "taxable REIT subsidiaries" ("TRSs") will be subject to regular U.S. federal (and applicable state and local) corporate income tax. However, we will be subject to U.S. federal tax in the following circumstances:

  •
  We will pay U.S. federal income tax on our taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

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  We may be subject to the "alternative minimum tax."

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  We will pay U.S. federal income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure, which we refer to as foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and (2) other non-qualifying income from foreclosure property.

  •
  We will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

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  If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "—Gross Income Tests," but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on the greater of (1) the amount by which we fail the 75% gross income test and (2) the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

  •
  If we fail to satisfy the asset tests by more than a de minimis amount, as described below under "—Asset Tests," as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate applicable to U.S. corporations (currently 35%) of the net income from the non-qualifying assets during the period in which we failed to satisfy such asset tests.

  •
  If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure was due to reasonable cause and not due to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

  •
  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's stockholders, as described below in "—Requirements for Qualification."

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  If we fail to distribute during a calendar year at least the sum of: (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year and (iii) any undistributed taxable income from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amount we actually distributed and any retained amounts on which income tax has been paid at the corporate level.

  •
  We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

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  We will be subject to a 100% excise tax on transactions between us and any of our TRSs that are not conducted on an arm's-length basis.

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  If (a) we recognize excess inclusion income for a taxable year as a result of our ownership of a 100% equity interest in a taxable mortgage pool (a "TMP") or our ownership of a residual interest in a "real estate mortgage investment conduit" (a "REMIC") and (b) one or more organizations described in Section 860E of the Code (a "Disqualified Organization") is the record owner of shares of our stock during that year, then we will be subject to tax at the highest corporate U.S. federal income tax rate on the portion of the excess inclusion income that is allocable to the Disqualified Organizations. We do not anticipate owning REMIC residual interests; we may, however, own 100% of the equity interests in one or more collateralized debt obligation ("CDO") offerings or one or more trusts formed in connection with our securitization transactions, but we intend to structure each CDO offering and each securitization transaction so that the issuing entity would not be classified as a TMP. See "—Taxable Mortgage Pools."

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  If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest corporate U.S. federal income tax rate if we recognize gain on the sale or disposition of the asset during the 5-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of (1) the amount of gain that we recognize at the time of the sale or disposition, and (2) the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

        In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner as they are treated for U.S. federal income tax purposes. Moreover, as further described below, any domestic TRS in which we own an interest will be subject to federal, state and local corporate income tax on its taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

        A REIT is a corporation, trust, or association that meets each of the following requirements:

  1.
  It is managed by one or more trustees or directors.

  2.
  Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

  3.
  It would be taxable as a domestic corporation but for the REIT provisions of the U.S. federal income tax laws.

  4.
  It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

  5.
  At least 100 persons are beneficial owners of its shares or ownership certificates.

  6.
  Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of any taxable year. For purposes of this requirement, indirect ownership will be determined by applying attribution rules set out in section 544 of the Code, as modified by section 856(h) of the Code.

  7.
  It elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification.

  8.
  It meets certain other qualification tests, described below, regarding the nature of its income and assets.

        We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual" generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, however, and beneficiaries of such a trust will be treated as owning our common stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

        We believe that our stock is held with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our common stock so we should continue to satisfy these requirements.

        To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our common stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these recordkeeping requirements. If a holder fails or refuses to comply with the demands, such holder will be required by Treasury Regulations to submit a statement with such holder's tax return disclosing its actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification and use a calendar year for U.S. federal income tax purposes. We intend to continue to comply with these requirements.

Subsidiary Entities

  Qualified REIT Subsidiaries

        A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs (see "—Gross Income Tests" and "—Asset Tests"). A qualified REIT subsidiary is a corporation, other than a TRS, all of the stock of which is owned, directly or indirectly, by the REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit. If we own 100% of the equity interests in a CDO issuer or other securitization vehicle that is treated as a corporation for tax purposes, that CDO issuer or other securitization vehicle would be a qualified REIT subsidiary, unless we and the CDO issuer or other securitization vehicle jointly elect to treat the CDO issuer or other securitization vehicle as a TRS. It is anticipated that CDO financings we enter into will be treated as qualified REIT subsidiaries.

  Other Disregarded Entities and Partnerships

        An unincorporated domestic entity, such as a partnership, limited liability company, or trust that has a single owner generally is not treated as an entity separate from its parent for U.S. federal income tax purposes, including for purposes of the gross income and asset tests applicable to REITs. An unincorporated domestic entity with two or more owners generally is treated as a partnership for U.S. federal income tax purposes. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements. For purposes of the 10% value test (see "—Asset Tests"), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership.

        If a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes.

Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See "—Asset Tests" and "—Gross Income Tests."

  Taxable REIT Subsidiaries

        A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary (or another REIT) unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of a REIT's assets may consist of stock or securities of one or more TRSs.

        The separate existence of a TRS or other taxable corporation, unlike a qualified REIT subsidiary or other disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, a domestic TRS would generally be subject to U.S. federal corporate income tax (and applicable state and local taxes) on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

        A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent's compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or indirectly through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales).

        Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. If a TRS that has for any taxable year both (i) a debt-to-equity ratio in excess of 1.5 to 1, and (ii) accrued interest expense in excess of accrued interest income, then the TRS may be denied an interest expense deduction for a portion of the interest expense accrued on indebtedness owed to the parent REIT (although the TRS can carry forward the amount disallowed to subsequent taxable years). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm's-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

Gross Income Tests

        We must satisfy two gross income tests annually to maintain qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive from investments relating to real property or mortgages on real property, or from qualified temporary investments. Qualifying income for purposes of the 75% gross income test generally includes:

  •
  rents from real property;

  •
  interest on debt secured by a mortgage on real property or on interests in real property;

  •
  dividends or other distributions on, and gain from the sale of, shares in other REITs;

  •
  gain from the sale of real estate assets (excluding gain from the sale of a "nonqualified publicly offered REIT debt instrument" (defined as a real estate asset that qualifies as such only because of the rule treating debt instruments issued by publicly offered REITs as real estate assets));

  •
  any amount includible in gross income with respect to a regular or residual interest in a REMIC, unless less than 95% of the REMIC's assets are real estate assets, in which case only a proportionate amount of such income will qualify; and

  •
  income derived from certain temporary investments.

        Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities (provided that such stock or securities are not inventory property, i.e., property held primarily for sale to customers in the ordinary course of business), or any combination of these.

        Gross income from the sale of inventory property is excluded from both the numerator and the denominator in both income tests. Income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets will generally be excluded from both the numerator and the denominator for purposes of the 95% gross income test and the 75% gross income test. We intend to monitor the amount of our non-qualifying income and manage our investment portfolio to comply at all times with the gross income tests, but we cannot assure you that we will be successful in this effort.

Interest

        The term "interest," as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following: (i) an amount that is based on a fixed percentage or percentages of gross receipts or sales and (ii) an amount that is based on the income or profits of a borrower, where the borrower derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, but only to the extent that the amounts received by the borrower would be qualifying "rents from real property" if received directly by a REIT.

        If a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests, provided that the property is not held as inventory or dealer property.

        Interest, including original issue discount and market discount, on debt secured by a mortgage on real property or on interests in real property is generally qualifying income for purposes of the 75% gross income test.

        Interest, including original issue discount or market discount, that we accrue on our real estate-related investments generally will be qualifying income for purposes of both gross income tests. However, many of our investments, such as the investments we acquire through our middle market lending activities, will not be secured by mortgages on real property or interests in real property. Our interest income from those investments will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, as discussed below, if the fair market value of the real estate securing any of our investments is less than the principal amount of the underlying loan, interest income from that investment will be qualifying income for purposes of the 95% gross income test but a portion of that interest income may not be qualifying income for purposes of the 75% gross income test.

        Where a mortgage covers both real property and other property, an apportionment of interest income may be required for purposes of the 75% gross income test. If a mortgage loan is secured by both real property and personal property, and if the fair market value of the personal property does not exceed 15% of the sum of the fair market values of the real property and personal property securing the mortgage loan (we refer to such personal property as "permitted personal property"), and the sum of the fair market values of the real property and permitted personal property securing the mortgage loan at the time we commit to acquire or, in some instances, modify the mortgage loan equals or exceeds the highest principal amount of the loan during the year, then all of the interest we accrue on the mortgage loan will qualify for purposes of the 75% gross income test. If, however, the sum of the fair market values of the real property and permitted personal property were less than the highest principal amount, then only a portion of the interest income we accrue on the mortgage loan would qualify for purposes of the 75% gross income test; such portion based on the percentage equivalent of a fraction, the numerator of which is the sum of the fair market value of the real property and permitted personal property securing the mortgage loan and the denominator of which is the principal amount of the mortgage loan.

MBS

        We have acquired and expect to continue to acquire, through our subsidiaries, mortgage backed securities ("MBS"), including Agency MBS, that will be treated either as interests in a grantor trust or as REMIC regular interests. We expect that all income from the MBS in which we invest will be qualifying income for purposes of the 95% gross income test. In the case of interests in grantor trusts, we will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Thus, to the extent those mortgage loans are secured by real property or interests in real property, the income from the grantor trust will be qualifying income for purposes of the 75% gross income test. Income that we accrue with respect to REMIC regular interests will generally be treated as qualifying income for purposes of the 75% gross income tests. If, however, less than 95% of the assets of the REMIC are real estate assets, then only a proportionate part of such income will qualify for purposes of the 75% gross income test. We expect that substantially all of the income we have accrued and will accrue on our investments in MBS, and any gain from the disposition of MBS, will be qualifying income for purposes of both the 75% and the 95% gross income tests.

Excess Mortgage Servicing Rights

        We also invest in excess mortgage servicing rights ("MSR"), which represent the portion of the servicing fee paid to mortgage servicers in excess of the reasonable compensation that would be charged for mortgage servicing in an arm's-length transaction. In private letter rulings issued to taxpayers, the IRS has ruled substantially to the effect that interest received in respect of an excess MSR will be considered interest on obligations secured by mortgages on real property for purposes of the 75% gross income test. Private letter rulings cannot be relied upon by persons other than the taxpayer to which they were issued. Nonetheless, we treat income from any excess MSR that have terms consistent with those described in such private letter rulings as qualifying income for purposes of the 75% gross income test. In the event that such income were determined not to qualify for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income, together with our other income that does not qualify for the 75% gross income test, were to exceed 25% of our gross income for any taxable year.

Rents from Real Property

        Rents we receive from a tenant will qualify as rents from real property for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

  •
  The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales.

  •
  We, or an actual or constructive owner of 10% or more of our common stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant.

  •
  Rents we receive from a tenant that is a TRS of ours, however, will not be excluded from the definition of rents from real property if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a controlled TRS is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as rents from real property. For purposes of this rule, a controlled TRS is a TRS in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS.

  •
  Rents that we receive from a TRS pursuant to the lease of a qualified lodging facility or a qualified health care facility will not be excluded from rents from real property if the property is operated on behalf of the TRS by an eligible independent contractor.

  •
  Rent attributable to personal property leased in connection with a lease of real property must not be greater than 15% of the total rent we receive under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as rents from real property.

  •
  We generally must not operate or manage our property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception and except as provided below. We may, however, directly perform certain services that are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services, or a TRS, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as rents from real property. Any amounts we receive from a taxable REIT subsidiary with respect to its provision of non-customary services will, however, be non-qualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

Foreign Currency Gains

        Certain foreign currency gains recognized after July 30, 2008 are excluded from gross income for purposes of one or both of the gross income tests. "Real estate foreign exchange gain" is excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain "qualified business units" of a REIT. "Passive foreign exchange gain" will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and it also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income tests. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

Fee Income

        We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% gross income and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by a mortgage on real property or an interest in real property and the fees are not determined by income or profits of any person. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by our TRS will not be included for purposes of the gross income tests.

Dividends

        Our share of any dividends received from any corporation (including any TRS, but excluding any REIT or any qualified REIT subsidiary) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

Failure to Satisfy Gross Income Tests

        We have monitored and intend to continue monitoring the amount of our non-qualifying income and manage our assets to comply with the gross income tests for each taxable year for which we seek to maintain our REIT qualification. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. These relief provisions will be generally available if (i) our failure to meet such tests was due to reasonable cause and not due to willful neglect, and (ii) we file with the IRS a schedule describing the sources of our gross income in accordance with Treasury Regulations. We cannot predict, however, whether in all circumstances, we would qualify for the benefit of these relief provisions. In addition, as discussed above, even if the relief provisions apply, a tax would be imposed upon the amount by which we fail to satisfy the particular gross income test.

        In addition, the Secretary of the Treasury has been given broad authority to determine whether particular items of gain or income recognized after July 30, 2008 qualify under the 75% and 95% gross income tests or whether they are to be excluded from the measure of gross income for such purposes.

Cash/Income Differences—Phantom Income

        Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and we may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

        We may acquire debt instruments or MBS in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as "market discount" for U.S. federal income tax purposes. Payments on mortgage loans are ordinarily made monthly, and consequently, accrued market discounts generally will have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than the sum of our purchase price and the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

        Some of the debt instruments or MBS that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the debt instrument or MBS and to treat the accrued original issue discount as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such debt instrument. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and we will be taxed based on the assumption that all future payments due on the debt instrument or MBS in question will be made, with consequences similar to those described in the previous paragraph if all payments on the debt instrument or MBS are not made.

        In addition, if any debt instruments or MBS acquired by us are delinquent as to mandatory principal and interest payments, or if payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate MBS at the stated rate regardless of whether corresponding cash payments are received.

        Finally, we may be required under the terms of indebtedness that we incur, whether to private lenders or pursuant to government programs, to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

        Due to each of these potential timing differences between income recognition or expense deduction and the related cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other actions to satisfy the REIT distribution requirements for the taxable year in which this "phantom income" is recognized. See "—Annual Distribution Requirements."

Asset Tests

        To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of some combination of "real estate assets," cash, cash items, government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term "real estate assets" includes interests in real property (including leaseholds and options to acquire real property and leaseholds), stock of other corporations that qualify as REITs, and, to a limited extent, certain debt issued by publicly offered REITs, and interests in mortgage loans secured by real property (including certain types of MBS). Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

        Second, the value of our interest in any one issuer's securities (other than debt and equity securities issued by any of our TRSs, qualified REIT subsidiaries, any other entity that is disregarded as an entity separate from us, any equity interest we may hold in a partnership, and any security that is a real estate asset, a government security, or a cash item—collectively, "excluded securities") may not exceed 5% of the value of our total assets (the "5% value test").

        Third, we may not own more than 10% of the voting power (the 10% voting test) or 10% of the value (the "10% value test") of any one issuer's outstanding securities (other than debt and equity securities issued by any of our TRSs, qualified REIT subsidiaries, any other entity that is disregarded as an entity separate from us, any equity interest we may hold in a partnership, and any security that is a real estate asset). Solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities in the Code. For purposes of the 10% value test, the term "securities" does not include certain "straight debt" securities.

        Fourth, no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets may consist of the securities of one or more TRSs.

        Fifth, no more than 25% of the value of our total assets may consist of nonqualified publicly offered REIT debt instruments.

        Notwithstanding the general rule that, for purposes of the gross income and asset tests, a REIT is treated as owning its proportionate share of the underlying assets of a partnership in which it holds a partnership interest, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for "straight debt." Stock of another REIT qualifies as a real estate asset for purposes of the REIT asset tests, and non-mortgage debt issued by a publicly traded REIT may also qualify as a real estate asset.

        Certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute "straight debt," which includes, among other things, securities having certain contingency features. A security does not qualify as "straight debt" where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer that do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer's outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT, and (vi) any debt instrument issued by a partnership if the partnership's income is of a nature that it would satisfy the 75% gross income test described above under "—Gross Income Tests." In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT's proportionate interest in the equity and certain debt securities issued by that partnership.

        We intend to acquire and manage, through our subsidiaries, MBS that are either interests in grantor trusts or REMIC regular interests. In the case of interests in grantor trusts, we will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust, and we will be treated as owning an interest in real estate assets to the extent those mortgage loans held by the grantor trust represent real estate assets. In the case of REMIC regular interests, such regular interests will generally qualify as real estate assets. If, however, less than 95% of the REMIC's assets are real estate assets, then only a proportionate part of the regular interest will be a real estate asset. We expect that substantially all of the MBS we acquire will be treated as real estate assets.

        In addition, we have and expect to continue to enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such repurchase agreement and the repurchase agreement will be treated as a secured lending transaction notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

        We believe that most of the assets that we hold and those we expect to hold will be qualifying assets for purposes of the 75% asset test. However, our investment in other asset-backed securities, bank loans and other instruments that are not secured by mortgages on real property will not be qualifying assets for purposes of the 75% asset test.

        We have monitored and will continue to monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of our assets to ensure compliance with the asset tests. We will not obtain independent appraisals to support our conclusions concerning the values of our assets, and we will generally rely on representations and warranties of sellers from whom we acquire mortgage loans concerning the loan-to-value ratio for such mortgage loans. Moreover, some of the assets that we may own may not be susceptible to precise valuation. Although we will seek to be prudent in making these estimates, there can be no assurance that the IRS will not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and would fail to qualify as a REIT.

Failure to Satisfy the Asset Tests

        If we fail to satisfy the asset tests at the end of a quarter, we will not lose our REIT qualification if:

  1.
  we satisfied the asset tests at the end of the preceding calendar quarter; and

  2.
  the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

        If we did not satisfy the condition described in No. 2 above, we may still avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

        If we violate the 5% value test, 10% voting test or 10% value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our total assets or $10 million) and (ii) we dispose of the non-qualifying assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) file with the IRS a schedule describing the assets that caused the failure, (ii) dispose of such assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure and (iii) pay a tax equal to the greater of $50,000 per failure or an amount equal to the product of the highest corporate income tax rate (currently 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.

Annual Distribution Requirements

        To qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

  a)
  the sum of:

  •
  90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gains), and

  •
  90% of the net income (after tax), if any, from foreclosure property (as described below), minus

  b)
  the sum of certain items of non-cash income.

        In addition, if we were to recognize "built-in-gain" (as defined below) on disposition of any assets acquired from a "C" corporation in the first five years after such acquisition in a transaction in which our basis in the assets was determined by reference to the C corporation's basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain recognized net of the tax we would pay on such gain. "Built-in-gain" is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

        Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we file a timely U.S. federal income tax return for the year and pay the distribution with or before the first regular dividend payment after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividends before the end of January of the following year. The distributions under clause (i) are taxable to the owners of our common stock in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

        We will pay U.S. federal income tax at corporate tax rates on our taxable income, including net capital gain, that we do not distribute to stockholders.

        Furthermore, if we fail to distribute during each calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. We generally intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate U.S. federal income tax and the 4% nondeductible excise tax.

        We may elect to retain, rather than distribute, our net capital gain and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed capital gains in income and to receive a corresponding credit or refund, as the case may be, for their share of the tax paid by us. Stockholders would then increase the adjusted basis of their stock by the difference between the designated amounts of capital gains from us that they include in their taxable income and the tax paid on their behalf by us with respect to that income.

        To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that the REIT must make to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits.

        We may find it difficult or impossible to meet distribution requirements in certain circumstances. Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets. For instance, we may be required to accrue interest and discount income on mortgage loans, MBS, and other types of debt securities or interests in debt securities before we receive any payments of interest or principal on such assets. Moreover, in certain instances we may be required to accrue taxable income that we may not actually recognize as economic income. For example, if we own a residual equity position in a mortgage loan securitization, we may recognize taxable income that we will never actually receive due to losses sustained on the underlying mortgage loans. Although those losses would be deductible for tax purposes, they would likely occur in a year subsequent to the year in which we recognized the taxable income. Thus, for any taxable year, we may be required to fund distributions in excess of cash flow received from our investments. If such circumstances arise, then to fund our distribution requirement and maintain our status as a REIT we may have to sell assets at unfavorable prices, borrow at unfavorable terms, make taxable stock dividends, or pursue other strategies. We cannot be assured, however, that any such strategy would be successful if our cash flow were to become insufficient to make the required distributions. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. In such case, for U.S. federal income tax purposes, the amount of the dividend paid in stock will be equal to the amount of cash that could have been received instead of stock.

        Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest and a penalty to the IRS based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

        If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in "—Gross Income Tests" and "—Asset Tests."

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular federal corporate income tax rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate stockholders may be eligible for the dividends received deduction, and individual stockholders and other non-corporate stockholders may be eligible to be taxed at the reduced 20% rate currently applicable to qualified dividend income. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot predict whether in all circumstances we would be entitled to such statutory relief.

Prohibited Transactions

        Net income derived by a REIT from a prohibited transaction is subject to a 100% excise tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held "primarily for sale to customers in the ordinary course of a trade or business." Although we do not expect that our assets will be held primarily for sale to customers or that a sale of any of our assets will be in the ordinary course of our business, these terms are dependent upon the particular facts and circumstances, and we cannot assure you that we will never be subject to this excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular U.S. federal corporate income tax rates. We intend to structure our activities to avoid transactions that are prohibited transactions.

Foreclosure Property

        A REIT is subject to tax at the maximum corporate rate (currently 35%) on any income from foreclosure property, including gain from the disposition of such foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test. Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid on such property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure election has been made will not be subject to the 100% excise tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not expect to receive income from foreclosure property that is not qualifying income for purposes of the 75% gross income test. However, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.

Derivatives and Hedging Transactions

        We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (i) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any asset that produces such income), which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or indirectly through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools

        An entity, or a portion of an entity, may be classified as a TMP under the Code if (i) substantially all of its assets consist of debt obligations or interests in debt obligations, (ii) more than 50% of those debt obligations are real estate mortgage loans, interests in real estate mortgage loans or interests in certain MBS as of specified testing dates, (iii) the entity has issued debt obligations that have two or more maturities and (iv) the payments required to be made by the entity on its debt obligations "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets. Under Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a TMP.

        We do not intend to structure or enter into securitization or financing transactions that will cause us to be viewed as owning interests in one or more TMPs. Generally, if an entity or a portion of an entity is classified as a TMP, then the entity or portion thereof is treated as a taxable corporation and it cannot file a consolidated U.S. federal income tax return with any other corporation. If, however, a REIT owns 100% of the equity interests in a TMP, then the TMP is a qualified REIT subsidiary and, as such, ignored as an entity separate from the REIT.

        If, notwithstanding our intent to avoid having the issuing entity in any of our securitization or financing transactions classified as a TMP, one or more of such transactions were so classified, then as long as we owned 100% of the equity interests in the TMP, all or a portion of the income that we recognize with respect to our investment in the TMP will be treated as excess inclusion income. Section 860E(c) of the Code defines the term "excess inclusion" with respect to a residual interest in a REMIC. The IRS, however, has yet to issue guidance on the computation of excess inclusion income on equity interests in a TMP held by a REIT. Generally, however, excess inclusion income with respect to our investment in any TMP and any taxable year will equal the excess of (i) the amount of income we accrue on our investment in the TMP over (ii) the amount of income we would have accrued if our investment were a debt instrument having an issue price equal to the fair market value of our investment on the day we acquired it and a yield to maturity equal to 120% of the long-term applicable federal rate in effect on the date we acquired our interest. The term "applicable federal rate" refers to rates that are based on weighted average yields for Treasury securities and are published monthly by the IRS for use in various tax calculations. If we undertake securitization transactions that are TMPs, the amount of excess inclusion income we recognize in any taxable year could represent a significant portion of our total taxable income for that year.

        Although we intend to structure our securitization and financing transactions so that we will not recognize any excess inclusion income, we cannot assure you that we will always be successful in this regard. If, notwithstanding our intent, we recognized excess inclusion income, then under guidance issued by the IRS we would be required to allocate the excess inclusion income proportionately among the dividends we pay to our stockholders and we must notify our stockholders of the portion of our dividends that represents excess inclusion income. The portion of any dividend you receive that is treated as excess inclusion income is subject to special rules. First, your taxable income can never be less than the sum of your excess inclusion income for the year; excess inclusion income cannot be offset with net operating losses or other allowable deductions. Second, if you are a tax-exempt organization and your excess inclusion income is subject to the unrelated business income tax, then the excess inclusion portion of any dividend you receive will be treated as unrelated business taxable income. Third, dividends paid to non-U.S. holders who hold stock for investment and not in connection with a trade or business conducted in the United Sates will be subject to U.S. federal withholding tax without regard to any reduction in rate otherwise allowed by any applicable income tax treaty.

        If we recognize excess inclusion income, and one or more Disqualified Organizations are record holders of shares of common stock, we will be taxable at the highest federal corporate income tax rate on the portion of any excess inclusion income equal to the percentage of our common stock that is held by Disqualified Organizations. In such circumstances, we may reduce the amount of our distributions to a Disqualified Organization whose stock ownership gave rise to the tax. To the extent that our common stock owned by Disqualified Organizations is held by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for a tax at the highest corporate tax rate on the portion of our excess inclusion income allocable to our common stock held by the broker/dealer or other nominee on behalf of the Disqualified Organizations.

        If we own less than 100% of the equity interests in a TMP, the foregoing rules would not apply. Rather, the entity would be treated as a corporation for U.S. federal income tax purposes and would potentially be subject to federal corporate income tax. This could adversely affect our compliance with the REIT gross income and asset tests described above. We currently do not have, and currently do not intend to enter into any securitization or financing transaction that is a TMP in which we own some, but less than all, of the equity interests, and we intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT. We cannot assure you that we will be successful in this regard.

Taxation of Holders of Our Common Stock

Taxable U.S. Stockholders

        This section summarizes the taxation of U.S. holders that are not tax-exempt organizations.

Distributions

        As long as we qualify as a REIT, distributions to U.S. holders out of our current or accumulated earnings and profits (and not designated as capital gain dividends) will be includible in their gross income as ordinary income. Dividends we pay to a corporate U.S. holder will not be eligible for the dividends received deduction. In addition, distributions we make to non-corporate U.S. holders generally will not be eligible for the 20% reduced rate of tax currently in effect for "qualified dividend income." However, provided certain holding period and other requirements are met, non-corporate U.S. holders will be eligible for the 20% reduced rate with respect to (i) distributions attributable to dividends we receive from certain C corporations, such as our TRSs, and (ii) distributions attributable to income upon which we have paid corporate income tax.

        Distributions that we designate as capital gain dividends will be taxed as long-term capital gains to U.S. holders (to the extent that they do not exceed our actual net capital gain for the taxable year) without regard to the period for which such holders have owned our common stock. However, corporate U.S. holders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

        Rather than distribute our net capital gains, we may elect to retain and pay the U.S. federal income tax on them, in which case a U.S. holder will (i) include its proportionate share of the undistributed net capital gains in income, (ii) receive a credit for its share of the U.S. federal income tax we pay and (iii) increase its adjusted tax basis in our common stock by the difference between its share of the capital gain and its share of the credit.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed such U.S. holder's adjusted tax basis in our common stock, but rather, will reduce such U.S. holder's adjusted tax basis in our common stock. To the extent that such distributions exceed a U.S. holder's adjusted tax basis in our common stock, such U.S. holder must include such distributions in gross income as long-term capital gain (or short-term capital gain if the such stock has been held for one year or less). For individuals, trusts and estates, long-term capital gains are currently taxable at a minimum U.S. federal income tax rate of 20% and short-term capital gains are currently taxable at a maximum U.S. federal income tax rate of 39.6%. Gains for corporations, whether characterized as long-term or short-term, are currently taxable at a maximum U.S. federal income tax rate of 35%. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

        If we declare a dividend in October, November or December of any year that is payable to stockholders of record on a specified date in any such month, but actually distribute the amount declared in January of the following year, then a U.S. holder must treat the January distribution as though it received it on December 31 of the year in which we declared the dividend. In addition, we may elect to treat other distributions after the close of the taxable year as having been paid during the taxable year, but a U.S. holder will be treated as having received these distributions in the taxable year in which they are actually made.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make to comply with the REIT distribution requirements. See "—Annual Distribution Requirements." Such losses, however, are not passed through to U.S. holders and do not offset U.S. holders' income from other sources, nor would they affect the character of any distributions that a U.S. holder receives from us; rather, a U.S. holder will be subject to tax on those distributions to the extent that we have current or accumulated earnings and profits.

        Although we do not expect to recognize any excess inclusion income, if we did recognize excess inclusion income, we would identify a portion of the distributions that we make to our holders as excess inclusion income. A U.S. holder's taxable income can never be less than the sum of such holder's excess inclusion income for the year. Excess inclusion income cannot be offset with net operating losses or other allowable deductions. See "—Taxable Mortgage Pools."

Dispositions of Our Common Stock

        A U.S. holder will recognize gain or loss upon the sale or other disposition of our common stock. Any such gain or loss generally will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the common stock disposed of was held for more than one year. In addition, any loss a U.S. holder recognizes upon a sale or exchange of our common stock that such U.S. holder owned for six months or less (after applying certain holding period rules) generally will be treated as a long-term capital loss to the extent of any distributions received from us that such U.S. holder is required to treat as long-term capital gain.

        In the event that a U.S. holder recognizes a loss upon a disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury Regulations involving "reportable transactions" could apply, with a resulting requirement for such U.S. holder to separately disclose the loss-generating transaction to the IRS. While these regulations are directed toward "tax shelters," they are written quite broadly and apply to transactions that would not typically be considered tax shelters. In addition, recently enacted legislation imposes significant penalties for failure to comply with these requirements. U.S. holders should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, U.S. holders should be aware that we and other participants in the transactions involving us (including our advisors) may be subject to disclosure or other requirements pursuant to these regulations.

        Amounts that are required to be include in taxable income with respect to our common stock, including taxable distributions and the income recognized with respect to undistributed net capital gain, and any gain recognized upon a disposition of our common stock, will not be treated as passive activity income. U.S. holders may not offset any passive activity losses they may have, such as losses from limited partnerships in which a U.S holder has invested, with income recognized with respect to our shares of common stock. Generally, income recognized with respect to our common stock will be treated as investment income for purposes of the investment interest limitations.

Passive Activity Losses and Investment Interest Limitations

        Distributions we make and gain arising from the sale or exchange by a U.S. holder of our common stock will not be treated as passive activity income. As a result, U.S. holders will not be able to apply any "passive losses" against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. holder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Medicare Tax on Unearned Income

        U.S. holders that are individuals, estates or trusts are subject to an additional 3.8% U.S. federal income tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Tax-Exempt U.S. Holders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, are generally exempt from U.S. federal income taxation. However, tax-exempt entities are subject to taxation on their "unrelated business taxable income" ("UBTI"). Provided that a tax-exempt U.S. holder (i) has not held our common stock as "debt financed property" within the meaning of the Code and (ii) has not used our common stock in an unrelated trade or business, amounts that we distribute to tax-exempt U.S. holders generally should not constitute UBTI.

        To the extent that we are (or a part of us, or a disregarded subsidiary of ours is) a TMP, a portion of the dividends paid to a tax-exempt U.S. holder that is allocable to excess inclusion income may be treated as UBTI. If, however, excess inclusion income is allocable to some categories of tax-exempt U.S. holders that are not subject to UBTI, we might be subject to corporate level tax on such income, and in that case, may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. However, a tax-exempt U.S. holder's allocable share of any excess inclusion income that we recognize will be subject to tax as UBTI. See "—Taxable Mortgage Pools." We intend to structure our securitization and financing transactions so that we will avoid recognizing any excess inclusion income. However, if a portion of a dividend paid by us is attributable to excess inclusion income, as required by IRS guidance, we intend to notify our stockholders of such attribution.

        Tax-exempt U.S. holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans, exempt from taxation under special provisions of the U.S. federal income tax laws, are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI.

        In certain circumstances, a qualified employee pension trust or profit sharing trust that owns more than 10% of our common stock could be required to treat a percentage of the dividends that it receives from us as UBTI if we are a "pension-held REIT." We will not be a pension-held REIT unless either (a) one pension trust owns more than 25% of the value of our stock or (b) a group of pension trusts individually holding more than 10% of our stock collectively owns more than 50% of the value of our stock. However, the restrictions on ownership and transfer of our stock are designed to, among other things, prevent a tax-exempt entity from owning more than 10% of the value of our stock, thus making it unlikely that we will become a pension-held REIT.

Non-U.S. Holders

        The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to a non-U.S. holder.

        For most non-U.S. investors, an investment in a REIT that invests principally in mortgage loans and MBS is not the most tax-efficient way to acquire and manage, through our subsidiaries, such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most foreign investors to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments, with respect to them, would not. The principal exceptions are foreign sovereigns and their agencies and instrumentalities, which may be exempt from withholding taxes on REIT dividends under the Code, and certain foreign pension funds or similar entities able to claim an exemption from withholding taxes on REIT dividends under the terms of a bilateral tax treaty between their country of residence and the United States.

Ordinary Dividend Distributions

        The portion of dividends received by a non-U.S. holder payable out of our current and accumulated earnings and profits that are not attributable to our capital gains and that are not effectively connected with a U.S. trade or business of the non-U.S. holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable income tax treaty). In general, a non-U.S. holder will not be considered engaged in a U.S. trade or business solely as a result of its ownership of our common stock. In cases where the dividend income from a non-U.S. holder's investment in our common stock is (or is treated as) effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a corporate non-U.S. holder). If a non-U.S. holder is the record holder of shares of our common stock, we plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. holder unless:

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  a lower income treaty rate applies and the non-U.S. holder provides us with an IRS Form W-8BEN (or other applicable IRS Form W-8) evidencing eligibility for that reduced rate; or

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  the non-U.S. holder provides us with an IRS Form W-8ECI certifying that the distribution is effectively connected income.

        Under some income tax treaties, lower withholding tax rates do not apply to ordinary dividends from REITs. Furthermore, reduced treaty rates are not available to the extent that distributions are treated as excess inclusion income. See "—Taxable Mortgage Pools." We intend to structure our securitization and financing transactions so that we will avoid recognizing any excess inclusion income.

However, if a portion of a dividend paid by us is attributable to excess inclusion income, as required by IRS guidance, we intend to notify our stockholders.

Non-Dividend Distributions

        Distributions we make to a non-U.S. holder that are not considered to be distributions out of our current and accumulated earnings and profits will not be subject to U.S. federal income or withholding tax unless the distribution exceeds the non-U.S. holder's adjusted tax basis in our common stock at the time of the distribution and, as described below, the non-U.S. holder would otherwise be taxable on any gain from a disposition of our common stock. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. A non-U.S. holder may, however, seek a refund of such amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided the proper forms are timely filed with the IRS by the non-U.S. holder.

Capital Gain Dividends

        Under FIRPTA, a distribution made by us to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. federal income tax at the rates applicable to U.S. holders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% (20% to the extent provided in Treasury Regulations) of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% (20% to the extent provided in Treasury Regulations) withholding tax will not apply to any capital gain dividend with respect to (1) any class of shares which is regularly traded on an established securities market located in the United States if the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of such dividend or (2) a non-U.S. holder which is treated as a "qualified shareholder" or "qualified foreign pension fund" as discussed below. Instead, any capital gain dividend to a qualified shareholder or a non-U.S. holder described in clause (1) of the preceding sentence will be treated as a distribution subject to the rules discussed above under "—Taxation of Non-U.S. Stockholders—Ordinary Dividend Distributions." Also, the branch profits tax will not apply to such a distribution. Capital gain dividends received by a non-U.S. holder from a REIT that are not USRPI capital gains generally are not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. holder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder (in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain and, in the case of a non-U.S. holder that is a corporation, may also be subject to the 30% branch profits tax on such gain in addition to the application of the income tax) or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States (in which case the non-U.S. holder will be subject to a 30% tax on the individual's net capital gain for the year).

Dispositions of Our Common Stock

        Unless our common stock constitutes a USRPI, a sale of our common stock by a non-U.S. holder generally will not be subject to U.S. federal income tax under FIRPTA. We do not expect that our common stock will constitute a USRPI. Our common stock will not constitute a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in the capacity as a creditor. Even if the foregoing test is not met, our common stock will not constitute a USRPI if we are a domestically controlled REIT. A "domestically controlled REIT" is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by foreign owners. We believe that we will be a domestically controlled REIT and that a sale of our common stock should not be subject to taxation under FIRPTA. However, we do not intend to maintain records to determine whether we are a domestically controlled REIT for this purpose and no assurance can be given that we are or will remain a domestically controlled REIT.

        Even if we do not constitute a domestically controlled REIT, a non-U.S. holder's sale of a class of our common stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) such class of stock is "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market and (ii) the selling non-U.S. holder has owned (actually or constructively) 10% or less of the outstanding shares of such class of stock at all times during a specified testing period.

        If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. holder generally would be subject to the same treatment as a U.S. holder with respect to such gain and the purchaser of the common stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.

        Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases. First, if the non-U.S. holder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will generally be subject to the same treatment as a U.S. holder with respect to such gain. Second, if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

Qualified Shareholders

        Subject to the exception discussed below, any distribution to a "qualified shareholder" who holds our common stock directly or indirectly (through one or more partnerships) generally will not be subject to U.S. federal income tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under FIRPTA. However, a qualified shareholder will be subject to FIRPTA withholding on distributions to the extent certain non-U.S. investors of such qualified shareholder that are not also qualified shareholders hold interests in the qualified shareholder (other than interests solely as a creditor) and hold more than 10% of our common stock (whether or not by reason of the investor's ownership in the qualified shareholder).

        In addition, a sale of shares of our common stock by a qualified shareholder who holds such shares directly or indirectly (through one or more partnerships) generally will not be subject to U.S. federal income tax under FIRPTA. As with distributions, a qualified shareholder will be subject to FIRPTA withholding on a sale of such stock to the extent certain non-U.S. investors of such qualified shareholder that are not also qualified shareholders hold interests in the qualified shareholder (other than interests solely as a creditor) and hold more than 10% of our common stock (whether or not by reason of the investor's ownership in the "qualified shareholder").

        A "qualified shareholder" is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or NASDAQ markets, (ii) is a qualified collective investment vehicle (defined below), and (iii) maintains records on the identity of each person who, at any time during the foreign person's taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.

        A "qualified collective investment vehicle" is a foreign person that (i) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (ii) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a "United States real property holding corporation" if it were a domestic corporation, or (iii) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of Section 894 of the Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

Qualified Foreign Pension Funds

        Any distribution to a "qualified foreign pension fund" (or an entity all of the interests of which are held by a qualified foreign pension fund) who holds our common stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under FIRPTA. In addition, a sale of shares of our common stock by a qualified foreign pension fund that holds such shares directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income tax under FIRPTA.

        A "qualified foreign pension fund" is any trust, corporation, or other organization or arrangement (i) which is created or organized under the law of a country other than the United States, (ii) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (v) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (b) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

Backup Withholding and Information Reporting

        We report to our U.S. holders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to dividends paid unless the holder comes within an exempt category and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. holder who fails to certify their non-foreign status.

        We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. A non-U.S. holder may be subject to backup withholding unless applicable certification requirements are met.

        Payment of the proceeds of a sale of our common stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Accounts

        Federal legislation imposes withholding taxes on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. holders who own shares of our common stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. Under Treasury Regulations and administrative guidance, a 30% withholding tax is imposed on payments made with respect to dividends on, and after December 31, 2018, with respect to gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution (that is not otherwise exempt), it must either enter into an agreement with the U.S. Treasury Department requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or in the case of a foreign financial institution that is resident in a jurisdiction that has entered into an intergovernmental agreement to implement this legislation comply with the revised diligence and reporting obligations of such intergovernmental agreement. Holders of our common stock should consult their tax advisors regarding this legislation.

Legislative or Other Actions Affecting REITs

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in shares of our common stock. Several REIT rules were recently amended under the Protecting Americans from Tax Hikes Act of 2015 (the "PATH Act"), which was enacted December 18, 2015, some of which are discussed herein. These rules were enacted with varying effective dates, some of which are retroactive. Each stockholder should consult its tax advisor regarding the effect of the PATH Act on its particular circumstances.

DESCRIPTION OF ANNALY CAPITAL STOCK

        The following discussion is a summary of the terms of the capital stock of Annaly and should be read in conjunction with the section entitled "Comparison of Stockholders' Rights." The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to relevant provisions of the MGCL, Annaly's charter and Annaly's bylaws. You are urged to read those documents carefully. Copies of Annaly's charter and Annaly's bylaws are incorporated by reference as exhibits to the registration statement on Form S-4, of which this document forms a part, and will be sent to stockholders of Annaly and Hatteras upon request. See "Where to Obtain More Information."

General

        Annaly's charter provides that the total number of shares of stock of all classes which it has the authority to issue is 2,000,000,000 shares of capital stock, par value $0.01 per share. Of these shares of capital stock, 1,956,937,500 shares are classified as shares of common stock, 7,412,500 shares are classified as shares of 7.875% Series A Cumulative Redeemable Preferred Stock (the "Annaly Series A preferred stock"), 4,600,000 shares are classified as shares of 6.00% Series B Cumulative Convertible Preferred Stock (the "Annaly Series B preferred stock"), 12,650,000 shares are classified as shares of 7.625% Series C Cumulative Redeemable Preferred Stock (the "Annaly Series C preferred stock") and 18,400,000 shares are classified as shares of 7.50% Series D Cumulative Redeemable Preferred Stock (the "Annaly Series D preferred stock"). On April 3, 2012, Annaly completed the conversion of all of the outstanding shares of Annaly Series B preferred stock into shares of Annaly common stock.

        Annaly's board of directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock.

        As of the effective time of the merger, Annaly's board of directors will reclassify 11,500,000 shares of capital stock currently classified as common stock into 11,500,000 shares of the Annaly Series E preferred stock.

        As of April 30, 2016, Annaly had 924,862,679 shares of common stock outstanding. In addition, as of March 31, 2016, there were 7,412,500 shares of Annaly Series A preferred stock outstanding, 12,000,000 shares of Annaly Series C preferred stock outstanding and 18,400,000 shares of Annaly Series D preferred stock outstanding.

        All shares of Annaly common stock to be issued in connection with the offer and the merger will be duly authorized, fully paid and nonassessable. The shares of Annaly Series E preferred stock to be issued in connection with the merger will also be duly authorized, fully paid and nonassessable.

Description of Common Stock

  Voting

        Each of holder of shares of Annaly common stock is entitled to one vote for each share held of record on each matter submitted to a vote of common stockholders.

        Annaly's bylaws provide that annual stockholders' meetings will be held on the date and at the time and place determined by Annaly's board of directors, and special meetings may be called by Annaly's board of directors, the chairman of the board of directors, the President, the chief executive officer, or generally the secretary of Annaly upon the written request of stockholders entitled to cast not less than a majority of the votes that all stockholders are entitled to cast at the meeting. Annaly's charter, may be amended if the amendment is advised by Annaly's board of directors and approved by the affirmative vote of the holders of a majority of the total number of shares outstanding and entitled to vote thereon.

  Dividends; Liquidation; Other Rights

        Common stockholders are entitled to receive dividends when authorized by Annaly's board of directors and declared by Annaly out of legally available assets. The right of common stockholders to receive dividends is subordinate to the rights of preferred stockholders or other senior stockholders. If Annaly has a liquidation, dissolution or winding up, its common stockholders will share ratably in all of its assets remaining after the payment of all of its liabilities and the payment of all liquidation and other preference amounts to preferred stockholders and other senior stockholders. Common stockholders have no preemptive or other subscription rights, and there are no conversion rights, or redemption or sinking fund provisions, relating to the shares of common stock.

  Classification or Reclassification of Common Stock or Preferred Stock

        Annaly's charter, authorizes its board of directors to classify or reclassify any unissued shares of common or preferred stock into other classes or series of stock, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations, and restrictions on ownership, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption for each class or series.

Description of Annaly Series E Preferred Stock

        This section describes the material terms and provisions of the shares of Annaly Series E preferred stock to be issued in connection with the merger, which terms and provisions are set forth in the form of Annaly's articles supplementary creating the Annaly Series E preferred stock and attached as Annex C to the merger agreement, which is attached as Annex A to this document, which forms a part of the registration statement on Form S-4. This summary may not contain all of the information about the Annaly Series E preferred stock that is important to you. Annaly and Hatteras urge you to carefully read the full text of Annaly's articles supplementary, because they will be the legal documents that will govern the Annaly Series E preferred stock.

  General

        In connection with the merger, the Annaly board of directors will designate 11,500,000 shares of Annaly Series E preferred stock. At the effective time of the merger, each outstanding share of Hatteras Series A preferred stock will be automatically converted into the right to receive one newly issued share of Annaly Series E preferred stock. It is a condition to the closing of the offer that the newly issued shares of Annaly Series E preferred stock be approved for listing on the NYSE, subject to official notice of issuance. Annaly expects that the Annaly Series E preferred stock will trade on the NYSE under the ticker symbol "NLY-PrE."

  Ranking

        The Annaly Series E preferred stock will rank, with respect to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs:

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  senior to all classes or series of Annaly common stock, and to any other class or series of Annaly's capital stock expressly designated as ranking junior to the Annaly Series E preferred stock;

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  on parity with Annaly's Series A preferred stock, Series C preferred stock and Series D preferred stock, and any class or series of Annaly's capital stock expressly designated as ranking on parity with the Annaly Series E preferred stock; and

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  junior to any other class or series of our capital stock expressly designated as ranking senior to the Annaly Series E preferred stock, none of which exists on the date hereof.

        The term "capital stock" does not include convertible or exchangeable debt securities, none of which is outstanding as of the date hereof, which, prior to conversion or exchange, will rank senior in right of payment to the Annaly Series E preferred stock. The Annaly Series E preferred stock will also rank junior in right of payment to Annaly's other existing and future debt obligations.

  Dividends

        Subject to the preferential rights of the holders of any class or series of Annaly's capital stock ranking senior to the Annaly Series E preferred stock with respect to dividend rights, holders of shares of the Annaly Series E preferred stock are entitled to receive, when, as and if authorized by Annaly's board of directors and declared by Annaly out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.625% per annum of the $25.00 liquidation preference per share of the Annaly Series E preferred stock (equivalent to the fixed annual amount of $1.90625 per share of the Annaly Series E preferred stock).

        Dividends on the Annaly Series E preferred stock will be payable to holders quarterly in arrears on or about the last day of March, June, September and December of each year or, if such day is not a business day, on the next succeeding business day, except that, if such business day is in the next succeeding year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. The term "business day" means each day, other than a Saturday or a Sunday, which is not a day on which banks in New York are required to close.

        The amount of any dividend payable on the Annaly Series E preferred stock for any dividend period, including any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. A dividend period is the respective period commencing on, and including, the first day of January, April, July and October of each year and ending on, and including, the day preceding the first day of the next succeeding dividend period (other than the dividend period during which any shares of Annaly Series E preferred stock shall be redeemed). Dividends will be payable to holders of record as they appear in Annaly's stock records at the close of business on the applicable record date, which shall be the date designated by the Annaly board of directors as the record date for the payment of dividends that is not more than 35 and not fewer than 10 days prior to the scheduled dividend payment date.

        The initial accrual and dividend payment dates for the Annaly Series E preferred stock will depend on the timing of the effective time of the merger.

        Dividends on the Annaly Series E preferred stock will accrue whether or not:

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  Annaly has earnings;

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  there are funds legally available for the payment of those dividends; or

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  those dividends are authorized or declared.

        Except as described in the next two paragraphs, unless full cumulative dividends on the Annaly Series E preferred stock for all past dividend periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for payment, Annaly will not:

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  declare and pay or declare and set apart for payment of dividends, and Annaly will not declare and make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of Annaly common stock or shares of any other class or series of its capital stock ranking, as to dividends, on parity with or junior to the Annaly Series E preferred stock, for any period; or

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  redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any common stock or shares of any other class or series of our capital stock ranking, as to dividends and upon liquidation, dissolution or winding up of Annaly, on parity with or junior to the Annaly Series E preferred stock.

        The foregoing sentence, however, will not prohibit:

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  dividends payable solely in shares of Annaly common stock ranking junior as to dividends and upon liquidation, dissolution or winding up of Annaly, to the Annaly Series E preferred stock;

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  the conversion into or exchange for other shares of any class or series of capital stock ranking junior to the Annaly Series E preferred stock as to dividends and upon liquidation, dissolution or winding up of Annaly;

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  Annaly's purchase of shares of Annaly Series E preferred stock, preferred stock ranking on parity with the Annaly Series E preferred stock as to payment of dividends and upon liquidation, dissolution or winding up of Annaly, or capital stock or equity securities ranking junior to the Annaly Series E preferred stock as to dividends and upon liquidation, dissolution or winding up of Annaly, pursuant to Annaly's charter to the extent necessary to preserve its qualification as a REIT as discussed under "—Restrictions on Ownership and Transfer" below;

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  Annaly's redemption or other acquisition of shares under incentive, benefit or share purchase plans for officers, directors or employees or others performing or providing similar services; and

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  Annaly's purchase or acquisition of preferred stock ranking on parity with the Annaly Series E preferred stock as to dividends and upon liquidation, dissolution or winding up of Annaly, pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Annaly Series E preferred stock.

        When Annaly does not pay dividends in full (or set apart a sum sufficient to pay them in full) on the Annaly Series E preferred stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Annaly Series E preferred stock, Annaly will declare any dividends upon the Annaly Series E preferred stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Annaly Series E preferred stock pro rata, so that the amount of dividends declared per share of Annaly Series E preferred stock and such other class or series of capital stock will in all cases bear to each other the same ratio that accrued dividends per share on the Annaly Series E preferred stock and such other class or series of capital stock (which will not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Annaly Series E preferred stock which may be in arrears.

        Holders of shares of Annaly Series E preferred stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Annaly Series E preferred stock as described above. Any dividend payment made on the Annaly Series E preferred stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the Annaly Series E preferred stock will accumulate as of the dividend payment date on which they first become payable.

        Annaly does not intend to declare dividends on the Annaly Series E preferred stock, or pay or set apart for payment dividends on the Annaly Series E preferred stock, if the terms of any of Annaly's agreements, including any agreements relating to its indebtedness, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends will be authorized by Annaly's board of directors and declared by Annaly or paid or set apart for payment if such authorization, declaration or payment is restricted or prohibited by law. Annaly does not believe that these restrictions currently have any adverse impact on its ability to pay dividends on the Annaly Series E preferred stock.

  Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of Annaly's affairs, before any distribution or payment shall be made to holders of shares of Annaly common stock or any other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of Annaly's affairs, junior to the Annaly Series E preferred stock, holders of shares of Annaly Series E preferred stock will be entitled to be paid out of Annaly's assets legally available for distribution to its stockholders, after payment of or provision for Annaly's debts and other liabilities, a liquidation preference of $25.00 per share of Annaly Series E preferred stock, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date of payment. If, upon Annaly's voluntary or involuntary liquidation, dissolution or winding up, Annaly's available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Annaly Series E preferred stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to liquidation rights, on parity with the Annaly Series E preferred stock in the distribution of assets, then holders of shares of Annaly Series E preferred stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Annaly Series E preferred stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        Holders of shares of Annaly Series E preferred stock will be entitled to written notice of any distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of Annaly's affairs not less than 30 days and not more than 60 days prior to the distribution payment date. After payment of the full amount of the liquidating distributions to which they are entitled, holders of shares of Annaly Series E preferred stock will have no right or claim to any of Annaly's remaining assets. Annaly's consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of its property or business, will not be deemed to constitute a liquidation, dissolution or winding up of its affairs.

        In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of Annaly's capital stock or otherwise, is permitted under Maryland law, amounts that would be needed, if Annaly were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Annaly Series E preferred stock will not be added to Annaly's total liabilities.

  Optional Redemption

        Except with respect to the special optional redemption described below and in certain limited circumstances relating to Annaly's ability to continue to qualify as a REIT as described in "—Restrictions on Ownership and Transfer," Annaly may not redeem shares of Annaly Series E preferred stock prior to August 27, 2017. On and after August 27, 2017, Annaly may, at its option, upon not fewer than 30 and not more than 60 days' written notice, redeem the Annaly Series E preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date fixed for redemption, without interest, to the extent Annaly has funds legally available for that purpose.

        If fewer than all of the outstanding shares of the Annaly Series E preferred stock are to be redeemed, Annaly will select the shares of Annaly Series E preferred stock to be redeemed pro rata (as nearly as may be practicable without creating fractional shares) by lot, or by any other equitable method that Annaly may determine will not violate the 9.8% Annaly Series E preferred stock ownership limit. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Annaly Series E preferred stock, other than a holder of Annaly Series E preferred stock that has received an exemption from the ownership limit, would have beneficial or constructive ownership of more than 9.8% of the issued and outstanding shares of Annaly Series E preferred stock by value or number of shares, whichever is more restrictive, because such holder's shares of Annaly Series E preferred stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in Annaly's charter, Annaly will redeem the requisite number of shares of Annaly Series E preferred stock of such holder such that no holder will own in excess of the applicable ownership limit subsequent to such redemption. See "—Restrictions on Ownership and Transfer" below. In order for their shares of Annaly Series E preferred stock to be redeemed, holders must surrender their shares at the place, or in accordance with the book-entry procedures, designated in the notice of redemption. Holders will then be entitled to the redemption price and any accrued and unpaid dividends payable upon redemption following surrender of the shares as detailed below. If a notice of redemption has been given (in the case of a redemption of the Annaly Series E preferred stock, other than to preserve Annaly's qualification as a REIT), if the funds necessary for the redemption have been set apart by Annaly in trust for the benefit of the holders of any shares of Annaly Series E preferred stock called for redemption and if irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends will cease to accrue on such shares of Annaly Series E preferred stock and such shares of Annaly Series E preferred stock will no longer be deemed outstanding. At such time, all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon redemption, without interest. So long as no dividends are in arrears and subject to the provisions of applicable law, Annaly may from time to time repurchase all or any part of the Annaly Series E preferred stock, including the repurchase of shares of Annaly Series E preferred stock in open-market transactions and individual purchases at such prices as Annaly negotiates, in each case as duly authorized by its board of directors.

        Unless full cumulative dividends on all shares of Annaly Series E preferred stock have been or contemporaneously are authorized, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods that have ended, no shares of Annaly Series E preferred stock will be redeemed, unless all outstanding shares of Annaly Series E preferred stock are simultaneously redeemed and Annaly will not purchase or otherwise acquire directly or indirectly any shares of Annaly Series E preferred stock or any class or series of its capital stock ranking, as to dividends or upon liquidation, dissolution or winding up of Annaly, on parity with or junior to the Annaly Series E preferred stock (except by conversion into or exchange for its capital stock ranking junior to the Annaly Series E preferred stock as to dividends and upon liquidation, dissolution or winding up of Annaly); provided, however, that whether or not the requirements set forth above have been met, Annaly may (a) purchase shares of Annaly Series E preferred stock, preferred stock ranking on parity with the Annaly Series E preferred stock, as to payment of dividends and upon liquidation, dissolution or winding up of Annaly, or capital stock or equity securities ranking junior to the Annaly Series E preferred stock, as to payment of dividends and upon liquidation, dissolution or winding up of Annaly, pursuant to Annaly's charter to the extent necessary to ensure that Annaly meets the requirements for qualification as a REIT for federal income tax purposes, (b) redeem or acquire shares under incentive, benefit or share purchase plans for officers, directors or employees or others performing or providing similar services, and (c) may purchase or acquire shares of Annaly Series E preferred stock or preferred stock ranking on parity with the Annaly Series E preferred stock as to payment of dividends and upon liquidation, dissolution or winding up of Annaly, pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Annaly Series E preferred stock. See "—Restrictions on Ownership and Transfer" below.

        Notice of redemption will be mailed by Annaly, postage prepaid, not less than 30 days nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Annaly Series E preferred stock to be redeemed at their respective addresses as they appear on our stock transfer records as maintained by the transfer agent of Annaly named in "—Transfer Agent and Registrar" below. No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of Annaly Series E preferred stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Annaly Series E preferred stock may be listed or admitted to trading, each notice will state:

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  the redemption date;

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  the redemption price;

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  the number of shares of Annaly Series E preferred stock to be redeemed;

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  the place or places where the certificates, if any, representing shares of Annaly Series E preferred stock are to be surrendered for payment of the redemption price;

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  procedures for surrendering noncertificated shares of Annaly Series E preferred stock for payment of the redemption price;

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  that dividends on the shares of Annaly Series E preferred stock to be redeemed will cease to accumulate on such redemption date; and

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  that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Annaly Series E preferred stock.

        If fewer than all of the shares of Annaly Series E preferred stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of Annaly Series E preferred stock held by such holder to be redeemed.

        Any such redemption may be made conditional on such factors as may be determined by Annaly's board of directors and as set forth in the notice of redemption. If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of shares of the Annaly Series E preferred stock at the close of business of such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares on or prior to such dividend payment date, and each holder of shares of Annaly Series E preferred stock that surrenders such shares on such redemption date will be entitled to the dividends accruing after the end of the applicable dividend period to which such dividend payment date related, to, but not including, the date of redemption. Except as described above, Annaly will make no payment or allowance for unpaid dividends, whether or not in arrears, on Annaly Series E preferred stock for which a notice of redemption has been given.

        All shares of Annaly Series E preferred stock that we redeem or repurchase or otherwise acquire in any other manner, will be retired and restored to the status of authorized but unissued shares of preferred stock, without designation as to series or class.

        Future debt instruments may prohibit Annaly from redeeming or otherwise repurchasing any shares of its capital stock, including the Annaly Series E preferred stock.

  Special Optional Redemption

        Upon the occurrence of a Change of Control (as defined below), Annaly may, at its option, redeem the Annaly Series E preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined in "—Conversion Rights" below), Annaly has provided or provides notice of redemption with respect to the Annaly Series E preferred stock (whether pursuant to Annaly's optional redemption right or its special optional redemption right), the holders of Annaly Series E preferred stock will not have the conversion right described below under "—Conversion Rights."

        Annaly will mail to you, if you are a record holder of the Annaly Series E preferred stock, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. Annaly will send the notice to your address shown on its stock transfer records. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Annaly Series E preferred stock except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which the shares of Annaly Series E preferred stock may be listed or admitted to trading, each notice will state the following:

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  the redemption date;

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  the redemption price;

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  the number of shares of Annaly Series E preferred stock to be redeemed;

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  the place or places where the certificates, if any, representing shares of Annaly Series E preferred stock are to be surrendered for payment of the redemption price;

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  procedures for surrendering noncertificated shares of Annaly Series E preferred stock for payment of the redemption price;

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  that dividends on the shares of Annaly Series E preferred stock to be redeemed will cease to accumulate on such redemption date;

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  that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Annaly Series E preferred stock;

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  that the Annaly Series E preferred stock is being redeemed pursuant to Annaly's special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and

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  that the holders of the Annaly Series E preferred stock to which the notice relates will not be able to tender such Annaly Series E preferred stock for conversion in connection with the Change of Control and each share of Annaly Series E preferred stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

        If Annaly redeems fewer than all of the outstanding shares of Annaly Series E preferred stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Annaly Series E preferred stock that Annaly will redeem from each stockholder. In this case, Annaly will determine the number of shares of Annaly Series E preferred stock to be redeemed as described above in "—Optional Redemption."

        If Annaly has given a notice of redemption pursuant to the special optional redemption right and has set apart sufficient funds for the redemption in trust for the benefit of the holders of the Annaly Series E preferred stock called for redemption, then from and after the redemption date, those shares of Annaly Series E preferred stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Annaly Series E preferred stock will terminate. The holders of those shares of Annaly Series E preferred stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to, but not including, the date of redemption, without interest.

        The holders of Annaly Series E preferred stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Annaly Series E preferred stock on the corresponding payment date notwithstanding the redemption of the Annaly Series E preferred stock pursuant to the special optional redemption right between such record date and the corresponding payment date or Annaly's default in the payment of the dividend due. Except as provided above, Annaly will make no payment or allowance for unpaid dividends, whether or not in arrears, on Annaly Series E preferred stock to be redeemed.

        A "Change of Control" is when, after the original issuance of the Annaly Series E preferred stock, the following have occurred and are continuing:

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  the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of Annaly entitling that person to exercise more than 50% of the total voting power of all stock of Annaly entitled to vote generally in the election of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

  •
  following the closing of any transaction referred to in the bullet point above, neither Annaly nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

  Conversion Rights

        Upon the occurrence of a Change of Control, each holder of Annaly Series E preferred stock will have the right, unless, prior to the Change of Control Conversion Date, Annaly has provided or provides notice of its election to redeem some or all of the Annaly Series E preferred stock as described above under "—Optional Redemption" or "—Special Optional Redemption," to convert some or all of the Annaly Series E preferred stock held by such holder (the "Change of Control Conversion Right") on the Change of Control Conversion Date into a number of shares of Annaly common stock per share of Annaly Series E preferred stock to be converted (the "Common Stock Conversion Consideration"), which is equal to the lesser of:

  •
  the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of the Annaly Series E common stock to be converted plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for an Annaly Series E preferred stock dividend payment and prior to the corresponding Annaly Series E preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price (as defined below); and

  •
  a number to be determined as of the effective time of the merger (the "Share Cap"), equal to (A) 1.7519 multiplied by (B) a fraction in which (i) the numerator is equal to the sum of (x) the cash portion of the mixed consideration and (y) the product of (1) the stock portion of the mixed consideration and (2) the 10-day volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on and including the trading day prior to the acceptance time, and (ii) the denominator is the 10-day volume weighted average closing sale price per share of Annaly common stock as reported on the NYSE for the 10 consecutive trading days ending on and including the trading day prior to the acceptance time.

        The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a distribution of Annaly common stock), subdivisions or combinations (in each case, a "Stock Split") with respect to Annaly common stock as follows: the adjusted Share Cap as the result of a Stock Split will be the number of shares of Annaly common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Stock Split by (ii) a fraction, the numerator of which is the number of shares of Annaly common stock outstanding after giving effect to such Stock Split and the denominator of which is the number of shares of Annaly common stock outstanding immediately prior to such Stock Split.

        For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Annaly common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Share Cap times the aggregate number of shares of the Annaly Series E preferred stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the "Exchange Cap"). The Exchange Cap is subject to pro rata adjustments for any Stock Splits on the same basis as the corresponding adjustment to the Share Cap.

        In the case of a Change of Control pursuant to which Annaly common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the "Alternative Form Consideration"), a holder of Annaly Series E preferred stock will receive upon conversion of such Annaly Series E preferred stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Annaly common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the "Alternative Conversion Consideration"). The Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to in this prospectus supplement as the "Conversion Consideration."

        If the holders of Annaly common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of Annaly common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of Annaly common stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Annaly common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

        Annaly will not issue fractional shares of common stock upon the conversion of the Annaly Series E preferred stock. Instead, Annaly will pay the cash value of such fractional shares based on the Annaly common stock price. Within 15 days following the occurrence of a Change of Control, Annaly will mail to the record holders of Annaly Series E preferred stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. Annaly will send the notice to the address shown on its stock transfer records, and the notice will state the following:

  •
  the events constituting the Change of Control;

  •
  the date of the Change of Control;

  •
  the last date on which the holders of Annaly Series E preferred stock may exercise their Change of Control Conversion Right;

  •
  the method and period for calculating the Common Stock Price;

  •
  the Change of Control Conversion Date;

  •
  that if, prior to the Change of Control Conversion Date, Annaly has provided or provides notice of its election to redeem all or any portion of the Annaly Series E preferred stock, holders of Annaly Series E preferred stock will not be able to convert the Annaly Series E preferred stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

  •
  if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Annaly Series E preferred stock;

  •
  the name and address of the paying agent and the conversion agent;

  •
  the procedures that the holders of Annaly Series E preferred stock must follow to exercise the Change of Control Conversion Right; and

  •
  the last date on which holders of Annaly Series E preferred stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

        Annaly will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on its website, in any event prior to the opening of business on the first business day following any date on which Annaly provides the notice described above to the holders of Annaly Series E preferred stock.

        To exercise the Change of Control Conversion Right, the holders of Annaly Series E preferred stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Annaly Series E preferred stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to Annaly's transfer agent. The conversion notice must state:

  •
  the relevant Change of Control Conversion Date;

  •
  the number of shares of Annaly Series E preferred stock to be converted; and

  •
  that the Annaly Series E preferred stock is to be converted pursuant to the applicable provisions of the Annaly charter.

        The "Change of Control Conversion Date" is the date the Annaly Series E preferred stock is to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which Annaly mails the notice described above to the holders of Annaly Series E preferred stock.

        The "Common Stock Price" will be (i) if the consideration to be received in the Change of Control by the holders of Annaly common stock is solely cash, the amount of cash consideration per share of Annaly common stock or (ii) if the consideration to be received in the Change of Control by holders of Annaly common stock is other than solely cash (x) the average of the closing sale prices per share of Annaly common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which Annaly common stock is then traded, or (y) the average of the last quoted bid prices for Annaly common stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if Annaly common stock is not then listed for trading on a U.S. securities exchange.

        Holders of Annaly Series E preferred stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to Annaly's transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

  •
  the number of withdrawn shares of Annaly Series E preferred stock; and

  •
  if certificated Annaly Series E preferred stock has been issued, the certificate numbers of the withdrawn shares of Annaly Series E preferred stock; and

  •
  the number of shares of Annaly Series E preferred stock, if any, which remain subject to the conversion notice.

        Notwithstanding the foregoing, if the Annaly Series E preferred stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company.

        Annaly Series E preferred stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been validly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, Annaly has provided or provides notice of its election to redeem such shares of Annaly Series E preferred stock, whether pursuant to its optional redemption right or its special optional redemption right. If Annaly elects to redeem shares of Annaly Series E preferred stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Annaly Series E preferred stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date of redemption, in accordance with our optional redemption right or special optional redemption right. See "—Optional Redemption" and "—Special Optional Redemption" above.

        Annaly will deliver the applicable Conversion Consideration upon conversion no later than the third business day following the Change of Control Conversion Date.

        In connection with the exercise of any Change of Control Conversion Right, Annaly will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of the Annaly Series E preferred stock into shares of its common stock. Notwithstanding any other provision of the Annaly Series E preferred stock, no holder of Annaly Series E preferred stock will be entitled to convert such Annaly Series E preferred stock into shares of its common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the stock ownership limits contained in Annaly's charter, including the articles supplementary setting forth the terms of the Annaly Series E preferred stock, unless Annaly provides an exemption from the applicable limits for such holder. See "—Restrictions on Ownership and Transfer" below.

        The Change of Control conversion feature may make it more difficult for a party to take over Annaly or discourage a party from taking over Annaly. Except as provided above in connection with a Change of Control, the Annaly Series E preferred stock is not convertible into or exchangeable for any other securities or property.

  No Maturity, Sinking Fund or Mandatory Redemption

        The Annaly Series E preferred stock has no maturity date and Annaly is not required to redeem the Annaly Series E preferred stock at any time. Accordingly, the Annaly Series E preferred stock will remain outstanding indefinitely, unless Annaly decides, at its option, to exercise its redemption right or, under circumstances where the holders of the Annaly Series E preferred stock have a conversion right, such holders convert the Annaly Series E preferred stock into Annaly common stock. The Annaly Series E preferred stock is not subject to any sinking fund.

  Limited Voting Rights

        Holders of shares of the Annaly Series E preferred stock will generally have no voting rights, except as set forth below.

        If dividends on the Annaly Series E preferred stock are in arrears for six or more quarterly periods, whether or not consecutive (a "preferred dividend default"), holders of shares of the Annaly Series E preferred stock (voting together as a single class with the holders of all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors to serve on Annaly's board of directors (the "preferred stock directors"), until all dividends accumulated for past dividend periods that have ended with respect to the Annaly Series E preferred stock and any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable have been fully paid or declared and a sum sufficient for payment thereof is set apart for such payment. In such a case, the number of directors serving on Annaly's board of directors will be increased by two. The preferred stock directors will be elected by a plurality of the votes cast in the election for a one-year term and each preferred stock director will serve until his successor is duly elected and qualified or until the director's right to hold the office terminates, whichever occurs earlier, subject to such director's earlier death, disqualification, resignation or removal. The election will take place at:

  •
  either a special meeting called upon the written request of holders of record of at least 10% of the outstanding shares of Annaly Series E preferred stock together with any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable, if this request is received more than 90 days before the date fixed for Annaly's next annual or special meeting of stockholders or, if Annaly receives the request for a special meeting within 90 days of the date fixed for its next annual or special meeting of stockholders, at its next annual or special meeting of stockholders; and

  •
  each subsequent annual meeting of stockholders (or special meeting held in its place) until all dividends in arrears accumulated on the Annaly Series E preferred stock and on any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable have been paid in full for all past dividend periods that have ended.

        If and when all accumulated dividends on the Annaly Series E preferred stock and all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable for the past dividend periods shall have been paid in full or a sum sufficient for such payment in full is set apart for payment, holders of shares of Annaly Series E preferred stock and holders of all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable shall be divested of the voting rights set forth above (subject to re-vesting in the event of each and every preferred dividend default) and the term and office of such preferred stock directors so elected will terminate and the entire board of directors will be reduced accordingly.

        Any preferred stock director elected by holders of shares of Annaly Series E preferred stock and other holders of preferred stock upon which like voting rights have been conferred and are exercisable may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Annaly Series E preferred stock and other parity preferred stock entitled to vote thereon when they have the voting rights described above (voting as a single class). So long as a preferred dividend default continues, any vacancy in the office of a preferred stock director may be filled by written consent of the preferred stock director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Annaly Series E preferred stock when they have the voting rights described above (voting as a single class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable).

        In addition, so long as any shares of Annaly Series E preferred stock remain outstanding, Annaly will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Annaly Series E preferred stock together with the holders of all other shares of any class or series of preferred stock ranking on parity with the Annaly Series E preferred stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (voting as a single class):

  •
  authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of stock ranking senior to such Annaly Series E preferred stock with respect to payment of dividends, or the distribution of assets upon Annaly's liquidation, dissolution or winding up, or reclassify any of Annaly's authorized shares of capital stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

  •
  amend, alter or repeal the provisions of Annaly's charter, including the terms of the Annaly Series E preferred stock, whether by merger, consolidation, transfer or conveyance of substantially all of Annaly's assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Annaly Series E preferred stock, except that with respect to the occurrence of any of the events described in the second bullet point immediately above, so long as (1) the Annaly Series E preferred stock remains outstanding with the terms of the Annaly Series E preferred stock materially unchanged, or (2) the holders of the Annaly Series E preferred stock receive equity securities with rights, preferences, privileges or voting powers substantially the same as those of the Annaly Series E preferred stock, then the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the Annaly Series E preferred stock, and in such case such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. Furthermore, if, pursuant to the occurrence of any of the events described in the second bullet point immediately above, holders of shares of the Annaly Series E preferred stock receive the greater of the full trading price of the Annaly Series E preferred stock on the date of such event described in the second bullet point immediately above or the $25.00 per share liquidation preference plus accrued and unpaid dividends to, but not including, the date of such event described in the second bullet point immediately above, then such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above.

        Notwithstanding the above, if the occurrence of any such event would materially and adversely affect the rights, preferences, privileges or voting powers of the Annaly Series E preferred stock disproportionately relative to other classes or series of preferred stock ranking on parity with the Annaly Series E preferred stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, then the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Annaly Series E preferred stock (voting as a separate class) will also be required.

        Holders of shares of Annaly Series E preferred stock will not be entitled to vote with respect to any increase in the total number of authorized shares of Annaly common stock or preferred stock, any increase in the number of authorized shares of Annaly Series E preferred stock or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of any other class or series of capital stock, in each case ranking on parity with or junior to the Annaly Series E preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

        Holders of shares of Annaly Series E preferred stock will not have any voting rights with respect to, and the consent of the holders of shares of Annaly Series E preferred stock is not required for, the taking of any corporate action, including any merger or consolidation involving Annaly or a sale of all or substantially all of its assets, regardless of the effect that such corporate action or event may have upon the powers, preferences, voting power or other rights or privileges of the Annaly Series E preferred stock, except as set forth above.

        In addition, the voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, Annaly has redeemed or called for redemption upon proper procedures all outstanding shares of Annaly Series E preferred stock.

        In any matter in which Annaly Series E preferred stock may vote (as expressly provided in the articles supplementary setting forth the terms of the Annaly Series E preferred stock), each share of Annaly Series E preferred stock will be entitled to one vote per $25.00 of liquidation preference. As a result, each share of Annaly Series E preferred stock will be entitled to one vote.

  Information Rights

        During any period in which Annaly is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Annaly Series E preferred stock are outstanding, Annaly will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Annaly Series E preferred stock, as their names and addresses appear in Annaly's record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that Annaly would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Annaly Series E preferred stock. Annaly will use its best efforts to mail (or otherwise provide) the information to the holders of Annaly Series E preferred stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC if Annaly were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which Annaly would be required to file such periodic reports if we were a "non-accelerated filer" within the meaning of the Exchange Act.

  Restrictions on Ownership and Transfer

        In order for Annaly to qualify as a REIT under the Code, its shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of any taxable year.

        To assist Annaly in qualifying as a REIT, its charter prohibits anyone from acquiring or holding, directly or constructively, ownership of a number of shares of any class of its capital stock in excess of 9.8% of the outstanding shares. The Annaly Series E preferred stock articles supplementary will provide that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Code, either more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding Annaly Series E preferred stock.

        The consequences of attempting to own or transfer shares of Annaly common stock or capital stock in violation of the ownership restrictions are described below under "—Restrictions on Ownership and Transfer." Those consequences also apply to any person who attempts to own, or would be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding Annaly Series E preferred stock. The beneficial ownership and/or constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. See "—Restrictions on Ownership and Transfer."

  Transfer Agent and Registrar

        The transfer agent and registrar for the Annaly Series E preferred stock will be Computershare.

Certain Provisions of Maryland Law and Annaly's Charter and Bylaws

  Classification of Board of Directors, Vacancies and Removal of Directors

        Annaly has a classified board of directors that is divided into three classes, with terms of three years each. The number of directors in each class and the expiration of each class term are as follows:

Class I	3 Directors	Expires 2018
Class II	3 Directors	Expires 2016
Class III	3 Directors	Expires 2017

        At each annual meeting of Annaly's stockholders, successors of the class of directors whose term expires at that meeting will be elected for a three-year term and the directors in the other two classes will continue in office. A classified board of directors may delay, defer or prevent a change in control or other transaction that might involve a premium over the then-prevailing market price for Annaly common stock or other attributes that Annaly stockholders may consider desirable. In addition, a classified board of directors could prevent stockholders who do not agree with the policies of the board of directors from replacing a majority of the board of directors for two years, except in the event of removal for cause.

        Any vacancy on the board of directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if such majority is less than a quorum. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority of the entire board of directors. Any individual so elected as a director shall serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. A director may be removed at any time only for cause upon the affirmative vote of at least a majority of the votes entitled to be cast in the election of directors. These provisions preclude stockholders from removing incumbent directors, except for cause and upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

  Indemnification

        Annaly's charter obligates Annaly to indemnify its directors and officers, including the advancement of expenses for them to the full extent permitted by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

  Limitation of Liability

        The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services; or (2) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Annaly's charter provides for elimination of the liability of its directors and officers to Annaly or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

  Exclusive Forum

        Annaly's bylaws provide that unless Annaly consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Annaly, (2) any action asserting a claim of breach of any duty owed by any director or officer or other employee of Annaly to Annaly or its stockholders, (3) any action asserting a claim against Annaly or any director or officer or other employee of Annaly arising pursuant to any provision of the MGCL or the Annaly charter or Annaly bylaws, or (4) any other action asserting a claim against Annaly or any director or officer or other employee of Annaly that is governed by the internal affairs doctrine.

  Maryland Business Combination Act

        The MGCL establishes special requirements for "business combinations" between a Maryland corporation and an "interested stockholder" unless exemptions are applicable. An interested stockholder is any person who beneficially owns, directly or indirectly, 10% or more of the voting power of Annaly's then-outstanding voting stock after the date on which Annaly had 100 or more beneficial owners of its stock; or is an affiliate or associate of Annaly and was the beneficial owner directly or indirectly of 10% or more of the voting power of Annaly's then-outstanding stock at any time within the two-year period immediately prior to the date in question and after the date on which Annaly had 100 or more beneficial owners of its stock. Among other things, the law prohibits for a period of five years a merger and other similar transactions between Annaly and an interested stockholder unless the board of directors approved the transaction prior to the party becoming an interested stockholder. The five-year period runs from the most recent date on which the interested stockholder became an interested stockholder. The law also requires a supermajority stockholder vote for such transactions after the end of the five-year period. This means that the transaction must be approved by at least:

  •
  80% of the votes entitled to be cast by holders of outstanding voting shares; and

  •
  two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder or an affiliate of the interested stockholder with whom (or with whose affiliate) the business combination is to be effected.

        These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for it shares.

        As permitted by the MGCL, Annaly has elected not to be governed by the Maryland business combination statute. Annaly made this election by opting out of this statute in its charter. If, however, Annaly amends its charter to opt back in to the statute, the business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if the acquisition of Annaly would be in its stockholders' best interests.

  Maryland Control Share Acquisition Act

        Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of the other stockholders. Two-thirds of the votes entitled to be cast in the election of directors must vote in favor of granting the "control shares" voting rights. "Control shares" are voting shares of stock that, taken together with all other shares of stock the acquirer previously acquired or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third of all voting power;

  •
  one-third or more but less than a majority of all voting power; or

  •
  a majority or more of all voting power.

        Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), he may compel the Annaly board of directors to call a special meeting of stockholders to consider the voting rights of the shares. If such a person makes no request for a meeting, Annaly has the option to present the question at any stockholders' meeting.

        If voting rights are not approved at a meeting of stockholders or the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, Annaly may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Annaly will determine the fair value of the shares, without regard to the absence of voting rights, as of the date of either:

  •
  the last control share acquisition; or

  •
  the meeting of stockholders where stockholders considered and did not approve voting rights of the control shares.

        If voting rights for control shares are approved at a stockholders' meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may obtain rights as objecting stockholders and, thereunder, exercise appraisal rights. This means that you would be able to force Annaly to redeem your stock for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of dissenters' rights would not apply in the context of a control share acquisition. The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if Annaly were a party to the transaction. The control share acquisition statute could have the effect of discouraging offers to acquire Annaly and of increasing the difficulty of consummating any such offers, even if the acquisition of Annaly would be in its stockholders' best interests.

Restrictions on Ownership and Transfer

        To assist Annaly in qualifying as a REIT, its charter prohibits anyone from acquiring or holding, directly or constructively, ownership of a number of shares of any class of its capital stock in excess of 9.8% of the outstanding shares. For this purpose, the term "ownership" generally means either direct ownership or constructive ownership in accordance with the constructive ownership provisions of Section 544 of the Code, as modified in Section 856(h) of the Code.

        The constructive ownership provisions of Section 544 of the Code generally (a) attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries; (b) attribute ownership of securities owned by family members to other members of the same family; and (c) set forth rules for attributing securities constructively owned by one person to another person. To determine whether a person holds or would hold capital stock in excess of the 9.8% ownership limit, a person will be treated as owning not only shares of capital stock actually owned, but also any shares of capital stock attributed to that person under the attribution rules described above. Accordingly, a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the 9.8% ownership limit.

        Any transfer of shares of capital stock that would cause Annaly to be disqualified as a REIT or that would (a) create a direct or constructive ownership of shares of capital stock in excess of the 9.8% ownership limit, or (b) result in the shares of capital stock being beneficially owned (within the meaning of Section 856(a) of the Code) by fewer than 100 persons (determined without reference to any rules of attribution), (c) result in us being "closely held" within the meaning of Section 856(h) of the Code or (d) otherwise failing to qualify as a REIT, will be null and void, and the intended transferee (the "purported transferee") will acquire no rights to those shares. These restrictions on transferability and ownership will not apply if the Annaly board of directors determines that it is no longer in Annaly's best interests to continue to qualify as a REIT.

        Any purported transfer of shares of capital stock that would result in a purported transferee owning (directly or constructively) shares of capital stock in excess of the 9.8% ownership limit due to the unenforceability of the transfer restrictions described above will constitute "excess securities." Excess securities will be transferred by operation of law to a trust that Annaly will establish for the exclusive benefit of a charitable organization, until such time as the trustee of the trust retransfers the excess securities. The trustee will be a banking institution designated by Annaly that is not affiliated with the purported transferee or Annaly. While the excess securities are held in trust, the purported transferee will not be entitled to vote or to share in any dividends or other distributions with respect to the securities. Subject to the 9.8% ownership limit, excess securities may be transferred by the trust to any person (if such transfer would not result in excess securities). Upon such a transfer, the purported transferee shall receive a price for such excess securities equal to the lesser of (i) the price per share such purported transferee paid in the transfer that resulted in the excess securities (or, if the purported transferee did not give value for such excess securities (such as through a gift, devise or other transaction), a price per share equal to the market price (as defined in Annaly's charter) for the excess securities on the date of the purported transfer that resulted in the excess securities), or (ii) the price per share for the excess securities received by the trust from the sale or other disposition of the excess securities to the new owner, at which point the excess securities will automatically cease to be excess securities.

        Upon a purported transfer of excess securities, the purported transferee will cease to be entitled to distributions, voting rights and other benefits with respect to the shares of capital stock except the right to payment of the purchase price for the shares of capital stock on the retransfer of securities as provided above. Any dividend or distribution paid to a purported transferee on excess securities prior to Annaly's discovery that shares of capital stock have been transferred in violation of its charter, shall be paid to the trust. If these transfer restrictions are determined to be void, invalid or unenforceable by a court of competent jurisdiction, then the purported transferee of any excess securities may be deemed, at Annaly's option, to have acted as an agent on Annaly's behalf in acquiring the excess securities and to hold the excess securities on its behalf. All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

        Any person who acquires shares in violation of Annaly's charter, or any person who is a purported transferee, such that excess securities results, must immediately give written notice or, in the event of a proposed or attempted transfer that would be void as set forth above, give at least 15 days prior written notice to Annaly of such event and shall provide Annaly such other information as Annaly may request in order to determine the effect, if any, of the transfer on Annaly's qualification as a REIT. In addition, every record owner of 5.0% or more (during any period in which the number of record stockholders is 2,000 or more) or 1.0% or more (during any period in which the number of record stockholders is greater than 200 but less than 2,000) or 0.5% or more (during any period in which the number of record stockholders is 200 or less) of the number or value of Annaly's outstanding shares must send Annaly an annual written notice by January 30 stating the name and address of the record owner and the number of shares held and describing how the shares are held. Further, each stockholder is required to disclose to Annaly in writing information with respect to the direct and constructive ownership of shares as the Annaly board of directors deems reasonably necessary to comply with the REIT provisions of the Code, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

        Annaly's board of directors may increase or decrease the 9.8% ownership limit unless, after giving effect to any increased ownership limit, five or fewer persons could beneficially own, in the aggregate, more than 50% in value of the shares of our stock then outstanding. In addition, to the extent consistent with the REIT provisions of the Code, the board of directors may, upon receipt of a ruling from the Internal Revenue Service or an opinion of Annaly's tax advisor or other documents or evidence satisfactory to the board of directors and upon such other conditions as the Board of Directors may direct, waive the 9.8% ownership limit for a purchaser of Annaly stock.

        The provisions described above may inhibit market activity and may delay, defer or prevent a change in control or other transaction and the resulting opportunity for the holders of Annaly capital stock to receive a premium for their shares that might otherwise exist in the absence of such provisions. Such provisions also may make Annaly an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of Annaly's capital stock.

COMPARISON OF STOCKHOLDERS' RIGHTS

        As a result of the offer and the merger, holders of Hatteras common stock will become holders of Annaly common stock. Both Annaly and Hatteras are Maryland corporations and are governed by the MGCL. The differences between the rights of the stockholders of Annaly and the current rights of the stockholders of Hatteras arise primarily from differences in their respective constituent documents.

        The following is a summary of the material differences between the current rights of holders of Hatteras common stock and the current rights of holders of Annaly common stock under Maryland law and their respective constituent documents. It is not a complete statement of the provisions affecting, and the differences between, the rights of Annaly and Hatteras common stockholders. This summary is qualified in its entirety by reference to Maryland law and Annaly's and Hatteras' respective constituent documents. To find out where copies of these documents can be obtained, see "Where to Obtain More Information."

	Hatteras	Annaly
Authorized Capital Stock	The authorized capital stock of Hatteras currently consists of 225,000,000 shares of capital stock, par value $0.001 per share. Of these shares of capital stock, 200,000,000 shares are classified as shares of common stock and 25,000,000 shares are classified as shares of preferred stock, of which 11,500,000 shares are designated as the Hatteras Series A preferred stock.	The authorized capital stock of Annaly currently consists of 2,000,000,000 shares of capital stock, par value $0.01 per share. Of these shares of capital stock 1,956,937,500 shares are classified as shares of common stock, 7,412,500 shares are classified as shares of 7.875% Series A Cumulative Redeemable Preferred Stock, 4,600,000 shares are classified as shares of 6.00% Series B Cumulative Convertible Preferred Stock, 12,650,000 shares are classified as shares of 7.625% Series C Cumulative Redeemable Preferred Stock and 18,400,000 shares are classified as shares of 7.50% Series D Cumulative Redeemable Preferred Stock.
Number of Directors and Size of Board

The Hatteras charter provides that the size of the board may be increased or decreased pursuant to the bylaws. Hatteras' bylaws authorize the board to set the number of directors, provided that, unless the bylaws are amended the number may not be less than the minimum required by the MGCL, which is one, or more than 15.

The Annaly charter provides that the size of the board may be increased or decreased pursuant to the bylaws. Annaly's bylaws authorize the board of directors to set the number of directors, provided that, unless the bylaws are amended the number may not be less than the minimum required by the MGCL, which is one, or more than 15.

	Hatteras' board of directors currently consists of eight directors.	Annaly's board of directors currently consists of nine directors.

	Hatteras	Annaly
Term of Directors

Hatteras' directors are elected to one-year terms expiring at the next annual stockholders' meeting following election and until their successors are duly elected and qualify. Hatteras' charter does not provide for classified terms.

Annaly's directors serve for three-year terms and until their successors are duly elected and qualify. The directors are divided into three classes, and the terms of one class of directors expire each year.

Election of Directors	Hatteras' bylaws do not provide for cumulative voting in the election of directors and provide that directors may be elected by a plurality of the votes cast.

Annaly's bylaws do not provide for cumulative voting in the election of directors and provide that a nominee for director may only be elected upon receipt of a majority of the total votes cast for and against such nominee, except in a contested election, in which case a nominee for director may be elected by a plurality of the votes cast.

Removal of Directors

Hatteras' charter provides that directors may only be removed for cause, and then only by the affirmative vote of the holders of a majority of the votes entitled to be cast generally in the election of directors.

Because Annaly has a classified board of directors, pursuant to the MGCL, Annaly directors may only be removed for cause, and then only by the affirmative vote of the holders of a majority of the votes entitled to be cast generally in the election of directors.

Vacancies

The Hatteras charter and bylaws provide that any vacancy on the board of directors may be filled only by the majority of the remaining directors, even if less than a quorum. Any individual so elected as a director will serve for the remainder of the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.

The Annaly bylaws provide that any vacancy on the board of directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if such majority is less than a quorum. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority of the entire board of directors. Any individual so elected as a director will serve until the next annual meeting of Annaly stockholders and until his or her successor is duly elected and qualifies.

	Hatteras	Annaly
Special Stockholders' Meetings

The Hatteras bylaws provide that special meetings of Hatteras stockholders may be called by the chairman of the board of directors, president, the chief executive officer, the board of directors, or upon the request of stockholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting.

The Annaly bylaws provide that special meetings of Annaly stockholders may be called by the chairman of the board of directors, the chief executive officer, the board of directors, or upon the request of stockholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting.

Advance Notice Requirements of Stockholder Nominations and Proposals

The Hatteras bylaws provide that nominations of individuals for election to the board and for the proposal of other business to be properly brought before an annual meeting, the stockholder must (1) be a stockholder of record at the time of giving of notice by the stockholder and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws, and (2) deliver notice to the secretary of Hatteras not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year's meeting. In the event that the date of the annual meeting is advanced or delayed more than 30 days from the first anniversary of the preceding year's annual meeting, notice must be delivered not earlier than the 150th day prior the date of the annual meeting and not later than the later of the 120th day prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The Annaly bylaws provide that nominations of individuals for election to the board and for the proposal of other business to be properly brought before an annual meeting, the stockholder must (1) be a stockholder of record at the record date for the meeting, at the time of giving of notice by the stockholder and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws, and (2) deliver notice to the secretary of Annaly not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting. In the event that the date of the annual meeting is advanced or delayed more than 30 days from the first anniversary of the preceding year's annual meeting, notice must be delivered not earlier than the 150th day prior the date of the annual meeting and not later than the later of the 120th day prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

	Hatteras	Annaly

The Hatteras bylaws provide that only the business specified in the notice of the meeting may be brought before a special meeting of stockholders. Stockholder nominations of individuals for election to the board of directors may be made at a special meeting, provided the board of directors has determined that directors will be elected at such special meeting, by a stockholder who (1) is a stockholder of record at the time of giving of notice by the stockholder and at the time of the meeting, is entitled to vote at the meeting and has complied with the advance notice procedures of the bylaws, and (2) delivers notice to the secretary of Hatteras not earlier than the 120th day prior to such special meeting and not later than the later than the 90th day prior to the special meeting and the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

The Annaly bylaws provide that only the business specified in the notice of the meeting may be brought before a special meeting of stockholders. Stockholder nominations of individuals for election to the board of directors may be made at a special meeting by a stockholder who has requested that a special meeting for the purpose of electing directors in accordance with Annaly's bylaws, or provided a special meeting has been called for purposes of electing directors, by a stockholder who (1) is a stockholder of record at the record date for the meeting, at the time of giving notice by the stockholder and at the time of the meeting (and any postponement or adjournment thereof), is entitled to vote at the meeting and has complied with the advance notice procedures of the bylaws, and (2) delivers notice to the secretary of Annaly not earlier than the 120th day prior to such special meeting and not later than the later of the 90th day prior to the special meeting and the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

Stockholder Action by Written Consent	Under the MGCL, Hatteras stockholders may only act by written consent if such written consent is unanimous.	Under the MGCL, Annaly stockholders may only act by written consent if such written consent is unanimous.
Amendment of Governing Documents

The Hatteras charter generally provides that an amendment to the Hatteras charter must be declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter.

The Annaly charter generally provides that an amendment to the Annaly charter must be approved by Annaly stockholders by the affirmative vote of the holders of a majority of the total number shares of all classes outstanding and entitled to vote thereon.

	Hatteras	Annaly
The Hatteras bylaws provide that the board of directors has the exclusive power to adopt, alter or repeal any provision of the Hatteras bylaws or make new bylaws.

The Annaly bylaws provide that the Annaly bylaws may be amended, altered, repealed or replaced and new bylaws may be adopted, either by the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast at any duly organized annual or special meeting, or by a majority of the board of directors, including a majority of Annaly's independent directors in office at any regular or special meeting of the board of directors.

Approval of Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot merge, convert, sell all or substantially all of its assets or engage in a statutory share exchange, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. The Hatteras charter does not provide for approval of these matters by such lesser percentage.

Under the MGCL, a Maryland corporation generally cannot merge, convert, sell all or substantially all of its assets or engage in a statutory share exchange, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. The Annaly charter provides for the approval of these matters a majority of all the votes entitled to be cast on these matters.

Maryland Business Combination Act	As permitted by the MGCL, Hatteras has elected by resolution of the board of directors not to be governed by the Maryland Business Combination Act.	As permitted by the MGCL, Annaly has elected in its charter not to be governed by the Maryland Business Combination Act.

	Hatteras	Annaly
Maryland Control Share Acquisition Act	As permitted by the MGCL, Hatteras' bylaws contain an election not to be governed by the Maryland Control Share Acquisition Act.

The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of the other stockholders. Two-thirds of the votes entitled to be cast on the matter must vote in favor of granting the "control shares" voting rights. "Control shares" are shares of stock that, taken together with all other voting shares of stock the acquirer previously acquired or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

• one-tenth or more but less than one-third of all voting power;
• one-third or more but less than a majority of all voting power; or
• a majority or more of all voting power.

Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), such person may compel the corporation's board of directors to call a special meeting of stockholders to consider the voting rights of the shares. If such a person makes no request for a meeting, the corporation has the option to present the question at any stockholders' meeting.

Hatteras	Annaly

If voting rights are not approved at a meeting of stockholders or the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. The corporation will determine the fair value of the shares, without regard to the absence of voting rights, as of the date of either:

• the last control share acquisition; or
• the meeting of stockholders where stockholders considered and did not approve voting rights of the control shares.

If voting rights for control shares are approved at a stockholders' meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may obtain rights as objecting stockholders and, thereunder, exercise appraisal rights. This means that stockholder would be able to force Annaly to redeem its stock for fair value. Under the MGCL, the fair value may not be less than the highest price per share paid in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of dissenters' rights would not apply in the context of a control share acquisition. The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if the corporation were a party to the transaction.

Annaly has not opted out of the Maryland Control Share Acquisition Statute.

	Hatteras	Annaly
Limitation of Liability and Indemnification of Directors and Officers

The Hatteras charter provides for elimination of the liability of its directors and officers to Hatteras or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time. The MGCL permits a Maryland corporation to limit the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services or (2) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated at the proceeding.

The Annaly charter provides for elimination of the liability of its directors and officers to Annaly or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time. The MGCL permits a Maryland corporation to limit the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services or (2) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated at the proceeding.

The Hatteras bylaws obligate Hatteras to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who is a present or former director or officer of Hatteras, or to any individual who, while a director or officer of Hatteras, serves or has served as a director, officer, partner or trustee of certain other entities at the request of Hatteras and who is in each case made, or threated to be made, a party to the proceeding by reason of his or her service in such capacity. The MGCL permits indemnification of such persons against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with such a

The Annaly charter obligates Annaly to indemnify its directors and officers, including the advancement of, expenses to the full extent permitted by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually

	Hatteras	Annaly

proceeding, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of such person's good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by such person or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of such person's good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by such person or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Exclusive Forum Provision

Hatteras' bylaws provide that unless Hatteras consents in writing to the selection of an alternative forum, and to the fullest extent permitted by law, the Circuit Court for Baltimore City, Maryland will be the sole and exclusive forum for (1) any derivative action or proceeding brought in the right or on behalf of Hatteras, (2) any action asserting a claim of breach of (a) any duty owed by any director, officer, other employee or agent of Hatteras to Hatteras or its stockholders or (b) a standard of conduct applicable to directors,

Annaly's bylaws provide that unless Annaly consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Annaly, (2) any action asserting a claim of breach of any duty owed by an director or officer or other employee of Annaly to Annaly or

Hatteras	Annaly

(3) any action asserting a claim against Hatteras or any director, officer, other employee or agent of Hatteras arising pursuant to any provision of the MGCL or Hatteras' charter or bylaws, or (4) any action asserting a claim against Hatteras or any director, officer, other employee or agent of Hatteras that is governed by the internal affairs doctrine. The Hatteras bylaws further provide that in the event that any action or proceeding described in the preceding sentence is pending in the Circuit Court for Baltimore City, Maryland, any stockholder that is party to such action or proceeding will cooperate in seeking to have the action or proceeding assigned to the Business & Technology Case Management Program. Only in the event the Circuit Court for Baltimore City, Maryland should decline to exercise jurisdiction over a claim subject to the exclusive forum provision of the Hatteras bylaws, then such claim, but only such claim and no claim over which the Circuit Court for Baltimore City, Maryland has not declined to exercise jurisdiction, may be brought in another court of competent jurisdiction.

its stockholders, (3) any action asserting a claim against Annaly or any director or officer or other employee of Annaly arising pursuant to any provision of the MGCL or the Annaly charter or Annaly bylaws, or (4) any other action asserting a claim against Annaly or any director or officer or other employee of Annaly that is governed by the internal affairs doctrine.

LEGAL MATTERS

        Certain matters relating to the issuance of shares of Annaly common stock and Annaly preferred stock will be passed upon for Annaly by Venable LLP.

EXPERTS

        Ernst & Young LLP, an independent registered public accounting firm, has audited Annaly's consolidated financial statements included in Annaly's Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Annaly's internal control over financial reporting as of December 31, 2015 as set forth in their reports, which are incorporated by reference in this document. Annaly's financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, an independent registered public accounting firm, has audited Hatteras' consolidated financial statements included in Hatteras' Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Hatteras' internal control over financial reporting as of December 31, 2015 as set forth in their reports, which are incorporated by reference in this document. Hatteras' financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

 WHERE TO OBTAIN MORE INFORMATION

        Annaly and Hatteras file annual, quarterly and current reports, proxy statements and other information with the SEC. Hatteras stockholders may read and copy any reports, statements or other information that Annaly or Hatteras file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Annaly's and Hatteras' public filings also are available to the public from commercial document retrieval services and may be obtained without charge at the SEC's website at www.sec.gov.

        Annaly has filed a registration statement on Form S-4 with the SEC to register the offer and sale of shares of Annaly common stock to be issued in the offer and the merger and shares of Annaly preferred stock to be issued in the merger. This document is a part of that registration statement. Annaly may also file amendments to such registration statement. In addition, on the date of the initial filing of the registration statement on Form S-4 of which document is a part, Annaly and the Offeror filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the offer. Annaly and the Offeror may file amendments to the Schedule TO. As allowed by SEC rules, this document does not contain all of the information in the registration statement or the Schedule TO, or the exhibits to the registration statement or the Schedule TO. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) by contacting the information agent as directed elsewhere in this document.

        The SEC allows Annaly to incorporate information into this document "by reference," which means that Annaly and the Offeror can disclose important information to Hatteras stockholders by referring to another document or information filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information amended or superseded by information contained in, or incorporated by reference into, this document. This document incorporates by reference the documents and information set forth below that Annaly and Hatteras have previously filed with the SEC. These documents contain important information about Annaly and Hatteras and their financial conditions.

Annaly Filings:

Annaly Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K	Fiscal year ended December 31, 2015, as filed with the SEC on February 26, 2016
Quarterly Reports on Form 10-Q	Fiscal quarter ended March 31, 2016, as filed with the SEC on May 5, 2016
The information specifically incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2015 from the Definitive Proxy Statement on Schedule 14A	Filed with the SEC on April 12, 2016

The description of Annaly common stock set forth or incorporated by reference in Annaly's Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description.	Filed with the SEC on October 6, 1997

Annaly Information Incorporated by Reference	Period Covered or Date of Filing
The description of Annaly Series A Preferred Stock set forth or incorporated by reference in Annaly's Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description.	Filed with the SEC on April 1, 2004

The description of Annaly Series C Preferred Stock set forth or incorporated by reference in Annaly's Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description.	Filed with the SEC on May 16, 2012

The description of Annaly Series D Preferred Stock set forth or incorporated by reference in Annaly's Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description.	Filed with the SEC on September 13, 2012
Current Reports on Form 8-K	Filed on:
• April 11, 2016
• April 12, 2016
• May 26, 2016

Hatteras Filings:

Hatteras Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K	Fiscal year ended December 31, 2015, as filed with the SEC on February 24, 2016
Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2016, as filed with the SEC on May 3, 2016
The information specifically incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2015 from the Definitive Proxy Statement on Schedule 14A	Filed with the SEC on March 25, 2016

The description of Hatteras' common stock set forth or incorporated by reference in Hatteras' Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description.	Filed with the SEC on April 23, 2008

The description of Hatteras Series A preferred stock set forth or incorporated by reference in Hatteras' Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description.	Filed with the SEC on August 23, 2012
Current Report on Form 8-K	Filed with the SEC on April 11, 2016

        Annaly also hereby incorporates by reference any additional documents that either it or Hatteras may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document until the termination of the offering. Such additional documents, however, are not automatically incorporated by reference into the Schedule TO. Annaly will file amendments to the Schedule TO, to the extent required, specifically to include information that is filed from the date of this document and incorporated by reference herein. Nothing in this document shall be deemed to incorporate information furnished but not filed with the SEC or the contents of Annaly's and Hatteras' websites.

        Hatteras stockholders may obtain any of these documents without charge upon request to the information agent, Innisfree M&A Incorporated, toll free at (888) 750-5834, or from the SEC at the SEC's website at www.sec.gov.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

ANNALY CAPITAL MANAGEMENT, INC.

RIDGEBACK MERGER SUB CORPORATION

and

HATTERAS FINANCIAL CORP.

dated as of

April 10, 2016

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 10, 2016, is by and among Annaly Capital Management, Inc., a Maryland corporation ("Parent"), Ridgeback Merger Sub Corporation, a Maryland corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Hatteras Financial Corp., a Maryland corporation (the "Company"). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement. Parent, Purchaser and the Company are each sometimes referred to herein as a "Party" and collectively as the "Parties."

RECITALS

        WHEREAS, the Company and Parent are Maryland corporations operating as real estate investment trusts for U.S. federal income tax purposes;

        WHEREAS, on the terms and subject to the conditions set forth herein, Purchaser has agreed to commence an exchange offer (the "Offer") to acquire any (subject to the Minimum Condition) and all of the outstanding shares of common stock, $0.001 par value per share, of the Company (the "Company Common Stock" or, such shares, "Company Shares") for the consideration and upon the terms and subject to the conditions set forth herein;

        WHEREAS, following the consummation of the Offer, the Parties intend that the Company will be merged with and into Purchaser, with Purchaser being the surviving corporation of such merger (the "Merger"), without the approval of the Company's stockholders in accordance with Section 3-106.1 of the Maryland General Corporation Law (the "MGCL"), on the terms and subject to the conditions set forth in this Agreement, and the Merger shall be governed by and effected pursuant to Section 3-106.1 of the MGCL;

        WHEREAS, the Parties intend that the Offer and the Merger, taken together, will qualify as a "reorganization" under Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a "plan of reorganization" for the Merger for purposes of Sections 354 and 361 of the Code;

        WHEREAS, in connection with the Merger, (a) each Company Share issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares (including Company Shares validly tendered and not validly withdrawn in accordance with the terms of the Offer)) will be automatically converted into the right to receive the Common Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the MGCL, and (b) each Company Preferred Share issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive the Preferred Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the MGCL;

        WHEREAS, the board of directors of the Company (the "Company Board of Directors"), acting upon the unanimous recommendation of the special committee of independent, disinterested directors of the Company (the "Company Special Committee") formed for the purpose of, among other things, evaluating and making a recommendation to the Company

Board of Directors with respect to this Agreement and the transactions contemplated hereby (the "Transactions"), has unanimously (i) determined that the terms of this Agreement and the Transactions, including the Offer, the Merger and the issuance of shares of Parent Common Stock in connection therewith, are fair to, and in the best interests of, the Company and its stockholders (the "Company Stockholders"), (ii) declared the Offer, the Merger and the other Transactions advisable, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein, and (iv) resolved to recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer (including such Company Special Committee recommendation, the "Company Board Recommendation");

        WHEREAS, the respective boards of directors of Parent and Purchaser have unanimously approved and declared advisable this Agreement, the Offer, the Merger, the issuance of shares of Parent Common Stock and Parent Series E Preferred Stock in connection therewith and the other Transactions upon the terms and subject to the conditions contained herein; and

        WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also prescribe various terms of and conditions to the Offer and the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE OFFER

        Section 1.1.    The Offer.

          (a)    Terms and Conditions of the Offer.    Subject to the terms and conditions of this Agreement and provided that this Agreement shall not have been terminated pursuant to Article IX and that the Company shall have complied with its obligations under this Section 1.1 and Section 1.2, as promptly as practicable after the date hereof (but in no event more than twenty (20) business days thereafter), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer. In the Offer, each Company Share accepted by Purchaser in accordance with the terms and subject to the conditions of the Offer shall be exchanged for the right to receive, at the election of the holder: (i) $15.85 in cash (the "Cash Consideration"), (ii) 1.5226 shares of Parent Common Stock (the "Stock Consideration"), or (iii) $5.55 in cash and 0.9894 shares of Parent Common Stock (the "Mixed Consideration") (each of the Cash Consideration, Stock Consideration and Mixed Consideration, as applicable, the "Offer Consideration"), in each case subject to proration as set forth in Section 1.1(c) and the other provisions of this Article I. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") that is disseminated to all of the holders of Company Shares as and to the extent required by the Exchange Act. The Offer to Purchase will contain the terms and conditions set forth in this Agreement and in Annex B. Each of Parent and Purchaser shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof. The Offer shall be subject only to:

              (i)  the condition that, prior to the expiration of the Offer, there being validly tendered (excluding Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received" by the depositary for the Offer) and not validly withdrawn in accordance with the terms of the Offer a number of Company Shares that, together with the Company Shares then owned by Parent and Purchaser (if any), represents one (1) Company Share more than two-thirds (66 2/3%) of all then-outstanding Company Shares (the "Minimum Condition"); and

             (ii)  the other conditions set forth in Annex B.

          (b)   Purchaser expressly reserves the right to waive or modify any of the conditions to the Offer and to make any change in the terms of, or conditions to, the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company, Purchaser may not (and Parent shall not permit Purchaser to) (i) waive any of the conditions set forth in clauses (A), (B), (C), (D), (E)(5)(ii), (E)(6)(i), (G)(1), (G)(2) or (G)(3) of Annex B (provided that Parent shall (and shall cause Purchaser to) waive any of the conditions set forth in clauses (E)(5)(ii), (E)(6)(i), (G)(1), (G)(2) or (G)(3) of Annex B upon the written request of the Company), or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the consideration in the Offer or the number of Company Shares sought in the Offer (unless an appropriate adjustment is made pursuant to Section 1.1(d)), (C) extends the Offer, other than in a manner required or permitted by the provisions of Section 1.1(e) , (D) imposes conditions to the Offer other than those set forth in Annex B, or (E) amends or modifies any other term of, or condition to, the Offer in any manner that is adverse to the holders of Company Shares.

          (c)    Elections; Proration; Fractional Shares.

              (i)  Subject to the other provisions of this Section 1.1(c), each holder of Company Shares validly tendered in the Offer shall be entitled to elect (1) the number of Company Shares which such holder desires to exchange for the right to receive the Mixed Consideration (a "Mixed Election," and such shares, the "Mixed Election Shares"), (2) the number of Company Shares which such holder desires to exchange for the right to receive the Cash Consideration (a "Cash Election," and such shares, the "Cash Election Shares"), and (3) the number of Company Shares which such holder desires to exchange for the right to receive the Stock Consideration (a "Stock Election," and such shares, the "Stock Election Shares"). Any Cash Election, Stock Election or Mixed Election shall be referred to herein as an "Election," and shall be made on a form for that purpose prepared by Parent that is reasonably acceptable to the Company (a "Form of Election in Offer"), included as part of the letter(s) of election and transmittal accompanying the Offer. Holders of record of Company Shares who hold such

    Company Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election in Offer on behalf of their respective beneficial holders.

             (ii)  Any Election pursuant to the Offer shall have been properly made only if the depositary for the Offer shall have actually received a properly completed Form of Election in Offer by the expiration date of the Offer. Any Form of Election in Offer may be revoked or changed by the authorized Person properly submitting such Form of Election in Offer, by written notice received by the depositary for the Offer prior to the expiration date of the Offer. In the event an Election is revoked prior to the expiration date of the Offer, the Company Shares represented by such Form of Election in Offer shall become Mixed Election Shares (to the extent such Company Shares remain tendered in the Offer and are not validly withdrawn from the Offer), except to the extent a subsequent election is properly made with respect to any or all of such Company Shares prior to expiration date of the Offer. Subject to the terms of this Agreement and of the Form of Election in Offer, the depositary for the Offer shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Form of Election in Offers, and any good-faith decisions of the depositary for the Offer regarding such matters shall be binding and conclusive. None of Parent, Purchaser, the Company or the depositary for the Offer shall be under any obligation to notify any Person of any defect in a Form of Election in Offer.

            (iii)  Notwithstanding any other provision contained in this Agreement, the Cash Elections and the Stock Elections shall be subject to proration as described in this Section 1.1(c).

              (1)   The maximum number of Company Shares validly tendered and not validly withdrawn in the Offer which shall be eligible to receive the Cash Consideration shall equal 35.0% of the aggregate number of Company Shares tendered in the Offer (and not validly withdrawn) (excluding Mixed Election Shares and No Election Shares) (the "Maximum Cash Shares in Offer").

              (2)   If the total number of Cash Election Shares validly tendered and not validly withdrawn in the Offer exceeds the Maximum Cash Shares in Offer, such Cash Elections shall be subject to proration as follows: for each such Cash Election, the number of Company Shares that shall be exchanged for the right to receive the Cash Consideration shall be (A) the total number of Cash Election Shares validly tendered and not validly withdrawn in the Offer multiplied by (B) the Offer Cash Proration Factor, rounded down to the nearest Company Share. The "Offer Cash Proration Factor" means a fraction (x) the numerator of which shall be the Maximum Cash Shares in Offer and (y) the denominator of which shall be the total number of Cash Election Shares validly tendered and not withdrawn in the Offer. The Cash Election Shares validly tendered and not validly withdrawn in the Offer that are not exchanged for the right to receive the Cash Consideration in accordance with this Section 1.1(c)(iii)(2) shall instead be exchanged for the right to receive the Stock Consideration.

              (3)   The maximum number of Company Shares validly tendered and not validly withdrawn in the Offer which shall be eligible to receive the Stock Consideration shall equal 65.0% of the aggregate number of Company Shares tendered in the

      Offer (and not validly withdrawn) (excluding Mixed Election Shares and No Election Shares) (the "Maximum Stock Shares in Offer").

              (4)   If the total number of Stock Election Shares validly tendered and not validly withdrawn in the Offer exceeds the Maximum Stock Shares in Offer, such Stock Elections shall be subject to proration as follows: for each such Stock Election, the number of Company Shares that shall be exchanged for the right to receive the Stock Consideration shall be (A) the total number of Stock Election Shares validly tendered and not validly withdrawn in the Offer multiplied by (B) the Offer Stock Proration Factor, rounded down to the nearest Company Share. The "Offer Stock Proration Factor" means a fraction (x) the numerator of which shall be the Maximum Stock Shares in Offer and (y) the denominator of which shall be the total number of Stock Election Shares validly tendered and not withdrawn in the Offer. The Stock Election Shares validly tendered and not validly withdrawn in the Offer that are not exchanged for the right to receive the Stock Consideration in accordance with this Section 1.1(c)(iii)(4) shall instead be exchanged for the right to receive the Cash Consideration.

            (iv)  All prorations resulting from either Section 1.1(c)(iii)(2) or Section 1.1(c)(iii)(4) shall be applied on a pro rata basis, such that each holder of Company Shares who validly tenders Cash Election Shares or Stock Election Shares, as applicable, bears its proportionate share of the proration, based on a percentage of the total Cash Election Shares or Stock Election Shares, as applicable, validly tendered in the Offer (and not validly withdrawn) by such holder of Company Shares bears to all Cash Election Shares or Stock Election Shares, as applicable, validly tendered in the Offer (and not validly withdrawn) by all holders of Company Shares.

             (v)  Each Company Share validly tendered into the Offer (and not validly withdrawn) but which is not the subject of a valid Election (a "No Election Share") received prior to the expiration of the Offer shall be deemed to be a Mixed Election Share. In no event shall any Mixed Election Shares or No Election Shares be subject to proration pursuant to Section 1.1(c)(iii)(2) or Section 1.1(c)(iii)(4).

            (vi)  In lieu of any fractional share of Parent Common Stock that otherwise would be issuable pursuant to the Offer, each holder of Company Shares who otherwise would be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Offer (after aggregating all Company Shares validly tendered in the Offer (and not validly withdrawn) by such holder) will be paid an amount in cash (without interest) equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Trading Price, rounded to the nearest cent.

          (d)    Adjustments to the Offer.    The Mixed Consideration, the Cash Consideration, the Stock Consideration, the Maximum Cash Shares in Offer, the Offer Cash Proration Factor, the Maximum Stock Shares in Offer and the Offer Stock Proration Factor shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Shares or shares of Parent Common Stock outstanding after the date hereof and prior to Purchaser's acceptance for payment of, and payment for, Company Shares that are validly tendered pursuant to the Offer. Nothing in this Section 1.1(d) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

          (e)    Expiration and Extension of the Offer.

              (i)  Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at midnight, Eastern Time, at the end of the twentieth (20th) business day (for this purpose calculated in accordance with Section 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

             (ii)  Notwithstanding the provisions of Section 1.1(e)(i) or anything to the contrary set forth in this Agreement:

              (A)  Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for any period required by any Law, or any rule, regulation, interpretation or position of the SEC or its staff or of the NYSE, in any such case, which is applicable to the Offer or the Merger, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the Offer or the Offer Documents or the Form S-4;

              (B)  in the event that any of the conditions to the Offer (other than the Minimum Condition) have not been satisfied or waived as of any then-scheduled expiration of the Offer, Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for one or more consecutive increments of not more than ten (10) business days each (or for such longer period as may be agreed by the Company) in order to permit the satisfaction of such conditions to the Offer (for the avoidance of doubt, other than the Minimum Condition);

              (C)  if as of any then-scheduled expiration of the Offer each condition to the Offer (other than the Minimum Condition) shall have been satisfied or waived and the Minimum Condition shall not have been satisfied, Purchaser may, and, at the written request of the Company, Purchaser shall (and Parent shall cause Purchaser to), extend the Offer for one or more consecutive increments of not more than ten (10) business days each (or for such longer period as may be agreed by the Company); provided, that in no event shall Purchaser be required to extend the expiration date of the Offer more than two (2) times pursuant to this clause (C); and

              (D)  Purchaser may extend the Offer for any period necessary to satisfy the notice requirements contained in Section 3-106.1(e)(1) of the MGCL (the "Maryland Short Form Merger Notice");

    provided, however, that (1) any such extension shall not be deemed to impair, limit, or otherwise restrict in any manner the right of the Parties to terminate this Agreement pursuant to the terms of Article IX (subject, in the case of Section 9.1(h), to Purchaser's rights and obligations to extend the Offer pursuant to this Section 1.1(e)(ii)), and (2) Purchaser shall not be required to extend the Offer beyond the Outside Date.

            (iii)  Neither Parent nor Purchaser shall extend the Offer or provide a "subsequent offering period" (within the meaning of Rule 14d-11 promulgated under the Exchange Act) in any manner other than pursuant to and in accordance with the provisions of Section 1.1(e)(ii) without the prior written consent of the Company.

            (iv)  Neither Parent nor Purchaser shall terminate or withdraw the Offer prior to the then-scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Purchaser shall (and Parent shall cause Purchaser to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) business day) after such termination of this Agreement.

          (f)    Payment for Company Shares.    On the terms of and subject to the conditions set forth in this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all Company Shares that are validly tendered and not validly withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 1.1(e)(ii)) (or, at Parent's election, concurrently with the expiration of the Offer if all conditions to the Offer have been satisfied or waived) (such time of acceptance, the "Acceptance Time"). Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds and shares of Parent Common Stock necessary to pay for any Company Shares that Purchaser becomes obligated to purchase pursuant to the Offer; provided, however, that without the prior written consent of the Company, Purchaser shall not accept for payment, or pay for, any Company Shares if, as a result, Purchaser would acquire less than the number of Company Shares necessary to satisfy the Minimum Condition. The consideration in the Offer payable in respect of each Company Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash or shares of Parent Common Stock, as applicable, without interest and subject to reduction for any applicable withholding Taxes payable in respect thereof. The Company shall register (and shall use its reasonable best efforts to cause its transfer agent to register) the transfer of Company Shares accepted for payment immediately after the Acceptance Time (such registration to be effective as of the Acceptance Time).

          (g)    Schedule TO; Offer Documents; Form S-4.

              (i)  As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Purchaser shall:

              (1)   file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the "Schedule TO") with respect to the Offer, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter(s) of election and transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer (together with all amendments and supplements thereto, the "Offer Documents");

              (2)   deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

              (3)   give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to the NYSE in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

              (4)   subject to the Company's compliance with Section 1.2, cause the Offer Documents to be disseminated to all holders of Company Shares as and to the extent required by the Exchange Act; and

              (5)   cause the Maryland Short Form Merger Notice to be given to all holders of Company Shares with the Offer Documents, unless the Maryland Short Form Merger Notice has been given to all holders of Company Shares prior to the date the Offer is first commenced.

             (ii)  Concurrently with the filing of the Offer Documents with the SEC, Parent shall file with the SEC a registration statement on Form S-4 to register under the Securities Act the offer and sale of Parent Common Stock pursuant to the Offer and the Merger and to register the shares of Parent Series E Preferred Stock that will be issued in the Merger (the "Form S-4"). The Form S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act.

            (iii)  The Offer Documents and the Form S-4 shall include the Maryland Short Form Merger Notice (whether as an exhibit or otherwise) if the Maryland Short Form Merger Notice has not been disseminated prior to the date the Offer is first commenced and may include a description of the determinations, approvals and recommendations of the Company Board of Directors, the Company Special Committee and the Company described in this Agreement (and a change to such determinations, approvals and recommendations to the extent applicable at the relevant time). Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (C) keep the Form S-4, if the Form S-4 is declared effective by the SEC, effective for so long as necessary to complete the Merger. The Company shall furnish in writing to Parent and Purchaser all information concerning the Company and the Company Subsidiaries (including financial information) that is required by applicable Law or the rules of the SEC and its staff to be included in the Offer Documents and the Form S-4 so as to enable Parent and Purchaser to comply with their obligations under this Section 1.1(g), including providing such reasonable cooperation and information as may be necessary or appropriate to include pro forma financial statements in the Offer Documents and the Form S-4 in accordance with the rules of the SEC and its staff. Parent, Purchaser and the Company shall reasonably cooperate in good faith to determine the information regarding the Company that is necessary to include in the Offer Documents and the Form S-4 in order to satisfy applicable Laws. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it or any of its respective Representatives for use in the Offer Documents and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect. Parent and Purchaser shall take all steps necessary to cause the Offer Documents and the Form S-4, as so corrected, to be filed with the SEC and to be disseminated to the holders of Company Shares, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or by the NYSE. Unless the Company Board of Directors or the Company Special Committee has effected a Change of Recommendation to the extent permitted by Sections 6.3(d) and (e), Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents and the Form S-4 prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board of Directors or the Company Special Committee has effected a Change of Recommendation to the extent permitted by Sections 6.3(d) and (e), Parent and Purchaser shall provide in writing to the Company and its counsel any and all written comments or other material communications that Parent, Purchaser or their counsel receive from the SEC or its staff with respect to the Offer Documents and the Form S-4 promptly after such receipt, and Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Parent and Purchaser shall give reasonable and good-faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable)) and to participate in any discussions with the SEC or its staff regarding any such comments. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Offer or the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

        Section 1.2.    Company Actions.

          (a)    Company Determinations, Approvals and Recommendations.    The Company hereby approves and consents to the Offer upon the terms and subject to the conditions contained in this Agreement and represents and warrants to Parent and Purchaser that, at a meeting duly called and held prior to the date hereof, the Company Board of Directors, upon the unanimous recommendation of the Company Special Committee, has unanimously, upon the terms and subject to the conditions set forth herein:

              (i)  determined that the terms of the Offer, the Merger and the other Transactions are fair to, and in the best interests of, the Company and its stockholders;

             (ii)  determined that the Offer, the Merger and the other Transactions are advisable;

            (iii)  approved the Offer, the Merger and the other Transactions and the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions, upon the terms, and subject to the conditions, contained herein; and

            (iv)  resolved to make the Company Board Recommendation.

  The Company hereby approves and consents to the inclusion of the foregoing determinations and approvals and the Company Board Recommendation in the Offer Documents and the Form S-4. In addition, the Offer Documents and Form S-4 may include the fairness opinion of the Company's financial advisor referenced in Section 4.21 and any information that may be required to be provided to holders of Company Shares by the MGCL.

          (b)    Schedule 14D-9.    The Company shall (i) file with the SEC, concurrently with the filing by Parent and Purchaser of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the "Schedule 14D-9") and (ii) cause the Schedule 14D-9 to be mailed to the holders of Company Shares promptly after commencement of the Offer. The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with requirements of applicable Law. To the extent requested by the Company or Parent, Parent shall cause the initial Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Shares (to the extent required by applicable Laws) together with the Offer Documents. Each of Parent and Purchaser shall furnish in writing to the Company all information concerning Parent and Purchaser that is required by applicable Laws to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 1.2(b). Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the holders of Company Shares, in each case as and to the extent required by applicable Laws. Unless the Company Board of Directors or the Company Special Committee has effected a Change of Recommendation to the extent permitted by Section 6.3(d) and Section 6.3(e), the Company shall provide Parent, Purchaser and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Purchaser and their counsel (it being understood that Parent, Purchaser and their counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board of Directors has effected a Change of Recommendation to the extent permitted by Section 6.3(d) and Section 6.3(e), the Company shall provide in writing to Parent, Purchaser and their counsel any written comments or other material communications the Company or its counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and the Company shall provide Parent, Purchaser and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good-faith consideration to any comments made by Parent, Purchaser and their counsel (it being understood that Parent,

  Purchaser and their counsel shall provide any comments thereon as soon as reasonably practicable)) and to participate in any discussions with the SEC or its staff regarding any such comments. Unless the Company Board of Directors has effected a Change of Recommendation to the extent permitted by Section 6.3(d) and Section 6.3(e), the Company shall include the Company Board Recommendation in the Schedule 14D-9. The Schedule 14D-9 shall include the fairness opinion of the Company's financial advisor referenced in Section 4.21 and any information that may be required to be provided to holders of Company Shares by the MGCL.

          (c)    Company Information.    In connection with the Offer and the Merger (including to enable Parent to disseminate the Maryland Short Form Merger Notice promptly after the date hereof), the Company shall, or shall use reasonable best efforts to cause its transfer agent to, promptly furnish Parent and Purchaser with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer, the Merger and the Maryland Short Form Merger Notice to the record and beneficial holders of Company Shares, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including lists of stockholders, mailing labels, listings or files of securities positions), and shall promptly furnish Parent and Purchaser with such additional information and assistance (including updated lists of the record and beneficial holders of shares of Company Common Stock, mailing labels and lists of security positions) as Parent and Purchaser or their agents may reasonably request in order to communicate the Offer, the Merger and the Maryland Short Form Merger Notice to the holders of Company Shares. Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and the Maryland Short Form Merger Notice and any other documents necessary to consummate the Offer and the Merger, Parent and Purchaser (and their respective agents) shall:

              (i)  hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

             (ii)  use such information only in connection with the Offer and the Merger; and

            (iii)  if this Agreement shall be terminated pursuant to Article IX, promptly return to the Company or destroy (and shall use their respective reasonable efforts to cause their agents to deliver or destroy) any and all copies and any extracts or summaries from such information then in their possession or control.

ARTICLE II

THE MERGER

        Section 2.1.    The Merger; Effects of the Merger.     Promptly following the Acceptance Time, the Parties shall take all necessary and appropriate actions to cause the Merger to become effective as promptly as reasonably practicable without a meeting of the stockholders of the Company as permitted by Section 3-106.1 of the MGCL and otherwise as provided in this Article II. Without limiting the foregoing, the Merger shall be governed by Section 3-106.1 of the MGCL and the Merger shall be effected at the Closing in accordance herewith. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL, the Company shall be merged with and into Purchaser, whereupon the separate existence of the Company will cease, with Purchaser surviving the Merger (Purchaser, as the surviving corporation of the Merger, sometimes being referred to herein as the "Surviving Corporation"). As a result of the Merger, the Surviving Corporation shall be a wholly owned Parent Subsidiary. The Merger shall have the effects set forth in this Agreement and specified in the applicable provisions of the MGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation and all debts, obligations, liabilities and duties of the Company and Purchaser shall become the debts, obligations, liabilities and duties of the Surviving Corporation.

        Section 2.2.    The Closing.     The closing of the Merger (the "Closing") will take place at 8:00 a.m., Eastern Time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, as promptly as practicable following the Acceptance Time, and in any case no later than the third (3rd) business day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent; provided, that, for the avoidance of doubt, the Closing shall in any event not occur earlier than thirty (30) days following the date of dissemination of the Maryland Short Form Merger Notice as provided in this Agreement. The date on which the Closing actually takes place is referred to as the "Closing Date."

        Section 2.3.    Effective Time.     At the Closing, the Parties shall cause the Merger to be consummated by filing with the State Department of Assessments and Taxation of Maryland (the "Maryland Department") articles of merger (the "Articles of Merger") in connection with the Merger, in such form as is required by, and executed in accordance with, the MGCL, and the Parties shall make all other filings or recordings required under the MGCL in connection with the Merger. The Merger shall become effective at the time the Articles of Merger are accepted for record by the Maryland Department or such later date and time (not to exceed thirty (30) days after the Articles of Merger are accepted for record by the Maryland Department) as shall be agreed to by the Company and Parent and specified in the Articles of Merger (the date and time the Merger becomes effective being the "Effective Time"), it being understood and agreed that the Parties shall cause the Effective Time to occur on the Closing Date.

        Section 2.4.    Governing Documents.     At the Effective Time, subject to Section 7.4, the charter and bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the charter and bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable Law and the applicable provisions of such charter and bylaws, provided that the name of the Surviving Corporation shall be "Hatteras Financial Corp." (as may be changed thereafter).

        Section 2.5.    Directors and Officers of the Surviving Corporation.     (a)     The directors of Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall be the directors of the Surviving Corporation.

          (b)   The officers of Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation.

        Section 2.6.    Tax Consequences.     It is intended that, for U.S. federal income tax purposes, (a) the Offer and the Merger, taken together, shall qualify as a reorganization within the meaning of Section 368(a) of the Code and (b) this Agreement be, and is hereby adopted as, a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.

ARTICLE III

TREATMENT OF SECURITIES

        Section 3.1.    Treatment of Capital Stock.

          (a)    Treatment of Company Common Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Purchaser, subject to any applicable withholding Tax, each Company Share issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares) shall be automatically converted into the right to receive, without interest, at the election of the holder: (i) the Cash Consideration, (ii) the Stock Consideration, or (iii) the Mixed Consideration (in each case, the "Common Merger Consideration"), in each case subject to proration as set forth in Section 3.1(e) and the other provisions of this Article III. From and after the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the applicable portion of Common Merger Consideration therefor upon the surrender of such Company Shares in accordance with Section 3.2, including the right to receive, pursuant to Section 3.6, cash in lieu of fractional shares of Parent Common Stock, if any, into which such Company Shares have been converted pursuant to this Section 3.1(a) (the "Fractional Share Consideration"), together with the amounts, if any, payable pursuant to Section 3.2(f).

          (b)    Treatment of Certain Company Common Stock.    At the Effective Time, each Company Share issued and outstanding immediately prior to the Effective Time that is owned by Parent or Purchaser (including Company Shares accepted for payment by Purchaser pursuant to the Offer) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the "Cancelled Shares").

          (c)    Treatment of Purchaser Shares.    At the Effective Time, each issued and outstanding share of common stock, par value $0.001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall remain outstanding as shares of common stock of the Surviving Corporation.

          (d)    Treatment of Company Preferred Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the

  Company or of Purchaser, subject to any applicable withholding Tax, each share of the Company's 7.625% Series A Cumulative Redeemable Preferred Stock, $0.001 par value per share (the "Company Preferred Stock" or such shares, the "Company Preferred Shares") issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive one newly issued share of Parent Series E Preferred Stock (the "Preferred Merger Consideration"), subject to the provisions of this Article III. From and after the Effective Time, all such Company Preferred Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Preferred Shares shall cease to have any rights with respect thereto, except the right to receive the Preferred Merger Consideration therefor upon the surrender of such Company Preferred Shares in accordance with Section 3.2.

          (e)    Elections; Proration.

              (i)  Subject to the other provisions of this Section 3.1(e), each holder of Company Shares as of immediately prior to the consummation of the Merger (other than Cancelled Shares) shall be entitled to elect (1) a number of Cash Election Shares, (2) a number of Stock Election Shares, and (3) a number of Mixed Election Shares. Any Cash Election, Stock Election or Mixed Election shall be made on a form for that purpose prepared by Parent that is reasonably acceptable to the Company (a "Form of Election in Merger"), which shall be mailed to such holders of Company Shares promptly after the Closing Date (such date, the "Mailing Date"). The deadline for submitting an effective, properly completed Form of Election in Merger to the Exchange Agent shall be 5:00 p.m., Eastern Time, on the 20th day following the Mailing Date (or such other time and date as the Parties may mutually agree) (the "Election Deadline"). Holders of record of Company Shares who hold such Company Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election in Merger on behalf of their respective beneficial holders.

             (ii)  Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Form of Election in Merger by the Election Deadline. Any Form of Election in Merger may be revoked or changed by the authorized Person properly submitting such Form of Election in Merger, by written notice received by the Exchange Agent prior to the Election Deadline. In the event a Form of Election in Merger is revoked prior to the Election Deadline, the Company Shares represented by such Form of Election in Merger shall become Mixed Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such Company Shares prior to the Election Deadline. Subject to the terms of this Agreement and of the Form of Election in Merger, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Form of Election in Merger, and any good-faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, Purchaser, the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in a Form of Election in Merger.

            (iii)  Notwithstanding any other provision contained in this Agreement, the Cash Election Shares and Stock Election Shares eligible to receive Common Merger

    Consideration pursuant to Section 3.1(a) shall be subject to proration as described in this Section 3.1(e).

              (1)   The maximum number of Company Shares which shall be eligible to receive the Cash Consideration pursuant to Section 3.1(a) shall equal 35.0% of the aggregate number of Company Shares entitled to receive Common Merger Consideration pursuant to Section 3.1(a) (excluding Mixed Election Shares and No Election Shares) (the "Maximum Cash Shares in Merger").

              (2)   If the total number of Cash Election Shares eligible to receive Common Merger Consideration pursuant to Section 3.1(a) exceeds the Maximum Cash Shares in Merger, such Cash Elections shall be subject to proration as follows: For each such Cash Election, the number of Company Shares that shall be converted into the right to receive the Cash Consideration shall be (A) the total number of Cash Election Shares eligible to receive Common Merger Consideration pursuant to Section 3.1(a) multiplied by (B) the Merger Cash Proration Factor, rounded down to the nearest Company Share. The "Merger Cash Proration Factor" means a fraction (x) the numerator of which shall be the Maximum Cash Shares in Merger and (y) the denominator of which shall be the aggregate number of Cash Election Shares eligible to receive Common Merger Consideration pursuant to Section 3.1(a). The Cash Election Shares that were not converted into the right to receive the Cash Consideration in accordance with this Section 3.1(e)(iii)(2) shall be converted into the right to receive the Stock Consideration.

              (3)   The maximum number of Company Shares which shall be eligible to receive the Stock Consideration pursuant to Section 3.1(a) shall equal 65.0% of the aggregate number of Company Shares entitled to receive Common Merger Consideration pursuant to Section 3.1(a) (excluding Mixed Election Shares and No Election Shares) (the "Maximum Stock Shares in Merger").

              (4)   If the total number of Stock Election Shares eligible to receive Common Merger Consideration pursuant to Section 3.1(a) exceeds the Maximum Stock Shares in Merger, such Stock Elections shall be subject to proration as follows: For each such Stock Election, the number of Company Shares that shall be converted into the right to receive the Stock Consideration shall be (A) the total number of Stock Election Shares eligible to receive Common Merger Consideration pursuant to Section 3.1(a) multiplied by (B) the Merger Stock Proration Factor, rounded down to the nearest Company Share. The "Merger Stock Proration Factor" means a fraction (x) the numerator of which shall be the Maximum Stock Shares in Merger and (y) the denominator of which shall be the aggregate number of Stock Election Shares eligible to receive Common Merger Consideration pursuant to Section 3.1(a). The Stock Election Shares that were not converted into the right to receive the Stock Consideration in accordance with this Section 3.1(e)(iii)(4) shall be converted into the right to receive the Cash Consideration.

            (iv)  All prorations resulting from either Section 3.1(c)(iii)(2) or Section 3.1(c)(iii)(4) shall be applied on a pro rata basis, such that each holder of Company Shares bears its proportionate share of the proration, based on a percentage of the total Cash Election Shares or Stock Election Shares, as applicable, elected by such holder of Company Shares bears to all

    Cash Election Shares or Stock Election Shares, as applicable, elected by holders of Company Shares in the Merger.

             (v)  Each Company Share eligible to receive the Common Merger Consideration pursuant to Section 3.1(a) for which an election shall not have been properly made by the Election Deadline shall be deemed to be a Mixed Election Share and shall only be entitled to the right to receive the Mixed Consideration in accordance with Section 3.1(a). In no event shall any Mixed Election Shares be subject to proration pursuant to Section 3.1(e)(iii)(2) or Section 3.1(e)(iii)(4).

          (f)    Adjustment to Merger Consideration.    The Merger Consideration, Maximum Cash Shares in Merger, Merger Cash Proration Factor and Merger Stock Proration Factor shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock, Company Preferred Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Shares, Company Preferred Shares or shares of Parent Common Stock outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 3.1(f) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

        Section 3.2.    Payment for Securities; Surrender of Certificates.

          (a)    Exchange Fund.    Prior to the Effective Time, Parent or Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the "Exchange Agent"). The Exchange Agent shall also act as the agent for the holders of Company Shares and Company Preferred Shares for the purpose of receiving and holding their Form of Election in Merger, Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Common Stock and Parent Series E Preferred Stock issuable pursuant to Section 3.1(a) and Section 3.1(d), respectively, in book-entry form equal to the aggregate Parent Common Stock portion of the Common Merger Consideration (excluding any Fractional Share Consideration) and the aggregate Preferred Merger Consideration, respectively, and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash portion of the Merger Consideration, Fractional Share Consideration and any dividends under Section 3.2(f) (such evidence of book-entry shares of Parent Common Stock and Parent Series E Preferred Stock and cash amounts, together with any dividends or other distributions with respect thereto, the "Exchange Fund"), in each case, for the sole benefit of the holders of Company Shares and Company Preferred Shares. In the event the Exchange Fund shall be insufficient (other than as a result of payment of the Merger Consideration in accordance with this Agreement) to pay the aggregate cash portion of the Merger Consideration, Fractional Share Consideration and any dividends under Section 3.2(f), Parent shall, or shall cause the Surviving Corporation to, promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the shortfall that is required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration, and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of (A) one (1) year after the Effective Time or (B) the full payment of the Exchange Fund.

          (b)    Procedures for Surrender.    Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares or Company Preferred Shares, as applicable (the "Certificates"), or non-certificated Company Shares or Company Preferred Shares, as applicable, represented by book-entry ("Book-Entry Shares") and whose Certificates and Book-Entry Shares, as applicable, were converted pursuant to Section 3.1 into the right to receive the applicable Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify (it being understood that the forms of Letter of Transmittal to be mailed to the holders of Company Common Stock and Company Preferred Stock may vary in certain respects due to differences in the respective securities) and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Shares in exchange for payment of the applicable Merger Consideration into which such Company Shares or Company Preferred Shares, as applicable, have been converted pursuant to Section 3.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent or the Surviving Corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article III, any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.6, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f) for each Company Share formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the later to occur of (x) the Election Deadline and the determination of proration pursuant to Section 3.1(e) or (y) the Exchange Agent's receipt of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Notwithstanding anything herein to the contrary, at Parent's election, Parent may instruct the Exchange Agent to automatically convert Book-Entry Shares into the applicable Merger Consideration without any required action on the part of the holders of such Book-Entry Shares. If payment of the applicable Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article III, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f), in each case without interest thereon.

          (c)    Transfer Books; No Further Ownership Rights in Company Shares or Company Preferred Shares.    At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares or Company Preferred Shares on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares or Company Preferred Shares, as applicable, except as otherwise provided for herein. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

          (d)    Termination of Exchange Fund; No Liability.    At any time following the first (1st) anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent's routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f), payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 3.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (e)    Lost, Stolen or Destroyed Certificates.    In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the applicable Merger Consideration payable in respect thereof pursuant to Section 3.1 hereof, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f).

          (f)    Dividends or Other Distributions with Respect to Parent Common Stock.    No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock issuable hereunder (for the avoidance of doubt, only with respect to the Common Merger Consideration), and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

        Section 3.3.    Dissenters' Rights.     No dissenters' or appraisal rights shall be available with respect to the Merger or the other Transactions.

        Section 3.4.    Treatment of Company Equity Awards.

          (a)   At the Effective Time, each Vested RSA shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Vested RSA becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the Mixed Consideration in respect of each share of Company Common Stock subject to such Vested RSA immediately prior to the Effective Time, less applicable Tax withholdings. The applicable Taxes required to be withheld shall first reduce the cash portion of the aggregate

  Mixed Consideration to be received by a holder of Vested RSAs in respect of such Vested RSAs and, if the cash portion of the aggregate Mixed Consideration is not sufficient to satisfy such Taxes, any shortfall shall be satisfied by reducing the stock portion of the aggregate Mixed Consideration to be received by a holder of Vested RSAs in respect of such Vested RSAs, with the value of the stock portion for purposes of such deduction determined based on the Parent Trading Price. Any holder of a Vested RSA who becomes entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by all Company RSAs held by such individual) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Trading Price, less any applicable Tax withholding, payable in accordance with Section 3.4(d).

          (b)   At the Effective Time, each Rollover RSA shall, without any action on the part of Parent, the Company or the holder thereof, be assumed and converted automatically into a restricted stock award (each, a "Converted RSA") with respect to a number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the total number of shares of Company Common Stock subject to the Rollover RSA immediately prior to the Effective Time by (y) the Equity Award Exchange Ratio, with any fractional shares rounded to the nearest whole share. Each Converted RSA shall vest in accordance with the terms of the consulting agreement between each holder of Converted RSAs and Parent dated as of the date hereof and shall otherwise have the same terms and conditions of the corresponding Rollover RSA.

          (c)   Prior to the Effective Time, the Company Board of Directors (or the appropriate committee(s) thereof) shall pass resolutions as are necessary for the treatment of the Company Equity Awards as contemplated by this Section 3.4.

          (d)   The Parties will coordinate to cause any cash payments required pursuant to this Section 3.4 to be made through the applicable payroll system no later than twenty-one (21) days after the Effective Time.

        Section 3.5.    Withholding.     Parent, Purchaser, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so deducted or withheld and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

        Section 3.6.    Fractional Shares.     No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Trading Price.

ARTICLE IV

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

        Except as disclosed (a) in the Company SEC Documents filed with or furnished to the SEC since December 31, 2014 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward-looking disclosures set forth in any "risk factors" section, any disclosures in any "forward-looking statements" section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or (b) in the applicable section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the "Company Disclosure Letter") (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent as set forth below:

        Section 4.1.    Qualification, Organization, Subsidiaries, etc.

          (a)   The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is not in violation of either of the Company Governing Documents. The Company has made available to Parent complete and accurate copies of the charter and bylaws, or equivalent organizational or governing documents, of each of the Company's "significant subsidiaries" (as defined in Regulation S-X promulgated under the Securities Act), each as currently in effect.

          (b)   Section 4.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity or other economic interest, including a list of each Company Subsidiary that is a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code ("Qualified REIT Subsidiary"), or a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code ("Taxable REIT Subsidiary"), together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (ii) the type and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary or in each such Person, (iii) the names and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary, and (iv) the classification for United States federal income tax purposes of each Company Subsidiary. All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens.

        Section 4.2.    Capitalization.

          (a)   The authorized capital stock of the Company consists of 200,000,000 Company Shares and 25,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the "Company Base Preferred Stock"). As of April 7, 2016 (the "Company Capitalization Date"), (i)(A) 94,529,206 Company Shares were issued and outstanding (including 932,531 Company Shares underlying Company RSAs), (B) 11,500,000 shares of the Company Base Preferred Stock were issued and outstanding, consisting of 11,500,000 shares of Company Preferred Stock, and (C) no Company Shares were held, directly or indirectly, by the Company Subsidiaries, and (ii) 1,142,889 Company Shares were reserved for issuance pursuant to the Company Equity Plans. All the outstanding Company Shares and Company Preferred Shares are, and all Company Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

          (b)   Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name of the Company Equity Award holder, (iii) the number of shares of Company Common Stock underlying each Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which the Company Equity Award was granted, (vi) the vesting schedule with respect to the Company Equity Award, including any right of acceleration of such vesting schedule, (vii) the exercise price of each Company Equity Award, if applicable, and (viii) the expiration date of each Company Equity Award, if applicable. There are outstanding 280,000 phantom units (the "Phantom Units") that correspond on a one for one basis to the common membership units in Wind River TRS LLC (the "Membership Units").

          (c)   Except as set forth in Section 4.2(a) and Section 4.2(b) above, as of the date hereof: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding other than the Company Shares that have become outstanding after the Company Capitalization Date, but were reserved for issuance as set forth in Section 4.2(a)

  above, and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other rights, agreements or commitments for the issuance of, or that correspond to, capital stock to which the Company or any of the Company Subsidiaries is a party obligating the Company or any of the Company Subsidiaries to (A) issue, transfer or sell, or make any payment with respect to, any shares in the capital or other equity interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for, or that correspond to, such shares or equity interests (in each case other than to the Company or a wholly owned Company Subsidiary); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in its capital or other equity interests; or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person. Except as set forth in Section 4.2(a) and Section 4.2(b) above, there are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal or right of first offer with respect to, (4) requiring the registration for sale of, or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary.

          (d)   Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

          (e)   There are no voting trusts or other agreements or commitments to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock or other equity interests of the Company or any Company Subsidiary.

          (f)    Assuming that Parent and Purchaser comply with the provisions of Section 1.1(g)(i)(5) and the terms of the Parent Series E Preferred Stock to be issued to the holders of the Company Preferred Stock pursuant to Section 3.1(d) are as set forth in the articles supplementary in the form set forth in Annex C, no holders of Company Common Stock or Company Preferred Stock have the right to demand as a result of the Merger or otherwise the fair value of their shares in accordance with the MGCL.

        Section 4.3.    Corporate Authority.

          (a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the Maryland Department. On or prior to the date hereof, at a meeting duly called and held, the Company Board of Directors, acting upon the unanimous recommendation of the Company

  Special Committee, has unanimously (i) determined that the terms of the Offer, the Merger and the other Transactions are fair to, and in the best interests of, the Company and its stockholders, (ii) declared the Offer, the Merger and the other Transactions advisable, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein, and (iv) resolved to recommend that the holders of shares of Company Common Stock accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer. As of the date hereof, none of the foregoing actions by the Company Board of Directors have been rescinded or modified in any way.

          (b)   Assuming the Minimum Condition is satisfied and the terms of the Parent Series E Preferred Stock to be issued to the holders of the Company Preferred Stock pursuant to Section 3.1(d) are as set forth in the articles supplementary in the form set forth in Annex C, no vote of the holders of Company Shares, Company Preferred Shares or other capital stock of the Company is necessary to adopt this Agreement and consummate the Merger or other Transactions under applicable Law and the Company Governing Documents.

          (c)   This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Purchaser, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the "Enforceability Limitations").

          (d)   Each indemnitee who is an officer or director of the Company and is a party to an indemnification agreement with the Company, a copy of which has been provided to Parent prior to the date hereof, has approved this Agreement for purposes of being the approved "written agreement" referred to in Section 16(c) of such indemnification agreement.

        Section 4.4.    Governmental Consents; No Violation.

          (a)   Other than in connection with or in compliance with (i) the provisions of the MGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the Investment Advisors Act, (v) any applicable requirements of the NYSE or FINRA, (vi) state and local transfer Taxes or state securities or "blue sky" Laws, and (vii) filings, notifications, consents or approvals required by any applicable Governmental Entity or Program Lender as set forth in Section 4.4 of the Company Disclosure Letter (such filings, notifications, consents or approvals set forth in Section 4.4 of the Company Disclosure Letter, the "Required Consents"), no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity or Program Lender is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   The execution and delivery by the Company of this Agreement do not, and, except as described in Section 4.4(a) of the Company Disclosure Letter, the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or right of amendment to a third party or vesting of any Contract binding upon the Company or any of the Company Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiaries, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or the organizational documents of any Company Subsidiary, or (iii) conflict with or violate any Laws applicable to the Company or any of the Company Subsidiaries or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.5.    SEC Reports and Financial Statements.

          (a)   From December 31, 2013, the Company has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act (such forms, documents and reports, the "Company SEC Documents"). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, the Company SEC Documents complied as to form in all material respects with the requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, and none of the Company SEC Documents contained (or, with respect to Company SEC Documents filed after the date hereof, will not contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   Each of the consolidated financial statements contained or incorporated by reference in the Company SEC Documents (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto including, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or Form 8-K under the Exchange Act and absence of all notes thereto) in accordance with United States Generally Accepted Accounting Principles ("GAAP") applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders' equity and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to absence of notes and normal year-end adjustments).

          (c)   Other than (i) the Contracts, transactions and relationships between the Company and the Company Subsidiaries with Fund I that have been made available to Parent prior to the date hereof or that will be entered into as disclosed in Section 6.1 of the Company Disclosure Letter, and (ii) the off-balance sheet financings disclosed in the Company SEC Documents filed or furnished prior to the date hereof or disclosed in Section 6.1 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company's published financial statements or any Company SEC Documents.

          (d)   To the knowledge of the Company, none of the Company SEC Documents is as of the date hereof the subject of ongoing SEC review and the Company has not received any comments from the SEC with respect to any of the Company SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date hereof as to any matters affecting the Company which has not been adequately addressed. None of the Company SEC Documents as of the date hereof is the subject of any confidential treatment request by the Company.

        Section 4.6.    Internal Controls and Procedures.     The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Oxley Act of 2002 (the "Sarbanes-Oxley Act"). Since December 31, 2013, the Company's principal executive officer and its principal financial officer have disclosed to the Company's auditors and the audit committee of the Company Board of Directors (which disclosure (if any) has been made available to Parent prior to the date hereof) (a) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (b) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. Since December 31, 2013, neither the Company nor any Company Subsidiary has received any material, unresolved, written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company Subsidiaries or their respective internal accounting controls. Since the enactment of the Sarbanes-Oxley Act, none of the Company or any Company Subsidiary has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 promulgated under the Exchange Act).

        Section 4.7.    No Undisclosed Liabilities.     Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent disclosed or reserved against in the Company's consolidated balance sheet (or the notes thereto) as of December 31, 2015 included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for off-balance sheet financing as and to the extent specifically disclosed in the Company SEC Documents filed or furnished prior to the date hereof, or liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2015 (other than any liability for any breaches of Contracts), (c) as incurred in connection with the preparation, negotiation and consummation of the Transactions contemplated under this Agreement, (d) for liabilities specifically described in Section 4.7(c), and (e) for liabilities which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        Section 4.8.    Absence of Certain Changes or Events.

          (a)   From December 31, 2015 through the date of this Agreement, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   From December 31, 2015 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course of business.

          (c)   From December 31, 2015 through the date of this Agreement, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of, or require consent of Parent under, Section 6.1.

        Section 4.9.    Compliance with Laws; Permits.

          (a)   The Company and each Company Subsidiary are and have been since December 31, 2013 in compliance with and are not in default under or in violation of any Laws applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.9(a), the provisions of this Section 4.9(a) shall not apply to matters addressed in Section 4.9(c), Section 4.10, Section 4.11 and Section 4.12.

          (b)   The Company and the Company Subsidiaries are and since December 31, 2013 have been in possession of all grants, authorizations, licenses, permits, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity and/or Program Lender or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

          (c)   Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since December 31, 2013, neither the Company nor the Company Subsidiaries, in connection with the business of the Company or any Company Subsidiary, or, to the knowledge of the Company, any other third party, in each case, acting on behalf of the Company or any Company Subsidiary, have taken any action in violation of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or any other applicable domestic or foreign anti-bribery or anti-corruption laws (collectively, "Bribery Legislation").

          (d)   Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since December 31, 2013, neither the Company nor the Company Subsidiaries have been subject to any actual, pending, or, to the Company's knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA.

          (e)   The Company and the Company Subsidiaries have taken all necessary action, including filing all necessary claims, and have met all the necessary requirements to qualify for the relief set forth in the no-action letter (No. 12-44) issued by the Commodity Futures Trading Commission Division of Swap Dealer and Intermediary Oversight on December 7, 2012 ("No-Action Letter"). Prior to the date hereof, the Company has provided Parent with accurate and complete copies of all claims submitted by the Company or any of the Company Subsidiaries pursuant to the No-Action Letter and any other written communications with respect thereto.

        Section 4.10.    Employee Benefit Plans.

          (a)   Section 4.10(a) of the Company Disclosure Letter sets forth each material Company Benefit Plan. For purposes of this Agreement, "Company Benefit Plans" means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates or with respect to which the Company or any Company Subsidiary has any obligation or liability; provided, however, that the Company Benefit Plans shall not include any plans that both (x) do not cover current or former employees of the Company or any of its Subsidiaries and (y) are sponsored or maintained by Atlantic Capital Advisors, LLC or any of its ERISA Affiliates; provided further, however, that the Parties agree that neither the Company nor any of its Subsidiaries shall be deemed an ERISA Affiliate of Atlantic Capital Advisors, LLC for purposes of this Section 4.10(a). With respect to each material Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement; (ii) the most recent Form 5500 Annual Report; (iii) the most recent audited financial statement and actuarial valuation; (iv) all material filings and correspondence with any Governmental Entity; and (v) all material related agreements, insurance contracts and other agreements which implement each such Company Benefit Plan.

          (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Benefit Plans has been operated and administered in compliance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder. No liability under Title IV of ERISA that would reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the knowledge of the Company no condition exists that is likely to cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur a liability that would reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole thereunder. Except as would not result in a material liability to the Company, all contributions or other amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has engaged in a transaction in connection with which the Company or any of the Company Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code. There are no pending, or to the knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would reasonably be expected to result in a material liability.

          (c)   No Company Benefit Plan (i) is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA), or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

          (d)   No Company Benefit Plan provides retiree medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries following their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law.

          (e)   (i) Each of the Company Benefit Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and (ii) to the knowledge of the Company there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Parent.

          (f)    Except as provided under Section 3.4, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) entitle to compensation or any benefit or result in any payment (including severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any Company Subsidiary under any Company Benefit Plan, (ii) increase any compensation, equity award or any other benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such compensation, equity award or other benefits or trigger any other material obligation under any Company Benefit Plan, or (iv) result in any breach or violation of, or default under or limit the Company's right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan.

          (g)   Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all materials respects with Section 409A of the Code or an available exemption therefrom.

          (h)   Neither the Company nor any Company Subsidiary is a party to nor does it have any obligation under any Company Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

          (i)    This Section 4.10 constitutes the exclusive representations and warranties of the Company with respect to the subject matter set forth in this Section 4.10.

        Section 4.11.    Tax Matters.

          (a)   The Company and each Company Subsidiary has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Governmental Entity all U.S. federal and all other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them. True and materially complete copies of all U.S. federal income Tax Returns that have been filed with the IRS by the Company and each Company Subsidiary with respect to the taxable years ending on or after December 31, 2010 have been provided or made available to representatives of Parent.

          (b)   The Company (i) for its taxable years commencing with the Company's taxable year that ended on December 31, 2007 and through and including its taxable year ended December 31, 2015 has been subject to taxation as a real estate investment trust within the meaning of and under the provisions of Sections 856 through 860 of the Code (a "REIT") and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2016 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Merger; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and to the knowledge of the Company, no such challenge is pending or threatened.

          (c)   Each Company Subsidiary has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, or (iii) a Taxable REIT Subsidiary.

          (d)   Neither the Company nor any Company Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

          (e)   (i) There are no disputes, audits, examination, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any material Taxes or material Tax Returns of the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary is a party to any litigation or administrative proceeding relating to Taxes; (ii) no deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company nor any Company Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (iv) neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (v) neither the Company nor any Company Subsidiary has received a written claim by any Governmental Entity in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction, and (vi) neither the Company nor any Company Subsidiary has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

          (f)    Since the Company's formation, (i) neither the Company nor any Company Subsidiary has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code; and (ii) neither the Company nor any Company Subsidiary has incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any Company Subsidiary.

          (g)   The Company and each Company Subsidiary have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

          (h)   There are no material Tax Liens upon any property or assets of the Company or any Company Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

          (i)    Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

          (j)    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.

          (k)   Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or otherwise.

          (l)    Neither the Company nor any Company Subsidiary has participated in any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

          (m)  Neither the Company nor any Company Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

          (n)   The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Offer and Merger, taken together, from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (o)   Neither the Company nor any of the Company Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

          (p)   This Section 4.11 constitutes the exclusive representations and warranties of the Company with respect to Tax matters.

        Section 4.12.    Labor Matters(a).

          (a)   Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. Neither the Company nor any Company Subsidiary is (or has during the past two years been) subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the knowledge of the Company, threatened involving employees of the Company or any Company Subsidiary.

          (b)   Except as has not had and not would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary are and have been since December 31, 2013 in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended, within the six (6) months prior to the date of this Agreement that remains unsatisfied.

          (c)   This Section 4.12 constitutes the exclusive representations and warranties of the Company with respect to the matters set forth in this Section 4.12.

        Section 4.13.    Investigation; Litigation.     (a) To the knowledge of the Company, there is no investigation or review pending or threatened by any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of the Company, threatened) against the Company or any Company Subsidiary or any of their respective properties, rights or assets before any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, judgment or decree that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.14.    Intellectual Property.     Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or the Company Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property used in the conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (ii) to the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (iii) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Intellectual Property rights owned by the Company or any Company Subsidiary, and (iv) to the knowledge of the Company, no Person is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary. The Company and the Company Subsidiaries are taking all actions that are reasonably necessary to maintain and protect each material item of Intellectual Property that they own.

        Section 4.15.    Real Property.     Neither the Company nor any Company Subsidiary owns any real property. Neither the Company nor any Company Subsidiary has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in the Company SEC Documents filed with the SEC prior to the date hereof or as set forth on Section 4.15 of the Company Disclosure Letter.

        Section 4.16.    Material Contracts.

          (a)   Except for this Agreement or exhibits to the Company SEC Documents filed prior to the date hereof, Section 4.16 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.16(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary or any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts described in this Section 4.16(a) being referred to herein as the "Material Contract"):

              (i)  each Contract that contains any non-compete or exclusivity provisions or that otherwise limits in any respect the freedom of the Company, any of the Company Subsidiaries or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person or to negotiate or, except for provisions requiring notice or consent to assignment by the counterparty thereto, consummate any of the Transactions;

             (ii)  any partnership, joint venture, limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries), strategic alliance Contract;

            (iii)  other than Contracts providing for the acquisition, purchase, sale or divestiture of mortgage loans, mortgage backed securities and mortgage servicing rights entered into by the Company or the Company Subsidiaries in the ordinary course of business and that are materially consistent with the Contracts or forms of Contract provided to Parent prior to the date hereof, each merger, business combination, acquisition, purchase, sale or divestiture Contract that contains representations, covenants, indemnities or other obligations (including "earnout" or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $1,000,000;

            (iv)  any settlement agreement or similar Contract with a Governmental; Authority or Program Lender imposing operational restrictions or conduct requirements on the Company or any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time);

             (v)  each Contract not otherwise described in any other subsection of this Section 4.16(a) pursuant to which the Company or any Company Subsidiary is obligated to pay, or entitled to receive, payments in excess of $10,000,000 in the twelve (12) month period following the date hereof;

            (vi)  any Contract that obligates the Company or any Company Subsidiary to make any capital investment or capital expenditure outside the ordinary course of business and in excess of $1,000,000;

           (vii)  each Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Company Subsidiary or any of their respective affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);

          (viii)  each Contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of the Company or the Company Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $10,000,000;

            (ix)  each Contract that involves or constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a forward, swap or other hedging transaction of any type, whether or not entered into for bona fide hedging purposes;

             (x)  each material repurchase agreement used or available for use by the Company or the Company Subsidiaries in their business;

            (xi)  other than advances for reimbursable employee expenses or mortgage loans, mortgage backed securities and mortgage servicing rights made, purchased or sold, in each case, in the ordinary course of business, constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary in an amount in excess of $100,000;

           (xii)  each Contract with any of Fund I;

          (xiii)  each Contract between or among the Company or any Company Subsidiary, on the one hand, and the Company Manager, or any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective "associates" or "immediate family" members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) or of the Company Manager, on the other hand; and

          (xiv)  any Contract not otherwise described in any other subsection of this Section 4.16(a) that would constitute a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any of the Company Subsidiaries.

          (b)   True and complete copies of each Material Contract in effect as of the date hereof has been made available to Parent or publicly filed with the SEC prior to the date hereof. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Material Contract where such breach or default has not had and would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

        Section 4.17.    Mortgage Backed Securities.     As of March 31, 2016, the Company or a Company Subsidiary is the sole owner of each of the mortgage backed securities set forth in Section 4.17 of the Company Disclosure Letter (collectively, the "Company MBS") and the related certificates and other instruments evidencing ownership of the Company MBS, free and clear of any Liens, except for Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary (a) is in default in the performance of any of its obligations under any pooling and servicing agreements, trust and servicing agreements, trust agreements, servicing agreements or other similar documents providing for the creation of the Company MBS or the servicing of the mortgage loans underlying the Company MBS (collectively, the "Company Principal MBS Agreements") or (b) has received any notice of any default by any master or special servicer of any Company MBS. There are no material agreements (other than the Company Principal MBS Agreements) between the Company or any Company Subsidiary and the master or special servicer with respect to any series of Company MBS.

        Section 4.18.    Mortgage Loans.

          (a)   As of March 31, 2016, the Company or a Company Subsidiary is the sole owner of each of the mortgage loans set forth in Section 4.18(a) of the Company Disclosure Letter (collectively, the "Company Mortgage Loans") and is the sole owner or beneficiary of or under any related notes (collectively, the "Company Mortgage Notes"), deeds of trust, mortgages, security agreements, guaranties, indemnities, financing statements, assignments, endorsement, bonds, letters of credit, accounts, insurance contracts and policies, credit reports, Tax Returns, appraisals, escrow documents, participation agreements (if applicable), loan files, servicing files and all other documents evidencing or securing the Company Mortgage Loans (collectively, the "Company Mortgage Files"), in each case, free and clear of any Liens, except for Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The principal amount of each of the Company Mortgage Loans fully amortizes in accordance with the initial term of the underlying lease collaterally assigned to the applicable mortgage lender as security for such Company Mortgage Loan.

          (b)   (i) Each Company Mortgage Loan is subject only to "Permitted Exceptions" which consist of the following: (A) Permitted Liens; (B) Liens affecting title acceptable to prudent mortgage lending institutions generally; (C) rights of tenants with no options to purchase or rights of first refusal to purchase, except as disclosed in the Company Mortgage Files that have been made available to Parent; and (D) other matters which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) each of the Company Mortgage Loans has generally been serviced in accordance with the terms of the related mortgage note and pooling and servicing agreements and otherwise in accordance with industry accepted servicing practices, except for events that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) there is no delinquency in the payments of principal and interest required to be made under the terms of any Company Mortgage Loan in excess of thirty (30) days beyond the applicable due date that has occurred or in any other payments required to be made under the terms of any Company Mortgage Loan (inclusive of any applicable grace or cure period) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   Except as disclosed on Section 4.18(c) of the Company Disclosure Letter, the Company has no knowledge of (i) any written notice asserting any offset, defense (including the defense of usury), claim (including claims of lender liability), counterclaim or right to rescission with respect to any Company Mortgage Loan, Company Mortgage Note or other related agreements, (ii) any uncured monetary default in excess of thirty (30) days or event of acceleration existing under any Company Mortgage Loan or the related Company Mortgage Note, or (iii) any uncured non-monetary default, breach, violation or event of acceleration existing beyond the applicable grace or cure period under any Company Mortgage or the related Company Mortgage Note, except, in each case, for notices, violations, breaches, defaults or events of acceleration that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.19.    Insurance.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) all current, material insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and, to the knowledge of the Company, cover against such risks as are customary in all material respects for companies of similar size in the same lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any of the Company Subsidiaries has received a notice of cancellation or termination with respect to any material third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts).

        Section 4.20.    Information Supplied.     The information supplied or to be supplied by or on behalf of the Company and the Company Subsidiaries to be contained in, or the information relating to the Company and the Company Subsidiaries incorporated by reference in (and any information relating to the Company obtained from the Company SEC Filings), the Offer Documents, the Form S-4 and the Schedule 14D-9 will not, on the date the Offer Documents and the Schedule 14D-9 are first mailed to stockholders or at the time the Form S-4 is declared effective by the SEC or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Schedule 14D-9 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.20, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Offer Documents, the Form S-4 or the Schedule 14D-9, which information or statements were not supplied by or on behalf of the Company and not obtained from or incorporated by reference to the Company SEC Filings.

        Section 4.21.    Opinion of Financial Advisor.     The Company Special Committee] has received an opinion of Goldman, Sachs & Co. ("Goldman Sachs") to the effect that, as of the date of this Agreement and subject to the various limitations, qualifications and assumptions set forth therein, the Offer Consideration and Common Merger Consideration to be received by the holders of Company Common Stock, other than Parent or Purchaser or any affiliate of Parent or Purchaser, pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Common Stock. A written copy of such opinion will be provided to Parent promptly following receipt by the Company solely for informational purposes.

        Section 4.22.    State Takeover Statutes.     The Company Board of Directors has (a) taken all action necessary to render inapplicable to the Offer and the Merger: (i) the provisions of Subtitle 6 of Title 3 of the MGCL, (ii) Subtitle 7 of Title 3 of the MGCL, and (iii) to the extent applicable to the Company, any other "business combination," "control share acquisition," "fair price," "moratorium" or other takeover or anti-takeover statute or similar federal or state Law; and (b) incorporated the requisite exemptions in the Company Bylaws or by resolution of the Company Board of Directors. The Company Board of Directors has adopted resolutions exempting the Transactions and the acquisition and ownership of capital stock of the Company by Purchaser and Parent as a result of the Offer and/or the Merger from the limitations on ownership of capital stock of the Company contained in the Company Governing Documents.

        Section 4.23.    Investment Company Act.     Neither the Company nor any of the Company Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

        Section 4.24.    Finders and Brokers.     Other than Goldman Sachs (whose fees are only payable pursuant to the terms of the engagement letter between the Company and Goldman Sachs, a true and complete copy of which has been provided to Parent prior to the date hereof), neither the Company nor any Company Subsidiary has employed any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon consummation of the Offer and/or the Merger.

        Section 4.25.    Representations Regarding Fund.     Except as set forth on Section 4.25 of the Company Disclosure Letter, (a) Fund I is being operated and managed in compliance with all applicable Laws, (b) Fund I is not subject to any litigation or, to the knowledge of the Company, any threatened litigation, (c) as of the date hereof, the Company or the Company Subsidiaries have not received any notice of any proposed liquidation of Fund I or the sale of Fund I's assets, (d) Fund I is not in breach or violation of any of its applicable organizational documents or Contracts and (e) none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions, including the Offer and the Merger, will: (i) violate any provision of the organizational documents of any of Fund I; or (ii) (A) violate any requirements of Law relating to any of Fund I; (B) violate any outstanding order, judgment or decree to which any of Fund I is subject; (C) require an authorization, permit, notification to, consent or approval of, or filing with, to or from any Governmental Entity; or (D) (x) require a consent, approval or waiver from, or notice to any party pursuant to any limited partnership agreement, shareholder agreement or similar Contract relating to Fund I to which the Company or any Company Subsidiary is a party or (y) result in a breach of any provision of, cause a default under, result in the acceleration of obligations or a loss of a benefit under, or create in any party the right to terminate, cancel or modify any investment advisor agreement, limited partnership agreement or similar Contract relating to Fund I to which the Company or any Company Subsidiary is a party, except, in each case with respect to clauses (a), (b), (d) or (e), for any failure to operate in accordance with applicable Laws, litigation, breach or failure to obtain or make such authorizations, permits, notifications to, consents or approvals or waivers, or any such modifications, violations, rights, impositions, breaches or defaults, which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.26.    No Other Representations.     Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Purchaser or any Representative of Parent or Purchaser makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or Purchaser or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forward-looking statements, forecasts or other material made available to the Company or to the Company's Representatives in certain "data rooms" or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND PURCHASER

        Except as disclosed (a) in the Parent SEC Documents filed with or furnished to the SEC since December 31, 2014 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any "risk factors" section, any disclosures in any "forward looking statements" section and any other disclosures included therein to the extent they are predictive or forward looking in nature) or (b) in the applicable section of the disclosure letter delivered by

Parent to the Company immediately prior to the execution of this Agreement (the "Parent Disclosure Letter") (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article V for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and Purchaser jointly and severally represent and warrant to the Company as set forth below:

        Section 5.1.    Qualification, Organization, Subsidiaries, etc.

          (a)   Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Parent is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of the Parent Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the "Parent Governing Documents"). The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents.

          (b)   All the issued and outstanding shares of capital stock of, or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by Parent free and clear of all Liens, other than Parent Permitted Liens.

        Section 5.2.    Capitalization.

          (a)   The authorized capital stock of Parent consists of 1,956,937,500 shares of Parent Common Stock, 7,412,500 shares of 7.875% Series A Cumulative Redeemable Preferred Stock ("Parent Series A Preferred Stock"), 4,600,000 shares of 6.00% Series B Cumulative Convertible Preferred Stock ("Parent Series B Preferred Stock"), 12,650,000 shares of 7.625% Series C Cumulative Redeemable Preferred Stock ("Parent Series C Preferred Stock") and 18,400,000 shares of 7.50% Series D Cumulative Redeemable Preferred Stock ("Parent Series

  D Preferred Stock"). As of April 7, 2016 (the "Parent Capitalization Date"), (i)(A) 924,853,133 shares of Parent Common Stock were issued and outstanding, (B) 7,412,500 shares of Parent Series A Preferred Stock were issued and outstanding, (C) no shares of Parent Series B Preferred Stock were issued and outstanding, (D) 12,000,000 shares of Parent Series C Preferred Stock were issued and outstanding, (E) 18,400,000 shares of Parent Series D Preferred Stock were issued and outstanding, and (F) Parent Options covering 1,135,775 Parent Shares were outstanding, and (ii) 259,277 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Equity Plans. All the outstanding shares of Parent Common Stock and Parent Preferred Stock are, and all shares of Parent Common Stock reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

          (b)   Except as set forth in Section 5.2(a) above, as of the date hereof: (i) Parent does not have any shares of capital stock or other equity interests issued or outstanding other than shares of Parent Common Stock that have become outstanding after the Parent Capitalization Date, but were reserved for issuance as set forth in Section 5.2(a) above, and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other rights, agreements or commitments for the issuance of shares to which Parent or any of Parent Subsidiaries is a party obligating Parent or any of Parent Subsidiaries to (A) issue, transfer or sell any shares or other equity interests of Parent or any Parent Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Parent or a wholly owned Parent Subsidiary); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary that is not wholly owned.

          (c)   Neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

          (d)   There are no voting trusts or other agreements or commitments to which Parent or any of the Parent Subsidiaries is a party with respect to the voting of the shares or other equity interests of Parent or any of the Parent Subsidiaries.

        Section 5.3.    Corporate Authority.

          (a)   Parent and Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Parent and Purchaser and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the Maryland Department.

          (b)   This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Purchaser, enforceable against Parent and Purchaser, respectively, in accordance with its terms, subject to the Enforceability Limitations.

        Section 5.4.    Governmental Consents; No Violation.

          (a)   Other than in connection with or in compliance with (i) the MGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the Investment Advisors Act, (v) state and local transfer Taxes, (vi) Required Consents and (vii) any applicable requirements of the NYSE, FINRA or state securities or "blue-sky" laws, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity or Program Lender is necessary or required, under applicable Law, for the consummation by Parent and Purchaser of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   The execution and delivery by Parent and Purchaser of this Agreement do not, and, except as described in Section 5.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any material Contract binding upon Parent or any of the Parent Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any of the Parent Subsidiaries, other than Parent Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Governing Documents or the organizational documents of any Parent Subsidiary, or (iii) conflict with or violate any Laws applicable to Parent or any of the Parent Subsidiaries or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.5.    SEC Reports and Financial Statements.

          (a)   From December 31, 2013, Parent has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act prior to the date hereof (such forms, documents and reports the "Parent SEC Documents"). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, the Parent SEC Documents complied as to form in all material respects with the requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, and none of the Parent SEC Documents contained (or, with respect to Parent SEC Documents filed after the date hereof, will not contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   Each of the consolidated financial statements contained or incorporated by reference in the Parent SEC Documents (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto including, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or Form 8-K under the Exchange Act and absence of all notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders' equity and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to absence of notes and normal year-end adjustments).

          (c)   Other than off-balance sheet financings disclosed in the Parent SEC Documents filed or furnished prior to the date hereof, neither Parent nor any Parent Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent's published financial statements or any Parent SEC Documents.

          (d)   To the knowledge of Parent, none of the Parent SEC Documents is as of the date hereof the subject of ongoing SEC review and Parent has not received any comments from the SEC with respect to any of the Parent SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date hereof as to any matters affecting Parent which has not been adequately addressed. None of the Parent SEC Documents as of the date hereof is the subject of any confidential treatment request by Parent.

        Section 5.6.    Internal Controls and Procedures.     Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since December 31, 2013, Parent's principal executive officer and its principal financial officer have disclosed to Parent's auditors and the audit committee of the Parent Board of Directors (a) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent's ability to record, process, summarize and report financial information and (b) any known fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting. Since December 31, 2013, neither Parent nor any Parent Subsidiary has received any material, unresolved, written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or the Parent Subsidiaries or their respective internal accounting controls. Since the enactment of the Sarbanes-Oxley Act, none of Parent or any Parent Subsidiary has made any prohibited loans to any director or executive officer of Parent (as defined in Rule 3b-7 promulgated under the Exchange Act).

        Section 5.7.    No Undisclosed Liabilities.     Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent disclosed or reserved against in Parent's consolidated balance sheet (or the notes thereto) as of December 31, 2015 included in Parent SEC Documents filed or furnished prior to the date hereof, (b) for off-balance sheet financing as and to the extent specifically disclosed in the Parent SEC Documents filed or furnished prior to the date hereof or liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2015, (c) as incurred in connection with the preparation, negotiation and consummation of the Transactions contemplated under this Agreement, and (d) for liabilities which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.8.    Absence of Changes or Events.

          (a)   From December 31, 2015 through the date of this Agreement, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   From December 31, 2015 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, the business of Parent and the Parent Subsidiaries has been conducted in all material respects in the ordinary course of business.

          (c)   From December 31, 2015 through the date of this Agreement, neither Parent nor any Parent Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of, or require consent of the Company under, Section 6.2.

        Section 5.9.    Compliance with Laws; Permits.

          (a)   Parent and the Parent Subsidiaries are and have been since December 31, 2013 in compliance with and are not in default under or in violation of any Laws (applicable to Parent, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Notwithstanding anything to the contrary in this Section 5.9(a), the provisions of this Section 5.9(a) shall not apply to matters addressed in Section 5.9(c) and Section 5.14.

          (b)   Parent and the Parent Subsidiaries are and since December 31, 2013 have been in possession of all grants, authorizations, licenses, permits, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity and/or Program Lender or pursuant to any applicable Law necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Parent Permit and none of Parent or any Parent Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Parent Permit.

          (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since December 31, 2013, neither Parent nor the Parent Subsidiaries, in connection with the business of Parent or any Parent Subsidiary, or, to the knowledge of Parent, any other third party, in each case, acting on behalf of Parent or any Parent Subsidiary, have taken any action in violation of FCPA or any other applicable Bribery Legislation.

          (d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since December 31, 2013, neither Parent nor the Parent Subsidiaries have been subject to any actual, pending, or, to Parent's knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Parent or any Parent Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA.

        Section 5.10.    Investigations; Litigation.     As of the date hereof, (a) to the knowledge of Parent, there is no investigation or review pending or threatened by any Governmental Entity with respect to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Parent, threatened) against Parent or any Parent Subsidiary or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.11.    Information Supplied.     The information supplied or to be supplied by or on behalf of Parent, the Parent Subsidiaries, and Purchaser to be contained in, or the information relating to the Parent or the Parent Subsidiaries incorporated by reference in (and any information relating to the Parent obtained from the Parent SEC Filings) the Offer Documents, the Schedule 14D-9 and the Form S-4 will not, on the date the Offer Documents and the

Schedule 14D-9 are first mailed to the Company Stockholders or at the time the Form S-4 is declared effective, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Offer Documents and the Form S-4 will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 5.11, no representation or warranty is made by Parent or Purchaser with respect to information or statements made or incorporated by reference in the Offer Documents, the Schedule 14D-9 or the Form S-4, which information or statements were not supplied by or on behalf of Parent and not obtained from or incorporated by reference from the Parent SEC Filings.

        Section 5.12.    Sufficient Funds.     Parent has, or will have at the Effective Time, access to (including pursuant to commitments under existing credit facilities) all of the funds that are necessary for it to consummate the Offer and the Merger and the other Transactions, and to perform its obligations under this Agreement.

        Section 5.13.    No Purchaser Activity.     Since the date of its formation, Purchaser has not engaged in any activities other than in connection with this Agreement and the Transactions.

        Section 5.14.    Tax Matters.

          (a)   As of the date hereof, neither Parent nor Purchaser is aware of any fact or circumstance that would reasonably be expected to prevent the Offer and the Merger, taken together, from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. Parent and each Parent Subsidiary have (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Governmental Entity all U.S. federal and all other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return.

          (b)   Parent (i) for its taxable years commencing with Parent's taxable year that ended on December 31, 1997 and through and including its taxable year ended December 31, 2015 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2016 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2016; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and to the knowledge of Parent, no such challenge is pending or threatened.

          (c)   Purchaser has at all times been treated as disregarded as separate from its owner for U.S. federal income tax purposes.

          (d)   Neither Parent nor any Parent Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

          (e)   (i) There are no disputes, audits, examination, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any material Taxes or material Tax Returns of Parent or any Parent Subsidiary and neither Parent nor any Parent Subsidiary is a party to any litigation or administrative proceeding relating to Taxes; (ii) no deficiency for Taxes of Parent or any Parent Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; (iii) neither Parent nor any Parent Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (iv) neither Parent nor any Parent Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (v) neither Parent nor any Parent Subsidiary has received a written claim by any Governmental Entity in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction; and (vi) neither Parent nor any Parent Subsidiary has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

          (f)    Since Parent's formation, (i) neither Parent nor any Parent Subsidiary has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code; and (ii) neither Parent nor any Parent Subsidiary has incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Parent or any Parent Subsidiary.

          (g)   Parent and each Parent Subsidiary have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

          (h)   There are no material Tax Liens upon any property or assets of Parent or any Parent Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

          (i)    Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

          (j)    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary, and after the Closing Date neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.

          (k)   Neither Parent nor any Parent Subsidiary (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a Parent Subsidiary taxable as a taxable REIT subsidiary) or (B) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or otherwise.

          (l)    Neither Parent nor any Parent Subsidiary has participated in any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

          (m)  Neither Parent nor any of the Parent Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

          (n)   This Section 5.14 constitutes the exclusive representations and warranties of Parent with respect to Tax matters.

        Section 5.15.    Stock Ownership.     None of Parent or any Parent Subsidiary for the past five years has been an "interested stockholder" (as defined in Section 3-601(j) of the MGCL) of the Company. None of Parent or any Parent Subsidiary is a "beneficial owner" (as defined in Section 3-601(d) of the MGCL) of any Company Shares as of the date hereof.

        Section 5.16.    Investment Company Act.     Neither Parent nor any Parent Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

        Section 5.17.    No Other Representations.     Except for the representations and warranties contained in Article IV, Parent acknowledges that neither the Company nor any Representative of the Company makes, and Parent acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, forward-looking statements, forecasts or other material made available to Parent or to Parent's Representatives in certain "data rooms" or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS
PENDING THE MERGER

        Section 6.1.    Conduct of Business by the Company.     The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (a) as set forth in Section 6.1 of the Company Disclosure Letter, (b) as specifically permitted or required by this Agreement, (c) as required by Law, or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (i) shall maintain the status of the Company as a REIT and shall, and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its and their present business organizations, goodwill and ongoing businesses and to preserve its and their present relationships with customers, suppliers, vendors, Governmental Entities, Program Lenders, employees and other Persons with whom it and they have material business relations, and to maintain compliance with the Liquidity Ratio Test, and (ii) shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

          (a)   amend, modify, waive, rescind or otherwise change its or any of Fund I's charter, bylaws, limited liability company agreement, partnership agreement or equivalent organizational documents, or, with respect to any Person who has made or is considering making an Acquisition Proposal, waive the stock ownership limitation contained in Article VII of the Company Certificate;

          (b)   authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), or enter into any agreement with respect to voting or registration of its capital stock or other equity interests, except for (i) the declaration and payment by the Company of regular quarterly cash dividends on the outstanding shares of Company Common Stock, with declaration, record and payments dates consistent with its past practice, at a rate not to exceed a quarterly rate of $0.45 per Company Share, (ii) the declaration and payment by the Company of dividends expressly provided for in Section 6.4, (iii) the declaration and payment by the Company of required quarterly cash dividends on the outstanding shares of Company Preferred Stock, with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate of $0.4765625 per Company Preferred Share, in accordance with the terms of such Company Preferred Stock, (iv) the declaration and payment of cash dividends or other cash distributions to the Company by any directly or indirectly wholly owned Company Subsidiary, (v) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational documents of such Company Subsidiary, (vi) in coordination with Section 6.4, any distribution under section 858 or 860 of the Code or applicable State Law reasonably necessary (after taking into account the Company's ability to pay the Company Additional Dividend Amount pursuant to Section 6.4) for the Company to maintain its qualification as a REIT and to avoid the imposition of any entity level income or excise Tax under the Code or applicable State Law, and (vii) dividends or other distributions made by Pingora Loan Servicing, LLC in the ordinary course of business to Fund I solely in connection with Fund I's equity investment in non-voting tracking stock issued by Pingora Loan Servicing, LLC in its ordinary course of business in exchange for funding of mortgage servicing rights purchases or other permitted activities of Pingora Loan Servicing, LLC (in each case subject to the limitations in Section 6.1(ii)(f)), but shall not exceed the cash flow that Fund I would have received if Fund I had title to the specified mortgage servicing right pools allocated to the series of such non-voting tracking stock owned by Fund I;

          (c)   split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for any such transaction by a wholly owned Company Subsidiary which remains a wholly owned Company Subsidiary after consummation of such transaction;

          (d)   except for the issuance non-voting tracking stock of Pingora Loan Servicing, LLC in connection with its ordinary course of business with Fund I in exchange for funding of mortgage servicing rights purchases or other permitted activities of Pingora Loan Servicing, LLC (in each case subject to the limitations in Section 6.1(ii)(f)), issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Company Equity Award under any existing Company Equity Plan, other than transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

          (e)   except as required by applicable Law or any Company Benefit Plan as in existence as of the date hereof, (i) increase the compensation or benefits payable or to become payable to any of its directors, executive officers or employees, (ii) grant to any of its directors, executive officers or employees any increase in severance or termination pay, (iii) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of its directors, executive officers or employees, (iv) enter into any employment, severance, or retention agreement (excluding offer letters that provide for no severance or change in control benefits) with any of its directors, executive officers or employees, (v) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan or any arrangement that would be a Company Benefit Plan if in existence on the date of this Agreement, (vi) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, (vii) terminate the employment of any employee, other than for cause, (viii) hire any new employees, or (ix) provide any funding for any rabbi trust or similar arrangement;

          (f)    (i) take any action that would increase the absolute size of the asset base of the Company and the Company Subsidiaries by more than 10% of the absolute size of the asset base of the Company and the Company Subsidiaries or Fund I as of the date hereof, calculated on a GAAP basis, excluding any increases in the size of the asset base resulting from mark to market valuation adjustments; or (ii) acquire (including by merger, consolidation or acquisition of stock or assets) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any assets or equity interests in any Person or any business or division thereof, or otherwise engage in any mergers, consolidations, acquisitions or business combinations on behalf of the Company, any Company Subsidiary or Fund I, except, in the case of this clause (ii), for (A) transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries, (B) acquisitions of agency mortgage-backed securities in the ordinary course of business consistent with past practice, (C) acquisitions of mortgage loans and non-agency mortgage-backed securities, provided that at no time the aggregate notional value of the Company's and the Company Subsidiaries' portfolio of such mortgage loans and non-agency mortgage-backed securities is more than $500 million in the aggregate or (D) acquisitions of mortgage servicing rights for an aggregate purchase price of not more than $45 million in any calendar month;

          (g)   adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, except for transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

          (h)   make any loans, advances or capital contributions to, or investments in, any other Person, except for loans among the Company and its wholly owned Company Subsidiaries or among the Company's wholly owned Company Subsidiaries or advances for reimbursable employee expenses in the ordinary course of business, consistent with past practices;

          (i)    sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties, rights or assets (including shares in the capital of the Company or any Company Subsidiary), except for sales of assets in the ordinary course of business, not for speculative purposes and consistent with the capital allocation plans with respect to mortgage servicing rights publicly disclosed by the Company prior to the date hereof, so long as such dispositions do not exceed a cumulative aggregate of $300 million in notional value in any 30-day period based on trade dates, and excluding the monthly sale of agency flow new production mortgage-backed securities;

          (j)    (i) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, or (ii) modify, amend or terminate any Material Contract or waive, release or assign any rights or claims thereunder, in each case, with respect to clauses (i) and (ii), except for (A) repurchase Contracts having a maturity or term not greater than 180 days entered pursuant to the Company's existing master repurchase agreements (as in effect as of the date hereof) to finance the purchase price of assets in the ordinary course of the Company's business or refinance the Company's repurchase obligations pursuant to such master repurchase agreements when due, (B) Contracts to execute dollar roll financing transactions pursuant to the Company's existing master securities forward transactions agreements (as in effect as of the date hereof) solely to finance the purchase price of "To Be Announced" agency mortgage-backed securities in the ordinary course of the Company's business consistent with past practice; (C) any derivative financial Contracts entered into or incurred by the Company or any of the Company Subsidiaries in the ordinary course of business consistent with past practice for the purpose of fixing or hedging interest rate or currency exchange rate risk and not for speculative purposes; or (D) to the extent not prohibited by other provisions hereof, Contracts providing for the acquisition, purchase, sale or divestiture of mortgage loans, mortgage backed securities and mortgage servicing rights entered into by the Company or the Company Subsidiaries in the ordinary course of business and that are materially consistent with the Contracts or forms of Contract provided to Parent prior to the date hereof;

          (k)   except in accordance with the Company's capital budget provided to Parent prior to the date hereof, make any capital expenditures, enter into agreements or arrangements providing for capital expenditure or otherwise commit to do so;

          (l)    waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers and directors in their capacities as such are parties), other than the compromise or settlement of claims, litigations or proceedings that are not brought by Governmental Entities and that: (i) is for an amount not to exceed, for any such compromise or settlement individually or in the aggregate, $500,000, (ii) does not impose any injunctive relief on the Company or the Company Subsidiaries or involve the admission of wrongdoing by the Company, any of the Company Subsidiaries or any of their respective officers or directors, and (iii) does not provide for the license of any Intellectual Property;

          (m)  make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC regulations;

          (n)   make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by the Company or any Company Subsidiary, settle or compromise any material liability for Taxes or any Tax audit or other proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Tax authority, surrender any right to claim a material refund of Taxes, or, except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

          (o)   take any action, or fail to take any action, which action or failure would reasonably be expected to cause (i) the Company to fail to qualify as a REIT or (ii) any Company Subsidiary (A) to cease to be treated as any of (x) a partnership or disregarded entity for U.S. federal income tax purposes or (y) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be or (B) that is not treated as a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code as the date hereof to be so treated;

          (p)   redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any Indebtedness among the Company and its wholly owned Company Subsidiaries or among wholly owned Company Subsidiaries, (ii) transactions having a maturity or term not greater than 180 days pursuant to the Company's existing master repurchase agreements (as in effect as of the date hereof) to finance the purchase price of assets in the ordinary course of the Company's business or refinance the Company's repurchase obligations pursuant to such master repurchase agreements when due, (iii) guarantees by the Company of Indebtedness of Company Subsidiaries or guarantees by Company Subsidiaries of Indebtedness of the Company or any Company Subsidiary, which Indebtedness is incurred in compliance with the immediately preceding clause (ii), (iv) dollar roll financing transactions pursuant to the Company's existing master securities forward transactions agreements (as in effect as of the date hereof) solely to finance the purchase price of agency "To Be Announced" mortgage-backed securities in the ordinary course of the Company's business, consistent with past practice, (v) Indebtedness not to exceed $1,000,000 in aggregate principal amount outstanding, (vi) any derivative financial instruments or arrangements entered into or incurred by the Company or any of the Company Subsidiaries in the ordinary course of business consistent with past practice for the purpose of fixing or hedging interest rate or currency exchange rate risk and not for speculative purposes, or (vii) issuances of excess servicing participation certificates and non-voting tracking stock by Pingora Loan Servicing, LLC in the ordinary course of business to Fund I in connection with Fund I's ordinary course of business investment in excess servicing participation certificates and non-voting tracking stock issued by Pingora Loan Servicing, LLC in connection with its ordinary course of business in exchange for funding of mortgage servicing rights purchases or other permitted activities of Pingora Loan Servicing, LLC, subject to the limitations in Section 6.1(ii)(f); provided that after giving effect to such transaction or incurrence, the duration, as calculated using the Blackrock Solutions model, of the portfolio of the Company and the Company Subsidiaries shall not be greater than one half of a year more than or less than one half of a year less than the duration, as calculated using the Blackrock Solutions model, of the portfolio of the Company and the Company Subsidiaries as of the date of this Agreement and set forth in Section 6.1(ii)(p) of the Company Disclosure Letter (provided that, if such duration becomes greater than one half of a year more than or less than one half of a year less than the duration as of the date of this Agreement, the Company will have seven (7) calendar days to effect transactions to bring the duration into compliance, and provided, further, that promptly upon the commencement of such seven (7) day period, but in any event no more than one (1) business day after such commencement, the Company will notify Parent if the duration becomes greater than one half of a year more than or less than one half of a year less than the duration as of the date of this Agreement, and will in engage in good faith consultation with Parent to bring the duration into compliance); provided further that nothing contained in this Section 6.1(ii)(p) shall prohibit the Company and the Company Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

          (q)   fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof);

          (r)   fail to duly and timely file all material reports and other material documents required to be filed with the NYSE, SEC or any Governmental Entity or Program Lender, subject to extensions permitted by Law or applicable rules and regulations;

          (s)   enter into any transactions or Contracts with (i) any affiliates, (ii) any other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC, or (iii) the Company Manager or any of its affiliates;

          (t)    enter into any transactions or Contracts that would restrict the ability of Parent and the Surviving Corporation to engage after the Acceptance Time or Effective Time in all the activities in which the Company is engaged as of the date hereof;

          (u)   take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company or any of the Company Subsidiaries to be required to be registered as an investment company under the Investment Company Act;

          (v)   take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company or any of the Company Subsidiaries to fail to be eligible for the relief set forth in the No-Action Letter;

          (w)  enter into any new line of business;

          (x)   fail to pay the premiums on or cancel the Company's insurance policies;

          (y)   amend in any material respect the investment policy of the Company or any of the Company Subsidiaries as in effect on the date hereof, or fail to comply with such investment policy;

          (z)   enter into any Contract providing for the engagement by Pingora Loan Servicing, LLC of one or more sub-servicers to service existing or new mortgage servicing rights held by Pingora Loan Servicing, LLC;

          (aa) conduct the business of Fund I other than in accordance with the Fund I Governing Documents and in the ordinary course of business consistent with past practice, or take any action, or fail to take any action, which action or failure could reasonably be expected to result in the Company or any Company Subsidiary incurring more than $10,000 of cost or liability;

          (bb) enter into any partnership agreement, limited liability company agreement or other similar agreement with any Person that is not a wholly-owned Company Subsidiary, or distribute or otherwise make available any offering document for purposes of, or make any commitments with respect to, obtaining equity capital; or

          (cc) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

        Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.4, nothing in this Agreement shall prohibit the Company or Company Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement (including Section 6.4) or otherwise.

        Section 6.2.    Conduct of Business by Parent.     Parent agrees that between the date of this Agreement and the date of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (a) as set forth in Section 6.2 of the Parent Disclosure Letter, (b) as specifically permitted or required by this Agreement, (c) as required by Law, or (d) as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent (i) shall maintain the status of Parent as a REIT and shall, and shall cause each Parent Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its and their present business organizations, goodwill and ongoing businesses and to preserve its and their present relationships with customers, suppliers, vendors, Governmental Entities and other Persons with whom it and they have material business relations, and (ii) shall not, and shall not permit any Parent Subsidiary to, directly or indirectly:

          (a)   authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of Parent or any Parent Subsidiary), except for (i) the declaration and payment by Parent of regular quarterly cash dividends on the outstanding shares of Parent Common Stock, with declaration, record and payments dates consistent with its past practice, (ii) the declaration and payment by Parent of the dividends contemplated by Section 6.4, (iii) the declaration and payment by Parent of required quarterly cash dividends, if any, on the outstanding shares of Parent Series A Preferred Stock, Parent Series C Preferred Stock, and Parent Series D Preferred Stock, with declaration, record and payment dates consistent with past practice, at rates not to exceed quarterly rates of $0.4922, $0.4766, and $0.4688 per share, respectively, in accordance with the terms of each series of preferred stock, (iv) the declaration and payment of cash dividends or other cash distributions to Parent by any directly or indirectly wholly owned Parent Subsidiary, (v) distributions by any Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent, in accordance with the requirements of the organizational documents of such Parent Subsidiary, and (vi) any distribution, including under Section 858 or 860 of the Code or applicable State Law reasonably necessary for Parent to maintain its qualification as a REIT and to avoid the imposition of any entity level income or excise Tax under the Code or applicable State Law;

          (b)   split, combine, reduce or reclassify any of its issued or unissued shares, except for transactions (i) by a wholly owned Parent Subsidiary which remains a wholly owned Parent Subsidiary after consummation of such transaction, or (ii) that would require an adjustment to the Offer Consideration and the Merger Consideration pursuant to Section 1.1(d) and Section 3.1(e), respectively, and for which the proper adjustment is made;

          (c)   amend the Parent Governing Documents in a manner that would be material and adverse to the holders of Company Shares relative to the treatment of existing holders of Parent Common Stock;

          (d)   fail to duly and timely file all material reports and other material documents required to be filed with the SEC, the NYSE or any Program Lender, subject to extensions permitted by Law or applicable rules and regulations;

          (e)   take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Parent to fail to qualify as a REIT; or

          (f)    agree or authorize, in writing or otherwise, to take any of the foregoing actions.

        Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.4, nothing in this Agreement shall prohibit Parent or Parent Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel, is reasonably necessary for Parent to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement (including Section 6.4) or otherwise.

        Section 6.3.    Non-Solicitation by the Company.

          (a)   From and after the date of this Agreement until the earlier of the Acceptance Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company agrees that it (including the Company Board of Directors) shall not, and shall cause each Company Subsidiary and Representative not to, directly or indirectly: (i) solicit, initiate or encourage or facilitate (including by way of providing non-public information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or would be reasonably expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any non-public information relating to the Company or any Company Subsidiary in connection with, an actual or potential Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iv) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (v) if an Acquisition Proposal that is an exchange or tender offer has been commenced, fail to publicly recommend against any such Acquisition Proposal within ten (10) business days of being requested to do so by Parent, (vi) if an Acquisition Proposal has been publicly disclosed, fail to reaffirm the Company Board Recommendation within ten (10) business days of being requested to do so by Parent, (vii) enter into any merger agreement, acquisition agreement, reorganization agreement, letter of intent or similar agreement or document relating to, or any other agreement or commitment providing for, any Acquisition Proposal, or (viii) resolve or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi) and (viii) (to the extent related to the foregoing clauses (iii), (iv), (v) and (vi)) above, a "Change of Recommendation"). The Company shall, and shall cause the Company Subsidiaries and its and their respective directors, officers, employees and other Representatives (including the Company Manager) to, immediately cease any and all existing discussions or negotiations with any parties (or provision of any non-public information to any parties) conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal. Promptly after the date hereof, the Company shall request that each Person that has heretofore executed a confidentiality agreement relating to an Acquisition Proposal or a potential Acquisition Proposal promptly destroy or return to the Company all non-public information relating to such Acquisition Proposal or to the Company or its businesses or assets heretofore furnished by the Company or any of its Representatives to such Person or group or any of its representatives in accordance with the terms of such confidentiality agreement. For purposes of this Section 6.3, the term "Person" means any Person or "group," as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiaries or any of their Representatives.

          (b)   Notwithstanding the limitations set forth in Section 6.3(a), if the Company receives, prior to the Acceptance Time, an unsolicited, written Acquisition Proposal that did not result from a breach of this Section 6.3, which the Company Board of Directors, upon the recommendation of the Company Special Committee, determines in good faith after consultation with the Company's outside legal and financial advisors (i) constitutes a Superior Proposal or (ii) would reasonably be expected to result in a Superior Proposal, and in each case that the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable Law, then in either event the Company may take the following actions: (x) furnish non-public information to the Person making such Acquisition Proposal, if, and only if, prior to so furnishing such information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to the Acquisition Proposal.

          (c)   The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent after receipt of any Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for non-public information relating to the Company or any Company Subsidiary by any Person who has made or would reasonably be expected to make any Acquisition Proposal. Such notice shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including copies of all written requests, proposals, correspondence or offers, including proposed agreements received by the Company. The Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto and provide to Parent copies of all written materials received or sent by the Company related thereto. The Company shall promptly provide to Parent any material non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition

  Proposal pursuant to Section 6.3(b). Unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall not take any action to exempt any Person (other than Parent and Purchaser) from the restrictions on "business combinations" contained in any applicable Takeover Statute or, with respect to any Person who has made or is considering making an Acquisition Proposal, stock ownership limitations contained in the Company Governing Documents or otherwise cause such restrictions or limitations not to apply.

          (d)   Notwithstanding anything in this Section 6.3 to the contrary, but subject to Section 6.3(e), at any time prior to the Acceptance Time, the Company Board of Directors may (i) make a Change of Recommendation in response to an Intervening Event if the Company Board of Directors, upon the recommendation of the Company Special Committee, has determined in good faith after consultation with the Company's outside financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors' fiduciary duties under applicable Law, or (ii) make a Change of Recommendation and cause the Company to terminate this Agreement pursuant to and in accordance with Section 9.1(g) in order to enter into a definitive agreement providing for an unsolicited Acquisition Proposal, which the Company Board of Directors determined in good faith after consultation with the Company's outside legal and financial advisors is a Superior Proposal, but only if the Company Board of Directors has determined, upon the recommendation of the Company Special Committee, in good faith after consultation with the Company's outside financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors' fiduciary duties under applicable Law. "Intervening Event" means any event, change in circumstance or development first occurring or arising after the date of this Agreement that is material to the Company and the Company Subsidiaries (taken as a whole) and was not known or reasonably foreseeable by the Company Board of Directors as of or prior to the date of this Agreement; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or (B) changes in the market price or trading volume of the Company Common Stock or Parent Common Stock or the fact that the Company meets or exceeds (or that Parent fails to meet or exceed) internal or published projections, forecasts or revenue or earnings predictions for any period.

          (e)   Prior to the Company taking any action permitted (i) under Section 6.3(d)(i), the Company shall provide Parent with three (3) business days' prior written notice advising Parent it intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such three (3) business day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate (and if Parent does negotiate, Parent shall cause its Representatives (including its executive officers) to negotiate in good faith)) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such three (3) business day period the Company Board of Directors again makes the determination under Section 6.3(d)(i) (after in good faith taking into account any amendments proposed by Parent), or (ii) under Section 6.3(d)(ii), the Company shall provide Parent with three (3) business days' prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, and during such three (3) business day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such three (3) business day period the Company Board of Directors again makes the determination under Section 6.3(d)(ii) (after in good faith taking into account the amendments proposed by Parent). With respect to Section 6.3(e)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company's stockholders would receive as a result of the Superior Proposal, whether or not material), the Company shall notify Parent of each such amendment, revision or change in compliance with Section 6.3(c) and the applicable three (3) business day period shall be extended until at least two (2) business days after the time that Parent receives notification from the Company of each such amendment, revision or change and the Company Board of Directors shall not make a Change of Recommendation prior to the end of any such period as so extended in accordance with the terms of this Section 6.3(e).

          (f)    Nothing in this Agreement shall prohibit the Company Board of Directors from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any "stop, look and listen" communication to the Company's stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that this Section 6.3(f) shall not permit the Company Board of Directors to make a Change of Recommendation except to the extent permitted by Section 6.3(d) and Section 6.3(e).

          (g)   References in this Section 6.3 or in Article I to the "Company Board of Directors" shall mean the Company Board of Directors or, to the extent applicable, a committee thereof, including the Company Special Committee.

        Section 6.4.    Additional Dividends.

          (a)   Prior to the Effective Time, the Company shall declare a dividend to its stockholders, the record and payment date for which shall be the close of business on the last business day prior to the Acceptance Time, subject to funds being legally available therefor; provided that the payment of such dividend may be conditioned upon the occurrence of the Acceptance Time. The per share dividend amount payable by the Company pursuant to this Section 6.4(a) shall be an amount equal to (i) the Company's then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the day on which the Acceptance Time occurs, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount (the "Company Additional Dividend Amount"), if any, necessary so that the aggregate dividend payable is equal to the Minimum Distribution Dividend.

          (b)   The Company and Parent shall cooperate in good faith to determine whether it is necessary to declare a Company Additional Dividend Amount and the amount (if any) of the Company Additional Dividend Amount. Such determination shall be made at least twelve (12) days prior to the then-applicable expiration date of the Offer. It is expected that, in addition to regular quarterly dividends, notwithstanding anything in this Agreement to the contrary, Parent will pay to its stockholders, as of the close of business on the last business day prior to the Effective Time, a stub-period dividend, on a comparable basis as the Company dividend paid pursuant to Section 6.4(a)(i) (provided that Parent shall be permitted to take into account increases or anticipated increases in such dividend amount as contemplated by Section 6.2(ii)(a)(i) ), and including an additional per share amount equal to the Company Additional Dividend Amount (if any) plus any Special Dividend (if any) (on a per share basis), divided by 0.9894.

ARTICLE VII

ADDITIONAL AGREEMENTS

        Section 7.1.    Access; Confidentiality; Notice of Certain Events.

          (a)   From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, to the extent permitted by applicable Law, each of the Company and Parent shall, and shall cause each of the Parent Subsidiaries and the Company Subsidiaries, respectively, to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, Contracts, personnel, books and records and, during such period, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other Party all information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request, including information about the Company's financing, hedging activities, portfolio risk and portfolio activities, and, at the request of Parent, the Company shall provide regular updates to Parent regarding its portfolio risk and portfolio activities, including through weekly conference calls. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 7.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (B) the disclosure of which would violate any Law or duty (provided, however, that the withholding Party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to external counsel for Parent to the extent reasonably required for the purpose of complying with applicable Laws. Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.

          (b)   Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any non-public information, including any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

          (c)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Offer, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any legal proceeding commenced or, to any Party's knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or any other Transaction, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 7.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Annex B or give rise to any right to terminate under Article IX.

          (d)   Prior to the Closing, the Company shall cause the Company Manager and each affiliate of the Company Manager to deliver to the Company all Contracts and records in its possession or control to the extent they pertain to the business of the Company and the Company Subsidiaries.

          (e)   The Company shall give written notice to Parent as promptly as practicable if at any time the Liquidity Ratio Test is not satisfied, and the Company shall in good faith consider implementing the reasonable recommendations of Parent with respect to maintaining adequate liquidity.

        Section 7.2.    Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Offer, the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity and/or Program Lender in order to consummate the Offer, the Merger or any of the other Transactions and (ii) taking all steps as may be necessary, subject to the limitations in this Section 7.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

          (b)   In connection with and without limiting the foregoing, each of the Parties shall give any notices to third parties, and each of the Parties shall use, and cause each of their respective Subsidiaries and affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Offer and Merger. Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Entity or Program Lender and will cooperate in responding to any inquiry from a Governmental Entity or Program Lender, including promptly informing the other Parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity or Program Lender, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Entity or Program Lender with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity or Program Lender in connection with the Offer and the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the Parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity or Program Lender in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity or Program Lender.

          (c)   In connection with obtaining any approval or consent from any Person with respect to the Offer or the Merger, the Company or any Company Subsidiary shall not pay or commit to pay to any Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person without the prior written consent of Parent. The Parties shall cooperate to obtain such consents.

        Section 7.3.    Publicity.     So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries or managers, shall issue or cause the publication of any press release or other public announcement with respect to the Offer, the Merger or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Offer, the Merger or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Parties shall not be required by this Section 7.3 to provide any such review or comment to the other Party relating to any dispute between the Parties relating to this Agreement; provided, further, that each Party and their respective affiliates and Representatives may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.3.

        Section 7.4.    D&O Insurance and Indemnification.

          (a)   For not less than six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless all past and present directors, officers and agents of the Company and the Company Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the extent permitted by applicable Law; provided such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Offer, the Merger or any of the other Transactions), in connection with such Persons serving as an officer, director, employee, agent or other fiduciary of the Company or any of the Company Subsidiaries or of any Person if such service was at the request or for the benefit of the Company or any of the Company Subsidiaries, to the extent permitted by Law and provided pursuant to the Company Governing Documents or the organizational documents of any Company Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement and which were provided to Parent prior to the date hereof (including the Management Agreement). Without limiting or being limited by the foregoing, the Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective charter or bylaws (or comparable organizational documents) or in any agreement (including the Management Agreement) shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 7.4, the provisions of this Section 7.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

          (b)   For six (6) years after the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and the organizational documents of any Company Subsidiary and (ii) except to the extent such agreement provides for an earlier termination, any other agreements of the Company and the Company Subsidiaries with any Indemnified Party, in each case, regarding elimination of liability, indemnification of officers, directors, agents and employees and advancement of expenses that are in existence on the date of this Agreement, copies of all of which have been provided to Parent prior to the date hereof (including the Management Agreement), and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Offer, the Merger or any of the other Transactions).

          (c)   At or prior to the Acceptance Time, the Company shall purchase a six (6)-year prepaid "tail" policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, however, that the Company shall not commit or spend on such "tail" policy more than 300% of the last aggregate annual premium paid by the Company prior to the date hereof for the Company's current policies of directors' and officers' liability insurance and fiduciary liability insurance (the "Base Amount"), and if the cost of such "tail" policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase as much coverage as reasonably practicable for the Base Amount. After the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no Party shall have any other obligation to purchase or pay for insurance hereunder. The Company shall in good faith cooperate with Parent prior to the Acceptance Time with respect to the procurement of such "tail" policy, including with respect to the selection of the broker, available policy price and coverage options.

          (d)   In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.4. The rights and obligations under this Section 7.4 shall survive consummation of the Offer and the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 7.4, each of whom may enforce the provisions thereof.

        Section 7.5.    Takeover Statutes.     The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Offer, the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Offer, the Merger and the other Transactions. No Change of Recommendation shall change, or be deemed to change, the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to the Offer, the Merger or any of the other Transactions.

        Section 7.6.    Obligations of Purchaser.     Parent shall take all action necessary to cause Purchaser to perform its obligations under this Agreement and to consummate the Transactions, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

        Section 7.7.    Rule 16b-3.     Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the Transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act. Upon request, the Company shall promptly furnish Parent with all requisite information for Parent to take the actions contemplated by this Section 7.7.

        Section 7.8.    Security Holder Litigation.     Each Party shall provide the other Party prompt notice of any litigation brought by any stockholder of that Party against such Party, any of its Subsidiaries and/or any of their respective directors relating to the Offer, the Merger, this Agreement or any of the other Transactions, and shall keep the other Party informed on a prompt and timely basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent's expense) in the defense or settlement of any such litigation, the Company shall reasonably cooperate with Parent conducting the defense or settlement of such litigation, and no such settlement shall be agreed to without Parent's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, except that Parent shall not be obligated to consent to any settlement which does not include a full release of Parent and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its affiliates. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.8 and Section 6.1 or Section 7.2, the provisions of this Section 7.8 shall control.

        Section 7.9.    Delisting.     Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist each of the Company Common Stock and Company Preferred Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

        Section 7.10.    Director Resignations.     The Company shall cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

        Section 7.11.    Certain Tax Matters.

          (a)   Each of the Parties shall use its reasonable best efforts to cause the Offer and the Merger, taken together, to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, including by executing and delivering customary tax representation letters to the Company's and/or Parent's counsel, as applicable, in form and substance reasonably satisfactory to such counsel, in connection with (i) any tax opinion or description of the U.S. federal income tax consequences of the Offer and the Merger contained or set forth in the Form S-4 or (ii) the tax opinions referenced in clauses (E)(5)(i) and (E)(5)(ii) of Annex B. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Offer and the Merger, taken together, to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Offer and the Merger, taken together, as a "reorganization" within the meaning of Section 368(a) of the Code.

          (b)   The Company shall (i) use its commercially reasonable efforts to obtain the opinions of counsel referred to in clauses (E)(5)(ii) and (E)(6)(ii) of Annex B, (ii) deliver to Hunton & Williams LLP an officer's certificate, dated as of the effective date of the Form S-4 and the date of the expiration of the Offer, respectively, and signed by an officer of the Company, as shall be reasonably necessary or appropriate to enable Hunton & Williams LLP to render the opinion described in clause (E)(6)(ii) of Annex B on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the date of the expiration of the Offer, and (iii) deliver to Wachtell, Lipton, Rosen & Katz and DLA Piper LLP (US) officer's certificates, dated as of the effective date of the Form S-4 and the date of the expiration of the Offer, respectively, and signed by an officer of the Company, containing representations of the Company as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz to render the opinion described in clause (E)(5)(i) of Annex B on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the date of the expiration of the Offer, and DLA Piper LLP (US) to render the opinion described in clause (E)(5)(ii) of Annex B on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the date of the expiration of the Offer.

          (c)   Parent shall (i) use its commercially reasonable efforts to obtain the opinions of counsel referred to in clauses (E)(5)(i) and (E)(6)(i) of Annex B, (ii) deliver to K&L Gates LLP an officer's certificate, dated as of the effective date of the Form S-4 and the date of the expiration of the Offer, respectively, and signed by an officer of Parent, as shall be reasonably necessary or appropriate to enable K&L Gates LLP to render the opinion described in clause (E)(6)(i) of Annex B on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the date of the expiration of the Offer, and (iii) deliver to Wachtell, Lipton, Rosen & Katz and DLA Piper LLP (US) officer's certificates, dated as of the effective date of the Form S-4 and the date of the expiration of the Offer, respectively, and signed by an officer of Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz to render the opinion described in clause (E)(5)(i) of Annex B on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the date of the expiration of the Offer, and DLA Piper LLP (US) to render the opinion described in clause (E)(5)(ii) of Annex B on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the date of the expiration of the Offer.

          (d)   The Company and its affiliates shall, with Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), take any actions, including making or causing the Company Subsidiaries to make elections pursuant to Treasury Regulations Section 301.7701-3(c)(1)(i) and Section 856(l) of the Code, as are reasonably necessary to preserve its qualification as a REIT, and the Company and its affiliates shall cooperate with Parent and its Representatives in taking any such actions as Parent may reasonably request.

        Section 7.12.    Stock Exchange Listing.     Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Offer and the Merger and the shares of Parent Series E Preferred Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

        Section 7.13.    14d-10 Matters.     The Parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans (collectively, the "Arrangements"), to certain holders of Company Shares and holders of Company Equity Awards. The Compensation and Governance Committee of the Company Board of Directors (the "Company Compensation Committee") (A) at a meeting held or to be held prior to the Acceptance Time, has duly adopted or will duly adopt resolutions approving as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(1) under the Exchange Act (i) each Arrangement presented to the Company Compensation Committee on or prior to the date hereof, (ii) the treatment of the Company Equity Awards, as applicable, in accordance with the terms set forth in this Agreement, and (iii) the terms of Section 7.4, and (B) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. The Company represents and warrants that each member of the Company Compensation Committee is an "independent director" in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

        Section 7.14.    Treatment of Management Agreement.

          (a)   On or prior to the date hereof, the Company and the Company Manager have entered into an amendment to the Management Agreement, to which Parent is an express third party beneficiary, terminating the Management Agreement effective immediately prior to, and contingent upon, the Acceptance Time (such amendment, the "Termination Amendment"), and such termination shall be without any liability (except to the extent specifically set forth therein and set forth in Section 7.14 of the Company Disclosure Letter) to the Company, any of the Company Subsidiaries, Parent, any affiliate of Parent, or the Surviving Corporation. The Company has provided to Parent a true, correct and complete copy of the Termination Amendment. For the avoidance of doubt, the Company shall not amend, modify or waive any rights under the Management Agreement without Parent's prior written consent. Immediately prior to the Acceptance Time (except with respect to those payments to be paid following the Acceptance Time as set forth in Section 7.14 of the Company Disclosure Letter), the Company shall deliver to the Company Manager all amounts owed to the Company Manager under the Management Agreement and the Termination Amendment, as set forth in Section 7.14 of the Company Disclosure Letter. The Termination Amendment provides that, effective as of the Acceptance Time, except with respect to amounts owed to the Company as specifically set forth in the Termination Amendment and as set forth in Section 7.14 of the Company Disclosure Letter, the Company Manager and its affiliates fully and unconditionally release any claims or liabilities whatsoever that they may have against the Company, any of the Company Subsidiaries, Parent, any affiliate of Parent, or the Surviving Corporation under the Management Agreement, as amended by the Termination Amendment, except with respect to those rights which, pursuant to the express terms of the Termination Amendment, survive the termination of the Management Agreement. Notwithstanding anything in the Management Agreement to the contrary, in no event shall the Company pay the Company Manager any amounts in excess of the amounts set forth in Section 7.14 of the Company Disclosure Letter, except with respect to those rights which, pursuant to the express terms of the Termination Amendment, survive the termination of the Management Agreement.

        Section 7.15.    Existing Indebtedness.     The Company and the Company Subsidiaries shall, and shall use their reasonable best efforts to cause their Representatives to, (a) cooperate with Parent and Purchaser in connection with (i) the replacement, backstopping or amendment, as of the Effective Time, of outstanding financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments and obligations of the Company and the Company Subsidiaries, including granting any waivers in respect thereof and facilitating the migration of such financial products to the facilities of Parent or its affiliates and (ii) the satisfaction or amendment, as of the Effective Time, of derivative financial instruments or arrangements (including any swaps, caps, floors, futures, forward contracts and option agreements), and (b) obtain and deliver to Parent, no later than three (3) business days prior to the Effective Time, customary payoff letters for any Indebtedness of the Company or any Company Subsidiary, each executed (or to be executed no later than the Effective Time) by the holders of such Indebtedness (or the authorized representative thereof), in each case as reasonably requested by Parent.

        Section 7.16.    Employees and Employee Benefits.

          (a)   For at least six (6) months following the Closing Date, the Surviving Corporation shall provide or cause to be provided to all employees of the Company and its Subsidiaries as of immediately prior to the Effective Time, other than the employees identified on Section 7.16(a) of the Company Disclosure Letter, who become employed or remain employed by the Surviving Corporation and its Affiliates at or after the Closing Date (the "Continuing Employees") (i) compensation at a rate of base salary or wages, as applicable, that is not less favorable than the rate of base salary or wages paid by the Company or its Affiliates immediately prior to the Closing Date, and (ii) other benefits that are either substantially similar in the aggregate to the benefits provided by the Company or its Affiliates immediately prior to the Closing Date or substantially similar in the aggregate to the benefits provided by Parent and its Affiliates to their employees generally who are similarly situated to such Continuing Employees, determined in Parent's sole discretion.

          (b)   Each Continuing Employee shall be entitled to receive (without duplication), (i) upon a termination of employment without Cause (as defined below) within six (6) months following the Closing Date, a lump sum cash severance payment (subject to execution and non-revocation of a release of claims in favor of Parent and its Subsidiaries) equal to such Continuing Employee's Specified Compensation Amount, less the total amount of base salary actually paid to such Continuing Employee by Parent and its Subsidiaries for the period beginning on the date that the Effective Time occurs and ending on the date of the Continuing Employee's termination of employment, or (ii) if such Continuing Employee remains employed with Parent and its Subsidiaries through the date that is six (6) months following the Closing Date, a lump sum cash bonus equal to such Continuing Employee's Specified Compensation Amount, less the total amount of base salary actually paid to such Continuing Employee by Parent and its Subsidiaries for the period beginning on the date that the Effective Time occurs and ending on the date that is six (6) months following the Closing Date. The Company or the Company Subsidiaries, as applicable, may enter into a letter agreement with each of the Continuing Employees providing for the payment of the severance payments and/or cash bonuses described in the immediately preceding sentence, with the terms and conditions of such agreements subject to Parent's prior written consent, not to be unreasonably withheld or delayed; provided that, if the sum of the amounts payable under such letter agreements exceeds $3,532,007, the Parties shall cooperate to reduce the payment amount in the individual letters so that the aggregate payments do not exceed $3,532,007. For purposes of this Section 7.16(b), (i) "Cause" means (A) acts or omissions constituting recklessness or willful misconduct on the Continuing Employee's part in respect of the Continuing Employee's fiduciary obligations to Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) which is materially and demonstrably injurious to Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries); (B) the Continuing Employee's commission of fraud, misappropriation or embezzlement in connection with the assets of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries); or (C) the Continuing Employee's willful unauthorized disclosure of any confidential information, or other breach of any restrictive covenant set forth in an agreement between the Continuing Employee and Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries); and (ii) "Specified Compensation Amount" means the sum of (A) 50% of the applicable Employee's 2015 annual base compensation, (B) 50% of the grant date value of any Company RSAs granted to such Continuing Employee in 2015 and (C) 50% of the most recent annual bonus received by such Continuing Employee prior to the Closing Date.

          (c)   Each employee of the Company Manager listed on Section 7.16(c) of the Company Disclosure Letter (each, a "Manager Employee") shall be entitled to receive a cash retention payment in the amount corresponding to such Manager Employee as set forth in Section 7.16(c) of the Company Disclosure Letter subject to such Manager Employee's continued employment with the Company Manager through the Closing Date. The Company Manager shall enter into a letter agreement with each of the Manager Employees providing for the payment of the retention bonuses described in the immediately preceding sentence, with the terms and conditions of such agreements subject to Parent's prior written consent, not to be unreasonably withheld or delayed. Parent will pay to the Company Manager the aggregate amount of all such retention payments actually due and payable as of the Closing Date and the Company Manager shall immediately make such payments to the designated individuals. The Company Manager is an express third party beneficiary of the immediately preceding sentence.

          (d)   On and after the Closing Date, (i) Parent shall ensure, or cause to ensure, that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Continuing Employees or their dependents or beneficiaries under any welfare benefit plans in which such Continuing Employees or their dependents or beneficiaries may be eligible to participate, except to the extent such exclusions, limitations or restrictions would apply under the analogous Company Benefit Plan in which any such Continuing Employee was a participant or was eligible to participate immediately prior to the Effective Time and (ii) Parent shall provide or cause to be provided that any costs or expenses incurred by Continuing Employees (and their dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans, except to the extent such costs or expenses would not be taken into account for such purposes under the analogous Company Benefit Plan in which any such Continuing Employee was a participant or was eligible to participate immediately prior to the Effective Time.

          (e)   With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices, sponsored or maintained by Parent or its Affiliates (including the Surviving Corporation following the Closing), Parent shall grant, or cause to be granted to, all Continuing Employees from and after the Closing Date credit for all service with the Company, its Affiliates and their predecessors prior to the Closing Date for purposes of eligibility to participate, vesting credit, eligibility to commence benefits, and benefit accrual, but excluding benefit accrual under any defined benefit pension plan and any such credit that would result in a duplication of benefits.

          (f)    Nothing contained in this Section 7.16 or any other provision of this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, including any Company Benefit Plan or any employee benefit plan of Parent or any of its Subsidiaries, (ii) shall alter or limit the ability of any of Parent, the Surviving Corporation, or any of their respective Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any Person (including for the avoidance of doubt any current or former employee, director, officer or other service provider or any participant in a Company Benefit Plan or other employee benefit plan, agreement or other arrangement) any right as a third-party beneficiary of this Agreement.

          (g)   The Company, Company Subsidiaries and their respective Affiliates shall take all actions regarding the valuation of the Phantom Units required under the Contracts governing the Phantom Units at the times and in the manner required by such Contracts; provided that (i) the independent valuation firm that will determine the valuation of the Membership Units shall be reasonably acceptable to Parent as evidenced by written consent of the Parent, such consent not to be unreasonably withheld, conditioned or delayed and (ii) the Company, Company Subsidiaries and their respective Affiliates, as applicable, shall consult with Parent regarding such valuation and shall provide Parent with the opportunity to review and comment on any preliminary valuation reports delivered by such independent valuation firm prior to such time as the valuation is finalized.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

        Section 8.1.    Conditions to Each Party's Obligations to Effect the Merger.     The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable Law:

          (a)   Purchase of Shares of Company Common Stock.    Purchaser shall have accepted for payment all of the Company Shares validly tendered and not validly withdrawn pursuant to the Offer.

          (b)   No Legal Prohibition.    No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time, or (ii) issued or granted any orders or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger.

ARTICLE IX

TERMINATION

        Section 9.1.    Termination.     This Agreement may be terminated and the Offer, the Merger and the other Transactions may be abandoned, at any time before the Acceptance Time, as follows (with any termination by Parent also being an effective termination by Purchaser):

          (a)   by mutual written consent of Parent and the Company;

          (b)   by the Company, in the event that (i) the Company is not then in material breach of this Agreement and (ii) (A) Parent and/or Purchaser shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement, or (B) any of the representations and warranties of Parent and Purchaser set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B) in a manner that would give rise to the failure of any of the conditions to the Offer set forth in clauses (G)(1) or (G)(2) of Annex B and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent and/or Purchaser within thirty (30) calendar days following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy;

          (c)   by Parent, in the event that (i) neither Parent nor Purchaser is then in material breach of this Agreement and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement, or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B) in a manner that would give rise to the failure of any of the conditions to the Offer set forth in clauses (E)(1) or (E)(2) of Annex B and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company within thirty (30) calendar days following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy;

          (d)   by either Parent or the Company, if the Acceptance Time has not occurred on or before 11:59 p.m., Eastern Time, on January 10, 2017 (the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of any of the conditions to the Offer set forth in Annex B having failed to be satisfied and such action or failure to act constitutes a material breach of this Agreement;

          (e)   by Parent, if, prior to the Acceptance Time, the Company or the Company Board of Directors (or any committee thereof) shall have effected a Change of Recommendation or breached Section 6.3 in any material respect;

          (f)    by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer and/or the Merger;

          (g)   by the Company in order to effect a Change of Recommendation and enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied with the terms of Section 6.3(e)(ii) and (ii) immediately prior (and as a condition) to the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 9.2(b); or

          (h)   by either the Company or Parent if the Offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Purchaser to extend the Offer pursuant to Section 1.1(e)(ii)) without Purchaser having accepted for payment any Company Shares tendered pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(h) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of any of the conditions to the Offer set forth in Annex B having failed to be satisfied and such action or failure to act constitutes a material breach of this Agreement.

        Section 9.2.    Effect of Termination.

          (a)   In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent,

  Purchaser or the Company, except that the Confidentiality Agreement, this Section 9.2 and Section 10.3 through Section 10.12 shall survive such termination; provided, however, nothing herein shall relieve any Party from liability for fraud or a Willful Breach of this Agreement prior to such termination or the requirement to make the payments set forth in Section 9.2(b).

          (b)   Termination Fee and Reimbursement of Expenses.

              (i)  If (A) Parent or the Company terminates this Agreement pursuant to Section 9.1(d), or Parent terminates this Agreement pursuant to Section 9.1(c) as a result of the Company having breached, failed to perform or violated its covenants or agreements under this Agreement, (B) an Acquisition Proposal shall have been publicly disclosed after the date of this Agreement and prior to the date of such termination, and (C) within twelve (12) months of such termination, any Acquisition Proposal is consummated or a definitive agreement with respect to any Acquisition Proposal is entered into and such Acquisition Proposal is thereafter consummated, within two (2) business days after the date any such Acquisition Proposal is consummated, the Company shall pay a fee of $44,948,637.45 in cash (the "Termination Fee") to Parent. Solely for purposes of this Section 9.2(b)(i), the term "Acquisition Proposal" shall have the meaning assigned to such term in Annex A, except that all references to "20%" and "80%" therein shall be deemed to be references to "50%."

             (ii)  If Parent terminates this Agreement pursuant to Section 9.1(e), within two (2) business days after such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

            (iii)  If the Company terminates this Agreement pursuant to Section 9.1(g), immediately prior to such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

            (iv)  For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

          (c)   (i) If the Company (the "Termination Payor") is required to pay Parent (the "Termination Payee") the Termination Fee, such Termination Fee shall be paid into escrow on the date such payment is required to be paid by the Termination Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 9.2. In the event that the Termination Payor is obligated to pay the Termination Payee the Termination Fee, the amount payable to the Termination Payee in any tax year of the Termination Payee shall not exceed the lesser of (i) the Termination Fee payable to the Termination Payee, and (ii) the sum of (A) the maximum amount that can be paid to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code ("Qualifying Income") and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Termination Payee's independent accountants, plus (B) in the event the Termination Payee receives either (x) a letter from the Termination Payee's counsel indicating that the Termination

  Payee has received a ruling from the IRS as described below or (y) an opinion from the Termination Payee's outside counsel as described below, an amount equal to the excess of the Termination Fee less the amount payable under clause (A) above.

          (d)   To secure the Termination Payor's obligation to pay these amounts, the Termination Payor shall deposit into escrow an amount in cash equal to the Termination Fee with an escrow agent selected by the Termination Payor on such terms (subject to this Section 9.2)) as shall be mutually and reasonably agreed upon by the Termination Payor, the Termination Payee and the escrow agent. The payment or deposit into escrow of the Termination Fee pursuant to this Section 9.2 shall be made at the time the Termination Payor is obligated to pay the Termination Payee such amount pursuant to Section 9.2 by wire transfer of immediately available funds. The escrow agreement shall provide that the Termination Fee in escrow or any portion thereof shall not be released to the Termination Payee unless the escrow agent receives any one or a combination of the following: (i) a letter from the Termination Payee's independent accountants indicating the maximum amount that can be paid by the escrow agent to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Termination Payee, or (ii) a letter from the Termination Payee's counsel indicating that (A) the Termination Payee received a ruling from the IRS holding that the receipt by the Termination Payee of the Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Termination Payee's outside counsel has rendered a legal opinion to the effect that the receipt by the Termination Payee of the Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Termination Fee to the Termination Payee. The Termination Payor agrees to amend Section 9.2(c) and this Section 9.2(d) at the reasonable request of the Termination Payee in order to (i) maximize the portion of the Termination Fee that may be distributed to the Termination Payee hereunder without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, or (ii) assist the Termination Payee in obtaining a favorable ruling or legal opinion from its outside counsel, in each case, as described in this Section 9.2(d). Any amount of the Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of Section 9.2(c) and this Section 9.2(d).

          (e)   Each of the Parties acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that the Termination Fee is not a penalty, but rather is a reasonable amount that will compensate Parent and Purchaser in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.2(b), then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and fees of counsel)

  incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Parent interest on the amounts payable pursuant to Section 9.2(b) from and including the date payment of such amount or amounts were due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE X

MISCELLANEOUS

        Section 10.1.    Amendment and Modification; Waiver.

          (a)   Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of the Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

          (b)   At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Purchaser, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, Purchaser or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

        Section 10.2.    Non-Survival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Effective Time, other than with respect to the Company Manager. This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

        Section 10.3.    Expenses.     Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses.

        Section 10.4.    Notices.     All notices, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by facsimile transmission (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

  If to Parent or Purchaser, to:

    Annaly Capital Management, Inc.
    1211 Avenue of the Americas
    Suite 2902
    New York, New York 10036
    Attention: R. Nicholas Singh
    Facsimile: (347) 442-3117

  with a copy to (which shall not constitute notice):

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Attention:    Edward D. Herlihy
                          Adam O. Emmerich
                          Ronald C. Chen
    Facsimile:    (212) 403-2000

  If to the Company, to:

    Hatteras Financial Corp.
    751 West Fourth Street
    Suite 400
    Winston-Salem, North Carolina 27101
    Attention: Michael Hough
    Facsimile: (336)-760-9391

  with copies to (which shall not constitute notice):

    DLA Piper LLP (US)
    1251 Avenue of the Americas
    New York, New York 10020
    Attention:    Kerry E. Johnson
                          Robert W. Smith, Jr.
                          Penny J. Minna
    Facsimile:    (917) 778-8698
    and

    Hogan Lovells US LLP
    Columbia Square
    555 Thirteenth Street, N.W.
    Washington, D.C. 20004
    Attention:    David W. Bonser
                          Michael E. McTiernan
    Facsimile:    (202) 637-5910

        Section 10.5.    Interpretation.     When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliates" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

        Section 10.6.    Counterparts.     This Agreement may be executed manually or by facsimile or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

        Section 10.7.    Entire Agreement Third-Party Beneficiaries.

          (a)   This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 9.1 hereof, Parent and Purchaser shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

          (b)   Except as provided in Section 7.4 and the last sentence of Section 7.16(c), nothing in this Agreement (including the Company Disclosure Letter and the Parent

  Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

        Section 10.8.    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible.

        Section 10.9.    Governing Law; Jurisdiction.

          (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

          (b)   Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Circuit Courts of Baltimore City, Maryland and to the jurisdiction of the United States District Court for the State of Maryland and any appellate courts thereof (the "MD Courts"), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the MD Courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the MD Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. In the event that any action or proceeding described in the preceding sentence is pending in the Circuit Court for Baltimore City, Maryland, each of the Parties shall cooperate in seeking to have the action or proceeding assigned to the Business & Technology Case Management Program. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9(b) in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

        Section 10.10.    Waiver of Jury Trial.     EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER, THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES

AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

        Section 10.11.    Assignment.     This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties other than by virtue of the consummation of the Transactions. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        Section 10.12.    Enforcement; Remedies.

          (a)   Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

          (b)   The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article IX, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforce the terms and provisions of this Agreement and to any further equitable relief.

          (c)   The Parties' rights in this Section 10.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 10.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 10.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(Remainder of Page Intentionally Left Blank)

        IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ANNALY CAPITAL MANAGEMENT, INC.
By	/s/ KEVIN KEYES
	Name:	Kevin Keyes
	Title:	Chief Executive Officer and President
RIDGEBACK MERGER SUB CORPORATION
By	/s/ ANTHONY GREEN
	Name:	Anthony Green
	Title:	Chairman of the Board of Directors, Chief Executive Officer and President
HATTERAS FINANCIAL CORP.
By	/s/ BENJAMIN M. HOUGH
	Name:	Benjamin M. Hough
	Title:	President and Chief Operating Officer

[Signature Page to Agreement and Plan of Merger]

Annex A
to
Agreement and Plan of Merger

Certain Defined Terms

        For the purposes of this Agreement, the term:

        "Acceptable Confidentiality Agreement" means a confidentiality agreement entered into after the date hereof that contains terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain standstill provisions and shall not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement.

        "Acquisition Proposal" means any offer, proposal or indication of interest from a Person or group (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase by any Person or group, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person or group pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction; or (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or group of more than twenty percent (20%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

        "business days" means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of Maryland or New York or is a day on which banking institutions located in such States are authorized or required by applicable Law or other governmental action to close.

        "Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) repurchase obligations for underlying securities of the types described in clauses (a) and (b) of this definition; (d) commercial paper issued by a corporation rated at least "A-2" or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Corporation (or reasonably equivalent

A-A-1

ratings of another internationally recognized ratings agency) and in each case maturing within one (1) year after the date of acquisition; (e) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having a rating of at least A by Standard & Poor's Corporation and A2 by Moody's Investors Service, Inc. and a maturity of one year or less from the date of acquisition; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Bylaws" means the bylaws of the Company as in effect on the date hereof.

        "Company Certificate" means the articles of incorporation of the Company, as amended, supplemented or restated, and as in effect on the date hereof.

        "Company Equity Awards" means the Company RSAs.

        "Company Equity Plans" means the 2010 Equity Incentive Plan of the Company and the 2015 Equity Incentive Plan of the Company.

        "Company Governing Documents" means the Company Bylaws and the Company Certificate.

        "Company Manager" means Atlantic Capital Advisors LLC.

        "Company Material Adverse Effect" means (i) any material adverse effect on the ability of the Company to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date or (ii) any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that, with respect to clause (ii) (and only clause (ii)) of this definition of "Company Material Adverse Effect" no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes in general United States or global economic conditions, (b) conditions (or changes therein) in any industry or industries in which the Company operates, (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit, foreign exchange or capital market conditions, (d) any change in GAAP or interpretation thereof, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity, (f) any failure by the Company to meet any internal or published projections for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account), (g) Effects arising out of changes in geopolitical conditions, acts of terrorism or

A-A-2

sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (h) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation), and (i) any action or failure to take any action which action or failure to act is consented to or requested by Parent in each case in writing, provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e), and (g), if such Effect has had a disproportionate adverse impact on the Company relative to other companies of comparable size to the Company operating in the industry in which the Company operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Company Material Adverse Effect has occurred.

        "Company RSA" means each restricted stock award granted under any Company Equity Plan or otherwise that is outstanding immediately prior to the Effective Time.

        "Company Subsidiaries" means the Subsidiaries of the Company.

        "Confidentiality Agreement" means the Mutual Non-Disclosure Agreement, dated February 26, 2016, between Parent and the Company.

        "Contract" means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding commitment, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding undertaking of any nature.

        "Effect" means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

        "Equity Award Exchange Ratio" means 1.5226.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

        "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

        "Expenses" means all reasonable out-of-pocket expenses (including all reasonable out-of-pocket fees and expenses of counsel, financing sources, accountants, investment bankers,

A-A-3

experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Offer Documents, the Schedule 14D-9, the Form S-4, any other filings with the SEC and all other matters related to the closing of the Offer, the Merger and the other Transactions.

        "FINRA" means the Financial Industry Regulatory Authority.

        "Fund I" means, collectively or individually, as applicable, Pingora MSR Opportunity Fund I-A (AI), L.P., Pingora MSR Opportunity Fund I-B (AI), L.P., Pingora MSR Opportunity Fund I-A, L.P., Pingora MSR Opportunity Fund I-B, L.P., Pingora MSR Opportunity Feeder I-A, L.P. and Pingora MSR Opportunity Feeder I-B, LLC.

        "Fund I Governing Documents" means the applicable limited liability company agreement, partnership agreement or equivalent organizational documents of Fund I.

        "Governmental Entity" means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization, (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition, or (d) any self-regulatory body or organization having authority or jurisdiction over the activities of any Party or any affiliate or Subsidiary of any Party.

        "Indebtedness" means with respect to any Person, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all obligations in respect of repurchase agreements, "dollar roll" transactions, and similar financing arrangements, (d) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (d) all obligations issued, undertaken or assumed as the deferred purchase price for any property or services or as the deferred purchase price of a business or assets (including any so-called "earn-out" or similar payments (contingent or otherwise) in respect thereof, (e) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees of Indebtedness of others, (g) all capital lease obligations and all synthetic lease obligations, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments, (i) all securitization transactions, and (j) all obligations, contingent or otherwise, in respect of bankers' acceptances. For the avoidance of doubt, this definition of "Indebtedness" does not include excess servicing participation certificates or non-voting tracking stock issued by Pingora Loan Servicing, LLC.

        "Intellectual Property" means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary

A-A-4

information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

        "Investment Advisors Act" means the Investment Advisors Act of 1940, as amended, and the rules and regulations promulgated thereunder.

        "Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

        "knowledge" will be deemed to be, as the case may be, the actual knowledge after reasonable inquiry of (a) Kevin G. Keyes, R. Nicholas Singh, Glenn A. Votek, David Finkelstein and Steven Campbell with respect to Parent or Purchaser, or (b) Michael R. Hough, Benjamin M. Hough, Kenneth A. Steele, Frederick J. Boos, II, Michael Lau and Todd Wallace with respect to the Company.

        "Law" means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity, or any self-regulatory body or organization having authority or jurisdiction over the activities of any Party or any affiliate or subsidiary of any Party, including the rules of FINRA.

        "Lien" means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, option, right of first refusal, easement, right of way, encroachment, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

        "Liquidity Ratio Test" means the requirement that the percent that (a) the aggregate fair market value of all unencumbered mortgage-backed securities issued or guaranteed by a U.S. government agency, unencumbered valid and outstanding "factor" payment receivables due from a U.S. government agency and all unpledged and unrestricted cash and Cash Equivalents, in each case held by the Company or a Company Subsidiary, is of (b) the aggregate amount of all outstanding Indebtedness of the Company and the Company Subsidiaries in respect of repurchase agreements, warehouse facilities, "To Be Announced" contracts ("To Be Announced", inclusive of both fixed rate and adjustable rate contracts), and similar financing arrangements, shall at all times during the term of this Agreement be greater than or equal to 3.0%.

        "Management Agreement" means the management agreement between the Company and the Company Manager, dated as of February 23, 2012, as amended by the Termination Amendment.

        "Merger Consideration" means the Common Merger Consideration and the Preferred Merger Consideration.

        "Minimum Distribution Dividend" means such amount, if any, with respect to any taxable year of the Company ending on or prior to the Closing Date, which is required to be paid

A-A-5

by the Company prior to the Effective Time to (a) satisfy the distribution requirements set forth in Section 857(a) of the Code and (b) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.

        "NYSE" means the New York Stock Exchange.

        "Parent Common Stock" means the common stock, $0.01 par value per share, of Parent.

        "Parent Equity Plans" means all employee and director equity incentive plans of Parent and agreements for equity awards in respect of Parent Common Stock granted under the inducement grant exception.

        "Parent Material Adverse Effect" means (i) any material adverse effect on the ability of Parent and Purchaser to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date or (ii) any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that, with respect to clause (ii) (and only clause (ii)) of this definition of "Parent Material Adverse Effect" no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions, (b) conditions (or changes therein) in any industry or industries in which Parent operates, (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit, foreign exchange or capital market conditions, (d) any change in GAAP or interpretation thereof, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity, (f) any failure by Parent to meet any internal or published projections for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Parent Material Adverse Effect" may be taken into account), (g) any change in the trading price of Parent Common Stock (it being understood that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a "Parent Material Adverse Effect" may be taken into account), (h) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (i) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions (provided that this clause (i) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation), and (j) any action or failure to take any action which action or failure to act is consented to or requested by the Company in each case in writing,

A-A-6

provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e), and (h), if such Effect has had a disproportionate adverse impact on Parent relative to other companies of comparable size to Parent operating in the industry in which Parent operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect has occurred.

        "Parent Series E Preferred Stock" means Parent's 7.625% Series E Cumulative Redeemable Preferred Stock, with the terms of the Parent Series E Preferred Stock set forth in articles supplementary substantially in the form set forth in Annex C, having the rights, preferences, privileges and voting powers substantially the same as those of the Company Preferred Stock immediately prior to the Merger.

        "Parent Subsidiaries" means the Subsidiaries of Parent.

        "Parent Trading Price" means the volume weighted average closing sale price of one share of Parent Common Stock as reported on the NYSE for the ten (10) consecutive trading days ending on the trading day immediately preceding the Acceptance Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

        "Permitted Liens" means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that is being contested in good faith by appropriate proceedings, (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Lien arising by operation of Law in the ordinary course of business for amounts not yet delinquent, (iii) which, individually or in the aggregate together with all other Liens under this clause (iii), is not material in amount and would not reasonably be expected to materially interfere with the ordinary conduct of the business of the Company and the Company Subsidiaries as currently conducted or materially impair the use, occupancy, value or marketability of the applicable property, (iv) which is a statutory or common law Lien or encumbrance to secure landlords, lessors or renters under leases or rental agreements, and (v) which is imposed on the underlying fee interest in real property subject to a company lease.

        "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

        "Program Lender" means each of Fannie Mae, Freddie Mac, FHA and Ginnie Mae, and each of their successor entities (as applicable) that holds, controls, owns or guarantees the performance of the applicable Mortgage Loans.

        "Representatives" means, when used with respect to Parent, Purchaser or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and the Parent Subsidiaries or the Company Subsidiaries, as applicable.

        "Rollover RSA" means a Company RSA that is listed in Section 3.4(b) of the Company Disclosure Letter.

A-A-7

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the United States Securities Act of 1933, as amended.

        "Subsidiary" or "Subsidiaries" means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership. For the purposes of this Agreement, none of Fund I shall be deemed to be a Subsidiary of the Company or any of its respective Subsidiaries.

        "Superior Proposal" means a bona fide Acquisition Proposal (with references to twenty percent (20%) being deemed replaced with references to sixty six and two thirds percent (66 2/3%) and references to eighty percent (80%) being deemed to be replaced with references to thirty three and one third percent (33 1/3%)) by a third party, which the Company Board of Directors determines in good faith after consultation with the Company's outside legal and financial advisors to be more favorable to the stockholders of the Company from a financial point of view than the Offer and the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and likelihood of consummation of such proposals) and this Agreement (and any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.3)).

        "Takeover Statute" means any "business combination," "control share acquisition," "fair price," "moratorium" or other takeover or anti-takeover statute or similar Law.

        "Tax" or "Taxes" means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

        "Tax Return" means any report, return, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

        "Willful Breach" means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act constitutes in and of itself a material breach of this Agreement.

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        "Vested RSA" means a Company RSA that is outstanding immediately prior to the Effective Time, other than any Rollover RSA.

        Terms Defined Elsewhere.    The following terms are defined elsewhere in this Agreement, as indicated below:

Acceptance Time	Section 1.1(f)
Agreement	Preamble
Arrangements	Section 7.13
Articles of Merger	Section 2.3
Base Amount	Section 7.4(c)
Book-Entry Shares	Section 3.2(b)
Bribery Legislation	Section 4.9(c)
Cancelled Shares	Section 3.1(b)
Cash Consideration	Section 1.1(a)
Cash Election	Section 1.1(c)(i)
Cash Election Shares	Section 1.1(c)(i)
Cause	Section 7.16(b)
Certificates	Section 3.2(b)
Change of Recommendation	Section 6.3(a)
Closing	Section 2.2
Closing Date	Section 2.2
Common Merger Consideration	Section 3.1(a)
Company	Preamble
Company Additional Dividend Amount	Section 6.4(a)
Company Base Preferred Stock	Section 4.2(a)
Company Benefit Plans	Section 4.10(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	Section 4.2(a)
Company Common Stock	Recitals
Company Compensation Committee	Section 7.13
Company Disclosure Letter	Article IV
Company MBS	Section 4.17
Company Mortgage Files	Section 4.18(a)
Company Mortgage Loans	Section 4.18(a)
Company Mortgage Notes	Section 4.18(a)
Company Permits	Section 4.9(b)
Company Preferred Shares	Section 3.1(d)
Company Preferred Stock	Section 3.1(d)
Company Principal MBS Agreements	Section 4.17
Company SEC Documents	Section 4.5(a)
Company Shares	Recitals
Company Special Committee	Recitals
Company Stockholders	Recitals
Continuing Employees	Section 7.16(a)
Converted RSA	Section 3.4(d)

A-A-9

Effective Time	Section 2.3
Election	Section 1.1(c)(i)
Election Deadline	Section 3.1(E)(i)
Enforceability Limitations	Section 4.3(c)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Exchange Ratio	Section 1.1(a)
FCPA	Section 4.9(c)
Form of Election in Offer	Section 1.1(c)(i)
Form of Election in Merger	Section 3.1(e)(i)
Form S-4	Section 1.1(g)(ii)
Fractional Share Consideration	Section 3.1(a)
GAAP	Section 4.5(b)
Goldman Sachs	Section 4.21
Indemnified Parties	Section 7.4(a)
Intervening Event	Section 6.3(d)
Mailing Date	Section 3.1(e)(i)
Manager Employee	Section 7.16(c)
Maryland Department	Section 2.3
Maryland Short Form Merger Notice	Section 1.1(e)(ii)(D)
Material Contract	Section 4.16(a)
Maximum Cash Shares in Offer	Section 1.1(c)(iii)(1)
Maximum Cash Shares in Merger	Section 3.1(e)(iii)(1)
Maximum Stock Shares in Offer	Section 1.1(c)(iii)(3)
Maximum Stock Shares in Merger	Section 3.1(e)(iii)(3)
MD Courts	Section 10.9(b)
Membership Units	Section 4.2(b)
Merger	Recitals
Merger Cash Proration Factor	3.1(e)(iii)(2)
Merger Stock Proration Factor	3.1(e)(iii)(4)
Minimum Condition	Section 1.1(a)(i)
MGCL	Recitals
Mixed Consideration	Section 1.1(a)
Mixed Election	Section 1.1(c)(i)
Mixed Election Shares	Section 1.1(c)(i)
No-Action Letter	Section 4.9(e)
No Election Share	Section 1.1(c)(v)
Offer	Recitals
Offer Cash Proration Factor	Section 1.1(c)(iii)(2)
Offer Stock Proration Factor	Section 1.1(c)(iii)(4)
Offer Consideration	Section 1.1(a)
Offer Documents	Section 1.1(g)(i)(1)
Offer to Purchase	Section 1.1(a)
Outside Date	Section 9.1(d)
Parent	Preamble
Parent Capitalization Date	Section 5.2(a)

A-A-10

Parent Disclosure Letter	Article V
Parent Governing Documents	Section 5.1(a)
Parent Permits	Section 5.9(b)
Parent SEC Documents	Section 5.5(a)
Parent Series A Preferred Stock	Section 5.2(a)
Parent Series B Preferred Stock	Section 5.2(a)
Parent Series C Preferred Stock	Section 5.2(a)
Parent Series D Preferred Stock	Section 5.2(a)
Parties	Preamble
Party	Preamble
Phantom Units	Section 4.2(b)
Preferred Merger Consideration	Section 3.1
Purchaser	Preamble
Qualified REIT Subsidiary	Section 4.1(b)
Qualifying Income	Section 9.2(c)(i)
REIT	Section 4.11(b)
Required Consents	Section 4.4(a)
Sarbanes-Oxley Act	Section 4.6
Schedule TO	Section 1.1(g)(i)(1)
Schedule 14D-9	Section 1.2(b)
Special Distribution	Section 6.1(ii)(b)
Specified Compensation Amount	Section 6.16(b)
Stock Consideration	Section 1.1(a)
Stock Election	Section 1.1(c)(i)
Stock Election Shares	Section 1.1(c)(i)
Surviving Corporation	Section 2.1
Taxable REIT Subsidiary	Section 4.1(b)
Termination Amendment	Section 7.14(a)
Termination Fee	Section 9.2(b)(i)
Termination Payee	Section 9.2(c)(i)
Termination Payor	Section 9.2(c)(i)
Transactions	Recitals

A-A-11

Annex B
to
Agreement and Plan of Merger

Conditions to the Offer

        Notwithstanding any other provisions of the Offer or this Agreement, and in addition to (and not in limitation of) Parent's and Purchaser's rights to extend, amend or terminate the Offer in accordance with the provisions of this Agreement and applicable Law, and in addition to (and not in limitation of) the obligations of Purchaser to extend the Offer pursuant to the terms and conditions of this Agreement and applicable Law, neither Parent nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any Company Shares that are validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer in the event that:

          (A)  the Minimum Condition shall not have been satisfied at any expiration of the Offer;

          (B)  any Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the expiration of the Offer, or (ii) issued or granted any orders or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the expiration of the Offer, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger;

          (C)  the Form S-4 shall not have become effective under the Securities Act or shall be the subject of any stop order or proceeding seeking a stop order at any expiration of the Offer;

          (D)  the shares of Parent Common Stock to be issued in the Offer and the Merger and the shares of Parent Series E Preferred Stock to be issued in the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance, at any expiration of the Offer;

          (E)  any of the following conditions exist or have occurred:

            (1)   (A) the representations and warranties of the Company set forth in Section 4.1(a), Section 4.2(f), Section 4.3(a), Section 4.3(b), Section 4.3(c), Section 4.7, Section 4.8(a), Section 4.11(b)(i), Section 4.11(b)(ii), Section 4.22, Section 4.23 and Section 4.24 shall not be true and correct in all respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date); (B) the representations and warranties of the Company set forth in Section 4.2(a) and Section 4.2(c) shall not be true and correct in all respects as of the expiration of the Offer as though made on and as of such date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except for any de minimis exceptions; (C) the representations and warranties of the Company set

A-B-1

    forth in Section 4.1(b), Section 4.2(b), Section 4.2(d), Section 4.2(e) and Section 4.21 shall not be true and correct in all material respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date); and (D) all the other representations and warranties of the Company set forth in this Agreement shall not be true and correct as of the expiration of the Offer (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) as though made on and as of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

            (2)   the Company shall not have, in all material respects, performed or complied with its obligations, agreements or covenants required to be performed or complied with by it under this Agreement at or prior to the expiration of the Offer;

            (3)   an Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect shall have occurred after the date of this Agreement;

            (4)   Parent and Purchaser shall have failed to receive from the Company a certificate, dated the expiration date of the Offer and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in clauses (1), (2) and (3) immediately above have not occurred;

            (5)   (i) Parent shall not have received an opinion of Wachtell, Lipton, Rosen & Katz, counsel to Parent, in form and substance reasonably satisfactory to Parent, dated as of the date of the expiration of the Offer, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, the Offer and the Merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; and (ii) the Company shall not have received an opinion of DLA Piper LLP (US), counsel to the Company, in form and substance reasonably satisfactory to the Company, dated as of the date of the expiration of the Offer, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, the Offer and the Merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code;

            (6)   (i) the Company shall not have received a written opinion of K&L Gates LLP, tax counsel to Parent, in form and substance reasonably satisfactory to the Company, dated as of the date of the expiration of the Offer, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, (A) at all times since its taxable year ended December 31, 1997 through the date of the expiration of the Offer, Parent has been organized and operated in conformity with the requirements for qualification as a REIT under the Code and (B) the proposed method of operation of Parent will enable Parent to continue to meet the requirements for qualification as a REIT under the Code (solely for purpose of rendering this opinion, K&L Gates LLP will be able to rely on the opinion referred to in

A-B-2

    clause (ii) below); and (ii) Parent shall not have received a written opinion of Hunton & Williams LLP, tax counsel to the Company, in form and substance reasonably satisfactory to Parent, dated as of the date of the expiration of the Offer, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, at all times since its taxable year ended December 31, 2007 and through the date of the expiration of the Offer, the Company has been organized and operated in conformity with the requirements for qualification as a REIT under the Code;

            (7)   the Management Agreement shall not have been terminated in accordance with the terms of the Termination Amendment; or

            (8)   this Agreement shall have been terminated in accordance with its terms;

          (F)  the Required Consents of Governmental Authorities and Program Lenders shall not have been obtained at or prior to the expiration of the Offer; or

          (G)  any of the following conditions exist or have occurred:

            (1)   (A) the representations and warranties of Parent and Purchaser set forth in the first sentence of Section 5.1(a), Section 5.3(a), Section 5.3(b), Section 5.7, Section 5.8(a), Section 5.14(b)(i) , Section 5.14(b)(ii), and Section 5.16 shall not be true and correct in all respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date); (B) the representations and warranties of Parent or Purchaser set forth in Section 5.2(a) and Section 5.2(c) shall not be true and correct in all respects as of immediately prior to the expiration of the Offer as though made on and as of such date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except for any de minimis exceptions; (C) the representations and warranties of Parent and Purchaser set forth in Section 5.1(b), Section 5.2(b) and Section 5.2(d) shall not be true and correct in all material respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date); and (D) all the other representations and warranties of Parent and Purchaser set forth in this Agreement shall not be true and correct as of the expiration of the Offer (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) as though made on and as of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

            (2)   Parent and Purchaser shall not have, in all material respects, performed or complied with its agreements or covenants required to be performed or complied with by it under this Agreement at or prior to the expiration of the Offer; and

A-B-3

            (3)   an Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect shall have occurred after the date of this Agreement.

Except as expressly set forth in this Agreement, the foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions, and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole and absolute discretion (except for the Minimum Condition or as set forth in Section 1.1(b) of this Agreement), in each case, subject to the terms of this Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

A-B-4

Annex C
to
Agreement and Plan of Merger

FORM OF ARTICLES SUPPLEMENTARY

OF

7.625% SERIES E CUMULATIVE REDEEMABLE PREFERRED STOCK

($25.00 LIQUIDATION PREFERENCE PER SHARE)

OF

ANNALY CAPITAL MANAGEMENT, INC.

        Annaly Capital Management, Inc., a Maryland corporation (the "Corporation"), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST:    Under a power contained in Article VI of the charter of the Corporation (the "Charter"), the Board of Directors of the Corporation (the "Board of Directors") by duly adopted resolutions that reclassified not more than 11,500,000 shares of authorized but unissued Common Stock (as defined in the Charter) as shares of preferred stock of the Corporation, par value $0.01 per share, and designated such shares as "Series E Cumulative Redeemable Preferred Stock" with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

        Section 1.    Designation and Number.     A series of Preferred Stock, designated the 7.625% Series E Cumulative Redeemable Preferred Stock, $0.01 par value per share (the "Series E Preferred Stock"), is hereby established. The number of shares of Series E Preferred Stock shall be 11,500,000.

        Section 2.    Rank.     The Series E Preferred Stock will rank, with respect to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation: (a) senior to all classes or series of the Common Stock, and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series E Preferred Stock as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; (b) on parity with the Corporation's 7.875% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock"), the Corporation's 7.625% Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock"), the Corporation's 7.50% Series D Cumulative Redeemable Preferred Stock (the "Series D Preferred Stock"), and with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series E Preferred Stock as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and (c) junior to any class or series of capital stock of the Corporation expressly designated as ranking senior to the Series E Preferred Stock as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The term "capital stock" does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, will rank senior in right of payment to the

A-C-1

Series E Preferred Stock. The Series E Preferred Stock will also rank junior in right of payment to the Corporation's other existing and future debt obligations.

        Section 3.    Dividends.

          (a)   Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series E Preferred Stock with respect to dividend rights, the holders of shares of the Series E Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.625% per annum of the $25.00 liquidation preference per share of the Series E Preferred Stock (equivalent to the fixed annual amount of $1.90625 per share of the Series E Preferred Stock). Such dividends shall accrue and be cumulative from and including [    •    ](1) and shall be payable to holders quarterly in arrears on each Dividend Payment Date (as defined below), commencing [next payment date of Annaly preferred after merger closing]; provided, however, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series E Preferred Stock for any Dividend Period (as defined below), including any partial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable Dividend Record Date (as defined below). Notwithstanding any provision to the contrary contained herein, each outstanding share of Series E Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series E Preferred Stock that is outstanding on such date. "Dividend Record Date" shall mean the date designated by the Board of Directors for the payment of dividends that is not more than 35 and not fewer than 10 days prior to the applicable Dividend Payment Date. "Dividend Payment Date" shall mean, as applicable, March 31, June 30, September 30, and December 31, commencing on [next payment date of Annaly preferred after merger closing]. "Dividend Period" shall mean the respective periods commencing on, and including, the first day of January, April, July and October of each year and ending on, and including, the day preceding the first day of the next succeeding Dividend Period (other than the Dividend Period during which any shares of Series E Preferred Stock shall be redeemed pursuant to Section 5 or Section 6, which shall end on, and include, the

(1)
NTD: Date expected to be April 1 or July 1. If Hatteras has not declared the second quarter dividend (i.e., closing occurs before mid-June), accrual will begin on the first day of the first month of the second quarter (April 1), and payment dates will be the same as Annaly's payment dates (i.e., second quarter dividend to be paid on June 30). If Hatteras has declared the second quarter dividend (expected to be on or about June 15) and closing occurs prior to the payment date (i.e., closing occurs between June 16 and July 15), Annaly will assume the second quarter dividend payment obligation (i.e., second quarter dividend to be paid on July 15) and accrual for the third quarter will begin on the first day of the first month of the quarter (July 1), and future payment dates will be the same as Annaly's payment dates. If closing occurs after July 15 and Hatteras has not declared the third quarter dividend (i.e., closing occurs between July 16 and mid-September), accrual will begin on the first day of the first month of the third quarter (July 1), and payment dates will be the same as Annaly's payment dates (i.e., third quarter dividend to be paid on September 30).

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day preceding the call date with respect to the shares of Series E Preferred Stock being redeemed). The term "Business Day" shall mean each day, other than a Saturday or a Sunday, which is not a day on which banks in New York, New York are required by law, regulation or executive order to close.

          (b)   Notwithstanding anything contained herein to the contrary, dividends on the Series E Preferred Stock shall accrue whether or not (i) the Corporation has earnings, (ii) there are funds legally available for the payment of such dividends, or (iii) those dividends are authorized or declared.

          (c)   Except as provided in Section 3(d) below, no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any shares of Common Stock or shares of any other class or series of capital stock of the Corporation ranking, as to dividends, on parity with or junior to the Series E Preferred Stock (other than a dividend payable solely in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series E Preferred Stock as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation) for any period, nor shall any shares of Common Stock or any other shares of any other class or series of capital stock of the Corporation ranking, as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, on parity with or junior to the Series E Preferred Stock be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Corporation (except (i) by conversion into or exchange for other shares of any class or series of capital stock of the Corporation ranking junior to the Series E Preferred Stock as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (ii) for the purchase of shares of Series E Preferred Stock, Preferred Stock of the Corporation ranking, as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, on parity with the Series E Preferred Stock, or capital stock or equity securities of the Corporation ranking, as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series E Preferred Stock, by the Corporation in accordance with the terms of Sections 5(c) and 9 of these Articles Supplementary or otherwise, in order to ensure that the Corporation remains qualified as a REIT (as defined in Section 9(a)) for U.S. federal income tax purposes, (iii) for the redemption or other acquisition of shares under incentive, benefit or share purchase plans for officers, directors or employees or others performing or providing similar services, and (iv) for the purchase or acquisition of Preferred Stock of the Corporation ranking on parity with the Series E Preferred Stock as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series E Preferred Stock), unless full cumulative dividends on the Series E Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

          (d)   When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series E Preferred Stock and the shares of any other class or

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  series of capital stock ranking, as to dividends, on parity with the Series E Preferred Stock, all dividends declared upon the Series E Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Series E Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series E Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series E Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series E Preferred Stock which may be in arrears.

          (e)   Holders of shares of Series E Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series E Preferred Stock as provided herein. Any dividend payment made on the Series E Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid dividends on the Series E Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

        Section 4.    Liquidation Preference.

          (a)   Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series E Preferred Stock, the holders of shares of Series E Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Corporation, a liquidation preference of $25.00 per share of Series E Preferred Stock, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series E Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock of the Corporation ranking, as to liquidation rights, on parity with the Series E Preferred Stock in the distribution of assets, then the holders of shares of Series E Preferred Stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series E Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

          Written notice of any distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 and not more than 60 days prior to the payment date stated therein, to each record holder of shares of Series E Preferred Stock

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  at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Series E Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

          (b)   In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of capital stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law (the "MGCL"), amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series E Preferred Stock shall not be added to the Corporation's total liabilities.

        Section 5.    Optional Redemption.

          (a)   Shares of Series E Preferred Stock shall not be redeemable prior to August 27, 2017 except as set forth in Section 6 or to preserve the qualification of the Corporation as a REIT (as defined in Section 9(a)) for U.S. federal income tax purposes. In addition, the Series E Preferred Stock shall be subject to the provisions of Section 9 pursuant to which Series E Preferred Stock owned by a stockholder in excess of the Series E Ownership Limit (as defined in Section 9(a)) shall automatically be transferred to a Charitable Trust (as defined in Section 9(a)) for the exclusive benefit of a Charitable Beneficiary (as defined in Section 9(a)).

          (b)   On and after August 27, 2017, the Corporation, at its option upon not fewer than 30 and not more than 60 days' written notice, may redeem the Series E Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date fixed for redemption, without interest, to the extent the Corporation has funds legally available therefor (the "Redemption Right"). If fewer than all of the outstanding shares of Series E Preferred Stock are to be redeemed, the shares of Series E Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares), by lot or by any other equitable method determined by the Corporation that will not result in a violation of the Series E Ownership Limit or the Aggregate Stock Ownership Limit (each as defined in Section 9(a)). If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series E Preferred Stock (other than a holder of Series E Preferred Stock that has received an exemption pursuant to Section 9(h)) would have Beneficial Ownership or Constructive Ownership (each as defined in Section 9(a)) in excess of the Series E Ownership Limit (as defined in Section 9(a)), the Aggregate Stock Ownership Limit (as defined in Section 9(a)), or such other limit as permitted by the Board of Directors or a committee thereof pursuant to Section 9(i), because such holder's shares of Series E Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Corporation shall redeem the requisite number of shares of Series E Preferred Stock of such holder such that no holder will own an amount of Series E Preferred Stock in excess of the applicable ownership limit, subsequent to such redemption. Holders of shares of Series E Preferred Stock to be redeemed shall surrender such shares of Series E Preferred Stock at the place, or in accordance with the

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  book-entry procedures, designated in the notice of redemption and shall be entitled to the redemption price of $25.00 per share plus all accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date of redemption. If (i) notice of redemption of any shares of Series E Preferred Stock has been given, (ii) the funds necessary for such redemption have been set apart by the Corporation in trust for the benefit of the holders of any shares of Series E Preferred Stock so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such shares of Series E Preferred Stock, such shares of Series E Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. So long as full cumulative dividends on the Series E Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, subject to the provisions of applicable law, nothing herein shall prevent or restrict the Corporation's right or ability, from time to time, to repurchase all or any part of the Series E Preferred Stock, including the repurchase of shares of Series E Preferred Stock in open-market transactions and individual purchases at such prices as negotiated by the Corporation, in each case as duly authorized by the Board of Directors.

          (c)   In the event of any redemption of the Series E Preferred Stock in order to preserve the qualification of the Corporation as a REIT (as defined in Section 9(a)) for U.S. federal income tax purposes, such redemption shall be made in accordance with the terms and conditions set forth in Sections 5 and 9 of these Articles Supplementary. If the Corporation calls for redemption of any shares of Series E Preferred Stock pursuant to and in accordance with this Section 5(c), then the redemption price for such shares will be an amount in cash equal to $25.00 per share together with all accrued and unpaid dividends to, but not including, the date fixed for redemption.

          (d)   Unless full cumulative dividends on all shares of the Series E Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are authorized and (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, no shares of Series E Preferred Stock shall be redeemed pursuant to the Redemption Right or the Special Optional Redemption Right (as defined in Section 6(a)) unless all outstanding shares of Series E Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series E Preferred Stock or any class or series of capital stock of the Corporation ranking, as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, on parity with or junior to the Series E Preferred Stock (except by conversion into or exchange for shares of capital stock of the Corporation ranking, as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series E Preferred Stock); provided, however, that the foregoing shall not prevent (i) the purchase of shares of Series E Preferred Stock, Preferred Stock of the Corporation ranking, as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, on parity with the Series E Preferred Stock, or capital stock or equity securities of the Corporation ranking, as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series E Preferred Stock, by the Corporation in accordance with the terms of Sections 5(c) and 9 of these

A-C-6

  Articles Supplementary or otherwise, in order to ensure that the Corporation remains qualified as a REIT (as defined in Section 9(a)) for U.S. federal income tax purposes, (ii) the redemption or acquisition of shares under incentive, benefit or share purchase plans for officers, directors or employees or others performing or providing similar services, or (iii) the purchase or acquisition of shares of Series E Preferred Stock or Preferred Stock of the Corporation ranking on parity with the Series E Preferred Stock as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series E Preferred Stock.

          (e)   Notice of redemption pursuant to the Redemption Right will be mailed by the Corporation, postage prepaid, not fewer than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series E Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation as maintained by the transfer agent of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series E Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series E Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series E Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series E Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series E Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series E Preferred Stock to be redeemed will cease to accumulate on such redemption date; and (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series E Preferred Stock. If fewer than all of the shares of Series E Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series E Preferred Stock held by such holder to be redeemed. The redemption of shares of Series E Preferred Stock may be made conditional on such factors as may be determined by the Board of Directors and set forth in the notice of redemption.

          (f)    If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of shares of Series E Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of shares of Series E Preferred Stock that surrenders such shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates to, but not including, the date of redemption. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series E Preferred Stock for which a notice of redemption has been given.

        (g)   All shares of Series E Preferred Stock redeemed or repurchased pursuant to this Section 5, or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

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        Section 6.    Special Optional Redemption by the Corporation.

          (a)   Upon the occurrence of a Change of Control (as defined below), the Corporation may, at its option upon written notice mailed by the Corporation, postage pre-paid, no fewer than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of shares of the Series E Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation, redeem the Series E Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per share plus accrued and unpaid dividends to, but not including, the redemption date (the "Special Optional Redemption Right"). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series E Preferred Stock except as to the holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date (as defined in Section 8(a)), the Corporation has provided or provides notice of redemption with respect to the Series E Preferred Stock (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of shares of Series E Preferred Stock will not have the conversion right described below in Section 8.

          A "Change of Control" is when, after the original issuance of the Series E Preferred Stock, the following have occurred and are continuing:

              (i)  the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of the Corporation's directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

             (ii)  following the closing of any transaction referred to in (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the "NYSE"), the NYSE MKT (the "NYSE MKT"), or the NASDAQ Stock Market ("NASDAQ"), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

          (b)   In addition to any information required by law or by the applicable rules of any exchange upon which the Series E Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series E Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series E Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series E Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series E Preferred Stock to be redeemed will cease to accumulate on the redemption date; (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and

A-C-8

  surrender of such Series E Preferred Stock; (viii) that the shares of Series E Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (ix) that the holders of the shares of Series E Preferred Stock to which the notice relates will not be able to tender such shares of Series E Preferred Stock for conversion in connection with the Change of Control and each share of Series E Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date. If fewer than all of the shares of Series E Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series E Preferred Stock held by such holder to be redeemed.

          If fewer than all of the outstanding shares of Series E Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares of Series E Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares), by lot or by any other equitable method determined by the Corporation that will not result in a violation of the Series E Ownership Limit or the Aggregate Stock Ownership Limit (each as defined in Section 9(a)). If such redemption pursuant to the Special Optional Redemption Right is to be by lot and, as a result, any holder of shares of Series E Preferred Stock (other than a holder of Series E Preferred Stock that has received an exemption pursuant to Section 9(h)) would have Beneficial Ownership or Constructive Ownership (each as defined in Section 9(a)) in excess of the Series E Ownership Limit (as defined in Section 9(a)), the Aggregate Stock Ownership Limit (as defined in Section 9(a)), or such limit as permitted by the Board of Directors or a committee thereof pursuant to Section 9(i), because such holder's shares of Series E Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Corporation shall redeem the requisite number of shares of Series E Preferred Stock of such holder such that no holder will hold an amount of Series E Preferred Stock in excess of the applicable ownership limit, subsequent to such redemption.

          (c)   If the Corporation has given a notice of redemption pursuant to the Special Optional Redemption Right and has set apart sufficient funds for the redemption in trust for the benefit of the holders of the Series E Preferred Stock called for redemption, then from and after the redemption date, those shares of Series E Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series E Preferred Stock will terminate. The holders of those shares of Series E Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to, but not including, the redemption date, without interest. So long as full cumulative dividends on the Series E Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, subject to the provisions of applicable law, nothing herein shall prevent or restrict the Corporation's right or ability, from time to time, to repurchase all or any part of the Series E Preferred Stock, including the repurchase of shares of Series E Preferred Stock in open-market transactions and individual purchases at such prices as negotiated by the Corporation, in each case duly authorized by the Board of Directors.

          (d)   The holders of Series E Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the Series E

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  Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption of the Series E Preferred Stock pursuant to the Special Optional Redemption Right between such Dividend Record Date and the corresponding Dividend Payment Date or the Corporation's default in the payment of the dividend due. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series E Preferred Stock for which a notice of redemption pursuant to the Special Optional Redemption Right has been given.

          (e)   All shares of Series E Preferred Stock redeemed or repurchased pursuant to this Section 6, or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

        Section 7.    Voting Rights.

          (a)   Holders of the Series E Preferred Stock shall not have any voting rights, except as set forth in this Section 7.

          (b)   Whenever dividends on any shares of Series E Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a "Preferred Dividend Default"), the holders of shares of the Series E Preferred Stock (voting together as a single class with the holders of all other classes or series of preferred stock of the Corporation upon which like voting rights have been conferred and are exercisable ("Parity Preferred")) shall be entitled to vote for the election of a total of two additional directors of the Corporation (the "Preferred Directors") and the entire Board of Directors will be increased by two directors, until all dividends accumulated on such Series E Preferred Stock and Parity Preferred for the past Dividend Periods that have ended shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment;

          (c)   The Preferred Directors will be elected by a plurality of the votes cast in the election for a one-year term and each Preferred Director will serve until his or her successor is duly elected and qualified or until such Preferred Director's right to hold the office terminates, whichever occurs earlier, subject to such Preferred Director's earlier death, disqualification, resignation or removal. The election will take place at (i) either (A) a special meeting called in accordance with Section 7(d) below if the request is received more than 90 days before the date fixed for the Corporation's next annual or special meeting of stockholders or (B) the next annual or special meeting of stockholders if the request is received within 90 days of the date fixed for the Corporation's next annual or special meeting of stockholders, and (ii) at each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all such dividends in arrears on the Series E Preferred Stock and each such class or series of outstanding Parity Preferred have been paid in full. A dividend in respect of Series E Preferred Stock shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior Dividend Periods in respect of which full dividends were not timely made at the applicable Dividend Payment Date.

          (d)   At any time when such voting rights shall have vested, a proper officer of the Corporation shall call or cause to be called, upon written request of holders of record of at least

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  10% of the outstanding shares of Series E Preferred Stock and Parity Preferred, a special meeting of the holders of Series E Preferred Stock and each class or series of Parity Preferred by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten or more than 45 days after the date such notice is given. The record date for determining holders of the Series E Preferred Stock and Parity Preferred entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the Series E Preferred Stock and Parity Preferred, by plurality vote, voting together as a single class without regard to class or series will be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Series E Preferred Stock and Parity Preferred are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Series E Preferred Stock and Parity Preferred voting as a single class then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series E Preferred Stock and the Parity Preferred shall be entitled to vote will be given to such holders at their addresses as they appear in the stock transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Series E Preferred Stock and Parity Preferred voting as a single class present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series E Preferred Stock and the Parity Preferred that would have been entitled to vote at such special meeting.

          (e)   If and when all accumulated dividends on the Series E Preferred Stock and all classes or series of Parity Preferred for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment, the right of the holders of Series E Preferred Stock and the Parity Preferred to elect such additional two directors shall immediately cease (subject to re-vesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Director so elected shall terminate and the entire Board of Directors shall be reduced accordingly.

          Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series E Preferred Stock and the Parity Preferred entitled to vote thereon when they have the voting rights set forth in Section 7(b) (voting as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series E Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Directors shall be entitled to one vote on any matter.

          (f)    So long as any shares of Series E Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series

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  E Preferred Stock together with the holders of all other shares of any class or series of preferred stock ranking on parity with the Series E Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, given in person or by proxy, either in writing or at a meeting (voting as a single class) will be required to: (i) authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or reclassify any authorized shares of capital stock of the Corporation into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock; or (ii) amend, alter or repeal the provisions of the Charter, including the terms of the Series E Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of the assets of the Corporation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock; provided, however, that with respect to the occurrence of any of the events set forth in clause (ii) above, so long as (1) the Series E Preferred Stock remains outstanding with the terms thereof materially unchanged, or (2) the holders of the Series E Preferred Stock receive equity securities with rights, preferences, privileges and voting powers substantially the same as those of the Series E Preferred Stock, then the occurrence of such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of the Series E Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the events set forth in clause (ii) above. In addition, if, pursuant to the occurrence of any of the events set forth in clause (ii) above, the holders of the Series E Preferred Stock receive the greater of the full trading price of the Series E Preferred Stock on the date of such event set forth in clause (ii) above or the $25.00 per share liquidation preference plus accrued and unpaid dividends to, but not including, the date of such event set forth in clause (ii) above, then such holders shall not have any voting rights with respect to the events set forth in clause (ii) above.

          Notwithstanding the foregoing, if the occurrence of any such event would materially and adversely affect the rights, preferences, privileges or voting powers of the Series E Preferred Stock disproportionately relative to other classes or series of preferred stock ranking on parity with the Series E Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, then the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock (voting as a separate class) shall also be required.

          Holders of shares of Series E Preferred Stock shall not be entitled to vote with respect to (A) any increase in the total number of authorized shares of Common Stock or Preferred Stock of the Corporation, or (B) any increase in the number of authorized shares of Series E Preferred Stock or the creation or issuance of any other class or series of capital stock, or (C) any increase in the number of authorized shares of any other class or series of capital stock, in each case referred to in clause (A), (B) or (C) above ranking on parity with or junior to the Series E Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

          Except as set forth herein, holders of the Series E Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of shares of the Series E Preferred Stock shall

A-C-12

  not be required for, the taking of any corporate action, including any merger or consolidation involving the Corporation or a sale of all or substantially all of the assets of the Corporation, regardless of the effect that such corporate action or event may have upon the powers, preferences, voting power or other rights or privileges of the Series E Preferred Stock.

          (g)   The foregoing voting provisions of this Section 7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

          (h)   In any matter in which the Series E Preferred Stock may vote (as expressly provided herein), each share of Series E Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.

        Section 8.    Conversion.     The shares of Series E Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 8.

          (a)   Upon the occurrence of a Change of Control, each holder of shares of Series E Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided or provides notice of its election to redeem some or all of the Series E Preferred Stock pursuant to the Redemption Right or the Special Optional Redemption Right, to convert some or all of the Series E Preferred Stock held by such holder (the "Change of Control Conversion Right") on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series E Preferred Stock to be converted (the "Common Stock Conversion Consideration"), which is equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference per share of Series E Preferred Stock to be converted plus (y) the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the Common Stock Price (as defined below) and (B) [    •    ](2) (the "Share Cap"), subject to the immediately succeeding paragraph.

          The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a distribution of the Common Stock), subdivisions or combinations (in each case, a "Stock Split") with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Stock Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Stock Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding

(2)
NTD: Share cap to be adjusted to preserve the economics of the Hatteras Preferred. Formula would be: New Share Cap is equal to (A) Old Share Cap, multiplied by (B) a fraction in which (i) the numerator is equal to the sum of (x) the cash portion of the mixed consideration and (y) the product of (1) the stock portion of the mixed consideration and (2) the Annaly stock price as of closing (measured using a 10-day VWAP prior to closing), and (ii) the denominator is the Annaly stock price as of closing.

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after giving effect to such Stock Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Stock Split.

          For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right shall not exceed the product of the Share Cap times the aggregate number of shares of the Series E Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the "Exchange Cap"). The Exchange Cap is subject to pro rata adjustments for any Stock Splits on the same basis as the corresponding adjustment to the Share Cap.

          In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the "Alternative Form Consideration"), a holder of shares of Series E Preferred Stock shall receive upon conversion of such shares of Series E Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the "Alternative Conversion Consideration"). The Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the "Conversion Consideration."

          In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of the Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

          The "Change of Control Conversion Date" is the date the Series E Preferred Stock is to be converted, which shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 8(c) below that is no fewer than 20 days nor more than 35 days after the date on which the Corporation mails such notice pursuant to Section 8(c).

          The "Common Stock Price" shall be (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar

A-C-14

  organization for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Stock is not then listed for trading on a U.S. securities exchange.

          (b)   No fractional shares of Common Stock shall be issued upon the conversion of the Series E Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

          (c)   Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be mailed to the holders of record of the shares of Series E Preferred Stock at their addresses as they appear on the Corporation's stock transfer records and notice shall be provided to the Corporation's transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any share of Series E Preferred Stock except as to the holder to whom notice was defective or not given. The Corporation will send the notice to the address shown on its stock transfer records, and the notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series E Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the Series E Preferred Stock, the holders of Series E Preferred Stock will not be able to convert the Series E Preferred Stock designated for redemption and such shares of Series E Preferred Stock shall be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series E Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; (ix) the procedures that the holders of Series E Preferred Stock must follow to exercise the Change of Control Conversion Right; and (x) the last date on which the holders of Series E Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

          (d)   The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on the Corporation's website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to Section 8(c) above to the holders of Series E Preferred Stock.

          (e)   In order to exercise the Change of Control Conversion Right, a holder of shares of Series E Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series E Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation's transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series E Preferred Stock to be converted; and (iii) that the shares of Series E Preferred Stock are to be converted pursuant to the

A-C-15

  applicable provisions of these Articles Supplementary. Notwithstanding the foregoing, if the shares of Series E Preferred Stock are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company ("DTC").

          (f)    Holders of Series E Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation's transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series E Preferred Stock; (ii) if certificated shares of Series E Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series E Preferred Stock; and (iii) the number of shares of Series E Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series E Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

          (g)   Shares of Series E Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such shares of Series E Preferred Stock, whether pursuant to the Redemption Right or the Special Optional Redemption Right. If the Corporation elects to redeem shares of Series E Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series E Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus all accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date of redemption in accordance with the Redemption Right or the Special Optional Redemption Right.

          (h)   The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

          (i)    Notwithstanding anything to the contrary contained herein, no holder of shares of Series E Preferred Stock will be entitled to convert such shares of Series E Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to have Beneficial Ownership or Constructive Ownership (each as defined in Section 9(a)) in excess of the Series E Ownership Limit (as defined in Section 9(a)), the Aggregate Stock Ownership Limit (as defined in Section 9(a)), or such other limit as permitted by the Board of Directors or a committee thereof pursuant to Section 9(i), unless the Corporation provides an exemption from the applicable limits.

        Section 9.    Restrictions on Ownership and Transfer.

          (a)    Definitions.    For the purposes of Section 5 and this Section 9 of these Articles Supplementary, the following terms shall have the following meanings:

A-C-16

    "Aggregate Stock Ownership Limit" shall mean not more than 9.8% in value or in the number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of Capital Stock. The value and number of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

    "Beneficial Ownership" shall mean ownership of Series E Preferred Stock by a Person, whether the interest in the shares of Series E Preferred Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) and Section 856(h)(3) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

    "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

    "Capital Stock" has the meaning set forth in Article XI of the Charter.

    "Charitable Beneficiary" shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 9(c)(vi) of these Articles Supplementary, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under one of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

    "Charitable Trust" shall mean any Charitable Trust provided for in Section 9(c) of these Articles Supplementary.

    "Code" shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

    "Constructive Ownership" shall mean ownership of Series E Preferred Stock by a Person, whether the interest in the shares of Series E Preferred Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

    "Excepted Holder" shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created as a result of a waiver pursuant to Section 12 of Article XI of the Charter or by the Board of Directors pursuant to Section 9(h) of these Articles Supplementary.

    "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Charter or the Board of Directors pursuant to Section 9(h) of these Articles Supplementary and subject to adjustment pursuant to Section 9(i) of these Articles Supplementary, the percentage limit established for an Excepted Holder by a waiver pursuant to Section 12 of Article XI of the Charter or the Board of Directors pursuant to Section 9(h) of these Articles Supplementary.

A-C-17

    "Market Price" on any date shall mean, with respect to the Series E Preferred Stock, the Closing Price for such Series E Preferred Stock on such date. The "Closing Price" on any date shall mean the last reported sale price for such Series E Preferred Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Series E Preferred Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Series E Preferred Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Series E Preferred Stock is listed or admitted to trading or, if such Series E Preferred Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Series E Preferred Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Series E Preferred Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Series E Preferred Stock, the fair market value of the Series E Preferred Stock, as determined in good faith by the Board of Directors of the Corporation.

    "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set apart for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a "group" as that term is used for purposes of Section 13(d)(3) of the Exchange Act, and a group to which an Excepted Holder Limit applies.

    "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 9(b) of these Articles Supplementary, would Beneficially Own or Constructively Own shares of Series E Preferred Stock in violation of the provisions of Section 9(b)(i), and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Series E Preferred Stock that the Prohibited Owner would have so owned.

    "REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

    "Restriction Termination Date" shall mean the first day after the date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Series E Preferred Stock set forth herein is no longer required in order for the Corporation to continue to qualify as a REIT.

    "Series E Ownership Limit" shall mean not more than nine and eight-tenths percent (9.8%) in value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of Series E Preferred Stock of the Corporation. The number and value of the outstanding shares of

A-C-18

    Series E Preferred Stock of the Corporation shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

    "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Series E Preferred Stock or the right to vote or receive dividends on Series E Preferred Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Series E Preferred Stock or any interest in Series E Preferred Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Series E Preferred Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

    "Trustee" shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Charitable Trust.

          (b)    Ownership Limitations.

              (i)  Prior to the Restriction Termination Date, but subject to Section 9(l):

              (A)  (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Series E Preferred Stock, taking into account any other Capital Stock Beneficially or Constructively Owned by such Person, in excess of the Aggregate Stock Ownership Limit, and (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Series E Preferred Stock in excess of the Series E Ownership Limit.

              (B)  Except as provided in Section 9(h) hereof, no Person shall Beneficially Own or Constructively Own shares of Series E Preferred Stock to the extent that such Beneficial Ownership or Constructive Ownership of Series E Preferred Stock, taking into account any other Capital Stock of the Corporation Beneficially or Constructively Owned by such Person, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

              (C)  Except as provided in Section 9(h) hereof, no person shall Transfer of shares of Series E Preferred Stock to the extent such Transfer would result in the Capital Stock being Beneficially Owned by less than one hundred (100) Persons (determined under the principles of Section 856(a)(5) of the Code).

              (D)  Except as provided in Section 9(h) hereof, no Person shall Beneficially Own or Constructively Own shares of Series E Preferred Stock to the extent such Beneficial Ownership or Constructive Ownership would cause the Corporation to Constructively Own ten percent (10%) or more of the ownership interests in a tenant of the

A-C-19

      Corporation's real property within the meaning of Section 856(d)(2)(B) of the Code or would otherwise cause the Corporation to fail to qualify as a REIT.

             (ii)  If, prior to the Restriction Termination Date, any Transfer of shares of Series E Preferred Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Series E Preferred Stock in violation of Section 9(b)(i) of these Articles Supplementary, (A) then that number of shares of Series E Preferred Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 9(b)(i) of these Articles Supplementary (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 9(c), effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares of Series E Preferred Stock; or (B) if the transfer to the Charitable Trust described in clause (A) of this sentence would not be effective for any reason to prevent the violation of Section 9(b)(i) of these Articles Supplementary, then the Transfer of that number of shares of Series E Preferred Stock that otherwise would cause any Person to violate Section 9(b)(i) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Series E Preferred Stock.

          (c)    Transfer of Series E Preferred Stock in Trust.

              (i)  Upon any purported Transfer or other event described in Section 9(b)(ii) of these Articles Supplementary that would result in a transfer of shares of Series E Preferred Stock to a Charitable Trust, such shares of Series E Preferred Stock shall be deemed to have been transferred to the Trustee as trustee for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 9(b)(ii). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 9(c)(vi) of these Articles Supplementary.

             (ii)  Shares of Series E Preferred Stock held by the Trustee shall be issued and outstanding shares of Series E Preferred Stock of the Corporation. The Prohibited Owner shall have no rights in the Series E Preferred Stock held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.

            (iii)  The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Series E Preferred Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to the Prohibited Owner prior to the discovery by the Corporation that the shares of Series E Preferred Stock have been transferred to the Trustee shall be paid with respect to such shares of Series E Preferred Stock by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect

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    to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that the shares of Series E Preferred Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Series E Preferred Stock have been transferred to the Trustee and (ii) to re-cast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and re-cast such vote. Notwithstanding the provisions of these Articles Supplementary to the contrary, until the Corporation has received notification that shares of Series E Preferred Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

            (iv)  Within 20 days of receiving notice from the Corporation that shares of Series E Preferred Stock have been transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 9(b)(i). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 9(c)(iv). The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transfer), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Charitable Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 9(c)(iii). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Series E Preferred Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 9(c)(iv), such excess shall be paid to the Trustee upon demand.

             (v)  Shares of Series E Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 9(c)(iii). The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Charitable Trust pursuant to

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    Section 9(c)(iv). Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.

            (vi)  By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) the shares of Series E Preferred Stock held in the Charitable Trust would not violate the restrictions set forth in Section 9(b)(i) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under one of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

          (d)    Remedies for Breach.    If the Board of Directors of the Corporation or any duly authorized committee thereof or other designees if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 9(b) of these Articles Supplementary or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Series E Preferred Stock in violation of Section 9(b) of these Articles Supplementary (whether or not such violation is intended), the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 9(b)(i) of these Articles Supplementary shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

          (e)    Notice of Restricted Transfer.    Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Series E Preferred Stock that will or may violate Section 9(b)(i) or any Person who would have owned shares of Series E Preferred Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 9(b)(ii) of these Articles Supplementary shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's qualification as a REIT.

          (f)    Owners Required To Provide Information.    Prior to the Restriction Termination Date, each Person who is a Beneficial Owner or Constructive Owner of Series E Preferred Stock and each Person (including the stockholder of record) who is holding Series E Preferred Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Series E Ownership Limit.

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          (g)    Remedies Not Limited.    Nothing contained in these Articles Supplementary shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's qualification as a REIT.

          (h)    Exceptions.

              (i)  The Board of Directors of the Corporation, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit or the Series E Ownership Limit or the restriction under Sections 9(b)(i)(B), as the case may be, and may establish or increase an Excepted Holder Limit for such Person if the Board of Directors obtains such representations, covenants and undertakings as the Board of Directors may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause the Corporation to lose its qualification as a REIT.

             (ii)  Prior to granting any exception pursuant to Section 9(h)(i), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

            (iii)  Subject to Sections 9(b)(i)(B), (C) and (D), an underwriter, placement agent or initial purchaser that participates in a public offering, a private placement or private resale of Series E Preferred Stock (or securities convertible into or exchangeable for Series E Preferred Stock) may Beneficially Own or Constructively Own shares of Series E Preferred Stock (or securities convertible into or exchangeable for Series E Preferred Stock) in excess of the Aggregate Stock Ownership Limit, the Series E Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering, private placement or private resale, and provided that the restrictions contained in Section 9(b)(i) will not be violated following the distribution by such underwriter, placement agent or initial purchaser of such shares of Series E Preferred Stock.

          (i)    Change in the Aggregate Stock Ownership Limit and the Series E Ownership Limit.    Subject to Section 9(b)(i)(B), the Board of Directors may from time to time increase or decrease the Series E Ownership Limit and the Aggregate Stock Ownership Limit; provided, however, that any decreased Series E Ownership Limit and/or Aggregate Stock Ownership Limit will not be effective for any Person whose percentage ownership in Series E Preferred Stock is in excess of such decreased Series E Ownership Limit and/or Aggregate Stock Ownership Limit until such time as such Person's percentage of Series E Preferred Stock equals or falls below the decreased Series E Ownership Limit and/or Aggregate Stock Ownership Limit, but until such time as such Person's percentage of Series E Preferred Stock falls below such decreased Series E Ownership Limit and/or Aggregate Stock Ownership Limit any further acquisition of Series E Preferred Stock will be in violation of the Series E Ownership Limit and/or Aggregate Stock Ownership Limit and, provided, further, that any increased or decreased Series E Ownership

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  Limit and/or Aggregate Stock Ownership Limit would not allow five or fewer Persons (taking into account all Excepted Holders) to Beneficially Own more than 49.9% in value of the outstanding shares of Capital Stock.

          (j)    Legend.    Each certificate for shares of Series E Preferred Stock shall bear a legend summarizing the provisions of this Section 9. Instead of such legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

          (k)    Severability.    If any provision of this Section 9 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

          (l)    NYSE Transactions.    Nothing in Section 9 shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 9 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 9.

          (m)    Enforcement.    The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section 9.

          (n)    Non-Waiver.    No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

          (o)    Ambiguity.    In the case of an ambiguity in the application of any of the provisions of this Section 9 of these Articles Supplementary, including any definition contained in Section 9(a), the Board of Directors shall have the power to determine the application of the provisions of this Section 9 with respect to any situation based on the facts known to it.

        Section 10.    Information Rights.     During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series E Preferred Stock are outstanding, the Corporation will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series E Preferred Stock, as their names and addresses appear in the Corporation's record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the "SEC") pursuant to Section 13 or Section 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required), and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series E Preferred Stock. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of Series E Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q,

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as the case may be, in respect of such information would have been required to be filed with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a "non-accelerated filer" within the meaning of the Exchange Act.

        Section 11.    Record Holders.     The Corporation and its transfer agent may deem and treat the record holder of any shares of Series E Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

        Section 12.    No Maturity or Sinking Fund.     The Series E Preferred Stock shall have no maturity date and the Corporation is not required to redeem the Series E Preferred Stock at any time; provided, however, that the Series E Preferred Stock owned by a stockholder in excess of the Series E Ownership Limit or Aggregate Stock Ownership Limit shall be subject to the provisions of Section 5 and Section 9 of these Articles Supplementary. The Series E Preferred Stock is not subject to any sinking fund.

        Section 13.    Exclusion of Other Rights.     The Series E Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and these Articles Supplementary.

        Section 14.    Headings of Subdivisions.     The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

        Section 15.    Severability of Provisions.     If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series E Preferred Stock set forth in the Charter and these Articles Supplementary are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series E Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series E Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

        Section 16.    No Preemptive Rights.     No holder of shares of Series E Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.

SECOND:    The Series E Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter. The reclassification of shares of Common

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Stock into Preferred Stock pursuant to the first paragraph of Article FIRST increases the number of shares classified as Preferred Stock from [            ] shares immediately prior to the reclassification to [            ] shares immediately after the reclassification. The reclassification decreases the number of shares classified as Common Stock from [            ] shares immediately prior to the reclassification to [            ] shares immediately after the reclassification.

THIRD:    These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH:    These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

FIFTH:    The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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        IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its [    •    ] and attested to by its [    •    ] as of the date first written above.

ANNALY CAPITAL MANAGEMENT, INC.
By:
Name: [•]
Title: [•]
ATTEST:
By:
Name: [•]
Title: [•]

[Signature page for Series E Preferred Stock articles supplementary]

ANNEX B

OPINION OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

April 10, 2016
Special Committee of the Board of Directors
Hatteras Financial Corp.
751 W. Fourth Street, Suite 400
Winston Salem, NC 27101

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than Annaly Capital Management, Inc. ("Annaly") and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Hatteras Financial Corp. (the "Company") of the Aggregate Consideration (as defined below) to be paid for the Shares pursuant to the Agreement and Plan of Merger, dated as of April 10, 2016 (the "Agreement"), by and among Annaly, Ridgeback Merger Sub Corporation, a wholly owned subsidiary of Annaly ("Acquisition Sub"), and the Company. The Agreement provides for an exchange offer for all of the Shares (the "Exchange Offer") pursuant to which Acquisition Sub will exchange, for each Share accepted, at the election of the holder thereof either (i) $15.85 in cash (the "Cash Consideration"), (ii) 1.5226 shares of common stock, par value $0.01 per share (the "Annaly Common Stock"), of Annaly (the "Stock Consideration"), or (iii) $5.55 in cash and 0.9894 shares of Annaly Common Stock (the "Mixed Consideration"), subject to proration and certain other procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion. The Agreement further provides that, following completion of the Exchange Offer, the Company will merge with and into Acquisition Sub (the "Merger") and each outstanding Share (other than Shares already owned by Acquisition Sub) will be converted at the election of the holder thereof into the Cash Consideration, the Stock Consideration or the Mixed Consideration, subject to proration and certain other procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion. The Cash Consideration, Stock Consideration and Mixed Consideration to be paid for the Shares pursuant to the Exchange Offer and the Merger are collectively referred to herein as the "Aggregate Consideration".

        Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Annaly, any of their respective affiliates and third parties, including Atlantic Capital Advisors LLC, the manager of the Company (the "Company Manager"), and Annaly Management Company LLC, the manager of Annaly (the "Annaly Manager"), or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction"). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. We also have provided certain financial advisory and/or underwriting services to Annaly and/or its affiliates from time to time. We may also in the future provide financial advisory and/or underwriting services to the Company, Annaly, the Company Manager and the Annaly Manager and their respective affiliates for which our Investment Banking Division may receive compensation.

        In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Annaly for the five years ended December 31, 2015; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Annaly; certain other communications from the Company and Annaly to their respective stockholders; certain publicly available research analyst reports for the Company and Annaly; certain internal financial analyses for the Company prepared by its management, certain Wall Street analyst forecasts for Annaly and certain internal financial analyses and forecasts for Annaly prepared by the management of Annaly, and certain financial analyses and forecasts for Annaly, pro forma for consummation of the Transaction, in each case, as approved for our use by the Company (the "Forecasts"), including certain cost synergies expected by the management of the Company to result from the Transaction and as approved for our use by the Company (the "Synergies"). We have also held discussions with members of the senior managements of the Company and Annaly regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of Annaly and with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares and Annaly Common Stock; compared certain financial and stock market information for the Company and Annaly with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the residential mortgage REIT industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Annaly or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Annaly or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Annaly and its affiliates) of Shares, as of the date hereof, of the Aggregate Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Aggregate Consideration to be paid to the holders (other than Annaly and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Annaly Common Stock trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Annaly or the ability of the Company or Annaly to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute an recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Exchange Offer or how any holder of Shares should make any election with respect to the Exchange Offer or the Merger or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid to the holders (other than Annaly and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,
/s/ Goldman, Sachs & Co. (GOLDMAN, SACHS & CO.)

ANNEX C
DIRECTORS AND EXECUTIVE OFFICERS OF ANNALY AND THE OFFEROR

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Annaly and the Offeror are set forth below. Unless otherwise indicated below, the current business address of each director and officer is c/o Annaly Capital Management, Inc., 1211 Avenue of the Americas, New York, New York, 10036. Unless otherwise indicated below, the current business telephone number of each director and officer is (212) 696-0100.

        During the past five years, none of the directors and officers of Annaly or the Offeror listed below has (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Each such person listed below is a citizen of the United States of America.

Directors and Executive Officers of Annaly

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Wellington J. Denahan, 52	Chairman of the Board and Executive Chairman	Ms. Denahan has served as Chairman of the Board since November 2012 and Executive Chairman of Annaly since September 2015. Previously, Ms. Denahan served as Chief Executive Officer of Annaly from November 2012 to September 2015 and as Co-Chief Executive Officer of Annaly from October 2012 to November 2012. Ms. Denahan was elected in December 1996 to serve as Vice Chairman of the Board. Ms. Denahan was Annaly's Chief Operating Officer from January 2006 to October 2012 and Chief Investment Officer from 2000 to November 2012. She was a co-founder of Annaly. Ms. Denahan has a B.A. in Finance from Florida State University.

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Kevin G. Keyes, 48	Chief Executive Officer, President and Director

Mr. Keyes has served as Chief Executive Officer of Annaly since September 2015 and as its President since October 2012. Previously, Mr. Keyes served as Chief Strategy Officer and Head of Capital Markets of Annaly from September 2010 until October 2012. Prior to joining Annaly as a Managing Director in 2009, Mr. Keyes worked for 20 years in senior Investment Banking and Capital Markets roles. From 2005-2009, Mr. Keyes served in senior management and business origination roles in the Global Capital Markets and Banking Group at Bank of America Merrill Lynch. Prior to that, he worked at Credit Suisse First Boston from 1997 until 2005 in various Capital Markets Origination roles and Morgan Stanley Dean Witter from 1990 until 1997 in the Mergers and Acquisitions Group and Real Estate Investment Banking Group. Mr. Keyes holds a B.A. in Economics and a B.S. in Business Administration (ALPA Program) from the University of Notre Dame.

Kevin P. Brady, 60	Director

Mr. Brady is the Chief Executive Officer of ARMtech, LLC, a venture capital firm that invests and incubates technology start-ups, which he founded in 2007. ARMtech's current portfolio includes companies in the financial reporting and data spaces. Prior to ARMtech, Mr. Brady founded TaxStream, a software company that specialized in financial reporting, tax and internal controls for multi-national corporations. Mr. Brady served as Chief Executive Officer of TaxStream from 2002 to 2008, when the company was sold to Thomson-Reuters. Mr. Brady previously worked for eight years at PricewaterhouseCoopers in New York City, where he consulted on M&A transactions and international tax issues. Mr. Brady holds a B.A. from McGill University, an M.B.A. from New York University and is a Certified Public Accountant (inactive). He was awarded a patent from the U.S. Patent and Trademark Office for the invention of the TaxStream product.

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
E. Wayne Nordberg, 77	Director

Mr. Nordberg has served as Chairman of Hollow Brook Wealth Management, LLC, an SEC-registered investment advisor which manages or advises $1.4 billion of investment assets, since 2008. From January 2003 to November 2008, Mr. Nordberg served as a senior director of Ingalls & Snyder LLC, a NYSE member and registered investment advisor. From 1998 to June 2002, Mr. Nordberg served as Vice Chairman of the board of KBW Asset Management, Inc., an affiliate of Keefe, Bruyette, & Woods, Inc., a registered investment advisor. From 1988 to 1998, he served in various capacities for Lord Abbett & Co., a mutual fund company, including partner and director of its family of funds. Mr. Nordberg received his B.A. from Lafayette College, where he is a trustee emeritus. He is a member of the Financial Analysts Federation and The New York Society of Security Analysts and is a Trustee of the Atlantic Salmon Federation, The American Museum of Fly Fishing and the National Wildlife Federation Endowment Fund. Mr. Nordberg is also a director of PetroQuest Energy,  Inc. and Reaves Utility Income Fund, both NYSE-listed companies.

Francine J. Bovich, 64	Director

Ms. Bovich has over 30 years of investment management experience lastly serving as a Managing Director of Morgan Stanley Investment Management from 1993-2010. Since 2011, Ms. Bovich has been a trustee of The Bradley Trusts. Ms. Bovich has also served as a board member of The Dreyfus Family of Funds since 2012, and serves as a board member of a number of registered investment companies within the fund complex. These funds represent a broad scope of investment strategies including equities (US, non-US, global, and emerging markets), taxable fixed income (US, non-US, global and emerging markets), municipal bonds, and cash management. From 1991 through 2005, Ms. Bovich served as the U.S. Representative to the United Nations Investment Committee, which advised a global portfolio of approximately $30 billion. Ms. Bovich is a member of The Economic Club of New York and an emeritus trustee of Connecticut College and chair of the Investment Sub-Committee for its endowment. Ms. Bovich has a B.A. in Economics from Connecticut College and an M.B.A. in Finance from New York University.

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Jonathan D. Green, 69	Lead Independent Director

Mr. Green served as a special advisor to Rockefeller Group International, Inc., a wholly owned subsidiary of Mitsubishi Estate Company, Ltd., operating under the brand of The Rockefeller Group, from January 2011 until December 2014. He joined The Rockefeller Group in 1980 as Assistant Vice President and Real Estate Counsel. In 1983, he was appointed Vice President, Secretary and General Counsel, and in 1990 was elected Chief Corporate Officer. In 1995, he was named President and Chief Executive Officer of Rockefeller Group Development Corporation and Rockefeller Center Management Corporation, both subsidiaries of The Rockefeller Group. In 2002, Mr. Green was named President and Chief Executive Officer of Rockefeller Group International, Inc., becoming Vice Chairman in January 2009. He served as Vice Chairman until December 2010. In his role as Vice Chairman, Mr. Green was active in formulating the strategic planning for the company and its subsidiaries, which include Rockefeller Group Development Corporation, Rockefeller Group Investment Management, Rockefeller Group Technology Solutions, Inc. and Rockefeller Group Business Centers. Before joining The Rockefeller Group, Mr. Green was associated with the New York City law firm of Thacher, Proffitt & Wood. He also serves on the board of trustees of the Wildlife Conservation Society. Mr. Green graduated from Lafayette College and the New York University School of Law.

John H. Schaefer, 64	Director

Mr. Schaefer has over 40 years of financial services experience including serving as a member of the management committee of Morgan Stanley from 1998 through 2005 and as President and Chief Operating Officer of the Global Wealth Management division of Morgan Stanley. Mr. Schaefer retired in February 2006 and from 2008 through 2012 served as a board member and chair of the audit committee of USI Holdings Corporation. Mr. Schaefer has a B.B.A. in Accounting from the University of Notre Dame and an M.B.A. from the Harvard Graduate School of Business.

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Michael Haylon, 58	Director

Mr. Haylon has served as Managing Director and Head of Asset Management Sales, Products and Marketing at Conning, Inc., a global provider of investment management solutions, services and research to the insurance industry, since December 2014. Mr. Haylon previously served as Managing Director and Head of Investment Products at Conning, Inc. from January 2012 until December 2014. From September 2010 to December 2011, Mr. Haylon served as Head of Investment Product Management at General Re—New England Asset Management. He was Chief Financial Officer of the Phoenix Companies, Inc. from 2004 until 2007, and Executive Vice President and Chief Investment Officer of the Phoenix Companies in 2002 and 2003. From 1995 until 2002, he held the position of Executive Vice President of Phoenix Investment Partners, Ltd., a NYSE-listed company, and President of Phoenix Investment Counsel, where he was responsible for the management and oversight of $25 billion in closed-end and open-end mutual funds, corporate pension funds and insurance company portfolios. From 1990 until 1994, he was Senior Vice President of Fixed-Income at Phoenix Home Life Insurance Company. From 1986 until 1990, he was Managing Director at Aetna Bond Investors where he was responsible for management of insurance company and pension fund portfolios. From 1980 until 1984 he was Senior Financial Analyst at Travelers Insurance Companies. He began his career in 1979 in the commercial lending program at Philadelphia National Bank. Mr. Haylon has previously served on the boards of Aberdeen Asset Management and Phoenix Investment Partners. He has a B.A. from Bowdoin College and a M.B.A. from the University of Connecticut.

Donnell A. Segalas, 58	Director

Mr. Segalas is the Chief Executive Officer and a Managing Partner of Pinnacle Asset Management L.P., a New York-based alternative asset management firm. Additionally, Mr. Segalas is a member of Pinnacle's Investment Committee and sits on the boards of its offshore funds. Prior to joining Pinnacle in 2003, Mr. Segalas was Executive Vice President for Alternative Investment Products (AIP) at Phoenix Investment Partners. Mr. Segalas is a member of the Nantucket Historical Society. He received a B.A. from Denison University.

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Glenn A. Votek, 58	Chief Financial Officer

Mr. Votek has served as Chief Financial Officer of Annaly since August 2013. Mr. Votek served as Chief Financial Officer of Fixed Income Discount Advisory Company (FIDAC) from August 2013 until October 2015. Mr. Votek joined Annaly in May 2013 from CIT Group where he was an Executive Vice President and Treasurer since 1999 and President of Consumer Finance since 2012. Prior to that, Mr. Votek worked at AT&T and its finance subsidiary from 1986 until 1999 in various financial management roles. Mr. Votek has a B.S. in Finance and Economics from the University of Arizona/Kean College and a M.B.A. in Finance from Rutgers University.

R. Nicholas Singh, 57	Chief Legal Officer and Secretary

Mr. Singh is the Chief Legal Officer and Secretary of Annaly. Mr. Singh joined Annaly in February 2005. Mr. Singh also served as Chief Legal Officer and Secretary of FIDAC from February 2005 until October 2015. From 2001 until he joined Annaly, he was a partner in the law firm of McKee Nelson LLP. Mr. Singh has a B.A. from Carleton College, a M.A. from Columbia University and a J.D. from American University.

Directors and Executive Officers of the Offeror

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Anthony Green, 41	Chairman of the Board of Directors, Chief Executive Officer and President	Mr. Green is the Deputy General Counsel of Annaly and has been a member of Annaly's Operating Committee since January 2016. Prior to joining Annaly in 2009, Mr. Green was a partner in the Corporate, Securities, Mergers & Acquisitions Group at K&L Gates LLP. Mr. Green has a B.A. from the University of Pennsylvania and J.D. and LL.M. from Cornell Law School.
Audrey Susanin, 34	Director; Vice President and Secretary

Audrey K. Susanin has served as an Associate General Counsel at Annaly since December 2015. Prior to joining Annaly, Ms. Susanin was a Vice President and Assistant General Counsel at News Corporation from January 2014 until November 2015. Prior to News Corporation, she was an associate at Weil, Gotshal and Manges LLP from September 2007 until December 2013. Ms. Susanin has a B.A. from Cornell University and J.D. from Harvard Law School.

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Usama Ashraf, 39	Treasurer

Mr. Ashraf is the Deputy Chief Financial Officer and Treasurer of Annaly. He joined Annaly in February 2016 from USAA where he was the Corporate Treasurer. Prior to joining USAA in January 2014, Mr. Ashraf spent 13 years in the Treasury and Corporate Mergers & Acquisitions (M&A) departments of CIT Group, most recently serving as Deputy Treasurer with responsibility for the firm's Treasury activities in the U.S. Previously, he worked in the Investment Banking Division of Salomon Smith Barney/Citigroup focused on M&A. Mr. Ashraf has a B.S.E. with concentrations in Finance and Accounting from The Wharton School of the University of Pennsylvania.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Section 2-418 of the Maryland General Corporation Law provides that a Maryland corporation may indemnify any director or officer of a corporation who is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and committed in bad faith or was the result of active and deliberate dishonesty; or the director or officer actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification of the director or officer is permissible in the circumstances because the director or officer has met the applicable standard of conduct. On the other hand, unless limited by the corporation's charter, the director or officer must be indemnified against reasonable expenses incurred by the director or officer if he or she has been successful in the defense of the proceeding, or in the defense of any claim, issue or matter in the proceeding, or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors and officers.

        Annaly's charter provides that Annaly's directors and officers will, and its employees and agents to such extent as authorized by the board of directors or Annaly's bylaws and permitted by law, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

        The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (i) it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty or committed in bad faith and was material to the cause of action adjudicated in the proceeding. Annaly's charter contains a provision providing for elimination of the liability of Annaly's directors and officers to Annaly or its stockholders for money damages to the maximum extent permitted by Maryland law.

        Annaly maintains policies of insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings resulting from such director or officer being or having been a director or officer, and certain liabilities which might be imposed as a result of these actions, suits or proceedings.

Item 21.    Exhibits and Financial Statement Schedules.

        A list of exhibits filed with this registration statement is contained in the index to exhibits, which is incorporated by reference into this Item 21.

Item 22.    Undertakings.

          (a)   The undersigned registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i)  To include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii)  To reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

            (2)   That every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (e)   To respond to requests for information that are incorporated by reference into the prospectus/offer to exchange pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (f)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 27, 2016.

ANNALY CAPITAL MANAGEMENT, INC.
By:	/s/ KEVIN G. KEYES
	Name:	Kevin G. Keyes
	Title:	Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on May 27, 2016.

Signature	Title

* Kevin G. Keyes	Chief Executive Officer, President and Director (Principal Executive Officer)
* Glenn A. Votek	Chief Financial Officer (Principal Financial and Accounting Officer)
* Wellington J. Denahan	Chairman of the Board of Directors and Executive Chairman
* Michael Haylon	Director
* Donnell A. Segalas	Director
* Kevin P. Brady	Director
* E. Wayne Nordberg	Director

Signature	Title

* Jonathan D. Green	Director
* John H. Schaefer	Director
* Francine J. Bovich	Director

*By:	/s/ KEVIN G. KEYES Attorney-in-Fact May 27, 2016

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
2.1	*	Agreement and Plan of Merger, dated as of April 10, 2016, by and among Annaly Capital Management, Inc., Ridgeback Merger Sub Corporation and Hatteras Financial Corp., (incorporated by reference to the copy included as Annex A to Part I of this Registration Statement)
3.1
Articles of Amendment and Restatement of the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to Annaly's Registration Statement on Form S-11 (Registration No. 333-32913) filed August 5, 1997)
3.2
Articles of Amendment of the Articles of Incorporation of Annaly (incorporated by reference to Exhibit 3.1 of Annaly's Registration Statement on Form S-3 (Registration No. 333-74618) filed June 12, 2002)
3.3		Articles of Amendment of the Articles of Incorporation of Annaly (incorporated by reference to Exhibit 3.1 of Annaly's Form 8-K (filed August 3, 2006))
3.4		Articles of Amendment of the Articles of Incorporation of Annaly (incorporated by reference to Exhibit 3.4 of Annaly's Form 10-Q (filed May 7, 2008))
3.5		Articles of Amendment of the Articles of Incorporation of Annaly (incorporated by reference to Exhibit 3.1 of Annaly's Form 8-K (filed June 23, 2011))
3.6
Form of Articles Supplementary designating Annaly's 7.875% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.3 to Annaly's Registration Statement on Form 8-A filed April 1, 2004)
3.7
Articles Supplementary designating an additional 2,750,000 shares of Annaly's 7.875% Series A Cumulative Redeemable Preferred Stock, as filed with the State Department of Assessments and Taxation of Maryland on October 15, 2004 (incorporated by reference to Exhibit 3.2 to Annaly's Form 8-K filed October 4, 2004)
3.8
Articles Supplementary designating Annaly's 6% Series B Cumulative Convertible Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.1 to Annaly's Form 8-K filed April 10, 2006)
3.9
Articles Supplementary designating Annaly's 7.625% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.1 to Annaly's Current Report on Form 8-K filed May 16, 2012)
3.10
Articles Supplementary designating Annaly's 7.50% Series D Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.1 to Annaly's Form 8-K filed September 13, 2012)
3.11		Amended and Restated Bylaws of Annaly, adopted February 23, 2016 (incorporated by reference to Exhibit 3.11 to Annaly's Form 10-K filed February 26, 2016)
3.12	†
Form of Articles Supplementary designating Annaly's 7.625% Series E Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to the copy included as part of Annex A to Part I of this Registration Statement)
4.1		Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Annaly's Registration Statement on Form S-11 (Registration No. 333-32913) filed September 17, 1997)

Exhibit Number		Description of Exhibit
4.2		Specimen Preferred Stock Certificate (incorporated by reference to Exhibit 4.2 to Annaly's Registration Statement on Form S-3 (Registration No. 333-74618) filed December 5, 2001)
4.3		Specimen Series A Preferred Stock Certificate (incorporated by reference to Exhibit 4.1 of Annaly's Registration Statement on Form 8-A filed April 1, 2004)
4.4		Specimen Series B Preferred Stock Certificate (incorporated by reference to Exhibit 4.1 to Annaly's Form 8-K filed April 10, 2006)
4.5		Specimen Series C Preferred Stock Certificate (incorporated by reference to Exhibit 4.1 to Annaly's Form 8-K filed May 16, 2012)
4.6		Specimen Series D Preferred Stock Certificate (incorporated by reference to Exhibit 4.1 to Annaly's Form 8-K filed September 13, 2012)
4.7	*	Specimen Series E Preferred Stock Certificate
4.8		Indenture, dated as of February 12, 2010, between Annaly and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 to Annaly's Form 8-K filed February 12, 2010)
4.9		Supplemental Indenture, dated as of February 12, 2010, between Annaly and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.2 to Annaly's Form 8-K filed February 12, 2010)
4.10		Form of 4.00% Convertible Senior Note due 2015 (incorporated by reference to Exhibit 4.9 of Annaly's Form 10-K filed February 26, 2016)
4.11		Second Supplemental Indenture, dated as of May 14, 2012, between Annaly and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.2 to Annaly's Form 8-K filed May 14, 2012)
4.12		Form of 5.00% Convertible Senior Note due 2015 (incorporated by reference to Exhibit 4.11 of Annaly's Form 10-K filed February 26, 2016)
4.13		Form of Indenture between Annaly and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 to Annaly's Form S-3 filed February 9, 2016)
5.1	*	Opinion of Venable LLP regarding legality of securities being registered
8.1	*	Form of Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters
8.2	*	Form of Opinion of DLA Piper LLP (US) as to tax matters
8.3	*	Form of Opinion of K&L Gates LLP as to tax matters
8.4	*	Form of Opinion of Hunton & Williams LLP as to tax matters
10.1		Long-Term Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to Annaly's Registration Statement on Form S-11 (Registration No. 333-32913) filed August 5, 1997)
10.2		Form of Master Repurchase Agreement (incorporated by reference to Exhibit 10.7 to Annaly's Registration Statement on Form S-11 (Registration No. 333-32913) filed August 5, 1997).
10.3		Management Agreement, effective as of July 1, 2013, by and between Annaly and Annaly Management Company LLC (incorporated by reference from Exhibit 10.1 to Annaly's Form 8-K filed July 2, 2013)

Exhibit Number		Description of Exhibit
10.4		Amendment No. 1 to Management Agreement, dated as of November 5, 2014, by and between Annaly and Annaly Management Company LLC (incorporated by reference from Exhibit 10.1 to Annaly's Form 10-Q filed November 6, 2014)
10.5
Amended and Restated Management Agreement, dated as of April 12, 2016, by and among Annaly, Annaly Capital Management Company LLC and each Subsidiary that becomes a party thereto (incorporated by reference to Exhibit 10.1 to Annaly's Form 8-K filed April 12, 2016)
10.6		Annaly's 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Annaly's Form 8-K filed June 1, 2010)
12.1	*	Computation of Annaly Ratio of Earnings to Fixed Charges
12.2	*	Computation of Hatteras Ratio of Earnings to Fixed Charges
21.1		Subsidiaries of Annaly (incorporated by reference to Exhibit 21.1 of Annaly's Form 10-K filed February 26, 2016)
23.1	*	Consent of Ernst & Young LLP
23.2	*	Consent of Ernst & Young LLP
23.4	*	Consent of Venable LLP for legality opinion (included in the opinion filed as Exhibit 5.1 and incorporated herein by reference)
23.5	*	Consent of Wachtell, Lipton, Rosen & Katz for tax matters opinion (included in the form of opinion filed as Exhibit 8.1 and incorporated herein by reference)
23.6	*	Consent of DLA Piper LLP (US) for tax matters opinion (included in the form of opinion filed as Exhibit 8.2 and incorporated herein by reference)
23.7	*	Consent of K&L Gates LLP for tax matters opinion (included in the form of opinion filed as Exhibit 8.3 and incorporated herein by reference)
23.8	*	Consent of Hunton & Williams LLP for tax matters opinion (included in the form of opinion filed as Exhibit 8.4 and incorporated herein by reference)
99.1	*	Consent of Goldman, Sachs & Co
99.2	*	Form of Letter of Election and Transmittal
99.3	†	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4	†	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

*
Filed herewith.

†
Previously filed.